UNITED STATES
SECURITIES AND
EXCHANGE
COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Proxy Statement 2023 Capital One

Notice of Capital One Financial Corporation’s

2023 Annual Stockholder Meeting

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be held on May 4, 2023

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

The 2023 Annual Stockholder Meeting of Capital One Financial Corporation (“Capital One” or “Company”) will be held at Capital One’s campus at 1680 Capital One Drive, McLean, Virginia 22102 on May 4, 2023, at 10:00 a.m. Eastern Time.

Items of Business

As a stockholder, you will be asked to:

1.	Elect twelve nominated directors, who are listed in the proxy statement, as directors of Capital One;

2.	Approve amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation to remove remaining supermajority voting requirements and references to Signet Banking Corporation;

3.	Approve, on a non-binding advisory basis, the frequency with which Capital One will hold an advisory vote to approve our Named Executive Officer compensation (“Say When on Pay”);

4.	Approve, on a non-binding advisory basis, our Named Executive Officer compensation (“Say on Pay”);

5.	Approve and adopt the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan;

6.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2023; and

7 – 9.	Consider stockholder proposals, if properly presented at the meeting.

Stockholders also will transact other business that may properly come before the meeting.

Record Date

You may vote if you held shares of Capital One common stock as of the close of business on March 8, 2023 (“Record Date”).

Proxy Voting

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone, by mail, or in person at the 2023 Annual Stockholder Meeting. Please refer to the section “How do I vote?” in the proxy statement for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote in person during the 2023 Annual Stockholder Meeting, you do not need to mail in a proxy card.

2023 Annual Stockholder Meeting Admission

Due to space limitations, attendance is limited to stockholders and persons holding valid legal proxies from those stockholders. Admission to the meeting is on a first-come, first-served basis. Registration will begin at 9:00 a.m. Eastern Time. Valid government-issued identification must be presented to attend the meeting. If you hold Capital One common stock through a broker, bank, trust or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the Record Date, and if you wish to vote in person, you must also bring a legal proxy from your broker, bank, trust or other nominee. Cameras, recording devices, and other electronic devices are not permitted. If you require special assistance at the meeting, please contact the Corporate Secretary at 1600 Capital One Drive, McLean, VA 22102.

We look forward to seeing you at the meeting.

On behalf of the Board,

Matthew W. Cooper

Corporate Secretary

March 22, 2023

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2022 (“Annual Report”) carefully before voting.

Meeting Information
Date:	Thursday, May 4, 2023
Time:	10:00 a.m. Eastern Time
Location:	1680 Capital One Drive, McLean, Virginia 22102
Record Date:	March 8, 2023

How to Vote

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone, by mail, or in person at the 2023 Annual Stockholder Meeting. Please refer to the section “How do I vote?” on page 156 for detailed voting instructions. If you vote via the Internet, by telephone, or plan to vote in person at the 2023 Annual Stockholder Meeting, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL	IN PERSON

Visit www.proxyvote.com. You will need the control number printed on your notice, proxy card, or voting instruction form.

If you received a paper copy of the proxy materials, dial toll-free (1-800-690-6903) or use the telephone number on your voting instruction form. You will need the control number printed on your proxy card or voting instruction form.

		If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage- paid envelope.	Follow the instructions under “Can I attend the 2023 Annual Stockholder Meeting?” on page 155 and request a ballot when you arrive at the meeting.

On March 22, 2023, we began sending our stockholders a Notice Regarding the Internet Availability of Proxy Materials (“Notice”).

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	1

Voting Item 1: Election of Directors

Item 1

You are being asked to elect the following twelve candidates for director: Richard D. Fairbank, Ime Archibong, Christine Detrick, Ann Fritz Hackett, Peter Thomas Killalea, Cornelis Petrus Adrianus Joseph (“Eli”) Leenaars, François Locoh-Donou, Peter E. Raskind, Eileen Serra, Mayo A. Shattuck III, Bradford H. Warner, and Craig Anthony Williams. Each director nominee is standing for election to hold office until our next annual stockholder meeting or until their successor is duly elected and qualified. For additional information regarding our director nominees, see “Our Director Nominees” beginning on page 14 and “Skills and Experience of Our Director Nominees” beginning on page 22 of this proxy statement. For a description of our corporate governance practices, see “Corporate Governance at Capital One” beginning on page 24 of this proxy statement.

✓   Our Board unanimously recommends that you vote “FOR” each of these director nominees.

Corporate Governance Highlights

Board Members and Leadership	Board Governance Best Practices

∎   Eleven of our twelve director nominees are independent; our Chief Executive Officer (“CEO”) and founder is the only member of management who serves as a director

∎   Appointment of seven new independent directors in the last five years, six of whom are current nominees

∎   Active and empowered Lead Independent Director elected annually by the independent members of our Board (“Independent Directors”)

∎   Active and empowered committee chairs, all of whom are independent

∎   Directors have a mix of tenures, including long-standing members, relatively new members, and others at different points along the tenure continuum

∎   Directors reflect a variety of experiences and skills that match the Company’s complexity and strategic direction and give the Board the collective capability necessary to oversee the Company’s activities

∎   Regular discussions regarding Board recruiting, succession, and refreshment, including director skills and qualifications, that support the Company’s long-term strategic objectives

∎   Frequent executive sessions of the Independent Directors that regularly include separate meetings with our CEO, Chief Financial Officer (“CFO”), General Counsel and Corporate Secretary, Chief Risk Officer, Chief Audit Officer, Chief Information Security Officer, Chief Technology Risk Officer, Chief Credit Review Officer, and/or Chief Compliance Officer

∎   Annual assessments of the Board and each of its committees, the Independent Directors, and the Lead Independent Director

∎   Active engagement and oversight of Company strategy; risk management (including technology risk management); the Company’s political activities and contributions; and environmental, social, and governance matters

∎   Direct access by the Board to members of management

∎   Annual CEO evaluation process led by the Lead Independent Director

∎   Regular talent and succession planning discussions regarding the CEO and other key executives

∎   Regular meetings between the Board and federal banking regulators

2	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

Stockholder Engagement and Stockholder Role in Governance

∎   Regular outreach and engagement throughout the year by our CEO, CFO, and Investor Relations team with stockholders regarding Company strategy and performance

∎   Formal outreach and engagement with governance representatives of our largest stockholders at least two times per year

∎   Feedback from investors regularly shared with our Board and its committees to ensure that our Board has insight on investor views

∎   Board and Governance and Nominating Committee review extensive briefings and benchmarking reports on corporate governance practices and emerging corporate governance issues

∎   Majority voting for directors with resignation policy in uncontested elections

∎   Stockholders holding at least 25% of outstanding common stock may request a special meeting

∎   Stockholders are able to act by written consent, subject to certain procedural and other safeguards that the Board believes are in the best interests of Capital One and our stockholders

∎   Stockholders holding 3% of outstanding common stock for three years can nominate director candidates for inclusion in our proxy materials

∎   No supermajority vote provisions for removal of a director from office or amendments to Bylaws and Certificate of Incorporation (other than in Article IX of the Certificate of Incorporation related to Certain Business Combinations)

∎   No stockholder rights plan (commonly referred to as a “poison pill”)

Voting Item 2: Approval of Amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation to Remove Remaining Supermajority Voting Requirements and References to Signet Banking Corporation

Item 2

You are being asked to approve a management proposal to amend Capital One Financial Corporation’s Restated Certificate of Incorporation to remove remaining supermajority voting requirements and references to Signet Banking Corporation. For additional information regarding the proposal, see “Approval of Amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation to Remove Remaining Supermajority Voting Requirements and References to Signet Banking Corporation” beginning on page 57 of this proxy statement.

✓  Our Board unanimously recommends that you vote “FOR” the amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation as disclosed in this proxy statement.

Voting Item 3: Advisory Vote on Frequency of Holding an Advisory Vote to Approve Our Named Executive Officer Compensation (“Say When On Pay”)

Item 3

You are being asked to approve, on an advisory basis, the frequency of holding an advisory vote to approve the compensation of our named executive officers (“NEOs”).

✓  Our Board unanimously recommends that you vote “EVERY YEAR” for conducting future advisory votes to approve NEO compensation.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	3

Voting Item 4: Advisory Vote on Our Named Executive Officer Compensation (“Say on Pay”)

Item 4

You are being asked to approve, on an advisory basis, the compensation of our NEOs. For additional information regarding our executive compensation program and our NEO compensation, see “Compensation Discussion and Analysis” beginning on page 78 and “Named Executive Officer Compensation” beginning on page 120 of this proxy statement.

✓  Our Board unanimously recommends that you vote “FOR” the advisory approval of our 2022 NEO Compensation as disclosed in this proxy statement.

Our executive compensation program is designed to attract, retain, motivate, and reward leaders who can foster strong business results and promote our long-term success. We believe our executive compensation program strongly links rewards with both business and individual performance over multiple time horizons. We aim to align our executives’ interests with those of our stockholders while supporting safety and soundness and appropriately balancing risk.

2022 Company Performance

Each year the Compensation Committee (“Committee”) and the Independent Directors review and evaluate the Company’s qualitative and quantitative performance to make determinations regarding the compensation of our NEOs based on Capital One’s pay-for-performance philosophy. The Committee seeks to directly link the compensation of the NEOs with the Company’s performance and the executives’ contributions to that performance over multiple time horizons.

In 2022, Capital One delivered very strong financial results and made significant progress on our long-term strategic initiatives. We made long-term investments in transformation, talent, technology and digital capabilities, and risk management. Double-digit revenue growth, sound through-cycle underwriting, and strong credit performance drove near-record profitability, allowing the Company to invest for the future, distribute significant capital to stockholders, and maintain a strong balance sheet. Each of our major lines of business delivered solid growth and returns. Our Domestic Card business delivered very strong revenue growth, enabled by the increase in credit card loan balances and strong new accounts and record purchase volume. We continued to expand our national Consumer Bank franchise with 5.5% deposit growth, and we fully implemented our elimination of overdraft fees for our consumer banking customers, saving these customers hundreds of millions of dollars. Our Auto Finance and Commercial Bank businesses also delivered solid growth and returns while navigating an evolving competitive and economic environment.

Operating expenses increased, driven by economic factors, growth, and our continued investments in technology and talent. Our operating efficiency ratio(1)(2) improved 79 basis points to 44.2%, as revenue outpaced operating expense growth. Adjusted operating efficiency ratio(1)(3) improved slightly to 44.5%. We increased marketing investments by $1.1 billion, or 40%, as we took advantage of opportunities to welcome new customers, deepen existing relationships, and grow our consumer franchises. As a result, our total efficiency ratio(1)(2) increased 151 basis points to 56.0% and our adjusted total efficiency ratio(1)(3) increased to 56.3%.

Diluted earnings per share (“EPS”) was $17.91, driven by revenue growth and strikingly strong credit. EPS was down from 2021 but the second-highest level in Capital One’s history and well above pre-pandemic levels of total and per share profitability. We distributed significant capital to stockholders, as we completed $4.8 billion in common share repurchases and paid $954 million in common dividends. After significantly outperforming banks and the broader market in 2021, Capital One shares ended 2022 at $92.96, down 35.9% from year end 2021 and below the KBW Bank Index which was down 23.7%. Valuations and stock price performance for the banking sector, and for large consumer lenders specifically, came under pressure in 2022, primarily due to economic uncertainty and stock market volatility.

4	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

In 2022, Capital One launched new products, signed new partners, and continued to reimagine the customer experience. We earned a number of external awards and accolades related to our products and customer experiences and continued to be recognized for our high levels of customer satisfaction and advocacy. Net Promoter Scores, which measure how likely our customers are to recommend Capital One products and services, remained extremely high across all of our major businesses. We continued to harness the operating, risk, and customer experience benefits of our migration to the public cloud, and are realizing cost benefits of our full exit from data centers in 2020. We also strengthened our risk and control environment and continued to enhance cybersecurity capabilities. After sustained investment and focus across the Company, the Office of the Comptroller of the Currency (“OCC”) formally closed Capital One’s cyber-related consent order.

In 2022, Capital One invested in recruiting, developing, and retaining talent. We welcomed thousands of new associates and have maintained strong associate morale and engagement. We continued to focus on our diversity and inclusion efforts, including record diverse representation of new executive hires and promotees as well as continued progress in diverse representation among campus and professional hire pipelines. In September 2022, we welcomed associates back to our offices in our hybrid working model and have realized recruiting, retention and productivity benefits from offering associates flexibility in how they balance in-office and virtual work. We also invested in the community through our Capital One Impact Initiative, and combined philanthropic support with skills-based associate volunteerism to serve and support nonprofits across our footprint.

We believe Capital One’s portfolio of structurally-attractive businesses, coupled with our long-term investments in talent, technology, and digital capabilities, positions us well to weather any potential economic stress while continuing to grow and create long-term stockholder value. In 2022, we realized the benefits of these investments while continuing to position the Company for long-term competitiveness and success. In particular, the Committee and the Independent Directors specifically considered the following quantitative and qualitative Company performance when awarding compensation for the 2022 performance year to our NEOs(1):

∎	Net Revenue of $34.3 billion, an increase of 12.5% from 2021, driven by strong loan growth, particularly in Domestic Card. Our 2022 revenue growth rate was our highest organic growth rate since 2002.

∎	EPS of $17.91, a decrease of 34% from 2021, but the second-highest level in the company’s history and 62% higher than pre-pandemic 2019 EPS.

∎	ROTCE(4) was 19.9% compared to 28.4% in 2021.

∎

Operating Efficiency Ratio(2) of 44.2% in 2022 compared to 45.0% in 2021. Adjusted operating efficiency ratio(1)(3) was 44.5% in 2022, a slight improvement from 44.7% in 2021, as we delivered very strong revenue growth and continued to invest in growth, technology and talent.

∎

Total Efficiency Ratio(2) of 56.0% in 2022, an increase from 54.4% in 2021, the result of higher marketing expenses as we took advantage of attractive market opportunities to drive new accounts and grow our consumer franchises. Adjusted total efficiency ratio(1)(3) was 56.3% in 2022 compared to 54.1% in 2021.

∎

Credit Risk Management. Our net charge-off rate was 1.36%, up from a record low of 0.88% in 2021, but still strong as compared to historic trends. The net charge-off rate in our Domestic Card business was 2.5%, well below pre-pandemic levels but continuing to normalize. We built our allowance for credit losses to support loan growth and reflect modest economic worsening.

∎

Continued Balance Sheet Strength with strong liquidity and total deposits of $333 billion, up 7.1% from 2021. Our common equity Tier 1 capital ratio(5) ended 2022 at 12.5%, down from 13.1% in 2021 but comfortably above regulatory guidelines and management’s long-term target.

∎

Tangible Book Value Per Share(6) was $86.11, down 13.7% from $99.74 in 2021, primarily due to valuation impacts to our investment portfolio primarily based on significant changes to market interest rates. We returned $5.8 billion of capital to stockholders through both common dividends and share repurchases.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	5

∎

Total Shareholder Return (“TSR”). Our TSR of -34.6% underperformed our peer comparator group, which dropped 19%, and the KBW Bank Index, which decreased 21.4%, for the one-year period ended December 31, 2022. Our three-year and five-year TSR for the periods ended December 31, 2022 was -5.0%, and 1.7%, respectively, moderately underperforming our peer comparator group but outperforming the KBW Bank Index, which was -11.0% and 5.5% over the same time periods, respectively.

∎

Execution Against Strategic Imperatives. We continued to make significant but disciplined investments to modernize our infrastructure and data tools, scale our applications and digital capabilities, and attract, develop, and retain top talent in order to support our technology transformation. In 2022, we continued to realize the strategic, financial, operational, and customer benefits of our modern tech stack and the full exit from our data centers. We invested in our brand through bold advertising and mass-customized digital marketing. We enhanced our product offerings–including innovative consumer and small business credit cards–and reimagined our businesses and digital customer tools including a number of premium products and experiences.

∎

Risk Management and Control Environment. We invested in technology, talent, and business process improvement as we strengthened our risk and control environment, particularly in the areas of cybersecurity, capital planning, and enterprise risk management. After sustained investment and focus across the Company, the OCC formally closed Capital One’s cyber-related consent order.

∎

Implementation of Elimination of Overdraft Fees. In 2021, we became the first top-ten retail bank to provide free overdraft protection and eliminate all overdraft and non-sufficient funds fees for all consumer banking customers. In 2022, we fully implemented these policies and features, saving our customers hundreds of millions of dollars.

∎

Progress on ESG Initiatives. We continued to make progress on ESG initiatives in 2022, including the publication of our inaugural ESG Report in September. In 2022, we worked to gain a deeper understanding of the key business drivers and leverage points that impact our operational emissions. This analysis is helping to align our action plans with continued progress towards our greenhouse gas (“GHG”) emissions reduction goals, while also building the foundation to evaluate potential future reductions in these emissions. In addition, as part of our five-year, $200 million Impact Initiative commitment, we facilitated over $70 million in grants to local, regional, and national non-profits, building our reputation with external stakeholders, and helping advance socioeconomic mobility in our communities. See “Environmental, Social, and Governance Practices” beginning on page 48 for more information regarding our policies, programs and strategies related to ESG and our 2022 accomplishments.

See “Executive Summary” beginning on page 79 and “Year-End Incentive Opportunity” beginning on page 93 for more information regarding the Company’s 2022 performance.

(1)

The Committee considers these metrics to be key financial performance measures in its assessment of the Company’s performance, including certain non-GAAP measures. While we believe certain of our non-GAAP measures help investors, and users of our financial information understand the effect of adjusting items on our selected reported results, they may not be comparable to similarly-titled measures reported by other companies. See Appendix A for our definition and reconciliation of these non-GAAP measures to the applicable amounts measured in accordance with GAAP.

(2)

Operating efficiency ratio is calculated based on operating expense for the period divided by total net revenue for the period and reflects as-reported results in accordance with GAAP. Total efficiency ratio is calculated based on total non-interest expense for the period divided by total net revenue for the period and reflects as-reported results in accordance with GAAP.

(3)

Adjusted operating efficiency ratio and adjusted total efficiency ratio are non-GAAP measures. See Appendix A for our reconciliation of the non-GAAP measure to the applicable amount measured in accordance with GAAP.

(4)

ROTCE is a non-GAAP measure calculated based on net income (loss) available to common stockholders less income (loss) from discontinued operations, net of tax, for the period, divided by average tangible common equity. See Appendix A for our definition and reconciliation of this non-GAAP measure to the applicable amounts measured in accordance with GAAP.

(5)

Common equity Tier 1 capital ratio is a regulatory capital measure under the Basel III capital rules calculated based on common equity Tier 1 capital divided by risk-weighted assets under the standardized approach framework.

(6)

Tangible book value per share is a non-GAAP measure calculated based on tangible common equity divided by common shares outstanding. See Appendix A for our definition and reconciliation of this non-GAAP measure to the applicable amounts measured in accordance with GAAP.

6	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

Highlights of Our 2022 Compensation Programs

We believe that our NEO compensation programs balance risk and financial results, reward NEOs for their achievements, promote our overall compensation objectives, and encourage appropriate, but not excessive, risk-taking. Our compensation programs are structured to encourage our executives to deliver strong results over the short term while making decisions that create sustained value for our stockholders over the long term. Key features of our 2022 compensation programs include:

∎	No CEO Cash Salary. Our CEO does not receive a cash salary and 100% of his compensation is deferred for at least three years.

∎

The Payout of 70% of CEO Year-End Incentive Compensation Determined by Formula. 70% of our CEO’s year-end incentive compensation for the 2022 performance year was awarded in the form of performance share awards that vest based entirely on the Company’s performance on an absolute basis and/or relative to the Company’s peers in the KBW Bank Index, excluding five non-traditional banks that do not focus on lending to consumers and businesses (the “Performance Share Peers”), over a three-year period.

∎

25% of CEO 2022 Performance Share Awards Linked to TSR. A portion of our CEO year-end incentive performance share awards will vest based entirely on the Company’s TSR performance relative to the Performance Share Peers over a three-year period.

∎

Awards Based on Company and Individual Performance. All NEOs receive incentive awards based on Company and/or individual performance. For 2022, 100% of CEO compensation and approximately 82% of the compensation for the other NEOs was based on Company and/or individual performance.

∎

NEO Compensation is Primarily Equity-Based and Determined after Performance Year-End. 84% of our CEO’s and approximately 51% of all other NEOs’ total compensation for the 2022 performance year was equity-based to align with stockholder interests. 90% of CEO compensation and the majority of all other NEO compensation was determined after the performance year-end, allowing the Board to consider a full year of Company and individual performance.

∎

All Equity and Equity-Based Awards Contain Performance and Recovery Provisions. All equity awards contain performance and recovery provisions that are designed to further enhance alignment between pay and performance and to balance risk. See “Additional Performance Conditions and Recovery Provisions” beginning on page 111 for more information.

2022 Compensation Decisions

2022 CEO Performance Year Compensation

The CEO’s compensation for the 2022 performance year was composed of an equity award designed to provide the CEO with an incentive to focus on long-term performance and the opportunity for a year-end incentive award based on the Committee’s evaluation of the Company’s performance and the CEO’s contributions to that performance. Mr. Fairbank’s total compensation for performance year 2022 was approximately $26.13 million and consisted of:

∎

Restricted Stock Units (“RSUs”) granted in February 2022, which had a total grant date value of approximately $2.50 million, totaling 16,859 RSUs. The RSUs will vest in full on February 15, 2025, settle in cash based on the Company’s average stock price over the 15 trading days preceding the vesting date, and are subject to performance-based vesting provisions.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	7

∎

Year-End Incentive Award totaling approximately $23.63 million granted in January 2023 in recognition of the Company’s performance and the CEO’s contribution to that performance in 2022 and consisting of:

∎

Performance Share Units. Performance share unit awards with an aggregate value of approximately $16.53 million, for which the CEO may receive from 0% to 150% of a total target number of 142,372 shares of the Company’s common stock based on the Company’s TSR (with respect to 35,539 shares, or approximately $4.13 million of the awards) and financial performance (with respect to 106,833 shares, or $12.40 million of the awards) over a three-year period from January 1, 2023 through December 31, 2025.

∎

RSUs. 24,555 cash-settled RSUs (“Year-End Incentive RSUs”) valued at $2.85 million, which vest in full on February 15, 2026, settle in cash based on the Company’s average stock price over the 15 trading days preceding the vesting date, and are subject to performance-based vesting provisions.

∎

Deferred Cash Bonus. A deferred cash bonus of $4.25 million, which is mandatorily deferred for three years into the Company’s Voluntary Non-Qualified Deferred Compensation Plan (“VNQDCP”) and will pay out in the first calendar quarter of 2026.

The chart below shows Mr. Fairbank’s actual total compensation for performance year 2022:

The table below shows Mr. Fairbank’s compensation awards as they are attributable to the performance years indicated. The table shows how the Committee views compensation actions and to which year the compensation awards relate. This table differs substantially from the Summary Compensation Table and Pay Versus Performance table required for this proxy statement beginning on page 120 and page 136, respectively, and is therefore not a substitute for the information required in those tables. See “Chief Executive Officer Compensation” beginning on page 91 for a description of the compensation paid to our CEO and “2022 CEO Compensation Program and Components” beginning on page 91 for additional information regarding Mr. Fairbank’s 2022 performance year compensation.

Performance Year	Cash Salary	Long-Term Incentive	Year-End Incentive			Total
		Cash-Settled RSUs	Deferred Cash Bonus	Cash- Settled RSUs	Performance Shares(1)
2022	$—	$2,500,021	$4,250,000	$2,850,099	$16,525,118	$26,125,238
2021	$—	$1,750,060	$4,550,000	$3,000,055	$18,200,225	$27,500,340
2020	$—	$1,750,070	$3,000,000	$2,000,053	$12,000,093	$18,750,216

8	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

(1)

For 2022, approximately $4.13 million of the awarded performance shares will vest based on the Company’s TSR performance relative to the Performance Share Peers over a three-year period. Approximately $12.40 million of the awarded performance shares will vest based on the Company’s relative and absolute financial performance over a three-year period. For 2021, $4.55 million of the awarded performance shares will vest based on the Company’s TSR performance relative to the Performance Share Peers over a three-year period. $13.65 million of the awarded performance shares will vest based on the Company’s relative and absolute financial performance over a three-year period. For 2020, $3.00 million of the awarded performance shares will vest based on the Company’s TSR performance relative to the Performance Share Peers over a three-year period. $9.00 million of the awarded performance shares will vest based on the Company’s relative and absolute financial performance over a three-year period. See “Performance Share Award Metrics” beginning on page 94 for a description of the metrics applicable to the performance shares.

2022 NEO Performance Year Compensation

NEO (other than the CEO) compensation for the 2022 performance year was composed of a mix of cash and equity-based compensation and consisted of (i) a base salary and (ii) an annual year-end incentive opportunity which consisted of a cash incentive and a long-term incentive opportunity. The long-term incentive opportunity was comprised of performance shares and stock-settled RSUs as determined by the Committee and the Independent Directors. The chart below shows the elements of NEO compensation as an approximate percentage of NEO 2022 actual total compensation:

See “NEO Compensation” beginning on page 106 for a description of compensation to the NEOs (other than the CEO).

Say on Pay and Response to Stockholder Feedback

The Committee and the Board value the input of our stockholders. At our 2022 Annual Stockholder Meeting, approximately 94% of our stockholders supported our NEO compensation. See “Consideration of Stockholder Feedback and 2022 Say on Pay Vote” beginning on page 86 for additional information regarding our Say on Pay vote.

In recent years, in response to feedback received from our stockholders, the Committee and the Independent Directors have made significant improvements to our executive compensation program, practices, and disclosures. The changes aim to simplify the program structure, further align our executive compensation practices with best practices and principles and enhance the transparency of our disclosures.

∎

Linked a Portion of CEO Compensation Directly to TSR. The Committee and the Independent Directors determined to award a portion of the CEO’s year-end incentive in the form of a performance share award that vests entirely based on the Company’s TSR over a three-year performance period relative to the Performance Share Peers.

∎

Disclosure of Performance Share Awards Realized Compensation. We added disclosure regarding the settlement value resulting from the performance share awards that vested during the performance year based on the Company’s performance for the associated three-year performance period. See “Settlement of Performance Shares Granted in January 2020” on page 104.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	9

∎

Enhanced Disclosure of Compensation Committee Decision Processes. We enhanced the description of the Committee and the Independent Directors processes for considering Company performance throughout the year and determining the level and pay mix associated with the year-end incentive awards granted to our NEOs. See “Our Compensation Governance Cycle” on page 90 and “Compensation Committee Process to Determine Year-End Incentive” on page 97.

∎

Increased the Size and Diversity of Our Peer Group. The Committee and the Independent Directors increased the size and diversity of the Company’s peer group used to determine the level and components of NEO compensation to add seven additional peers, including diversified financial institutions and payment companies with whom we compete for executive talent. See “Peer Groups” beginning on page 115 for more information.

Voting Item 5: Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan

Item 5

You are being asked to approve and adopt the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan. For additional information regarding the proposal, see “Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan” beginning on page 66 of this proxy statement.

✓  Our Board unanimously recommends that you vote “FOR” the approval and adoption of our Seventh Amended and Restated 2004 Stock Incentive Plan as disclosed in this proxy statement.

Voting Item 6: Ratification of Selection of Our Independent Registered Public Accounting Firm

Item 6

You are being asked to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2023. For additional information regarding the Audit Committee’s selection of and the fees paid to Ernst & Young LLP, see “Audit Committee Report” on page 146 and “Ratification of Selection of Our Independent Registered Public Accounting Firm” beginning on page 144 of this proxy statement.

✓  Our Board unanimously recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2023.

Voting Items 7-9: Stockholder Proposals

Items 7-9

You are being asked to vote on three stockholder proposals. For additional information regarding the proposals, see “Stockholder Proposals” beginning on page 147 of this proxy statement.

✓  Our Board unanimously recommends that you vote “AGAINST” the three stockholder proposals as disclosed in this proxy statement.

10	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

CORPORATE GOVERNANCE

Section I - Election of Directors (Item 1 on Proxy Card)	13

Our Director Nominees	14

Skills and Experience of Our Director Nominees	22

Section II - Corporate Governance at Capital One	24

Overview of Corporate Governance at Capital One	24

Board Leadership Structure	24

Key Board Governance Practices	27

The Board’s Role in Corporate Oversight	33

Stockholder Engagement	37

Board Committees	41

Executive Officers	44

Related Person Transactions	47

Environmental, Social, and Governance Practices	48

How to Contact Us	56

Section III - Approval of Amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation to Remove Remaining Supermajority Voting Requirements and References to Signet Banking Corporation (Item 2 on Proxy Card)	57

Section IV - Director Compensation	60

Director Compensation Objectives	60

Director Compensation Procedures	60

Director Compensation Structure	60

Other Benefits	61

Compensation of Directors	62

Stock Ownership Requirements	63

EXECUTIVE COMPENSATION

Section V - Advisory Vote on Frequency of Holding an Advisory Vote to Approve Our Named Executive Officer Compensation (“Say When On Pay”) (Item 3 on Proxy Card)	64

Section VI - Advisory Vote on Our Named Executive Officer Compensation (“Say On Pay”) (Item 4 on Proxy Card)	65

Section VII - Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan (Item 5 on Proxy Card)	66

Section VIII - Compensation Discussion and Analysis	78

Executive Summary	79

Our Compensation Principles and Objectives	88

Our Compensation Governance Cycle	90

Chief Executive Officer Compensation	91

NEO Compensation	106

Additional Performance Conditions and Recovery Provisions	111

Process and Criteria for Compensation Decisions	114

Other Compensation Arrangements	116

Other Aspects of Executive Compensation	117

Section IX - Named Executive Officer Compensation	120

2022 Summary Compensation Table	120

2022 Grants of Plan-Based Awards	122

2022 Grants of Plan-Based Awards Table	124

2022 Option Exercises and Stock Vested Table	125

2022 Outstanding Equity Awards at Fiscal Year-End Table	126

Pension Benefits	127

2022 Pension Benefits Table	128

Capital One’s Voluntary Non-Qualified Deferred Compensation Programs	128

2022 Non-Qualified Deferred Compensation Table	129

Potential Payments Upon Termination or Change of Control	129

2022 Potential Payments and Benefits Upon Termination or Change of Control Table	134

Estimated Ratio of CEO Compensation to Median Employee Compensation	135

Pay versus Performance	136

Pay versus Performance Table	136

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	11

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this proxy statement may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on the Form 10-K for the year ended December 31, 2022 (“Form 10-K”).

This proxy statement also contains statements regarding environmental, social, and governance commitments, goals, and metrics. Such statements are not guarantees or promises that such metrics, goals or commitments will be met and are based on current strategy, assumptions, estimates, methodologies, standards, and currently available data, which continue to evolve and develop.

No reports, documents, or websites that are cited or referred to in this proxy statement shall be deemed to be incorporated by reference into this document.

12	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

CORPORATE GOVERNANCE

Section I - Election of Directors (Item 1 on Proxy Card)

All of Capital One’s directors are elected at each annual stockholder meeting and hold such office until the next annual stockholder meeting, and until their successors are duly elected and qualified. Our Board is presenting the following twelve nominees for election as directors at the 2023 Annual Stockholder Meeting. Each nominee is a current Board member who was elected by stockholders at the 2022 Annual Stockholder Meeting. Each nominee has consented to serve a one-year term. Information about the proposed nominees for election as directors is set forth under “Our Director Nominees” beginning on page 14 of this proxy statement.

In the event a nominee becomes unable to serve or for good cause will not serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

The nominees for election as directors at the 2023 Annual Stockholder Meeting are:

Name	Age	Occupation	Director Since	Independent	Other Public Boards(1)

Richard D. Fairbank	72	Chairman and Chief Executive Officer, Capital One Financial Corporation	1994	No	0

Ime Archibong	41	Head of New Product Experimentation, Meta	2021	Yes	0

Christine Detrick	64	Former Director, Head of the Americas Financial Services Practice; Former Senior Advisor, Bain & Company	2021	Yes	2

Ann Fritz Hackett	69	Former Strategy Consulting Partner	2004	Yes	2

Peter Thomas Killalea	55	Former Vice President of Technology, Amazon.com	2016	Yes	3

Eli Leenaars	61	Group Chief Operating Officer, Quintet Private Bank	2019	Yes	0

François Locoh-Donou	51	President, Chief Executive Officer, and Director, F5 Networks, Inc.	2019	Yes	1

Peter E. Raskind	66	Former Chairman, President and Chief Executive Officer, National City Corporation	2012	Yes	0

Eileen Serra	68	Former Senior Advisor, JP Morgan Chase & Co.; Former Chief Executive Officer, Chase Card Services	2020	Yes	2

Mayo A. Shattuck III	68	Former Chairman, Exelon Corporation; Former Chairman, President and Chief Executive Officer, Constellation Energy Group	2003	Yes	1

Bradford H. Warner	71	Former President of Premier and Small Business Banking, Bank of America Corporation	2008	Yes	0

Craig Anthony Williams	53	President, Jordan Brand, Nike, Inc.	2021	Yes	0

(1)

Capital One’s Corporate Governance Guidelines limit the allowable board seats for our non-executive officer directors to four public company boards, including the Capital One Board, and for executive officer directors to two public company boards, including the Capital One Board.

***

The Board unanimously recommends that you vote “FOR” each of these director nominees.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	13

CORPORATE GOVERNANCE

Section I—Election of Directors (Item 1 on Proxy Card)

Our Director Nominees

Biographies of Director Nominees

Director Since: 1994 Age: 72 Capital One Committees: ∎ None Additional Capital One Company: ∎ Capital One, N.A. (Chair)

Richard D. Fairbank

Chairman and Chief Executive Officer, Capital One Financial Corporation

Mr. Fairbank is the founder, CEO and Chairman of Capital One and one of just a few founder-CEOs among America’s largest public companies. Mr. Fairbank has been the CEO since Capital One’s initial public offering in November 1994 and has served as the Chairman since February 1995. After earning his undergraduate degree and MBA from Stanford University, Mr. Fairbank was a strategy consultant and advised leading companies on long-term business strategy and growth opportunities. He came up with the idea for Capital One in 1987, and left his consulting career to build it.

Mr. Fairbank’s vision and leadership have positioned Capital One as a leading data and technology company that has been recognized as one of the most cloud-forward companies in the world. The Company serves more than 100 million customers, has built an iconic and respected brand, and is consistently recognized for being one of the best places to work.

Mr. Fairbank has over three decades of experience in banking and financial services. As the founder and CEO of Capital One, he is knowledgeable about all aspects of the Company’s businesses, strategies, capabilities and culture. His qualifications as a Director include his deep understanding of Capital One and his broad range of skills in the areas of strategy, technology, risk management, talent, brand and shareholder engagement.

Additional Public Directorships:

∎   None

Director Since: 2021 Age: 41 Capital One Committees: ∎ Compensation Committee Additional Capital One Company: ∎ Capital One, N.A.

Ime Archibong

Vice President, Product Management and Head of Product at Messenger, Meta

Mr. Archibong is a seasoned product and business development technology executive. He has served as Vice President, Product Management and Head of Product at Messenger at Meta Platforms, Inc. (formerly known as Facebook, Inc.) since March 2023. From August 2019 until March 2023, Mr. Archibong served as Meta’s Head of New Product Experimentation, where he led an internal constituency of entrepreneurs testing new standalone experiences. Prior to that role, Mr. Archibong served as Meta’s Vice President, Product Partnerships from November 2010 to June 2020.

Prior to joining Meta, from February 2004 to October 2010, Mr. Archibong held roles of increasing responsibility at International Business Machines (IBM), including serving on the Advanced Technology Business Development team focused on the future of storage, the Corporate Strategy team laying the foundation for IBM’s Smarter Cities initiative, and as a software engineer in the Systems and Technology Group.

Additional Public Directorships:

∎   None

14	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

CORPORATE GOVERNANCE

Section I—Election of Directors (Item 1 on Proxy Card)

Director Since: 2021 Age: 64 Capital One Committees: ∎ Audit Committee ∎ Risk Committee Additional Capital One Company: ∎ Capital One, N.A.

Christine Detrick

Former Director, Head of the Americas Financial Services Practice; Former Senior Advisor, Bain & Company

Ms. Detrick is a financial services industry veteran with more than 35 years of senior operating and executive leadership experience. She has deep expertise in the banking and insurance industries across a wide array of sectors, including asset management, credit cards, property and casualty, and life insurance, payments, and other consumer finance segments. From 2002 until 2012, Christine Detrick was a Senior Partner, Leader of the Financial Services Practice, and a Senior Advisor at Bain & Company, a management consulting firm. Before joining Bain, she served for 10 years at A.T. Kearney, Inc., a management consulting firm, including as Leader of the Global Financial Institutions group and a member of the Board of Management and Board of Directors. At Bain and A.T. Kearney, Ms. Detrick served banks on issues of strategy, operational transformation, risk management, and technology.

Prior to those roles, she was a founding member of a venture capital firm specializing in savings and loan institution turnarounds and served as the chief executive officer of St. Louis Bank for Savings. She was also a consultant at McKinsey and Company earlier in her career. Ms. Detrick also serves on the board of Hartford Mutual Funds, a mutual fund company, as chairman of the board. She also serves as chairman of the board of Altus Power, a public clean energy company, and as a member of the board of Charles River Associates, a public management consulting company. She previously served on the board of directors of Forest City Realty Trust, a public real estate investment trust, as chair of the Compensation Committee and Reinsurance Group of America, a public reinsurance company, as chair of the Nominating and Governance Committee. She received her B.S. in Economics from the Wharton School of the University of Pennsylvania.

Additional Public Directorships:

∎   Altus Power America, Inc.

∎   CRA International, Inc.

 Lead Independent Director

 Director Since:  2004

 Age:  69

 Capital One Committees:

∎   Compensation Committee

∎   Governance and Nominating
      Committee (Chair)

∎   Risk Committee

 Additional Capital One
 Company:

∎   Capital One, N.A.

Ann Fritz Hackett

Former Strategy Consulting Partner

Ms. Hackett has extensive experience in leading companies that provide strategy and human resource consulting services to boards of directors and senior management teams. She has experience developing corporate and business strategy, leading change initiatives, risk management, talent management, and succession planning and in creating performance-based compensation programs, as well as significant international experience and technology experience. Ms. Hackett also has extensive board experience.

Ms. Hackett is a former Strategy Consulting Partner. From 2015 through January 2020 she was a Partner and Co-founder of Personal Pathways, LLC, a technology company providing a web-based enterprise collaboration insights platform to better advance high performance professional relationships and support the kind of complex problem-solving required in today’s distributed workplace. Prior to her role at Personal Pathways, she was President of Horizon Consulting Group, LLC, a firm founded by Ms. Hackett in 1996, providing global consumer product and service companies with innovative strategy and human capital initiatives. Prior to launching Horizon Consulting, Ms. Hackett spent 11 years at a leading national strategy consulting firm where she served as Vice President and Partner, served on the Management Committee, led Human Resources, and developed her expertise in strategy, change management, creating performance management processes and a performance-based culture, developing leadership talent, and planning for executive succession. Ms. Hackett is also a member of Tapestry Networks’ Lead Director Network, a select group of lead directors who collaborate on matters regarding board leadership. She also previously served as a director of Beam, Inc. (predecessor to Beam Suntory, Inc.) from December 2007 until April 2014.

Additional Public Directorships:

∎   Fortune Brands Innovations, Inc.

∎   MasterBrand, Inc.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	15

CORPORATE GOVERNANCE

Section I—Election of Directors (Item 1 on Proxy Card)

Director Since: 2016 Age: 55 Capital One Committees: ∎ Compensation Committee ∎ Risk Committee Additional Capital One Company: ∎ Capital One, N.A.

Peter Thomas Killalea

Former Vice President of Technology, Amazon.com

Mr. Killalea, a seasoned technology executive and advisor, has deep expertise in product development, digital innovation, customer experience, and security. From November 2014 to December 2021, Mr. Killalea served as the Owner and President of Aoinle, LLC, a consulting firm. From May 1998 to November 2014, Mr. Killalea served in various senior executive leadership roles at Amazon, most recently as its Vice President of Technology for the Kindle Content Ecosystem. He led Amazon’s Infrastructure and Distributed Systems team, which later became a key part of the Amazon Web Services Platform. Prior to that, he served as Amazon’s Chief Information Security Officer and Vice President of Security.

Mr. Killalea also currently serves on the editorial board of ACM Queue (Association for Computing Machinery). He previously served on the board of Xoom Corporation (acquired by PayPal Inc.) from March 2015 to November 2015 and Carbon Black, Inc. (acquired by VMware) from April 2017 to October 2019.

Additional Public Directorships:

∎   Akamai Technologies, Inc.

∎   MongoDB, Inc.

∎   Satellogic, Inc.

Director Since: 2019 Age: 61 Capital One Committees: ∎ Audit Committee ∎ Compensation Committee ∎ Risk Committee Additional Capital One Company: ∎ Capital One, N.A.

Eli Leenaars

Group Chief Operating Officer, Quintet Private Bank

Mr. Leenaars has over 30 years of experience in the financial services sector, including institutional and investment banking, asset management, corporate and retail banking, and in cultivating sophisticated client relationships. A respected expert on the future of digital banking, as well as global industry trends in finance, investment, banking, and leadership, Mr. Leenaars has experience managing businesses through a wide range of matters including mergers and acquisitions, complex corporate restructuring, strategic initiatives, and challenging financial environments.

Since June 2021, Mr. Leenaars has served as Group Chief Operating Officer of Quintet Private Bank and is a member of its Authorized Management Committee. Prior to joining Quintet, Mr. Leenaars served as Vice Chairman of the Global Wealth Management Division at UBS Group AG, a Swiss multinational investment bank and financial services company, from April 2015 to May 2021. In this role, he engaged on senior relationship management with a focus on UBS’ largest non-U.S. clientele.

Prior to joining UBS, Mr. Leenaars enjoyed a 24-year career at ING Group N.V., a Dutch multinational banking and financial services company, and various of its subsidiaries. From January 2010 until March 2015, he served as the CEO of ING Retail Banking Direct and International for ING, where he was responsible for Retail Banking and Private Banking worldwide. This included serving as CEO of ING Direct N.V., the parent company of ING Direct in the U.S., which pioneered the national direct deposit platform. Between 2004 and 2010, Mr. Leenaars was also member of ING’s Executive Board with responsibility for ING’s Global Retail and Private Banking operations and Group Technology and Operations. In addition, Mr. Leenaars previously served as a member of our Board from May 2012 to September 2012 in connection with Capital One’s acquisition of ING Direct.

Mr. Leenaars is a member of the Executive Committee of the Trilateral Commission (Paris, Tokyo, and Washington, DC).

Additional Public Directorships:

∎   None

16	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

CORPORATE GOVERNANCE

Section I—Election of Directors (Item 1 on Proxy Card)

Director Since: 2019 Age: 51 Capital One Committees: ∎ Compensation Committee (Chair) ∎ Governance and Nominating Committee Additional Capital One Company: ∎ Capital One, N.A.

François Locoh-Donou

President, Chief Executive Officer, and Director, F5 Networks, Inc.

Mr. Locoh-Donou has nearly two decades of enterprise technology experience, building a wide range of product teams, and operations around the world. He is well known for his ability to envision where industries are going and inspire organizations to identify and execute on future growth opportunities—especially in the areas of cloud, software, analytics, and security.

In April 2017, Mr. Locoh-Donou was hired as the President and Chief Executive Officer of F5 Networks, where he has refocused the company on Applications Services Software (including Security) for Multi-Cloud environments. He is also the only management member of the F5 Board of Directors. Prior to joining F5, Mr. Locoh-Donou held successive leadership positions at Ciena Corporation (from 2002 to March 2017), a network strategy and technology company, including Chief Operating Officer; Senior Vice President, Global Products Group; Vice President and General Manager, EMEA; Vice President International Sales; and Vice President and Marketing. Prior to joining Ciena, Mr. Locoh-Donou held research and development roles with Photonetics, a French opto-electronics company.

Mr. Locoh-Donou is also the co-founder and Chairman of Cajou Espoir, a cashew-processing facility that employs several hundred people in rural Togo, 80 percent of whom are women.

Additional Public Directorships:

∎   F5 Networks, Inc.

Director Since: 2012 Age: 66 Capital One Committees: ∎ Governance and Nominating Committee ∎ Risk Committee (Chair) Additional Capital One Company: ∎ Capital One, N.A.

Peter E. Raskind

Former Chairman, President and Chief Executive Officer, National City Corporation

Mr. Raskind has more than 40 years of banking experience, including in corporate banking, retail banking, wealth management/trust, mortgage, operations, technology, strategy, product management, asset/liability management, risk management and acquisition integration. Through his extensive banking career, he has served in a number of senior executive leadership roles and held positions of successively greater responsibility in a broad range of consumer and commercial banking disciplines, including cash management services, corporate finance, international banking, wealth management and corporate trust, retail and small business banking, operations and strategic planning.

Most recently, Mr. Raskind was a consultant to banks and equity bank investors as the owner of JMB Consulting, LLC, which he established in February 2009 and managed through 2017. Prior to founding JMB Consulting, Mr. Raskind served as Chairman, President and Chief Executive Officer of National City Corporation, one of the largest banks in the United States, until its merger with PNC Financial Services Group in December 2008. Mr. Raskind has served as a director of United Community Banks, Inc. and Visa USA and Visa International. He also served on the board of directors of the Consumer Bankers Association, was a member of the Financial Services Roundtable, and on the executive committee of the National Automated Clearing House Association. In addition, Mr. Raskind served as Interim Chief Executive Officer of the Cleveland Metropolitan School District in 2011, and in 2010, he served as Interim Chief Executive Officer of the Cleveland-Cuyahoga County Port Authority.

Additional Public Directorships:

∎   None

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	17

CORPORATE GOVERNANCE

Section I—Election of Directors (Item 1 on Proxy Card)

Director Since: 2020 Age: 68 Capital One Committees: ∎ Audit Committee ∎ Risk Committee Additional Capital One Company: ∎ Capital One, N.A.

Eileen Serra

Former Senior Advisor, JP Morgan Chase & Co.; Former Chief Executive Officer, Chase Card Services

Ms. Serra served in various leadership roles over the course of her more than 20 years in the financial services industry, which included responsibility for operations, product development, customer engagement, digital transformation, strategic and growth initiatives, and talent management. Prior to her financial services experience, Ms. Serra was a partner in a strategy consulting firm.

A seasoned credit card industry executive, Ms. Serra served in a variety of executive positions at JPMorgan Chase & Co., including as Chief Executive Officer of Chase Card Services from 2012 to 2016. While at JPMorgan Chase, Ms. Serra established and developed successful consumer credit card products and brands, loyalty programs, partner relationships, and digital mobile payment solutions. Most recently, from 2016 until her retirement in February 2018, she served as Senior Advisor focusing on strategic growth initiatives.

Prior to joining JPMorgan Chase in 2006, Ms. Serra was a Managing Director and Head of Private Client Banking Solutions at Merrill Lynch. She also served as Senior Vice President at American Express where, among other responsibilities, she led the Small Business Credit Card and Lending businesses. Prior to American Express, she was a partner at McKinsey & Company. Ms. Serra currently serves as a director and member of the compensation committee of Gartner, Inc. and director and member of the audit committee of Boxed, Inc.

Additional Public Directorships:

∎   Gartner, Inc.

∎   Boxed, Inc.

Director Since: 2003 Age: 68 Capital One Committees: ∎ Compensation Committee ∎ Governance and Nominating Committee Additional Capital One Company: ∎ Capital One, N.A.

Mayo A. Shattuck III

Former Chairman, Exelon Corporation; Former Chairman, President and Chief Executive Officer, Constellation Energy Group

Mr. Shattuck has decades of experience in global corporate finance and lending, corporate strategy, capital markets, risk management, executive compensation, and private banking, has led two large, publicly held companies and has served on other public company boards.

From 2013 to April 2022, Mr. Shattuck served as Chairman of the Board of Chicago-based Exelon Corporation, a Fortune 100 company that owns six utilities and is the nation’s largest competitive energy provider and commercial nuclear plant operator. Previously, Mr. Shattuck was Chairman, President and Chief Executive Officer of Constellation Energy Group, a position he held from 2001 to 2012. Mr. Shattuck is also Chairman of the Board of Johns Hopkins Medicine and Johns Hopkins Health System.

Mr. Shattuck has extensive experience in the financial services industry. He was previously at Deutsche Bank, where he served as Global Head of Investment Banking, Global Head of Private Banking and was Chairman of Deutsche Banc Alex. Brown. From 1997 to 1999, Mr. Shattuck served as Vice Chairman of Bankers Trust Corporation, which merged with Deutsche Bank in 1999. In addition, from 1991 to 1997, Mr. Shattuck was President and Chief Operating Officer and a director of Alex. Brown & Sons, a major investment bank, which merged with Bankers Trust in 1997. Mr. Shattuck is the former Chairman of the Institute of Nuclear Power Operators.

Additional Public Directorships:

∎   Gap, Inc.

18	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

CORPORATE GOVERNANCE

Section I—Election of Directors (Item 1 on Proxy Card)

Director Since: 2008 Age: 71 Capital One Committees: ∎ Audit Committee (Chair) ∎ Risk Committee Additional Capital One Company: ∎ Capital One, N.A.

Bradford H. Warner

Former President of Premier and Small Business Banking, Bank of America Corporation

Mr. Warner has deep experience in a broad range of commercial, consumer, investment and international banking leadership roles, as well as in corporate banking functions, customer relationships, corporate culture change management, enterprise risk management, and technology.

Mr. Warner served in a variety of executive positions at BankBoston, FleetBoston, and Bank of America from 1975 until his retirement in 2004. These positions included President of Premier and Small Business Banking, Executive Vice President of Personal Financial Services, and Vice Chairman of Regional Bank.

Throughout his banking career, Mr. Warner served in leadership roles for many of the major business lines and functional disciplines that constitute commercial banking, including leadership of retail and branch banking, consumer lending (credit cards, mortgage and home equity), student lending and small business; various corporate banking functions, including community banking and capital markets businesses, such as underwriting, trading and sales of domestic and international fixed income securities, foreign exchange and derivatives; international banking businesses in Asia, northern Latin America and Mexico; and several investment-related businesses, including private banking, asset management and brokerage. He also served on the most senior management policy and governance committees at BankBoston, FleetBoston, and Bank of America.

Additional Public Directorships:

∎   None

Director Since: 2021 Age: 53 Capital One Committees: ∎ Audit Committee ∎ Compensation Committee Additional Capital One Company: ∎ Capital One, N.A.

Craig Anthony Williams

President, Jordan Brand, Nike, Inc.

Mr. Williams, a seasoned marketing executive, has extensive experience in product development, leading cross-functional teams and driving global strategy and operations. He has served as the President of Jordan Brand at Nike, Inc. since January 2019, where he leads a cross-functional team focused on the brand’s vision, strategy and global growth.

Prior to joining Nike, Inc., Mr. Williams was the Senior Vice President, The Coca-Cola Co. and President of The Global McDonald’s Division (TMD) from January 2016 to January 2019, where he was responsible for brand and category growth. During his time at The Coca-Cola Co., Mr. Williams held a variety of executive roles within TMD Worldwide, including Senior Vice President and Chief Operating Officer, Vice President U.S., Assistant Vice President of U.S. Marketing and Group Director of U.S. Marketing. Prior to joining The Coca-Cola Co. in June 2005, Mr. Williams was a Global Marketing Director at CIBA Vision Corporation, a contact lenses and lens care product manufacturer, a brand management executive at Kraft Foods Inc., and served as a Naval Nuclear Power Officer in the U.S. Navy.

Additional Public Directorships:

∎   None

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	19

CORPORATE GOVERNANCE

Section I—Election of Directors (Item 1 on Proxy Card)

Director Nominee Highlights

What We Look for in Individual Director Nominees

The evaluation and selection of director nominees is a key aspect of the Governance and Nominating Committee’s regular evaluation of the composition of, and criteria for membership on, the Board. When considering director nominees, including incumbent directors standing for re-election, nominees to fill vacancies on the Board, and nominees recommended by stockholders, the Governance and Nominating Committee focuses on the development of a Board composed of directors that meet the criteria set forth below.

Personal Characteristics	Commitment to the Company

∎   High personal and professional ethics, integrity and honesty, good character, and judgment

∎   Independence and absence of any actual or perceived conflicts of interest

∎   The ability to be an independent thinker and willingness to provide effective challenge to management

∎   A willingness to commit the time and energy to satisfy the requirements of Board and committee membership, including the ability to attend and participate in meetings of the Board and committees of which they are a member and the annual stockholder meeting and be available to management to provide advice and counsel

∎   A willingness to rigorously prepare prior to each meeting and actively participate in the meeting

∎   Possess, or be willing to develop, a broad knowledge of both critical issues affecting the Company and a director’s roles and responsibilities

∎   A willingness to comply with our Director Stock Ownership Requirements, Corporate Governance Guidelines, and Code of Conduct

Diversity	Skills and Experience

∎   Capital One considers diversity along a variety of dimensions, including the candidate’s professional and personal experience, background, perspective, and viewpoint, as well as the candidate’s gender, race, and ethnicity, as described in greater detail in our Corporate Governance Guidelines

∎   The Governance and Nominating Committee recognizes that Capital One serves diverse communities and customers, and has instructed the third-party search firm used in director recruiting efforts to seek highly qualified racially, ethnically, and gender-diverse individuals to include in its pool of nominees

∎   The value derived from each nominee’s skills, qualifications, experience, and ability to impact Capital One’s long-term strategic objectives

∎   Substantial tenure and breadth of experience in leadership capacities

∎   Business and financial acumen

∎   Understanding of the intricacies of a public company

∎   Experience in risk management

∎   Strong educational background

20	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

CORPORATE GOVERNANCE

Section I—Election of Directors (Item 1 on Proxy Card)

The Governance and Nominating Committee balances these considerations when assessing the composition of the Board, and has determined that all of our director nominees possess the personal characteristics, level of commitment to the Company, diversity, skills, and experience that align with the Company’s long-term strategy and that enable the Board to operate in an engaged and effective manner.

Other Considerations

For new candidates, the Governance and Nominating Committee also considers the results of the candidate’s interviews with directors and/or members of senior management and any background checks the Governance and Nominating Committee deems appropriate. In 2022, Capital One continued its engagement with Spencer Stuart, a third-party director search firm to identify and evaluate potential director candidates based on the criteria and principles described above.

When evaluating incumbent directors, the Governance and Nominating Committee also considers the director’s performance throughout the year, including the director’s attendance, preparation for, and participation in Board and committee meetings, the director’s annual evaluation, including feedback received from fellow Board members, and the director’s willingness to serve for an additional term, as further described in the section “Annual Assessment of Individual Director Nominees” on page 32.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	21

CORPORATE GOVERNANCE

Section I—Election of Directors (Item 1 on Proxy Card)

Skills and Experience of Our Director Nominees

The Governance and Nominating Committee and the Board regularly review the Board’s membership in light of Capital One’s business model and strategic goals and objectives, the regulatory environment, and financial market conditions. In its review, the Governance and Nominating Committee considers whether the Board continues to possess the appropriate mix of skills and experience to oversee the Company in achieving these goals, and may seek additional directors as a result of this review. Our director nominees have the requisite experiences that, in the aggregate, meet an articulated set of director skills established by the Governance and Nominating Committee. These skills collectively allow our director nominees to effectively oversee the Company and create an engaged, effective, and strategically-oriented board.

22	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

CORPORATE GOVERNANCE

Section I—Election of Directors (Item 1 on Proxy Card)

Strategic Planning and Transformation	Experience setting a long-term corporate vision or direction, developing desirable products and customer segments, assessing geographies in which to operate, and evaluating competitive positioning

Banking and Financial Services	Extended board experience or management experience in Retail Banking, Commercial Banking, Consumer Lending, Small Business Banking, Investment Banking, and/or other financial services

Consumer Lending, Retail Banking and/or Commercial Banking Executive	Executive level experience and oversight of Consumer Lending, Retail Banking, and/or Commercial Banking

Digital and Technology	Leadership and understanding of technology and digital platforms

Cybersecurity	Experience with or oversight of cybersecurity (e.g., prior work experience, possession of a cybersecurity certification or degree or other knowledge, skills or background in cybersecurity)

Technology Executive	Executive-level experience with direct oversight and expertise in technology, digital platforms, and cyber risk

Risk Management and Compliance	Significant understanding with respect to the identification, assessment, and oversight of risk management programs and practices

Public Company Senior Executive Management	Experience as a CEO or other senior executive at a public company

Public Accounting and Financial Reporting	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing, or evaluation of financial statements

Talent Management, Compensation, and Succession Planning	Understanding of the issues involved with executive compensation, succession planning, human capital management, and talent management and development

Public Company Governance	Extended experience serving as a director on a large public company board and/or experience with public company governance issues and policies, including governance best practices

Regulated Industries and Regulatory Issues	Experience with regulated businesses, regulatory requirements, and relationships with state and federal agencies

Marketing	Experience with or oversight of marketing strategy and brand management

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Section II - Corporate Governance at Capital One

Overview of Corporate Governance at Capital One

Capital One is dedicated to strong and effective corporate governance that provides the appropriate framework for the Board to engage with and oversee the Company. Robust and dynamic corporate governance policies and practices are the foundation of an effective and well-functioning board, and are vital to preserving the trust of our stakeholders, including customers, stockholders, regulators, suppliers, associates, our communities, and the general public.

Information About Our Corporate Governance Policies and Guidelines

The Board has adopted Corporate Governance Guidelines to formalize its governance practices and provide its view of effective governance. Our Corporate Governance Guidelines embody many of our long-standing practices, policies, and procedures, which collectively form a corporate governance framework that promotes the long-term interests of our stockholders, promotes responsible decision-making and accountability, and fosters a culture that allows our Board and management to pursue Capital One’s strategic objectives.

To maintain and enhance independent oversight, our Board regularly reviews and refreshes its governance policies and practices as changes in corporate strategy, the regulatory environment and financial market conditions occur, and in response to stakeholder feedback and engagement.

The Board has also adopted Capital One’s Code of Conduct, which applies to Capital One’s directors, executives and associates, including Capital One’s CEO, CFO, Principal Accounting Officer, and other persons performing similar functions. The Code of Conduct reflects Capital One’s commitment to honesty, fair dealing, and integrity, and guides the ethical actions and working relationships of Capital One’s directors, executives, and associates in their interactions with investors, current and potential customers, fellow associates, competitors, governmental entities, the media, and other third parties with whom Capital One has contact.

For a description of the key governance practices of our Board, see “Key Board Governance Practices” beginning on page 27.

The following corporate governance documents are available at www.capitalone.com under “Investors,” then “Governance & Leadership,” then “Board of Directors and Committee Documents” or “Organizational and Governance Documents,” as applicable.

∎	Amended and Restated Bylaws

∎	Corporate Governance Guidelines

∎	Board Committee Charters
∎	Restated Certificate of Incorporation

∎	Code of Conduct

Board Leadership Structure

The Independent Directors, each year in conjunction with the Board’s self-assessment, evaluate the continued effectiveness of the Board’s leadership structure in the context of Capital One’s specific circumstances, culture, strategic objectives, and challenges. The diverse backgrounds and experiences of our directors provide the Board with broad perspectives from which to determine the leadership structure best suited for Capital One and the long-term interests of Capital One’s stockholders and other stakeholders.

We believe that our existing Board leadership structure of combined Chairman/CEO and Lead Independent Director provides the most effective governance framework and allows our Company to benefit from

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Mr. Fairbank’s talent, knowledge, and leadership as the founder of Capital One and allows him to use the in-depth focus and perspective gained in running the Company to effectively and efficiently lead our Board. As CEO, Mr. Fairbank oversees Capital One’s day-to-day operations and strategic planning, and as Chairman of the Board he leads the Board in its oversight role, including with respect to strategic matters and risk management.

The Company and the Board also benefit from an active and empowered Lead Independent Director who provides strong, independent leadership for the Board. The Board at least annually evaluates its leadership structure, including the effectiveness of the combined Chairman/CEO and Lead Independent Director leadership structure, and currently believes that the Chairman and CEO roles should be held by the same person.

Recognizing the importance of independent perspectives to the Board to balance the combined Chairman and CEO roles, Capital One appropriately maintains strong independent and effective oversight of our business and affairs through our Lead Independent Director; fully-independent Board committees with independent chairs that oversee the Company’s operations, risks, performance, and business strategy; experienced and committed directors; and frequent executive sessions. Our Independent Directors act as a strong counterbalance to our combined roles of Chairman of the Board and CEO.

Lead Independent Director

Our Board believes that an active and empowered Lead Independent Director is key to providing strong, independent leadership for the Board. The Lead Independent Director position, elected annually by the other Independent Directors upon the recommendation of the Governance and Nominating Committee, is a critical aspect of our corporate governance framework. Ms. Hackett, as Lead Independent Director, brings extensive experience leading companies that provide strategic organization and human resource consulting services to boards of directors and senior management teams. The Board believes that Ms. Hackett’s experience enables her to provide valuable and independent views to the boardroom, and ensure active communication between management and our Independent Directors to support their oversight responsibilities, including with respect to management of risks and opportunities presented by the markets in which Capital One competes.

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The Lead Independent Director’s responsibilities include:

Board Leadership

∎   Organizing and presiding over executive sessions of the Board

∎   Setting the agendas for and leading executive sessions of the Board

∎   Having authority to call meetings of the Independent Directors

∎   Soliciting feedback for and engaging the CEO on executive sessions

∎   Advising the Chairman of the Board on the retention of advisors and consultants who report directly to the Board

∎   Advising the Governance and Nominating Committee and the Chairman of the Board on the membership of Board committees and the selection of committee chairs

∎   Acting as a key advisor to the CEO on a wide variety of Company matters

Board Culture

∎   Serving as liaison between the Chairman of the Board and the Independent Directors

∎   Facilitating discussion among the Independent Directors on key issues and concerns outside of Board meetings, including with respect to risk management

∎   Ensuring Board discussions demonstrate appropriate effective challenge of management, including with respect to risk management

∎   Facilitating teamwork and communication among the Independent Directors

∎   Fostering an environment that allows for engagement by and commitment of Board members

Board Meetings

∎   Approving meeting agendas for the Board, including addition or removal of items, as appropriate

∎   Approving information sent to the Board

∎   Approving Board meeting schedules and working with the Chairman of the Board and committee chairs to assure there is sufficient time for discussion of all agenda items

∎   Presiding at all meetings of the Board at which the Chairman of the Board is not present

Performance and Development

∎   Leading the annual performance assessment of the CEO

∎   Facilitating the Board’s engagement with the CEO with respect to the CEO’s performance assessment and CEO succession planning

∎   Leading the Board’s annual self-assessment and providing recommendations for improvement, if any

Stockholder Engagement

∎   Ensuring that they are available for consultation and direct communication with stockholders and stakeholders, upon request

∎   Reviewing stockholder communications addressed to the full Board, to the Lead Independent Director, or the Independent Directors, as appropriate

In evaluating candidates for Lead Independent Director, the Independent Directors consider several factors, including each candidate’s corporate governance experience, Board service and tenure, leadership roles, and ability to meet the necessary time commitment. For an incumbent Lead Independent Director, the Independent Directors also consider the results of the candidate’s annual Lead Independent Director assessment. For a description of the Lead Independent Director annual assessment process, see “Annual Assessment of the Lead Independent Director” beginning on page 32.

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Key Board Governance Practices

2022 Board Meetings and Attendance

∎	The Board held 15 meetings and the Board’s committees collectively held 32 meetings

∎

In carrying out its responsibilities, the Audit Committee met a total of ten times, the Risk Committee met a total of eight times, the Governance and Nominating Committee met a total of seven times, and the Compensation Committee met a total of seven times

∎	All directors then serving attended the 2022 Annual Stockholder Meeting, and Capital One expects all director nominees to attend the 2023 Annual Stockholder Meeting

∎

Each of our current directors attended at least 75% of the aggregate number of the meetings of the Board and the committees on which they served during the period the director was on the Board or committee

Our Perspectives on Overall Board Composition and Refreshment

In recent years, investors have become increasingly focused on the composition of corporate boards and policies and practices that encourage board refreshment. At Capital One, we appreciate that our investors share our passion for cultivating a board that encompasses the optimal mix of diverse backgrounds, experiences, skills, expertise, qualifications, and an unwavering commitment to integrity and good judgment, all in order to thoughtfully oversee, advise, and guide management as they work to achieve our long-term strategic objectives.

The Governance and Nominating Committee, under the direction of its chair, who also serves as the Company’s Lead Independent Director, assesses the composition of, and criteria for, membership on the Board and its committees on an ongoing basis. In fulfilling this responsibility, the Governance and Nominating Committee has taken a long-term view and continuously assesses the resiliency of the Board over the next ten to fifteen years in alignment with the Company’s strategic direction to determine what actions may be desirable to best position the Board and the Company for success.

In assessing Board resiliency, the Governance and Nominating Committee considers a variety of factors, including board skills, industry experience, diversity, board size, tenure, evergreen recruiting, and staged refreshment. As a result of these long-term strategic resiliency assessments, the Governance and Nominating Committee has articulated a set of principles on board composition, including the following:

Board Skills

∎   Consider the collective set of skills that allows the Board to act independently and provide an effective challenge to management, especially in the areas of business strategy, financial performance, enterprise risk management, cybersecurity risk, technology innovation, and executive talent and leadership

∎   Ensure collective Board skill sets evolve with corporate strategy

Industry Experience

∎   Seek and retain Board members with industry experience, both banking and technology, that align with our long-term strategy

∎   Recognize that the financial services industry is complex and understand the importance of having directors who have witnessed the extended nature of the banking business and credit cycles and can share the wisdom of those experiences

Diversity

∎   Believe having a Board with members who demonstrate a diversity of thought, perspectives, skills, backgrounds, and experiences, is important to building an effective and resilient board, and as a result, have a goal of identifying candidates that can contribute to that diversity in a variety of ways, including racially-, ethnically- and gender-diverse candidates

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Board Size

∎   Consider the appropriate size of the Board in relation to promoting active engagement and open discussion

∎   Continuously assess the depth of successors available to assume Board leadership positions for both expected and unexpected departures

Tenure

∎   Believe that it is critical to have members across a continuum of director tenure in order to ensure the effective oversight of a large financial institution, which must simultaneously embrace innovation and changing market and customer expectations and prudently preserve the safety and soundness of the institution through long-term business and credit cycles

∎   Seek to have a mix of long-standing members, relatively new members, and remaining members at different points along the tenure continuum to cultivate Board membership that collectively represents members who have actively overseen the Company’s strategic journey through various business cycles, who have sufficient experience to assume Board leadership positions, and who bring fresh ideas and perspectives

Evergreen Recruiting

∎   Engage in a continuous process of identifying and assessing potential director candidates in light of the Board’s collective set of skills and future needs

∎   Recognize that recruiting new directors is not one-dimensional and that effective Board members are those as discussed under the “What We Look for in Individual Director Nominees” section, beginning on page 20

Staged Refreshment

∎   Take a long-term perspective to enable thoughtful director refreshment that meets strategic needs while avoiding disruption

∎   Take a planned approach to changes in board membership, considering the timing of new director onboarding relative to planned retirements and departures

∎   Recognize that new directors need time to become familiar with the Company’s business model and strategy and become deeply grounded in these matters to be well-positioned to challenge management effectively

∎   Acknowledge that relationships among Board members develop organically over time and recognize the importance of protecting and nurturing the open, values-based culture that the Board enjoys to appropriately oversee and challenge management

The Board leverages several long-standing practices and processes to support Board refreshment in keeping with the principles articulated above, including:

∎	Annual evaluations of the Board and its committees (see “Annual Board and Committee Evaluations” beginning on page 30 for more information).

∎	Annual assessments of individual directors (see “Annual Assessment of Individual Director Nominees” on page 32 for more information).

∎	Annual assessments of the Lead Independent Director (see “Annual Assessment of the Lead Independent Director” beginning on page 32 for more information).

The Governance and Nominating Committee discusses director recruiting plans on a quarterly basis and provides regular updates to the Board on those plans. In support of the Board’s long-term resiliency and refreshment efforts, seven new independent directors have been appointed in the last five years, six of whom are current director nominees.

Process for Stockholder Recommendations of Director Candidates

Stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting the names and other relevant information as required by, and in compliance with, Capital One’s Bylaws, and further described in Capital One’s Corporate Governance Guidelines, to the Corporate Secretary at Capital One’s address set forth in the section “How to Contact Us” on page 56. Capital One’s Corporate Governance

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Guidelines require the Corporate Secretary to deliver a copy of the submitted information to the Chair of the Governance and Nominating Committee. The Governance and Nominating Committee will consider potential nominees proposed by stockholders on the same basis as it considers other potential nominees.

In addition, an eligible stockholder or group of stockholders may use Capital One’s “proxy access” bylaws to include stockholder-nominated director candidates in the Company’s proxy materials for the annual stockholder meeting. Our Bylaws permit up to 20 stockholders owning 3% or more of the Company’s outstanding common shares of voting stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater) provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

Director Independence

Except for our CEO, who is the Company’s founder, the Board has affirmatively determined that the other members of our Board are independent under Capital One’s Director Independence Standards (the “Independence Standards”), which have been adopted by the Board as part of Capital One’s Corporate Governance Guidelines. The Independence Standards reflect the director independence requirements set forth in the listing standards of the New York Stock Exchange (“NYSE”) and other applicable legal and regulatory rules, and also describe certain categorical relationships that the Board has determined to be immaterial for purposes of determining director independence.

The categorical relationships that the Board has deemed immaterial for purposes of determining director independence are: (i) relationships between Capital One and an entity where the director serves solely as a non-management director; (ii) transactions between Capital One and a director or a director’s immediate family member (or their primary business affiliations) that fall below the numerical thresholds in the NYSE listing standards (or do not otherwise preclude independence under those standards), and that are ordinary course, on arm’s-length market terms, and, in the case of extensions of credit, followed usual underwriting procedures, present no more than the normal collectability risk or other unfavorable features and are in compliance with applicable legal and regulatory requirements; and (iii) discretionary contributions made by Capital One to not-for-profit organizations, foundations, or universities in which a director (or immediate family member) serves as an executive officer that in any single fiscal year within the last three years do not exceed the greater of $1 million or 2% of that entity’s consolidated gross revenues.

In making its independence recommendations, the Governance and Nominating Committee and the Board evaluate information obtained from non-management directors’ responses to a questionnaire inquiring about their relationships with Capital One, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain information related to transactions, relationships, or arrangements between Capital One and a non-management director or their immediate family members, primary business, or charitable affiliations. Following this review, the Board determined that each of the director nominees (excluding our CEO) is independent under the Independence Standards. The Board also determined that Ms. Catherine West was independent during the period in 2022 when she served on the Board.

Capital One’s Corporate Governance Guidelines, including information relating to the Independence Standards, are available at www.capitalone.com under “Investors,” then “Governance & Leadership,” then “Organizational and Governance Documents.”

Director Onboarding and Education

The Company, in consultation with the Governance and Nominating Committee, has established director onboarding and continuing director education programs to support our directors in fulfilling their responsibilities and to assist them in keeping current on industry, corporate, regulatory, and other developments.

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Section II - Corporate Governance at Capital One

All new directors participate in the Company’s director onboarding program to provide training relating to the Company’s values, strategic plans, accounting policies, financial reporting, risk management, code of ethics, key regulatory issues, competition, and industry dynamics. As part of this onboarding program, over a period of approximately 18 months, new directors meet with members of senior management serving in various roles and functions, as well as Board committee chairs, the Lead Independent Director, and individual directors, to review and discuss information about the Company, the business, the boardroom, and individual director roles and responsibilities. Additionally, new directors are assigned an experienced director to serve as a mentor to facilitate their onboarding to the Board and the Company.

As we continue to enhance our director onboarding experience, the Company developed and implemented the committee onboarding program, which is designed to facilitate and accelerate directors’ integration and contribution to the committees on which they serve.

Our continuing director education program is designed to provide: (i) regular updates on external opportunities for continuing education offered by applicable regulators, professional organizations, and academic institutions; (ii) internal director education programs; (iii) various board-related publications; and (iv) access to various peer-to-peer networks. Our directors are also encouraged to pursue other educational opportunities, at the Company’s expense, to enhance directors’ ability to perform their duties.

Executive Sessions

Our Independent Directors regularly convene executive sessions led by the Lead Independent Director at Board and committee meetings as needed. The executive sessions allow the Independent Directors to discuss strategy, CEO and senior management performance and compensation, succession planning, Board effectiveness, and other matters without management present.

In 2022, the Independent Directors of the Board met in executive session without members of management present and the Independent Directors of each committee also met in executive session without members of management present. During these executive sessions, Directors have access to all the members of senior management upon request, such as the CEO, CFO, General Counsel and Corporate Secretary, Chief Risk Officer, Chief Audit Officer, Chief Information Security Officer, Chief Technology Risk Officer, Chief Credit Review Officer, and Chief Compliance Officer. The Lead Independent Director and/or any director may request additional executive sessions of the Independent Directors.

Directors Are Actively Engaged Outside of Board Meetings

Engagement outside of Board meetings provides our directors with additional insight into our business and industry. It also provides our Board with valuable perspective on the performance of our Company, Board, CEO, and other members of senior management.

∎

Our committee chairs and Lead Independent Director meet and communicate regularly with each other and with both the CEO and members of our management team, as well as with our federal regulators, usually independently of the CEO.

∎

Our committee chairs and Lead Independent Director conduct pre-meeting reviews of agendas and meeting materials, and provide feedback directly to management. After Board meetings, the committee chairs and Lead Independent Director conduct post-meeting debriefs with management to discuss any follow-up items.

∎	Individual directors confer with each other, our CEO, members of our senior management team, and other key associates, as needed.

Annual Board and Committee Evaluations

Annually, in compliance with the NYSE listed company rules and other applicable laws, rules, and regulations, the Board and its committees conduct formal self-evaluations to assess and improve the Board’s effectiveness and functionality. The Board believes that in addition to serving as a tool to evaluate and improve performance,

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Section II - Corporate Governance at Capital One

evaluations can serve several other purposes, including the promotion of good governance and the integrity of financial reporting, reduction of risk, informing the Board refreshment process, strengthening the Board-management partnership, and helping set and oversee Board expectations of management. In assessing their performance, the Board and its committees take a multi-year perspective to identify and evaluate trends and assure themselves that areas identified for improvement are addressed appropriately and in a timely manner.

To ensure the process stays fresh and continues to generate rich insights, the Board follows a cyclical, programmatic approach when conducting Board and committee evaluations. This approach includes regular, holistic reviews of the evaluation framework, methodology, and form. While the Board and each of its committees conducts a formal evaluation annually, the Board considers its performance and that of its committees continuously throughout the year and shares feedback with management.

Each year, the Board and its committees may conduct their annual evaluations through one or a combination of evaluative approaches, including written surveys, individual director interviews, group discussions in executive session, and/or engagement of a third-party facilitator.

As part of the Board’s self-evaluation process, directors consider various topics related to Board composition, effectiveness, structure, and performance and the overall mix of director skills, experience, and background. Specifically, topics considered during the 2022 annual Board and committee self-evaluations process included:

∎	Board engagement, culture, and setting the “tone at the top”

∎	Board leadership, including the roles of the Lead Independent Director and Chairman of the Board

∎	Oversight of and engagement in corporate strategy (both short- and long-term strategic objectives) and Company performance

∎	Oversight of the CEO, executive compensation, and evaluation

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Section II - Corporate Governance at Capital One

∎	CEO and executive talent development and succession planning

∎	Access to Company executives and associates

∎	Board and committee composition, including director skills, background, diversity, and new director recruiting activities

∎

Oversight of enterprise and technology risk, including the stature of the risk management function and appropriateness of the Company’s risk appetites and risk management in light of the scale and complexity of the Company’s business

∎	Overall Board governance including quality and quantity of materials and information, conduct of meetings, and support for those activities from management

Annual Assessment of Individual Director Nominees

Each year the Chair of the Governance and Nominating Committee conducts an individual director assessment process. This process includes candid, one-on-one discussions between the Governance and Nominating Committee’s Chair and each Board member regarding the individual performance and effectiveness of the directors nominated by the Board for re-election by Capital One’s stockholders. Directors may also provide feedback on any other individual director’s performance at any time, regardless of whether it is part of the formal assessment process.

Annual Assessment of the Lead Independent Director

To support the Independent Directors in selecting the Lead Independent Director, the Governance and Nominating Committee oversees an annual process to evaluate the performance and effectiveness of the Lead Independent Director. Each year, the Governance and Nominating Committee designates one Independent Director as a facilitator, who solicits feedback and perspectives from all directors on the Lead Independent Director. The facilitator then shares the results with the Governance and Nominating Committee and, as appropriate, the Board, without the Lead Independent Director present. The Independent Directors consider the results of this assessment in the annual selection of the Lead Independent Director.

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Section II - Corporate Governance at Capital One

The Lead Independent Director is currently Ms. Hackett. As Lead Independent Director, Ms. Hackett has a strong record of active engagement both inside and outside the boardroom, including regular meetings with federal regulators and company executives in one-on-one and group settings. Ms. Hackett is also an active member of Tapestry Networks’ Lead Director Network, a select group of lead independent directors from America’s most successful companies who share a commitment to improving corporate performance and earning stockholder trust through more effective board leadership. Leveraging her significant experience serving in leadership capacities in a variety of environments, Ms. Hackett has fostered a culture of collaboration, diligence, trust, and mutual respect that allows the Board to work effectively to provide oversight of and effective challenge to management. Based on her performance, the Independent Directors unanimously supported Ms. Hackett’s re-election as Lead Independent Director for a one-year term beginning May 2022.

Annual Performance Assessment of the CEO

Led by the Lead Independent Director, the Independent Directors annually assess the performance of Mr. Fairbank as Capital One’s CEO through a process developed and overseen by the Governance and Nominating Committee. This process includes an in-depth discussion of the CEO’s performance by the Independent Directors in executive session during which directors consider a variety of factors. The areas assessed relate to overall CEO performance, leadership, financial and operating performance, governance and risk management, strategic performance, and customer and associate satisfaction. The Independent Directors also consider feedback from the Board and self-assessment materials provided by Mr. Fairbank regarding his and the Company’s performance and achievements during the performance year. For additional information, see “Chief Executive Officer Compensation” beginning on page 91.

The annual CEO performance assessment is completed as part of Capital One’s year-end compensation process. The Compensation Committee manages year-end compensation decisions within the context of such assessment and recommends compensation for the CEO based on such assessment to the full Board. The Lead Independent Director and Chair of the Compensation Committee jointly share the feedback from the CEO performance assessment with Mr. Fairbank in a closed session.

The Board’s Role in Corporate Oversight

Capital One is dedicated to strong and effective corporate governance that provides the appropriate framework for the Board to engage with and oversee the Company. Our Board is accountable for oversight of Capital One’s business affairs and operations. In carrying out this responsibility, among other things, the Board oversees management’s development and implementation of the Company’s (i) corporate culture; (ii) corporate strategy; (iii) financial performance and associated risks; (iv) the enterprise-wide risk management framework, including cybersecurity risk; (v) succession planning for the Company’s CEO and other key executives; and (vi) policies, programs, and strategies related to ESG matters.

The Board regularly reviews and approves key governance policies and plans. Our Corporate Governance Guidelines formalize the Company’s governance practices and facilitate efficient and effective Board oversight. These Guidelines enable our Board to engage in responsible decision-making, work with management to pursue Capital One’s strategic objectives and promote the long-term interests of our stockholders. For information regarding the Board’s role in oversight of the Company’s policies, programs, and strategies related to environmental and social practices, see “Environmental, Social, and Governance Practices” beginning on page 48.

Corporate Culture

Capital One believes that a strong ethical corporate culture is a key element of sound and sustainable corporate governance practices, beginning at the top with senior leadership. The Board plays a critical role in supporting and overseeing Capital One’s corporate culture, mission, values, and setting the “tone at the top” by adopting policies, a code of ethics, a philosophy for hiring, and compensation practices that promote ethical behavior, compliance

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with laws and regulations, including those pertaining to consumer protection and privacy, effective internal controls and risk management, and sound governance. The Company’s governance and risk management programs also support a strong and sustainable culture in several ways, including through the governance framework, risk management program, ethics program, and talent management and compensation policies and practices.

The Board and its committees have many opportunities to oversee and engage with management on the Company’s culture throughout the year including through, among other things:

∎

Reviewing and overseeing Capital One’s strategy, including engaging in constructive dialogue with the CEO and senior executives on the alignment of the Company’s culture, mission, and values with its long-term strategy during the annual Board strategy meeting (which is further discussed below under “Corporate Strategy”) and periodically throughout the year;

∎	Reviewing and adopting employment policies, compensation plans and incentive structures that promote effective internal controls and governance practices and overall ethical behavior;

∎

Engaging with the Chief Human Resources Officer and reviewing and discussing the results of associate engagement surveys (which include associate feedback on the Company’s culture, mission, and values), associate retention and turnover metrics, employment policies and benefits, and the Company’s diversity and inclusion efforts and results; and

∎	Approving and overseeing adherence to the Company’s Code of Conduct, and receiving regular reporting from the Chief Compliance Officer on the Company’s ethics program and associate conduct.

Corporate Strategy

The Board, in fulfilling its responsibility to oversee Capital One’s business affairs and operations, manage risk and maximize long-term stockholder value, is accountable for reviewing and overseeing the creation and implementation of Capital One’s strategy. Management is responsible for developing, communicating, and implementing a strategy that allows Capital One to: (i) invest in long-term capabilities and opportunities; (ii) secure competitive, endgame positions in our key businesses; (iii) attract and retain customers; (iv) grow resiliently; (v) promote ethical behavior and compliance with applicable laws and regulations; (vi) withstand economic stress and market volatility; and (vii) adhere to the Board’s established risk appetite. These strategies allow us to deliver long-term benefits and returns to our stockholders while helping associates grow, customers succeed, and communities thrive.

The development and assessment of Capital One’s strategy is an ongoing, iterative process that involves the Board, the CEO, Division Presidents, the CFO, the General Counsel and Corporate Secretary, the Chief Risk Officer, the Chief Audit Officer, all other Executive Committee Members, numerous lines of business and enterprise leaders and the Corporate Strategy team. Each year, the Board participates in an annual Board strategy meeting at which the Board reviews and discusses the Company’s long-term strategy with the CEO and key senior leaders. The Board provides effective challenge, feedback, and input on the Company’s strategy, strategic priorities, and investments. Following the Board strategy meeting, the Chief Risk Officer meets with the Board to provide a risk assessment of Capital One’s strategic initiatives. After review, the Board approves the Company’s strategic plan. Furthermore, the Risk Department regularly provides the Risk Committee, among other things, with a report of the Company’s performance against its risk appetite metrics, assessments of the external environment and the Company’s positioning in context of key risk categories

The Board regularly reviews the financial, competitive, and risk performance of the Company and updates on key strategic objectives. Each line of business reports to the Board the progress on their strategic and financial initiatives at least annually. Capital One uses various tools to assess performance against strategic initiatives including: financial performance, competitive positioning and market share, technology capabilities, performance against risk appetites and limits, customer satisfaction and advocacy scores, qualitative progress reports, talent

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management, system availability and downtime statistics, risk ratings and measurements, and market-based indicators. Utilizing these performance measurement tools, the Board is able to carefully monitor the progress and assess the effectiveness of our strategic plan and engages in informed discussions with management regarding financial performance and trajectory, capital allocation, strategy implementation, and risk-mitigation plans, as appropriate.

Financial Performance and Associated Risks

The Board oversees the Company’s financial performance by reviewing with management, on a regular basis, the Company’s quarterly and annual financial statements. The Audit Committee oversees the integrity of the Company’s financial statements by, among other things, obtaining independent assurance as to the completeness and accuracy of its financial statements from an independent registered public accounting firm, whose qualifications, independence, and performance, it reviews on an annual basis. The Audit Committee also oversees the integrity of the Company’s internal controls over financial reporting by, among other things, reviewing periodic assessments of the adequacy and effectiveness of the Company’s financial controls performed by both the Company’s independent registered public accounting firm and internal audit function. In addition, the Board, either directly or through the Risk Committee, plays an integral role in the oversight of capital planning and adequacy, funding and liquidity risk management, market risk management, investment portfolio management, and other asset liability management matters.

Risk Oversight

Effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that Capital One and the financial services industry face and, ultimately, our long-term corporate success. The enterprise-wide risk management framework defines the Board’s appetite for risk taking and enables senior management to understand, manage and report on risk. The risk management framework is implemented enterprise-wide and includes seven risk categories: compliance, credit, liquidity, market, operational, reputation and strategic.

The Board’s role in risk oversight of Capital One is consistent with its leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing Capital One’s risk exposure on a day-to-day basis, and the Board and its committees providing oversight in connection with these efforts. The Board’s oversight focuses on our material risks and any notable emerging themes to ensure that Capital One’s risk management is adequate. The Chair of the Risk Committee, in collaboration with the Lead Independent Director, helps ensure that the Board has appropriate discussions on risk topics. The Risk Committee is responsible for reviewing and recommending to the Board for approval certain risk appetites taking into account the Company’s structure, risk profile, complexity, activities, size, and other appropriate risk-related factors. The Risk Committee considers both current risk, including timeframes reflected by those risks, as well as emerging risks and future threats.

At the management level, senior management committees serve as governance forums for the CEO, Chief Risk Officer, and other management executives to receive and discuss risk management information, reports, views, and escalated matters from lines of business, the Risk Department, the Audit Department and other areas of the Company. Enterprise-wide risk management is generally the responsibility of the Chief Risk Officer, who has accountability for proposing risk appetite and reporting levels related to all seven risk categories. The Chief Risk Officer is also responsible for ensuring that the Company has an overall enterprise risk framework and that it routinely assesses and reports on enterprise level risks. The Chief Risk Officer reports both to the CEO and to the Risk Committee, and updates the Risk Committee regularly on the Company’s performance on risk appetite metrics in addition to ad hoc reports on emerging risks.

The Board meets with outside advisors periodically, as appropriate and necessary, and is empowered to consult at any time with outside advisors related to future threats and trends. The Audit Committee also plays an important risk oversight function, and oversees elements of compliance, including financial reporting that encompasses disclosure controls and procedures. The Compensation Committee oversees compensation policies and practices

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to ensure balanced risk-taking in our compensation programs, practices and decisions as further described in “Risk Assessment of Compensation Policies and Practices” on page 37 below. Finally, the Board as a whole oversees the entire enterprise-wide risk framework for the Company, including the oversight of strategic risk.

Cybersecurity and Technology Risk

As a financial services company entrusted with the safeguarding of sensitive information, our Board believes that a strong enterprise cyber program is vital to effective risk management. As part of its program of regular oversight, the Risk Committee of the Board is responsible for overseeing cyber risk, information security, and technology risk, including management’s actions to identify, assess, mitigate, and remediate material cyber issues and risks. The Risk Committee receives at least quarterly reports from the Chief Information Security Officer and Chief Technology Risk Officer on the Company’s technology and cyber risk profile, enterprise cyber program, and key enterprise cyber initiatives. In addition, the Risk Committee discusses matters escalated to it by the Technology and Cyber Risk Committee, a management-level committee dedicated to the discussion of enterprise-wide cybersecurity and technology risk issues whose responsibilities include, among other things, discussion of cyber and technology risks. The Risk Committee coordinates with the full Board regarding the strategic implications of cyber and technology risks.

The Chief Information Officer, Chief Information Security Officer, and Chief Technology Risk Officer also follow a risk-based escalation process to notify the Risk Committee outside of the quarterly reporting cycle when they identify an emerging risk or material issue. The Risk Committee annually reviews and recommends the Company’s information security policy and information security program to the Board for approval. At least annually, the Board reviews and discusses the Company’s technology strategy with the Chief Information Officer; reviews and discusses the Company’s cybersecurity strategy with the Chief Information Security Officer and Chief Technology Risk Officer; and approves the Company’s technology strategic plan. In addition, the Risk Committee participates in periodic cyber education sessions.

Succession Planning

Pursuant to our Corporate Governance Guidelines, the Board is responsible for maintaining a succession plan for the CEO and certain key executive roles. A planning process has been developed and maintained to identify, develop, and assess successors to the CEO and certain key executives. The Board reviews and updates these succession plans at least annually. Our Board believes that the directors and the CEO should work together on executive succession planning and that the entire Board should be involved. Each year, as part of Capital One’s succession planning process, our CEO provides the Board with recommendations on, and evaluations of, potential CEO successors. The Board considers a number of factors such as experience, skills, competencies, diversity, and potential in its review of the senior executive team to assess which executives possess or can develop the attributes that the Board believes are necessary to lead and achieve the Company’s goals. Among other steps taken to promote this process throughout the year, executives one and two levels below the CEO often attend Board meetings and present to the Board, providing the Board with numerous opportunities to interact with our senior management and assess their leadership capabilities. Additionally, each line of business and the Risk, Audit, and Finance functions engage in succession planning for key roles at least once per year. The Chief Human Resources Officer reviews these line of business succession plans.

Our Board proactively reviewed plans for temporary emergency successors across key roles in late 2022. The temporary emergency succession plan is intended to identify the leaders who can assume the responsibilities in the immediate short-term to ensure business continuity, day-to-day management of the team and business for our senior management and key roles. Our Board also has established steps to address emergency CEO succession planning for an unplanned CEO succession event. Our emergency CEO succession planning is intended to enable our Company to respond to an unexpected CEO transition by continuing our Company’s safe and sound operation and minimizing potential disruption or loss of continuity to our Company’s operations and strategy. The Board reviews annually the CEO’s emergency successor recommendations. As a result of this evergreen process, there is a named CEO emergency successor should the CEO become unexpectedly unable to serve.

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Risk Assessment of Compensation Policies and Practices

The Compensation Committee oversees all of our compensation policies and practices, including our incentive compensation policies and practices, with a view toward ensuring that such policies and practices encourage balanced risk-taking, are compatible with effective controls and risk management, align with our business strategy, and enable the Company to attract and retain top talent, especially in key job functions. Every two years, the Compensation Committee reviews and approves the Incentive Compensation Governance Policy, which applies to all Company associates and governs incentive compensation decisions. The Incentive Compensation Governance Policy provides the framework for oversight of the design of incentive compensation programs. In setting executive compensation, the Compensation Committee assesses each of the NEOs against one or more performance objectives specifically designed to evaluate the degree to which the NEOs balanced risks inherent in their specific roles. The Compensation Committee also implements additional risk-balancing features for certain equity awards, as described in more detail in the “Compensation Discussion and Analysis” beginning on page 78.

In addition, the Compensation Committee reviews the Company’s NEO and other senior executive compensation programs as well as any other material incentive compensation programs, plans or agreements. During these reviews, the Compensation Committee discusses the Company’s most significant risks, including the Company’s status with respect to managing those risks and the relationship of those risks to compensation programs. The review includes discussion and analysis of risk-balancing features embedded in these incentive compensation programs and other actions taken by the Company to appropriately balance risk and achieve conformance with regulatory guidance. The Compensation Committee also discusses these programs with the Company’s Chief Risk Officer, Chief Human Resources Officer, and the Compensation Committee’s independent compensation consultant, as appropriate. Based on these discussions, the Compensation Committee believes our compensation programs are consistent with safety and soundness, operate in a manner that appropriately balances risk, and are not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee’s active oversight, together with the Company’s interactions and discussions with its regulators, has further enhanced the Company’s risk management and control processes with respect to incentive compensation at the Company and supported our continued compliance with the interagency guidance on sound incentive compensation practices.

Stockholder Engagement

We value the input and insights of our stockholders and are committed to continued meaningful engagement with investors. As a result, we engage in continuous outreach throughout the year to discuss with our stockholders the issues that are important to them, listen to their expectations for us, and share our views. During our discussions, we also seek to provide visibility and transparency into our business, our performance, and our governance and compensation practices. We report stockholder feedback to our Board to help them respond to stockholders’ concerns and feedback.

Stockholder Engagement Program

In 2022, we engaged in direct outreach and discussions with stockholders representing approximately 72% of our outstanding shares. Key topics of focus included Company strategy, financial performance, business trends, ESG matters, executive compensation, and board composition. Key features of our stockholder engagement program include: (i) continuous, year-round outreach; (ii) meaningful board-driven engagement; (iii) regular board reporting; and (iv) stockholder-driven improvements.

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Continuous Outreach

Our CEO, CFO, and Investor Relations team meet frequently with stockholders and the investment community regarding Company strategy and performance. In addition, members of management, including our Investor Relations, Governance and Securities, and Executive Compensation teams, as well as our General Counsel and Corporate Secretary and our CFO, meet with key governance contacts at our larger stockholders.

Meaningful Engagement

Our goal is to engage with our stockholders in a manner characterized by both transparency and respect, fostering collaborative and mutually beneficial discussions. Depending on the topics discussed with investors, our engagement with stockholders may include the Lead Independent Director, the Chair of the Compensation Committee, or the Chair of the Governance and Nominating Committee (if different from the Lead Independent Director).

Regular Board Reporting

The Governance and Nominating Committee, the Compensation Committee, and the Board request and receive reports several times a year from our Investor Relations team and members of management and actively discuss stockholders’ feedback and insights. Our Board and management review and evaluate stockholder input to identify issues and concerns that may require Board action or enhancements to our policies, practices, or disclosure.

Board’s Response to Stockholder Feedback

In response to stockholder feedback, we have made the following improvements to our corporate governance and executive compensation practices and disclosures:

∎

Enhanced disclosure to include a detailed director skills matrix, showing each individual nominee’s self-identified skills and attributes that are most relevant to fulfill the Board’s oversight responsibilities in light of the Company’s business, strategy and risk management. See “Skills and Experience of Our Director Nominees” beginning on page 22 for additional information.

∎

Published an inaugural ESG Report to provide an integrated, comprehensive overview of the Company’s ESG focus areas and initiatives in response to discussions held with investors during the Company’s formal stockholder outreach and as a result of management’s and the Board’s continuous benchmarking against emerging governance practices. We also expanded disclosure in our proxy statement regarding our approach to ESG matters in response to discussions held with investors during the Company’s formal stockholder outreach and as a result of management’s and the Board’s continuous benchmarking against emerging governance practices. See “Environmental, Social, and Governance Practices” beginning on page 48 for more information.

∎

The Company amended its Restated Certificate of Incorporation to permit stockholders to act by written consent, subject to certain procedural and other safeguards that the Board believes are in the best interests of Capital One and our stockholders.

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∎

The Compensation Committee and the Independent Directors determined to award a portion of the CEO’s year-end incentive in the form of a performance share award that vests entirely based on the Company’s relative TSR over a three-year performance period relative to the Performance Share Peers.

∎

Added disclosure regarding the settlement value related to the performance share awards that vested during the performance year based on the Company’s performance for the associated three-year performance period in the Compensation Discussion and Analysis. See “Settlement of Performance Shares Granted in January 2020” on page 104 for additional information.

∎

Enhanced our description of the Compensation Committee and the Directors’ processes for considering Company performance throughout the year and determining the level and pay mix associated with the year-end incentive awards granted to our NEOs. See “Compensation Committee Process to Determine Year-End Incentive” on page 97 and “Our Compensation Governance Cycle” on page 90.

∎

The Compensation Committee and the Independent Directors increased the size and diversity of the Company’s peer group used to determine the level and components of NEO compensation to add seven additional peers, including diversified financial institutions and payment companies, with whom we compete for executive talent. See “Peer Groups” beginning on page 115 for more information.

Stockholder Engagement Cycle

While our Investor Relations team and management meet continuously throughout the year, the following chart describes the typical annual cycle of our formal stockholder engagement.

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We Engage Across Many Channels

Company-Led Engagement	Stockholder-Led Engagement

∎   Dedicated Investor Relations Department. Our Investor Relations professionals are dedicated full-time to responding to questions from stockholders about the Company, its strategy, performance, governance, and other issues of investor interest.

∎   Formal Outreach Program. In addition to continuous outreach on a broad set of topics, our formal outreach program includes proactive outreach to our largest stockholders at least twice a year focused on governance, ESG, compensation, and related matters. Through our formal outreach program, our Board and management gain stockholder insights and an opportunity to assess and respond to stockholder sentiment.

∎   Quarterly Earnings Conference Calls. In addition to prepared remarks, our management team participates in a question-and-answer session aimed at allowing stockholders to gain further insight into the Company’s financial condition and results of operations.

∎   Regular Investor Conferences and Road Shows. Management and our Investor Relations team routinely engage with investors at conferences and other forums. During 2022, the Company attended 11 investor conferences and hosted over 190 investor engagements.

∎   Meetings with Directors. If requested, our directors are available for consultation and direct communication with our stockholders.

∎   Voting. Our stockholders have the opportunity to vote for the election of all of our directors on an annual basis using a majority voting standard, and, through our annual vote on executive compensation, to regularly express their opinion on our compensation programs.

∎   Annual Stockholder Meeting. Our directors are expected to, and do, attend the annual stockholder meeting, where all of our stockholders are invited to attend, ask questions, and express their views.

∎   Written Correspondence. Stockholders may write to the Board through the Corporate Secretary at the address provided below in “How to Contact Us” on page 56.

∎   Special Meetings. A stockholder or group of stockholders that hold at least 25% of our outstanding common stock may request a special stockholder meeting.

∎   Proxy Access. A stockholder or group of up to 20 stockholders who have owned at least 3% of the Company’s outstanding common shares of voting stock continuously for at least three years may nominate and include in the Company’s proxy statement the greater of two director candidates or 20% of the total Board.

∎   Written Consent. The Company’s Restated Certificate of Incorporation permits stockholders to act by written consent, subject to certain procedural and other safeguards.

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Board Committees

Our Board has four standing committees: Audit, Compensation, Governance and Nominating, and Risk. Each of our committees:

∎	Is led by an active, empowered, and independent committee chair

∎	Is comprised of all independent members

∎	Operates in accordance with a written charter, which is reviewed annually

∎	Assesses its performance annually

∎	Has authority to retain outside advisors, as desired

Information About Our Current Board Committee Membership and 2022 Committee Meetings

Director	Audit(1)	Compensation	Governance and Nominating	Risk

Richard D. Fairbank

Ime Archibong

Christine Detrick

Ann Fritz Hackett

Peter Thomas Killalea

Eli Leenaars(2)

François Locoh-Donou

Peter E. Raskind

Eileen Serra(2)

Mayo A. Shattuck III

Bradford H. Warner(2)

Craig Anthony Williams
Number of Meetings	10	7	7	8

Chair     Member

(1)

The Board has determined that each member of the Audit Committee is “financially literate” pursuant to the listing standards of the NYSE. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, including Capital One.

(2)

The Board has determined that Mr. Leenaars, Ms. Serra, and Mr. Warner are “audit committee financial experts” under the applicable Securities and Exchange Commission (“SEC”) rules based on their experience and qualifications.

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Committee Membership Determinations

Annually, the Governance and Nominating Committee assesses and considers membership for each of the Board’s standing committees. This review takes into account, among other factors, committee needs, director experience, committee succession planning, and the desire to balance membership continuity with new insights.

The Chair of the Governance and Nominating Committee facilitates discussions with management, committee chairs, the Chairman of the Board, and individual directors, as needed, and shares that feedback with the Governance and Nominating Committee. The Governance and Nominating Committee makes recommendations for committee membership and chairs to the full Board.

Committee Responsibilities

Audit Committee	Compensation Committee

Primary Responsibilities:

∎   Assist our Board with the oversight of the appointment, compensation, qualifications, independence, performance, and retention of the Company’s independent registered public accounting firm

∎   Assist our Board with the oversight of the integrity of the Company’s financial statements, including matters related to internal controls over financial reporting

∎   Review and discuss with management their assessment of the effectiveness of the Company’s disclosure controls and procedures

∎   Review and discuss with management (i) the key guidelines and policies governing the Company’s significant processes for risk assessment and risk management; and (ii) the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures

∎   Annually review the performance, independence, and compensation of the Chief Audit Officer and oversee the internal audit function

∎   Oversee compliance by the Company with legal and regulatory requirements

∎   Perform the fiduciary audit function as the audit committee of our bank subsidiary in accordance with federal banking regulations

∎   Review SEC disclosures relating to ESG matters

∎   Review and recommend to the Board approval of the Company’s Code of Conduct, including any waivers of the Code of Conduct for directors and certain executive officers

Primary Responsibilities:

∎   Evaluate, approve, and recommend to the Independent Directors the CEO’s compensation, including any salary, incentive awards, perquisites, and termination arrangements

∎   Review, approve, and recommend the salary levels, incentive awards, perquisites, and termination arrangements for senior management, other than the CEO, to the Independent Directors

∎   Review and approve the Company’s goals and objectives, including any appropriate ESG elements relevant to compensation, and oversee the Company’s policies and programs relating to compensation and benefits available to senior management

∎   Oversee incentive compensation programs for senior management and others who can expose the Company to material risk with a goal that such programs be designed and operated in a manner that achieves balance and is consistent with safety and soundness

∎   Administer Capital One’s 2004 Stock Incentive Plan, 2002 Associate Stock Purchase Plan, and other compensation and benefits plans

∎   Periodically review and recommend director compensation to the Board

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Governance and Nominating Committee	Risk Committee

Primary Responsibilities:

∎   Plan for director succession and assist our Board by identifying and recommending nominees for election to our Board and review the qualifications of potential Board members

∎   Review and recommend committee membership

∎   Lead the Company’s corporate governance policies and practices, including recommending to the Board the Corporate Governance Guidelines

∎   Oversee the Board and CEO’s annual evaluation process and periodically discuss the plan for the succession of the CEO and certain other key executives

∎   Oversee management’s stockholder engagement program and practices and evaluate stockholder proposals and other correspondence

∎   Establish and oversee processes for annual individual director and Board assessments and oversee that committee chairs perform annual committee evaluations

∎   Keep informed regarding external governance trends, including reviewing benchmarking research conducted by management

∎   Oversee the Company’s policies, programs, and strategies related to ESG matters or coordinate such oversight with other Board committees and/or the full Board, as appropriate

Primary Responsibilities:

∎   Assist our Board with oversight of the Company’s enterprise-wide risk management framework, including policies and practices established by management to identify, assess, measure, and manage key risks facing the Company across all of the Company’s risk categories: strategic, compliance, operational, reputational, credit, market, and liquidity risk, and emerging risks, such as risks related to ESG matters

∎   Discuss with management the enterprise’s risk appetite and tolerance, and at least annually recommend to the full Board the statement of risk appetite and tolerance to be communicated throughout the Company

∎   Review and approve annually the credit review plans and policies, and any significant changes to such plans

∎   Review and recommend to the Board the Company’s liquidity risk tolerance at least annually, taking into account the Company’s capital structure, risk profile, complexity, activities, and size. Senior management reports to the Risk Committee or the Board regarding the Company’s liquidity risk profile and liquidity risk tolerance at least quarterly

∎   Oversee the Company’s technology and cyber risk profile, top technology and cyber risks, enterprise cyber program and key enterprise cyber initiatives

∎   Review and recommend to the Board the Company’s resolution and recovery plans

The Charters of the Audit, Compensation, Governance and Nominating, and Risk Committees are available on our website at www.capitalone.com, under “Investors,” then “Governance & Leadership,” then “Board of Directors and Committee Documents.”

Compensation Committee Consultant

The Compensation Committee has the authority to retain and terminate legal counsel and other consultants and to approve such consultants’ fees and other retention terms. The Compensation Committee has retained the services of Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm. FW Cook reports to the Compensation Committee and its engagement may be terminated by the Compensation Committee at any time.

The Compensation Committee determines the scope and nature of FW Cook’s assignments. In 2022, FW Cook performed the following work for the Compensation Committee:

∎

Provided independent competitive market data and advice related to the compensation for the CEO and the other executive officers, including the evolution of the Company’s peer comparator group used for competitive analyses

∎	Reviewed management-provided market data and recommendations on the design of compensation programs for senior executives other than the CEO

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∎	Reviewed Capital One’s executive compensation levels, performance, and the design of incentive programs

∎	Reviewed the Company’s non-management director compensation program and provided competitive compensation data and director compensation program recommendations for review and consideration

∎	Provided information on executive and director compensation trends and analyses of the implications of such trends for Capital One

Consultants from FW Cook typically attend Compensation Committee meetings and executive sessions of the Compensation Committee upon request of the Chair of the Compensation Committee, including meetings held jointly with the Independent Directors to review or approve the compensation for the CEO and the other executive officers and to provide an independent perspective regarding such compensation practices.

FW Cook does not provide any additional services to the Company or its management other than the services provided to the Compensation Committee. The Compensation Committee has considered factors relevant to FW Cook’s independence from management under SEC and NYSE rules and has determined that FW Cook is independent from management.

Executive Officers

The following individuals serve as the Company’s executive officers:

Robert M. Alexander Chief Information Officer Age: 58

Mr. Alexander has served as our Chief Information Officer since May 2007, and is responsible for overseeing all technology activities for Capital One. Mr. Alexander joined Capital One in April 1998. From April 1998 to May 2007, Mr. Alexander had responsibility at various times for a number of Capital One’s lending businesses, including the U.S. consumer credit card and installment loan businesses.

Neal A. Blinde President, Commercial Banking Age: 50

Mr. Blinde has served as our President, Commercial Banking since March 2022, and is responsible for leading all aspects of Commercial Banking including Corporate Banking, Commercial Real Estate Banking, Capital Markets, Treasury Services and all related operations. Prior to joining Capital One, Mr. Blinde served in various leadership roles at Wells Fargo & Company, a financial services company, most recently serving as Executive Vice President and Treasurer from October 2015 to December 2021.

Kevin S. Borgmann Senior Advisor to the CEO Age: 51

Mr. Borgmann has served as a Senior Advisor to the CEO and executive team since February 2018, with a focus on strategy, risk management, and executive recruiting matters. Mr. Borgmann joined Capital One in August 2001. Since that time he has served in a variety of roles at Capital One, including Senior Vice President with the Credit Card business from March 2008 until September 2010, President of Capital One Auto Finance from September 2010 until October 2012, Deputy Chief Risk Officer from October 2012 to January 2013, and Chief Risk Officer from January 2013 through January 2018.

Matthew W. Cooper General Counsel and Corporate Secretary Age: 51

Mr. Cooper has served as our General Counsel, Corporate Secretary and Head of Environmental, Social and Governance since March 2022, and is responsible for overseeing Capital One’s Legal Department, Board of Directors and Senior Executive governance processes and ESG coordination. Mr. Cooper joined Capital One in January 2009. From January 2009 to March 2022, Mr. Cooper held a variety of roles within Capital One’s Legal Department, including Chief Counsel, Litigation from January 2009 to February 2014, Chief Counsel, Global Card from July 2012 to January 2017, Chief Counsel, Legal from January 2016 to February 2018 and General Counsel from February 2018 to March 2022.

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Lia N. Dean President, Banking and Premium Products Age: 45

Ms. Dean has served as our President, Banking & Premium Products since July 2022. Ms. Dean is responsible for leading Capital One’s Retail Bank strategy, customer experience and end-to-end operations. Ms. Dean also oversees Capital One’s premium cards, and its shopping and travel businesses. Ms. Dean joined Capital One in April 2014. From April 2014 to June 2018, Ms. Dean served as Senior Vice President, Strategy for Capital One’s Retail and Direct Bank businesses, where she led the national expansion of Capital One Cafés. From June 2018 to June 2020, Ms. Dean served as our Head of Bank Marketing and Retail, from June 2020 to November 2020, Ms. Dean served as Head of Upmarket, Card Customer Experience & Bank Marketing and from November 2020 until July 2022 Ms. Dean served as President, Retail Bank & Premium Card Products.

Kaitlin Haggerty Chief Human Resources Officer Age: 38

Ms. Haggerty has served as our Chief Human Resources Officer since February 2022, and is responsible for overseeing Capital One’s Human Resources strategy, recruitment efforts, and development programs. Ms. Haggerty joined Capital One in October 2017 as a Senior Director in Corporate Strategy. From October 2017 to June 2020, Ms. Haggerty served in roles of increasing responsibility in our Corporate Strategy Group, where she partnered with the Card leadership team on product and growth strategies. In June 2020, she transitioned from her role as Managing Vice President in Corporate Strategy to become the head of the Walmart Partnership. From July 2020 to November 2021, Ms. Haggerty led the Walmart Partnership program within our Card business before transitioning to the HR organization as a Senior Vice President.

Sheldon “Trip” Hall Chief Risk Officer Age: 46

Mr. Hall has served as our Chief Risk Officer since August 2018, and is responsible for all aspects of Capital One’s risk management function, including oversight of risk management activities in areas such as credit risk, operational risk, compliance risk, and technology risk. Mr. Hall joined Capital One in June 1997. Since that time, he has served in a variety of roles in Capital One’s Installment Loans, Credit Card, National Small Business Lending, Auto Finance and Mainstreet Card businesses, including serving as President of Capital One Auto Finance from November 2012 to March 2017 and Executive Vice President of Domestic Consumer Card from March 2017 to July 2018.

Celia S. Karam President, Retail Bank Age: 44

Ms. Karam has served as our President, Retail Bank since August 2022. Her organization is focused on building world-class products, capabilities and customer experiences that drive business growth, inspire customer loyalty, and empower the financial well-being of customers. Ms. Karam joined Capital One in July 2006. From July 2006 to June 2018, Ms. Karam served in a variety of roles within Capital One’s Banking and Consumer Credit Card businesses. Key positions include Vice President of Consumer Lending to Retail Bank Customers from January 2012 to June 2013, Managing Vice President of Consumer Bank Products from July 2013 to December 2016, Senior Vice President, Head of Small Business Banking from January 2017 to May 2018. Ms. Karam also served as the company’s Chief Audit Officer from June 2018 to July 2021 and Chief Operating Officer, Card from August 2021 to August 2022.

Frank G. LaPrade, III Chief Enterprise Services Officer and Chief of Staff to the CEO Age: 55

Mr. LaPrade has served as our Chief Enterprise Services Officer since 2010 and Chief of Staff to the CEO since 2004, and is responsible for managing Enterprise Services for Capital One, including Technology, Digital, Design, Enterprise AI/ML Product, Capital One Software, Growth Ventures, Brand, Enterprise Supplier Management, External Affairs, Workplace Solutions, and Corporate Security. Mr. LaPrade joined Capital One in February 1996. Since that time he has served in various positions, including as Capital One’s Deputy General Counsel from 1996 to 2004, responsible for managing the company’s litigation, employment, intellectual property and transactional practice areas.

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Mark Daniel Mouadeb President, U.S. Card Age: 39

Mr. Mouadeb has served as our President of US Card since July 2022, and is responsible for leading our consumer credit card business in the United States. Mr. Mouadeb has been with Capital One since 2006, and he has served in a variety of roles at Capital One, most recently serving as Executive Vice President, Head of Core Consumer Card from February 2021 to June 2022, as Senior Vice President, Head of Mainstreet Card from July 2020 to January 2021, as Senior Vice President, Head of Walmart Partnership from July 2018 to June 2020 and Managing Vice President, Upmarket Card from July 2017 to June 2018.

Ravi Raghu President, Capital One Software, International, and Small Business Products Age: 44

Mr. Raghu has served as our President, Capital One Software, International, and Small Business Products since July 2022. In this role, Mr. Raghu is responsible for a portfolio of businesses covering Capital One Software, Small Business and Commercial Credit Cards and B2B Payments, as well as consumer credit cards in the UK & Canada. Mr. Raghu began his professional career in Capital One’s Credit Card Division over 20 years ago as a business analyst and has served in a variety of leadership roles at Capital One, most recently serving as Executive Vice President, Head of Capital One Software from July 2021 to July 2022 and previously as Executive Vice President, Head of Dealer Auto Finance from March 2017 to July 2021.

Kara West Chief Audit Officer Age: 49

Ms. West has served as our Chief Audit Officer since August 2021, and is responsible for leading Capital One’s internal audit function, developing audit strategy and overseeing the Company’s control environment. Ms. West has been with Capital One since 2013, serving in a variety of roles, including previously serving as Senior Vice President and Card Chief Risk Officer from November 2017 to August 2021.

Sanjiv Yajnik President, Financial Services Age: 66

Mr. Yajnik has served as our President, Financial Services since June 2009, and is responsible for overseeing Capital One’s Auto Finance business. Mr. Yajnik joined Capital One in July 1998. From July 1998 to June 2009, Mr. Yajnik led several businesses within Capital One, including Capital One Europe, Capital One Canada, and Capital One Small Business Services. Mr. Yajnik became President, Financial Services in June 2009. Prior to joining Capital One, Mr. Yajnik held leadership positions at PepsiCo, Circuit City and Mobil Oil.

Andrew M. Young Chief Financial Officer Age: 48

Mr. Young has served as our Chief Financial Officer since March 2021, and is responsible for overseeing Capital One’s finance team and the overall financial management of the Company. Mr. Young joined Capital One in June 1996. Since that time, he has served in a variety of roles at Capital One. Most recently, he was Senior Vice President and Business Line Chief Financial Officer of the Company from April 2018 to February 2021. In this role, he was responsible for managing all lines of business chief financial officer teams as well as enterprise planning and budgeting. Mr. Young also served as the Chief Financial Officer of Capital One, N.A. from July 2018 until February 2021. Prior to his most recent role, he served as Senior Vice President, Head of Corporate Planning and CFO of Infrastructure from January 2015 to April 2018.

Michael Zamsky Chief Consumer Credit Officer Age: 48

Mr. Zamsky has served as our Chief Consumer Credit Officer since August 2006, and is responsible for overseeing all aspects of credit management and analytics for Capital One’s Consumer lending businesses. He also leads Enterprise Data Risk Management across the enterprise. Mr. Zamsky has been with Capital One for over 25 years, and he previously served in a number of business and operations leadership roles.

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Section II - Corporate Governance at Capital One

Related Person Transactions

Our Board has approved a written Related Person Transaction policy, which sets forth policies and procedures for reviewing, and approving or ratifying, transactions with directors, director nominees, executive officers, stockholders holding 5% or more of Capital One’s voting securities, or any of their immediate family members or affiliated entities (collectively, “Related Persons”). The policy covers transactions, arrangements, and relationships where Capital One is a participant, the aggregate amount exceeds $120,000, and a Related Person has a direct or indirect material interest (“Related Person Transactions”). Under the policy, Related Person Transactions must be approved or ratified by the Governance and Nominating Committee, and may only be ratified or approved if the committee determines the Related Person Transactions are not inconsistent with the best interests of the Company and its stockholders.

In reviewing Related Person Transactions, the Governance and Nominating Committee considers all relevant facts and circumstances, which may include: the benefits to the Company from the transaction; the nature and extent of the Related Person’s interest in the transaction; the impact, if any, on a director’s independence; any implications under Capital One’s Code of Conduct (including whether the transaction would create a conflict of interest or the appearance thereof); any concerns with respect to reputational risk; the availability of other sources for comparable products or services; and the terms of the transaction as compared to the terms available to unrelated third parties or to Capital One’s associates, generally.

The Governance and Nominating Committee has pre-approved the following types of Related Person Transactions as being not inconsistent with the best interests of Capital One and its stockholders: director and executive compensation otherwise disclosed in the Company’s proxy statement and/or approved by the Compensation Committee or the Board; transactions in amounts that are not material and where the relationship arises only from a Related Person’s position as an employee (other than as an executive officer) or a director of, or having immaterial financial holdings in, another entity; and financial services, including loans, extensions of credit, or other financial services and products provided by Capital One to a Related Person that are in the ordinary course, non-preferential, do not involve features unfavorable to the Company, and comply with all applicable laws, rules, and regulations (including the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation Guidelines).

From time to time in the ordinary course of its business, Capital One issues loans and provides other financial services and products to directors, executive officers, and/or nominees for director, or to a director’s, executive officer’s, or director nominee’s immediate family member, including persons sharing the household of such director, executive officer, or director nominee (other than a tenant or employee). Such loans and other financial services and products are made in the ordinary course of business; are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and financial services and products with persons not related to the Company; and do not involve more than the normal risk of collectability or present other features unfavorable to the Company.

Matthew W. Cooper is Capital One’s General Counsel and Corporate Secretary. Mr. Cooper’s brother-in-law is a partner at the international law firm McGuireWoods LLP (“McGuireWoods”). Capital One has engaged McGuireWoods from time to time in the ordinary course of business and on an arm’s-length basis. The relationship between Capital One and McGuireWoods began before Mr. Cooper was employed by Capital One and also pre-dates Mr. Cooper’s brother-in-law’s association with McGuireWoods. Mr. Cooper’s brother-in-law does not work on any Capital One matters and his ownership in the firm is less than 1%. In 2022, Capital One made aggregate payments to McGuireWoods of approximately $9.8 million for legal services. This relationship was ratified by the Governance and Nominating Committee.

Ravi Raghu is Capital One’s President, Capital One Software, International, and Small Business Products. Mr. Raghu’s spouse is a Senior Business Manager with the Company. Mr. Raghu’s spouse received compensation of approximately $169,000 in 2022, including an annual salary and incentive award commensurate with her qualifications, responsibilities, and other employees holding similar positions. She does not report directly or indirectly to Mr. Raghu. This relationship was ratified by the Governance and Nominating Committee.

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Section II - Corporate Governance at Capital One

Environmental, Social, and Governance Practices

At Capital One, we embrace the idea that we do well as a company by doing good in the communities we serve. Our approach to ESG matters is constantly evolving to adapt to emerging issues in our industry and society. Last year, we published our inaugural ESG Report, which included a list of 14 focus areas that guide the development of our ESG policies and practices. Highlights of our ESG efforts are summarized below.

Oversight of Environmental, Social, and Governance Matters

Our ESG approach is integrated into our existing governance structure at the Board and management levels of the Company.

Our Board is actively engaged with management on ESG-related issues. In 2022, our Board committees refreshed their committee charters to formalize their ESG roles and responsibilities. The Governance and Nominating Committee has overall responsibility for overseeing policies, programs and strategies related to ESG matters and coordinates such oversight with other Board committees and/or the full Board, as appropriate. The Governance and Nominating Committee also engages with management on ESG matters at least annually. The Governance and Nominating Committee receives updates on investor sentiment, reviews and provides feedback on the Company’s ESG Report, and engages on other ESG initiatives.

Board Level Oversight

An overview of the Board’s oversight of ESG matters is provided below:

Board of Directors

The full Board oversees all enterprise business operations and ensures efficient and effective oversight of the Company’s strategic direction, including the development and implementation of ESG-related objectives. The Board engages with its committees and management on significant strategic and risk-related ESG matters including certain aspects of climate strategy, diversity, inclusion and belonging (“DIB”) efforts, and human capital management.

Board Committees

Governance and Nominating Committee: Has overall responsibility for Board and committee engagement with, and oversight of, Capital One’s ESG-related policies and programs.	Risk Committee: Oversees risks within Capital One’s risk management framework, including risks related to ESG strategy and activities.	Audit Committee: Oversees management compliance with ethical standards and ESG-related information in SEC filings.	Compensation Committee: Oversees compensation policies and practices including the consideration of ESG in executive compensation.

Senior Management Level Oversight

At the management level, ESG-related risk management is integrated across our risk management framework. Senior management committees and other management-level committees oversee ESG matters. The ESG Advisory Committee is a cross-functional, management-level committee that meets regularly to discuss ESG initiatives and advise the ESG Accountable Executive, who is currently our General Counsel and Corporate Secretary. Among other things, the ESG Advisory Committee guided the development and publication of our first-ever ESG Report in September 2022. In November 2022, we formalized the governance practices of this Committee in a charter.

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An overview of management’s oversight of ESG matters is provided below:

Senior Management and Management-Level Committees

ESG Advisory Committee: Forum for senior executives from across the Company to discuss and guide policies, programs, activities, and initiatives.

Executive Risk

Committee:

Forum for integrated discussions by senior management regarding risk management and alignment of risk management activities across all risk categories, including certain risks related to ESG, as appropriate.

	Executive Committee: Advises and assists the CEO in management of corporate strategy and operations, including ESG initiatives.	Disclosure Committee: Reviews ESG-related information in SEC disclosures as well as the ESG Report.

Dedicated ESG Executives

Enterprise Head of ESG

We have designated our current General Counsel and Corporate Secretary as the enterprise Head of ESG. This individual coordinates ESG strategies and activities at the enterprise level, chairs the ESG Advisory Committee and provides regular updates to the Board regarding the Company’s ESG strategy, plans and activities.

Head of Climate

We have also designated a Senior Advisor to the CEO to serve as the Head of Climate for Capital One. This individual leads a team that meets regularly to develop and review corporate strategy on emerging climate issues such as GHG emissions, climate regulations, and climate-related challenges and opportunities in our lines of business and across the enterprise.

Our People

Since Capital One’s founding, our success has been rooted in our culture of putting people first. For our customers, we believe that our products are innovative, simple to use, and deliver tremendous value for individuals of all backgrounds. Our more than 55,000 associates unleash their talents to deliver on our mission to bring ingenuity, simplicity, and humanity to banking. We strive to empower our talented associates to grow in their careers as they take on new roles, learn valuable skills, receive candid and actionable feedback, and meet personalized development goals. We’ve invested significantly in learning programs, resources, and technology with the goal of developing people to reach their highest potential, cultivate role expertise, create the workforce of the future, and accelerate business impact.

For Our Associates

U.S. Workforce by the Numbers (as of December 31, 2022)

52% racially/ethnically diverse	51% women	92% of surveyed associates are proud to work for Capital One

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Highlights of “Our People” programs for our associates include the following:

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Diversity, Inclusion & Belonging. We strive to make Capital One a place where everyone feels seen, heard, and valued, and an organization where each associate has an equal opportunity to succeed. We empower our associates to do great work by creating an inclusive culture of belonging that values diverse perspectives, fosters collaboration, and encourages innovative ideas. Our Chief Diversity, Inclusion & Belonging Officer oversees all diversity and inclusion efforts and engages regularly with our CEO, Board, and senior management team. Growing the diversity of our workforce at all levels, with an emphasis on leader and executive roles, is an important component of our comprehensive DIB strategy. We remain focused on recruiting, developing, and elevating diverse talent on our journey to full representation. Our Compensation Committee uses DIB as a Performance Factor (as defined on page 100) to help determine the year-end incentive for our NEOs.

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Business Resource Groups (“BRGs”). We believe in creating a culture that values and celebrates all perspectives, and we encourage all associates to participate in our eight enterprise and four Tech BRGs as a member or as an ally. BRGs are associate-led organizations committed to attracting, developing, engaging, and retaining our diverse workforce and enhancing the richness of our workplace for all associates. Each BRG has an Executive Committee sponsor. BRGs are open to associates of all identities, and more than 60% of U.S. associates and 55% of associates globally belong to at least one BRG.

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Competitive Pay and Benefits. Capital One is proud to offer our Total Rewards program, combining unique benefits and compensation offerings to attract and retain the world’s best talent. Our competitive benefits, such as generous parental leave, on-site health centers, flexible work solutions, company contributions to associates’ 401(k) plans, educational assistance, and other physical and mental health, wellness, and financial benefits, are designed to help associates grow inside and outside of the workplace.

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Pay Equity. Pay equity has long been a core tenet of our pay philosophy and is central to our values. We review groups of associates in similar roles, accounting for factors that appropriately explain differences in pay such as job location and experience. Based on this annual analysis, our most recent results show that through our efforts we continue to pay women globally 100% of what men are paid, and in the U.S. we continue to pay racially/ethnically diverse associates 100% of what white associates are paid.

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Learning and Development. At Capital One, we celebrate curiosity, lifelong learning, and the growth potential of all our associates. We’ve set out to build a world-class development culture designed to empower all to learn. In 2022, Capital One delivered 3.6 million online and instructor-led courses for our associates and contractors through our intuitive learning platforms—One Learn and Learning Hive—that enable associates to search and engage with a variety of learning plans and online training.

For Our Customers

Highlights of “Our People” programs for our customers include the following:

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Innovative Products that Help Customers Succeed. We seek our customers’ insights and stay attuned to their candid feedback to deliver innovative products and tools that meet their changing needs and help them succeed financially. We are making it easier for our customers to use credit wisely with customer alerts from our CreditWise tool, available for customers and non-customers, which helps them understand, monitor, and improve their credit scores; and with our Capital One mobile application, which includes purchase alerts and enhanced controls for security and fraud prevention. Additionally, our intelligent financial assistant, Eno, delivers proactive insights that help users save money and detect fraud while interacting in a conversational way.

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Business Ethics and Responsible Business Practices. Our Code of Conduct memorializes Capital One’s commitment to comply with applicable laws and regulations governing our operations, and to earn our reputation for honesty, fair dealing, and integrity every day. In addition, the Corporate Compliance team develops training courses on a range of related topics such as compliance awareness training, ethical business practices, combating illegal conduct (including financial crimes), regulatory compliance, financial product safety and consumer protection, and business continuity planning.

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Section II - Corporate Governance at Capital One

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Consumer Privacy. As a business that relies on trust, Capital One is committed to protecting consumer privacy and their confidence in our ability to safeguard personal and financial information. We collect information to better serve our customers and potential customers. Depending on how consumers interact with us, they have the ability to make certain choices regarding our collection, use and sharing of their information. In addition, some of their data is made available for copy, download, or deletion, upon consumer request.

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Elimination of Overdraft Fees. In 2021, we became the first top-ten retail bank to provide free overdraft protection and eliminate all overdraft and non-sufficient funds fees for all consumer banking customers. Overdraft protection is a valuable and convenient feature and can be an important safety net for families.

Awards and Recognition

Our people, practices, and policies continue to be recognized by a wide range of publications and benchmarking institutes. These awards are often based on what our associates say about working at Capital One:

Canada’s Top Employers for Young People	Great Place to Work’s Best Workplaces for Parents
Dave Thomas Foundation® Best Adoption-Friendly Workplaces™	Greater Toronto’s Top 2022 Employers
Fortune 100 Best Companies to Work For®	PEOPLE Companies That Care
Fortune Best Workplaces for Millennials™	Wall Street Journal Top 250 Best-Managed Companies of 2022
Fortune Best Workplaces for Women™

Our Community

The community programs and partnerships we pursue integrate Capital One’s core strengths with the skills, expertise, and experiences of others to make real and lasting change. We are an engaged partner with a network of nonprofit organizations and local leaders who develop workforce opportunity, support small and micro-businesses, develop affordable housing, and work to improve financial well-being.

More than 900 Capital One associates engaged in pro bono volunteerism — supporting 162 unique community partners in 2022	$70 million donated in 2022 to more than 1,400 nonprofits that help build economic opportunity in our communities	13,938 associates volunteered over 250,000 volunteer hours in our communities in 2022

Highlights of our community engagement efforts include the following:

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Commitment to Socioeconomic Mobility. Capital One’s One Impact Initiative is an initial $200 million, five-year commitment to support growth in underserved communities and advance socioeconomic mobility by closing gaps in equity and opportunity. The Impact Initiative reflects Capital One’s core mission to Change Banking for Good, and our Company’s priorities around racial equity, affordable housing, small business support, workforce development, and financial well-being.

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Capital One joined forces with Strive USA, a new program led by the Mastercard Center for Inclusive Growth to provide support for five million businesses over the next five years, with a focus on underserved business owners. Strive USA will support and enhance delivery of federal dollars

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dedicated to small business growth. Our Company began working with Strive USA as a founding member of the Economic Opportunity Coalition, a public and private effort to align billions in investments to underserved communities.

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In 2022, a team of business analysts and data scientists at Capital One volunteered to assist Feed More, a food bank that collects, prepares, and distributes food to bring hunger relief throughout Central Virginia. The partnership was intended to assist Feed More with getting a deeper understanding of food insecurity during the pandemic. Capital One associates worked alongside Feed More to build and pilot a sustainable data model that assesses risk of food insecurity. Through a new model created by Capital One, Feed More has enhanced granularity and frequency of meal-gap data. Specifically, Feed More now has data at the zip code-level (vs. county-level) and is able to obtain data monthly (vs. a multi-month lag time). The model provided actionable insights to Feed More, which in turn has helped enable them to make data-driven operational decisions, assess the effectiveness of those decisions over time, and guide future strategic planning.

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Capital One is assisting the Black Economic Alliance Foundation (“BEA Foundation”) in its journey to build a comprehensive data tool to analyze and reliably predict the impact of investments and interventions in the Black community. This simulation tool will better support real-time data that reflects and provides critical context on the current circumstances facing these communities. This technology, enables the BEA Foundation to forecast the most impactful ways that businesses and lawmakers can execute strategies and construct interventions that exponentially increase future wealth building in the Black community in the future. It will also highlight gaps in the market, in turn providing real-time opportunities for the private, social, and public sectors to take action to invest in impactful pipeline building. Ultimately, the hope for this development is to ensure consistent and rigorous assessment across stakeholders and help leaders take better-informed action to support Black economic prosperity.

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Building upon our longstanding support to five nonprofits in the Washington, D.C. area working to advance college access and workforce development, Capital One helped stand up the Talent for Tomorrow Alliance. This organization is the first collaborative group in Washington, D.C. to convene multiple nonprofits supporting workforce development. This unique collaborative model brings an innovative approach to co-developing solutions for the community through sharing resources and promoting individuals graduating from one program and going on to the next.

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Affordable Housing and Community Development. We provide a comprehensive approach to affordable housing, which is a central part of our focus on building healthy, thriving communities. Our Community Finance team manages a $6 billion loan and investment portfolio focused on affordable rental housing through which we provide capital to finance affordable housing developments built by nonprofits, local agencies, and specialty developers. We bring financial expertise to developments with multiple public and private funding sources. This allows us to address critical community needs through customization and innovation.

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Capital One’s Community Finance team financed the construction of Terwilliger Place, which became Virginia’s largest affordable housing development for veterans. This development comes as the result of a longstanding relationship between Arlington Partnership for Affordable Housing (“APAH”) and Capital One. Since 2011, Capital One has supported APAH’s effort to bring 450 affordable housing units to the Washington, D.C. area as part of the bank’s broader commitment to affordable housing. The Arlington, Virginia, building is billed as the first Housing Credit development in the state with a leasing preference for veterans. It offers 160 units of affordable housing with half of those units set aside for veterans.

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Supporting Community Development through the New Markets Tax Credit Program. Capital One participates in the New Markets Tax Credit (“NMTC”) program—a federal initiative that provides incentives for private investment and development in economically distressed communities through federal tax

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credits. The Company’s efforts come to life as a lender and investor of more than $3.8 billion in structured investments, and as an allocatee through its community development entity (“CDE”), Capital One Community Renewal Fund (“COCRF”). In 2022, Capital One financed 27 NMTC projects and invested nearly $439 million of capital in projects that increased access to food and shelter, provided more equitable health and education facilities, and created quality jobs.

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Since establishing its CDE in 2005, Capital One has helped shape the impact of the federal NMTC program through supporting organizations such as the Historic District Development Corporation (“HDDC”). In 2022, COCRF provided $3 million in federal allocation towards a $30.5 million New Markets Tax Credit transaction towards the development of The Front Porch – a 100,000 square foot development of a mixed-use space in Atlanta. As HDDC moves into commercial development, it will focus on sustaining local businesses integral to the historic culture of the area, providing technical assistance for entrepreneurs and the incorporation of sustainability, urban agriculture and community wealth building initiatives. Additionally, it will include 40 units of affordable rental housing, as well as 14 for-sale condominium units to encourage asset building.

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Commitment to Diversity. Capital One is committed to increasing the number of candidates and new hires from underrepresented groups across the Company and developing a diverse talent pipeline. We remain focused on growing relationships, investment and campus presence at Historically Black Colleges and Universities (“HBCUs”) and Hispanic-Serving Institutions (“HSIs”) in the United States and expanding talent pipelines in Canada and the United Kingdom. We are proud to work with our HBCU and HSI partners: Delaware State University, Florida A&M University, Florida International University, Howard University, North Carolina A&T University, Prairie View A&M University, Paul Quinn College, Southern University, Spelman College, University of Puerto Rico-Mayaguez and Xavier University.

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In 2022, we unveiled Delaware State University Riverfront, a $4.7 million facility donated to Delaware State University. The project is a shining example of the critical role public-private partnerships play in strengthening HBCU infrastructure and expanding graduates’ career pathways.

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Capital One also hosted the inaugural HBCU and HSI Presidents’ Roundtable, engaging with educational and government leaders and deepening our relationships. We also sponsored the Hispanic Scholarship Fund’s National Leadership Conference, which provides students an inside track to academic and professional excellence through a combination of mentoring, professional insights and career guidance.

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Community Advisory Council (“CAC”). We continue to consult with our CAC which directly engages our senior leadership with civic leaders, community representatives, and consumer advocates from nearly 30 organizations. The CAC provides a variety of perspectives and facilitates informed dialogue on the Company’s strategy, products, and services—especially those related to underserved communities. In 2022, business leaders sought input from CAC members about initiatives that are meant to promote socioeconomic mobility for our customers. For example, leaders invited feedback on Capital One’s new Ventures Lending platform. Ventures Lending will provide credit to small business owners in low and moderate income communities who have been historically underserved.

Our Environmental Footprint

Capital One is committed to continuously improving the environmental sustainability of our business, and we recognize the wide-ranging impact that climate change will have on the world. We are focused on embedding climate-related considerations throughout our strategy and risk management. We are supplying solutions that our customers and communities will need to thrive in a changing world, and continue to engage our associates, customers, suppliers, and other stakeholders in our environmental efforts.

Our sustainability journey began over a decade ago with the establishment of our Environmental Sustainability Office. Since then, we have set and achieved multiple goals to improve the sustainability of our business

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operations. We are currently working on our 4th generation GHG reduction goal, which was informed by the Science Based Targets Initiative (SBTi) and aligns with a 1.5°C target ambition, but has not been reviewed by that organization.

In 2021, we named a Senior Advisor to the CEO with previous senior management experience in risk, strategy and line of business leadership at Capital One, to serve as the Head of Climate for the enterprise. The Head of Climate is responsible for the formulation and coordination of our enterprise climate strategy.

In 2022, we advanced our work to improve the sustainability of our internal operations, understand the financed emissions of our customers, educate consumers, identify and manage climate risks, and work with businesses to develop and finance sustainable solutions.

Our Strategy and Goals

Capital One is committed to the following goals:

Reduce Scope 1 Direct Emissions by 50 percent and reduce Scope 3 Emissions (Categories 1-14) by 50 percent by 2030 (from a baseline year of 2019).	Purchase 100 percent renewable electricity while increasing location-aligned procurement in the markets where we operate.	Reduce water use at our facilities by 20 percent by 2025 (from a baseline year of 2019).

Continue to ensure 95 percent of paper purchased for operations is certified by the Forest Stewardship Council or contains 30 percent post-consumer waste recycled content each year.	Pursue the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) Silver or higher certification for all new office construction and comprehensive renovations.	Reduce landfill waste generated at our campus locations by 50 percent by 2025 (from a baseline year of 2019)

Highlights of our environmental sustainability efforts include:

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Operational Emissions. In an effort to continue our reduction in operational emissions, we performed an analysis in 2022 to gain a deeper understanding of the key business drivers and leverage points that impact these emissions. This analysis is helping to align our action plans with continued progress towards our GHG emissions reduction goals, while also building the foundation to evaluate potential future reductions in these emissions.

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Internal Price on Carbon. In 2020, Capital One established an internal price on carbon starting at $15.00 per metric ton of carbon dioxide equivalent, or CO2e, for Scope 1, Scope 2 and verified Scope 3 (in categories 1-14) emissions. This carbon fee creates a monetary value on the GHG emissions in our carbon footprint, which can enable greater visibility and incentive alignment in the future.

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Financed Emissions. Financed emissions are the GHG emissions associated with our lending activities and investments (Scope 3, category 15). In 2022, we engaged with a third party to better understand the drivers and impact of our financed emissions. We have completed an initial assessment of our financed emissions and significant concentrations. While this initial assessment is reliant on data from multiple sources, including our clients, that is not fully complete, and does not currently have the same level of controls as our public emissions disclosures, it is useful to help guide our work within our businesses

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toward the areas of highest leverage. We will also be working to refine our methodologies, data and controls, and identify the long-term processes and infrastructure required to support potential future disclosures of these emissions.

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Green Auto Hub. Capital One launched Green Auto Hub in 2022 to educate consumers on the benefits of electric and hybrid options. Consumers now have the opportunity to learn more about the vehicle types, maintenance, battery, range and tax incentives, as well as the impact on the environment and their cost savings.

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Sustainable Finance. Our Commercial Bank has a dedicated Sustainable Finance team that works to assess and address the risks and opportunities posed by the changing environmental and social landscape to best prepare our clients and our business. While we remain rooted in our local communities, we have scaled nationally and invested in our capabilities to support Commercial Bank clients who desire to transition to a low-carbon economy. Our Sustainable Finance team also analyzes sustainable finance capital markets trends and advises teams across our Commercial Bank on financing products that align with their clients’ sustainability strategies. Any references to “sustainable finance” in this report are intended as references to the internally defined criteria of Capital One only and not to any jurisdiction-specific regulatory definition.

Climate Governance

As we’ve progressed in our environmental sustainability journey, we’ve taken steps to enhance our governance and oversight of our climate-related bodies of work. We have also instituted several climate-specific governance processes at both the enterprise and line of business levels, which roll up through our broader enterprise ESG governance structure.

The Board is actively engaged in the development of Capital One’s enterprise climate strategy and risk management, including climate-related goals and targets. The Board receives updates from management on our enterprise-wide climate strategy and risk management at least once per year. Capital One’s senior leadership also integrates climate considerations into individual line of business strategies where appropriate. Climate and other ESG-related issues are also discussed in existing senior management committees at Capital One. For more information on climate governance see “Oversight of Environmental, Social and Governance Matters” beginning on page 48.

Climate Risk Management

Capital One looks at how risks, including climate-related risks, could impact our Company across seven risk categories each quarter. We also identify emerging risks that may occur across a longer time horizon, happen in the future, or have a potential impact that is difficult to predict. The seven risk categories we use to evaluate climate risks are consistent with those we use to evaluate and manage all of our enterprise risks: credit, operational, strategic, reputational, market, liquidity and compliance risks.

As we continue to enhance climate risk management capabilities, and in alignment with emerging regulatory guidance, we will conduct climate-specific scenario analysis to better understand the long-term impact of climate change on our portfolios. We will also continue to improve our risk identification process to take climate-related risks into consideration when making decisions across the enterprise.

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How to Contact Us

Our Directors	Investor Relations

Communicate with the Board, including individual directors, the Lead Independent Director, committee chairs, or the Independent Directors as a group

Mail correspondence to:

Board of Directors

c/o Corporate Secretary’s Office

Capital One Financial Corporation

1600 Capital One Drive

McLean, Virginia 22102

Contact our Investor Relations team Email: investorrelations@capitalone.com

The Corporate Secretary will review all communications sent to the Board, the Lead Independent Director, committee chairs, the Independent Directors as a group, or individual directors and forward all substantive communications to the appropriate parties. Communications to the Board, the Independent Directors, or any individual director that relate to Capital One’s accounting, internal accounting controls, or auditing matters are referred to the Chair of the Audit Committee and Capital One’s Chief Audit Officer. Other communications are referred to the Lead Independent Director. Please continue to share your thoughts or concerns with us. We value your input and your investment.

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Section III - Approval of Amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation to Remove Remaining Supermajority Voting Requirements and References to Signet Banking Corporation (Item 2 on Proxy Card)

Overview

The Board of Capital One recommends that Capital One’s stockholders approve amendments to Capital One’s Restated Certificate of Incorporation (the “Certificate”) (i) to remove the remaining supermajority voting requirements currently in the Certificate and replace them with majority voting standards; (ii) to expressly opt out of a default supermajority provision under Delaware law; and (iii) to remove references to Signet Banking Corporation, in each case as described below (together, the “Proposed Amendments”). Capital One previously proposed amendments at our 2013 and 2014 Annual Stockholder Meetings to remove the supermajority voting requirements currently in the Certificate, however, the proposals did not receive the required number of votes to pass. In connection with those meetings, we actively solicited stockholders to vote for the amendments, including engaging directly with some of our largest stockholders. While non-Interested Stockholders (as defined in the Certificate) owning 79.99% of the then outstanding Voting Stock (as defined below) voted in favor of the amendments in 2013 and 77.44% in 2014, respectively, these levels of support were not sufficient to approve the amendments, each of which required an affirmative vote of 80% of the then outstanding Voting Stock excluding any Interested Stockholder. The Board of Directors believes that the amendments as set forth below are appropriate and we are asking stockholders to vote “For” these Proposed Amendments.

References in this discussion to votes of the outstanding shares and to the “Voting Stock” mean the Company’s outstanding shares of capital stock entitled to vote generally in the election of directors. Currently, Capital One common stock is the only class or series of Voting Stock outstanding. The Proposed Amendments do not affect the voting rights of the Company’s preferred stock.

If the amendments to the Certificate are approved at this meeting, our Certificate or our Amended and Restated Bylaws will not contain any supermajority provisions. We strongly encourage you to vote “FOR” this proposal.

Purpose and Effect of the Proposed Amendments

The Proposed Amendments are the result of the Board’s ongoing review of our corporate governance principles. After receiving stockholder input and the advice of management and outside advisors, the Board considered the relative weight of the arguments in favor of and opposed to supermajority voting requirements related to certain business combinations.

The Board recognizes that supermajority voting requirements for business combinations are intended to protect against self-interested action by large stockholders, including in the context of hostile acquisitions that may be viewed as undervaluing the Company, by requiring broad stockholder support for certain types of transactions or governance changes. The Board also recognizes that many investors and others have begun to view supermajority vote provisions as conflicting with principles of good corporate governance.

Accordingly, the Board has considered this matter and, upon recommendation of the Governance and Nominating Committee, adopted resolutions setting forth the Proposed Amendments, declared the Proposed Amendments advisable and unanimously resolved to submit the Proposed Amendments to Capital One’s stockholders for consideration.

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Section III - Approval of Amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation to Remove Remaining Supermajority Voting Requirements and References to Signet Banking Corporation (Item 2 on Proxy Card)

Proposed Certificate Amendments

Remove Supermajority Voting Requirements Related to Certain Business Combinations

Description of Amendments

Currently, Article IX of the Certificate has supermajority voting provisions applicable to certain business combinations between Capital One and Interested Stockholders and requires that: (i) any such business combinations be approved by 75% of the outstanding Voting Stock (including 75% of non-Interested Stockholders) and (ii) an amendment of any provision of Article IX, including the supermajority voting provision, be approved by 80% of the outstanding Voting Stock (including 80% of non-Interested Stockholders).

We propose to amend the Certificate so that such transactions or amendments can be approved by a majority vote of the voting power of the then outstanding Voting Stock, voting together as a single class. Specifically, we propose:

∎

to amend the supermajority voting requirements for approval of certain business combinations currently in Article IX, Section 1, Paragraph (A) of the Certificate by replacing the references to “75%” with “a majority;” and

∎

to amend the supermajority voting requirements for amending or repealing, or adopting any provision inconsistent with Article IX of the Certificate (regarding the approval of certain business combinations) currently in Article IX, Section 6 of the Certificate by replacing the references to “80%” with “a majority.”

If these amendments are approved, future stockholder votes under these provisions would require the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, including the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder. The amended voting requirements in Article IX, Section 1, Paragraph (A) for approval of certain business combinations would continue to be required in addition to any affirmative vote required by law or the Certificate (including any votes required by the terms of any series of preferred stock).

Opt out of Section 203 of the Delaware General Corporation Law (“DGCL”)

Description of Amendments

Currently, we are subject to a default supermajority provision under DGCL 203, which relates to stockholder approval of business combinations with interested stockholders, requiring the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder. Specifically, Section 203(a)(3) of the DGCL states that: “At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder” (the “66 2⁄3% Level”). We propose to amend the Certificate so that the Company will expressly elect not to be governed by the DGCL 203, in order to eliminate the 66 2⁄3% Level.

Remove the Reference to Signet Banking Corporation and its Affiliates

Description of Amendments

Currently, Article IX, Section 3 of the Certificate states that Signet Banking shall not be deemed an Interested Stockholder as long as it continues to control more than a majority of the outstanding voting stock of the Company (each term as defined in the Certificate). Signet Banking was created from the merger of Bank of Virginia and Union Trust Bancorp in 1985. In 1995, Signet Banking spun off its credit card business as Capital One and in 1997, First Union acquired Signet Banking. Signet Banking no longer exists and we propose to remove the reference to Signet Banking.

58	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

CORPORATE GOVERNANCE

Section III - Approval of Amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation to Remove Remaining Supermajority Voting Requirements and References to Signet Banking Corporation (Item 2 on Proxy Card)

Vote Required to Approve the Proposed Amendments

As required in the Certificate, the Proposed Amendments will need to be approved by the affirmative vote of the holders of at least 80% of the voting power of the shares of the then outstanding Voting Stock voting together as a single class (including the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder, with abstentions and broker non-votes having the same effect as votes “against” the Proposed Amendments. Under the Certificate, the term “Interested Stockholder” includes any person or entity who or which, together with its affiliates, is the beneficial owner, directly or indirectly, of more than 5% of the then outstanding Voting Stock, with beneficial ownership being determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 and including any shares a person or entity has the right to acquire or to vote.

Additional Information

The general descriptions of the Proposed Amendments set forth above are qualified in their entirety by reference to the text of the Proposed Amendments, which are attached as Appendix B to this proxy statement. Additions to the Certificate are indicated by underlining and deletions are indicated by strike-outs. Complete copies of the Certificate and Bylaws are available at www.capitalone.com under “Investors,” then “Governance & Leadership,” then “Organizational and Governance Documents.”

If any of the Proposed Amendments are approved, such approved amendments will become effective upon the filing of a Certificate of Amendment to Capital One’s Certificate with the Delaware Secretary of State. However, in accordance with Delaware law, even if Capital One’s stockholders approve the Proposed Amendments, the Board has the discretion not to implement them. If the Board exercises such discretion, it will publicly disclose that fact and the reason for its determination.

***

The Board unanimously recommends that you vote “FOR” the proposal in order to amend our Restated Certificate of Incorporation set forth herein.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	59

CORPORATE GOVERNANCE

Section IV - Director Compensation

Director Compensation Objectives

The Board approves the compensation for non-management directors based on recommendations made by the Compensation Committee (“Committee”). The Board has designed the director compensation program to achieve four primary objectives:

∎	Attract and retain talented directors with the skills and capabilities to perpetuate Capital One’s success

∎	Fairly compensate directors for the work required in a company of Capital One’s size, industry and scope

∎	Recognize the individual roles and responsibilities of the directors

∎	Align directors’ interests with the long-term interests of our stockholders

Management directors do not receive compensation for their service on the Board. In 2022, Mr. Fairbank was Capital One’s only management director.

Director Compensation Procedures

The Committee annually reviews the compensation program for Capital One’s non-management directors. FW Cook provides competitive compensation data and director compensation program recommendations to the Committee to assist in determining its recommendation. The competitive compensation data includes information regarding the compensation (cash, equity, and other benefits) of the non-management directors within Capital One’s peer comparator group. The Committee considers this information and FW Cook’s recommendations, and finalizes a proposed director compensation structure for review and approval by the full Board, typically in the second quarter of each year. See the discussion under “Compensation Committee Consultant” beginning on page 43 for further information on the role and responsibilities of FW Cook and “Peer Groups” beginning on page 115 for further information on the selection of the Company’s peer comparator group.

Based on its review of competitive market data and guidance from FW Cook in the second quarter of 2022, the Committee determined that the Company’s director compensation program meets the objectives listed above.

Director Compensation Structure

On May 4, 2022, the Board approved a compensation program for Capital One’s non-management directors for the period from May 5, 2022 through our 2023 Annual Stockholder Meeting that is similar to the program for the preceding year. The compensation program consists of an annual cash retainer of $90,000 for service on the Board. Annual cash retainers for service as a member of the Board have not increased since 2013. In addition, directors receive annual cash retainers for committee service and for service as committee chairs and Lead Independent Director. Under the most recently approved director compensation program, the annual cash retainers are as follows:

∎	Lead Independent Director: $100,000

∎	Chair of the Audit Committee or Risk Committee: $70,000

∎	Chair of the Compensation Committee: $45,000

∎	Chair of the Governance and Nominating Committee: $45,000

∎	Member of the Audit Committee or Risk Committee (other than the chair): $30,000

∎	Member of the Compensation Committee or Governance and Nominating Committee (other than the chair): $15,000

∎	Member of the Capital One, N.A. Trust Committee: $10,000

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Section IV - Director Compensation

Pursuant to the annual compensation review process described above, the Compensation Committee recommended, and the Board approved, an increase in the annual cash retainer of $50,000 for the Lead Independent Director, of $10,000 for the chairs of the Audit Committee, Risk Committee, and Governance and Nominating Committee and of $5,000 for the chair of the Compensation Committee, each over the previous year. The increases to the annual cash retainers was in recognition of the demands of service of each such positions, including the time commitment and level of contribution expected, and to further align compensation for such service with the Company’s peer comparator group.

In addition, each non-management director serving on May 5, 2022, received on such date an award of 1,612 RSUs under the 2004 Stock Incentive Plan with a grant date fair value of $210,092, or $130.33 per share. The RSU award reflects an approximately $10,000 increase in value over the previous year, which was intended to better align director compensation with the Company’s peer comparator group. The RSUs were valued based on the fair market value of a share of Capital One common stock on the date of grant and vest one year from the date of grant, with the delivery of the underlying shares deferred until the director’s service with the Board ends in order to enhance the alignment of interests between our non-management directors and stockholders.

Other Benefits

Under the Capital One Financial Corporation Non-Employee Directors Deferred Compensation Plan, non-management directors may voluntarily defer all or a portion of their cash compensation and receive deferred income benefits. Participants in the plan can direct their individual deferrals among ten investments available through the plan. Participating directors receive their deferred income benefits in cash when they cease serving as directors, upon certain other distribution events specified in the plan, or at such earlier time as authorized by the Compensation Committee. Upon a change of control, Capital One will pay to each director within 30 days of the change of control a lump sum cash payment equal to such director’s account balance as of the date of the change of control.

Capital One also offers non-management directors the opportunity to direct a contribution of up to $10,000 annually from Capital One to charitable organization(s) of their choice. Nine of the eleven non-management directors who served during 2022 elected to make such a charitable contribution in 2022. In addition, all directors who served during 2022 were eligible, and six directors elected, to participate in a Capital One broad-based charitable contribution program, which is available to Capital One associates, under which Capital One made a contribution of $5,000 per director to a charitable organization of their choice.

Directors also receive reimbursements for certain board-related expenses, including external educational seminars and travel-related costs incurred to attend Board meetings. Such reimbursements are not included as compensation for the directors in the table below.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	61

CORPORATE GOVERNANCE

Section IV - Director Compensation

Compensation of Directors

Directors of Capital One received the following compensation in 2022:

Director Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Richard D. Fairbank(4)	$—	$—	$—	$—
Ime Archibong	$105,000	$210,092	$—	$315,092
Christine Detrick	$112,500	$210,092	$—	$322,592
Ann Fritz Hackett	$250,000	$210,092	$15,000	$475,092
Peter T. Killalea	$135,000	$210,092	$10,000	$355,092
Eli Leenaars(5)	$190,000	$210,092	$10,000	$410,092
François Locoh-Donou	$147,500	$210,092	$15,000	$372,592
Peter E. Raskind	$170,000	$210,092	$15,000	$395,092
Eileen Serra	$150,000	$210,092	$15,000	$375,092
Mayo A. Shattuck III	$130,000	$210,092	$15,000	$355,092
Bradford H. Warner	$185,000	$210,092	$15,000	$410,092
Catherine G. West(6)	$110,342	$210,092	$—	$320,434
Craig Anthony Williams	$127,500	$210,092	$10,000	$347,592

(1)

Represents cash payments made during 2022, which include half of the payments made under the compensation program for the period from May 5, 2022 through our 2023 Annual Stockholder Meeting and half of the payments made under the compensation program for the period from May 6, 2021 through the date of our 2022 Annual Stockholder Meeting.

(2)	Represents the grant date fair value of RSUs granted during 2022, calculated in accordance with FASB ASC Topic 718.

(3)

Amounts shown represent contributions made by Capital One on behalf of certain non-management directors serving during 2022 to charitable organization(s) of their choice. See “Other Benefits” on page 61 for more information.

(4)	Management directors do not receive compensation for their service on the Board. In 2022, Mr. Fairbank was Capital One’s only management director.

(5)

In addition to the standard compensatory arrangement described above, Mr. Leenaars receives an increase of $25,000 to the annual cash retainer in recognition of the additional time and effort that is required for Mr. Leenaars to travel internationally to attend Board and committee meetings.

(6)	Ms. West unexpectedly passed away on July 30, 2022. Amounts shown represent cash compensation and RSUs earned for her 2022 service through the date of her passing.

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CORPORATE GOVERNANCE

Section IV - Director Compensation

The following table shows the number of RSUs outstanding and the total number of stock options outstanding for each non-management director as of December 31, 2022:

Director Name	Number of Outstanding Restricted Stock Units	Number of Outstanding Stock Options(1)
Ime Archibong	3,266	—
Christine Detrick	2,258	—
Ann Fritz Hackett	51,877	—
Peter T. Killalea	14,667	—
Eli Leenaars	8,546	—
François Locoh-Donou	8,114	—
Peter E. Raskind	25,708	—
Eileen Serra	6,156	—
Mayo A. Shattuck III	51,877	—
Bradford H. Warner	45,101	—
Catherine G. West(2)	22,124	—
Craig Anthony Williams	3,266	—

(1)

Prior to 2013, directors were offered the opportunity to elect to forgo their cash retainers for a grant of non-qualified stock options under the 2004 Stock Incentive Plan. The outstanding options expire ten years from the date of grant. In 2013, the Committee determined to no longer include stock options as part of the director compensation program. Upon termination from Board service (other than by removal for cause), a director will have the remainder of the full option term to exercise any vested stock options.

(2)	Shares underlying the RSUs are pending issuance to the estate of Ms. West.

Stock Ownership Requirements

Capital One requires non-management directors to retain all shares underlying RSUs granted to them by Capital One until their service with the Board ends. The Board may grant an exception for any case where this requirement would impose a financial hardship on a director. In 2022, no directors were granted an exception to this requirement for any outstanding awards of RSUs. Our non-management director stock ownership policies also require our non-management directors to hold a number of shares of Capital One common stock with a fair market value of at least five times the director’s annual cash retainer for Board service. Directors are given five years from the date of appointment as a director to comply with the Stock Ownership Requirements. For purposes of this policy, unvested RSUs and vested deferred RSUs held by a Board member are counted as shares when determining the number of shares owned. All of the directors are currently in compliance with this requirement.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	63

EXECUTIVE COMPENSATION

Section V - Advisory Vote on Frequency of Holding an Advisory Vote to Approve Our Named Executive Officer Compensation (“Say When On Pay”) (Item 3 on Proxy Card)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we are submitting to our stockholders an advisory vote as to whether future advisory votes to approve our NEO compensation should occur every one, two or three years or abstain from voting on this proposal.

After careful consideration, our Board believes that holding a vote every year is the most appropriate policy for Capital One at this time and recommends that stockholders vote for future advisory votes to approve executive compensation every year. While Capital One’s executive compensation programs are designed to reward performance over multi-year time horizons, the Board recognizes that executive compensation disclosures are an important consideration for stockholders on an annual basis. Although it may not be feasible to immediately change the compensation program in response to an advisory vote on compensation, holding an annual advisory vote on executive compensation provides Capital One with important and regular feedback on our compensation practices to advance our goal of aligning our executives’ interests with those of our stockholders.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes to approve executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. Following this year’s say on pay frequency vote, it is expected that the next such vote will take place at the 2029 Annual Stockholder Meeting.

***

The Board unanimously recommends that you vote to conduct future advisory votes to approve executive compensation “EVERY YEAR.”

64	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section VI - Advisory Vote on Our Named Executive Officer Compensation (“Say On Pay”) (Item 4 on Proxy Card)

We are offering to our stockholders a non-binding advisory vote to approve our 2022 NEO compensation, pursuant to Section 14A of the Exchange Act. While the vote is non-binding, the Board values the opinions that stockholders express through their votes and in any additional dialogue. The Board will consider the outcome of the vote when making future compensation decisions.

As discussed in the “Compensation Discussion and Analysis” section beginning on page 78, our Board has provided compensation programs for the CEO and the other NEOs that are competitive with the market, performance-based, and transparent and that align with our stockholders’ interests over multiple time horizons. Our CEO’s and other NEOs’ compensation programs have consisted primarily of performance-based incentive opportunities, including multiple types of equity instruments with multi-year vesting schedules. The ultimate value of these equity-based awards is subject to Capital One’s sustained performance over time, both on an absolute basis and relative to our peers.

For the 2022 performance year, approximately 84% of the CEO’s total compensation is equity-based and at-risk to the Company’s performance and 100% of his compensation is deferred for a three-year period. As discussed under “NEO Compensation” beginning on page 106, under the 2022 NEO compensation program applicable to our other NEOs , approximately 51% of total compensation is provided through equity-based vehicles which were all at-risk based on the Company’s performance and subject to vesting over multiple time horizons.

Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” section on pages 78 to 119 and the “Named Executive Officer Compensation” section on pages 120 to 138.

We ask for your approval of the following resolution:

“Resolved, that Capital One’s stockholders hereby provide their advisory approval of the 2022 Named Executive Officer compensation as disclosed pursuant to the rules of the SEC in the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and the related notes and narratives in this proxy statement.”

The Board has resolved to hold annual advisory votes to approve executive compensation. Accordingly, the next advisory vote to approve executive compensation will occur at the 2024 Annual Stockholder Meeting, unless the Board modifies its policy on the frequency of holding such advisory votes.

***

The Board unanimously recommends that you vote “FOR” approval, on an advisory basis, of our 2022 Named Executive Officer compensation as disclosed in this proxy statement.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	65

EXECUTIVE COMPENSATION

Section VII - Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan (Item 5 on Proxy Card)

Overview

In 2004, the Board adopted the Capital One Financial Corporation 2004 Stock Incentive Plan (the “2004 Plan”), which was approved by the Company’s stockholders at the annual stockholder meeting held on April 29, 2004. The 2004 Plan was subsequently resubmitted for approval, and approved, by stockholders, at the annual stockholder meetings held on April 27, 2006, April 23, 2009, May 1, 2014 and May 6, 2021 in order to increase the number of shares available for issuance under the 2004 Plan and to make certain other changes as detailed in the respective proxy statement proposals for stockholder approval. The Compensation Committee of the Board approved and adopted the Fourth Amended and Restated 2004 Stock Incentive Plan effective as of January 1, 2018 to make certain non-material changes. The Fifth Amended and Restated 2004 Stock Incentive Plan was submitted for approval, and subsequently approved, by stockholders at the annual meeting held on May 2, 2019 to account for changes to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

On January 26, 2023, the Compensation Committee adopted, subject to stockholder approval, an amended and restated version of the 2004 Plan (the “Seventh Amended and Restated 2004 Plan”) to increase the share reserve under the 2004 Plan by 14 million shares from 67 million shares to 81 million shares as reflected in the Seventh Amended and Restated 2004 Plan, which is provided in its entirety as Appendix C to this proxy statement. The Seventh Amended and Restated 2004 Plan will be approved by stockholders if a majority of the votes cast by stockholders on the proposal are voted in favor of the proposal. NYSE rules governing equity compensation plans treat abstentions as “votes cast.” Accordingly, abstentions will have the same effect as a vote against the proposal. However, broker non-votes are not considered “votes cast” and thus will have no effect on the outcome of the vote on this proposal.

Specifically, the Seventh Amended and Restated 2004 Plan makes the following changes that are subject to stockholder approval:

∎	Provides that the maximum number of Shares (as defined below) available for issuance to participants under the 2004 Plan shall be 81 million (see Section 4.1(a) of the 2004 Plan).

The 2004 Plan, amended as of May 6, 2021, created a reserve of 67 million shares of Capital One common stock (each a “Share,” collectively, the “Shares”). The 2004 Plan Share reserve may not be sufficient to cover the awards anticipated to be granted beginning in 2024 and therefore we are asking for stockholders to approve an increase of 14 million Shares in the 2004 Plan’s Share reserve at this time.

The Compensation Committee and the Board believe that compensating Capital One executives and associates with equity awards encourages the creation of long-term stockholder value and the delivery of consistent medium- and long-term results.

The table below provides additional information regarding the number of Stock Options, Restricted Stock Units, and Performance Share Units outstanding, as well as the shares available for issuance under the 2004 Plan effective February 21, 2023:

Stock Options			Restricted Stock Units	Performance Share Units	Number of Shares Available for Future Issuance	Common Stock Outstanding
Number of Shares Subject to Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Number of Units Outstanding	Number of Units Outstanding
540,722	$75.12	2.7 years	7,649,917	1,283,122	9,075,765	382,204,197

66	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section VII - Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan (Item 5 on Proxy Card)

Summary of Material Provisions of the Seventh Amended and Restated 2004 Stock Incentive Plan

The material terms of the Seventh Amended and Restated 2004 Plan are summarized below and are qualified in their entirety by reference to the full text of the Seventh Amended and Restated 2004 Plan, which is provided as Appendix C to this proxy statement. This is a summary and it may not contain all the information that you may consider important, and thus, we encourage you to read the full text of the Seventh Amended and Restated 2004 Plan.

Types of Awards

Awards under the Seventh Amended and Restated 2004 Plan may be in the form of: (i) cash-based awards; (ii) options, which may be incentive stock options, as defined in the Code (“ISOs”) (which are tax advantageous for the participant but with respect to which Capital One does not receive a deduction) or non-qualified stock options (“NQSOs”); (iii) stock appreciation rights (“SARs”); (iv) restricted stock; (v) restricted stock units (“RSUs”); (vi) performance shares; (vii) performance units; (viii) annual incentive pool awards; or (ix) other stock-based awards (“Other Stock-Based Awards”) (collectively, “Awards”).

Duration of the Seventh Amended and Restated 2004 Plan

The Seventh Amended and Restated 2004 Plan will become effective upon stockholder approval on May 4, 2023. Unless terminated sooner as provided therein, the Seventh Amended and Restated 2004 Plan will terminate on May 6, 2031, which is ten years from the adoption of the Sixth Amended and Restated 2004 Plan at the 2021 Annual Stockholder Meeting which was held on May 6, 2021. After the Seventh Amended and Restated 2004 Plan is terminated, no new Awards may be granted under the 2004 Plan. Awards previously granted will remain outstanding in accordance with the terms and conditions of the Seventh Amended and Restated 2004 Plan and as specified under the applicable grant agreement.

Shares Available for Awards

The total number of Shares available for issuance under the Seventh Amended and Restated 2004 Plan, subject to adjustment in accordance with certain anti-dilution provisions described below, is proposed to be increased by 14 million Shares, from an aggregate amount of 67 million Shares to an aggregate amount of 81 million Shares.

Shares covered by an Award will only be counted as used under the authorized Shares set forth in the Seventh Amended and Restated 2004 Plan to the extent they are actually issued and delivered to a participant or such participant’s designated transferee and are not forfeited by the participant and returned to Capital One. Any Shares that are related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of Shares, which are forfeited by the participant to Capital One (including pursuant to performance based vesting conditions), which are settled in cash in lieu of Shares, or which (subject to the 2004 Plan’s prohibition on repricing, cashing out or exchanging out of the out-of-the-money stock options or stock appreciation rights) are exchanged with the Compensation Committee’s permission prior to the issuance of Shares for Awards not involving the issuance or delivery of Shares, will be available again for grant under the Seventh Amended and Restated 2004 Plan. The Compensation Committee has approved additional limitations on share usage as specified in Section 4.2(b) of the 2004 Plan, in order to align the terms of the 2004 Plan with the Company’s current practice. As approved, the following Shares covered by an Award are counted as used under the authorized Shares under the Seventh Amended and Restated 2004 Plan and may not be added to the maximum number of Shares that may be issued:

∎	Shares that are withheld or tendered in payment of an option exercise price or repurchased by the Company with Option exercise proceeds;

∎

Shares that are withheld or tendered to satisfy any tax withholding obligation (in connection with any option, SAR, or Other Stock-Based Award or otherwise) or Shares that are covered by a SAR (to the extent that it is settled in Shares, without regard to the number of Shares that are actually issued upon exercise); and

∎	Shares that are withheld by the Company to satisfy any debt or other obligation owed to the Company or any Subsidiary.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	67

EXECUTIVE COMPENSATION

Section VII - Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan (Item 5 on Proxy Card)

Except to the extent otherwise required by applicable law or stock exchange rules, the maximum number of Shares available for issuance under the Seventh Amended and Restated 2004 Plan will not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional restricted stock, RSUs, performance shares, or Other Stock-Based Awards. The Shares available for issuance under the Seventh Amended and Restated 2004 Plan may be authorized and unissued shares or treasury shares.

Annual Award Limits

∎

Restricted Stock and RSUs. The maximum aggregate number of Shares that may be granted as restricted stock or with respect to which RSUs may be granted in any one plan year to any one participant is 2 million plus the number of Shares under such annual award limit with respect to which restricted stock and RSUs were not granted determined as of the close of the previous plan year.

∎

Performance Units and Performance Shares. The maximum aggregate amount that any one participant may be granted in any one plan year with respect to performance units or performance shares is 2.5 million Shares or an amount equal to the value of 2.5 million Shares, as applicable, plus the number of Shares under such annual award limit with respect to which performance units and performance shares were not granted determined as of the close of the previous plan year.

∎

Stock Options. The maximum aggregate number of Shares with respect to which options may be granted in any one plan year to any one participant is 2.5 million, plus the number of Shares under such annual award limit with respect to which options were not granted determined as of the close of the previous plan year.

∎

SARs. The maximum aggregate number of Shares with respect to which SARs may be granted in any one plan year to any one participant is 2.5 million plus the number of Shares under such annual award limit with respect to which SARs were not granted determined as of the close of the previous plan year.

∎

Cash-Based Awards. The maximum aggregate amount that any one participant may be granted in any one plan year with respect to cash-based Awards not denominated in Shares may not exceed $30 million or, with respect to cash-based Awards denominated in Shares, an amount equal to the value of 2 million Shares plus the amount under such annual award limit with respect to which cash-based Awards were not granted determined as of the close of the previous plan year.

∎

Other Stock-Based Awards. The maximum aggregate number of Shares with respect to which Other Stock-Based Awards may be granted in any one plan year to any one participant will be 2 million plus the number of Shares under such annual award limit with respect to which Other-Stock Based Awards were not granted determined as of the close of the previous plan year. The award limits for annual incentive pool awards are discussed below.

Adjustments in Authorized Shares

In the event of any corporate event or transaction (including, but not limited to, a change in the Shares or the capitalization of Capital One), such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of Capital One, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend or other like change in capital structure or distribution to stockholders of Capital One, or any similar corporate event or transaction, the Compensation Committee, in order to prevent dilution or enlargement of participants’ rights under the Seventh Amended and Restated 2004 Plan, will substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Seventh Amended and Restated 2004 Plan or under certain Awards, the number and kind of Shares subject to outstanding Awards, the exercise or grant price applicable to outstanding Awards, the annual award limits described above and other value determinations applicable to outstanding Awards. The Compensation Committee will also make appropriate adjustments or modifications in the terms of any Awards to reflect such corporate events or transactions, including the modification of performance goals and performance periods. Subject to applicable law, the Compensation Committee is also authorized to issue new Awards or assume

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EXECUTIVE COMPENSATION

Section VII - Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan (Item 5 on Proxy Card)

awards granted under plans of other entities in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions it deems appropriate.

Administration

The Seventh Amended and Restated 2004 Plan will be administered by the Compensation Committee. The Compensation Committee will have full and exclusive discretionary power to do all things that it determines to be necessary or appropriate in connection with the administration of the Seventh Amended and Restated 2004 Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to the Seventh Amended and Restated 2004 Plan and to define terms not otherwise defined therein; (ii) to determine which persons are eligible for Awards granted thereunder and the timing of any such Awards; (iii) to prescribe and amend the terms of the Award agreements, to grant Awards and determine the terms and conditions thereof; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability, settlement or recoupment of any Award; (v) to prescribe and amend the terms of or form of any document or notice required to be delivered to Capital One by participants under the Seventh Amended and Restated 2004 Plan; (vi) to determine the extent to which adjustments are required pursuant to the terms of the Seventh Amended and Restated 2004 Plan; (vii) to interpret and construe the Seventh Amended and Restated 2004 Plan, any rules and regulations thereunder and the terms and conditions of any Award granted thereunder, and to make exceptions to any such provisions if the Compensation Committee, in good faith, determines that it is appropriate to do so; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Seventh Amended and Restated 2004 Plan.

The Compensation Committee may delegate to one or more of its members or other members of the Board or to one or more officers or management committees of Capital One (including its subsidiaries and affiliates) or to one or more agents or advisors such duties or powers as it may deem advisable, and the Compensation Committee or any person to whom it has delegated duties or powers as aforesaid may employ one or more persons to render advice with respect to any responsibility the Compensation Committee or such person may have under the Seventh Amended and Restated 2004 Plan. In addition, the Compensation Committee may, by resolution, authorize one or more officers or management committees of Capital One to do one or more of the following on the same basis as can the Compensation Committee: (i) designate employees to be recipients of Awards; and (ii) determine the type, number of Shares subject thereto and all other terms and conditions of any such Awards; provided, however, (a) the Compensation Committee may not delegate such responsibilities to any such officer or management committee for Awards granted to a director, an employee that is considered an Insider (as defined in the Seventh Amended and Restated 2004 Plan); (b) the resolution providing such authorization sets forth the total number of Shares that may be subject to Awards such officer(s) or management committee(s) may grant and any other limitations on the delegated authority that the Compensation Committee may deem appropriate or advisable; and (iii) the officer(s) or management committee(s) must report periodically to the Compensation Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated in the manner and at such times as requested by the Compensation Committee.

To the fullest extent permitted by applicable law and subject to Capital One’s Restated Certificate of Incorporation and Restated Bylaws, neither Capital One nor any member of the Compensation Committee will be liable for any action, omission or determination of the Compensation Committee relating to the Seventh Amended and Restated 2004 Plan or any Award, and Capital One will indemnify and hold harmless each member of the Compensation Committee and each other person to whom any duty or power relating to the administration or interpretation of the Seventh Amended and Restated 2004 Plan or any Award has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Compensation Committee) arising out of any such action, omission or determination relating to the Seventh Amended and Restated 2004 Plan or any Award.

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The Compensation Committee may enter into agreements with third parties, on such terms and conditions as it determines, pursuant to which such third parties may issue Awards to the participants in lieu of Capital One’s issuance thereof or assume the obligations of Capital One under any Awards previously issued by Capital One.

Eligibility

All employees of Capital One, its affiliates and its subsidiaries and members of the Board are eligible to be granted Awards under the Seventh Amended and Restated 2004 Plan. Certain individual consultants, agents, advisors and independent contractors who render services to Capital One (“Third Party Service Providers”) are also eligible to participate in the Seventh Amended and Restated 2004 Plan. As stated above, the basis for participation in the Seventh Amended and Restated 2004 Plan is the Compensation Committee’s decision to select, in its sole discretion, participants from among those eligible. The approximate number of individuals eligible to be granted Awards under the Seventh Amended and Restated 2004 Plan as of December 31, 2022 were 55,943 employees, 11 non-management directors and 11,956 Third Party Service Providers, respectively. As of December 31, 2022, there were no Third Party Service Providers with outstanding awards under the Seventh Amended and Restated 2004 Plan.

In lieu of making Awards directly to employees, directors or Third Party Service Providers, the Compensation Committee may make Awards under the Seventh Amended and Restated 2004 Plan through or to a trust or other funding vehicle which then makes Awards to participants or which issues interests in Awards held by it to participants, on such terms and conditions as determined by the Compensation Committee.

General Terms and Conditions of Awards

In general, and subject to the terms and provisions of the Seventh Amended and Restated 2004 Plan (including those described below), Awards may be granted to participants on such dates, in such form and number and upon such terms and conditions (including the effect, if any, of a Change of Control, death, Disability or Retirement (as each such term is defined in the Seventh Amended and Restated 2004 Plan)) as determined from time to time by the Compensation Committee. Each Award granted will be evidenced by an Award agreement that will specify such terms and conditions. In addition, each participant’s Award agreement will set forth the extent to which the participant will have the right to exercise, retain or receive an Award or to have such Award vest or pay out, as applicable, following the termination of such participant’s employment with, or provision of services to, Capital One, its affiliates or subsidiaries, as the case may be.

Except as otherwise provided in the Seventh Amended and Restated 2004 Plan, in a participant’s Award agreement or as otherwise determined at any time by the Compensation Committee, no Award granted under the Seventh Amended and Restated 2004 Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

The Compensation Committee may specify in an Award agreement that the participant’s rights, payments and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions. Failure by a participant to comply with any of the terms and conditions of the Seventh Amended and Restated 2004 Plan or any Award agreement will be grounds for the cancellation and forfeiture of such Award.

Restricted Stock and RSUs. The Compensation Committee may grant to a participant Shares of restricted stock and/or RSUs. RSUs are similar to Shares of restricted stock except that no Shares are actually awarded to the participant on the date of grant. The Shares of restricted stock and/or the RSUs granted to a participant under the Seventh Amended and Restated 2004 Plan will not be transferable until the end of the applicable period of restriction established by the Compensation Committee (and in the case of RSUs until the date of delivery of Shares or other payment), or upon earlier satisfaction of any other conditions as specified by the Compensation Committee. The Compensation Committee will impose such other conditions and/or restrictions on any Shares of restricted stock or RSUs as it may deem advisable, including a requirement that the participant pay a stipulated purchase price for each Share of restricted stock or each RSU, restrictions based upon achievement of

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performance goals, service-based restrictions and/or restrictions under applicable laws or under the requirements of any stock exchange or securities market upon which such Shares are listed or traded. For the avoidance of doubt, imposing restrictions based upon the achievement of performance goals will not result in Shares of restricted stock or RSUs being converted to performance shares or performance units for purposes of the Seventh Amended and Restated 2004 Plan, including for purposes of the annual award limits described above.

Generally, Shares of restricted stock will become freely transferable by the participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of applicable tax withholding obligations) and RSUs will be settled in cash, Shares or a combination of cash and Shares, as the Compensation Committee determines.

To the extent permitted by law, unless otherwise determined by the Compensation Committee and set forth in an Award agreement, participants holding Shares of restricted stock will be granted the right to exercise full voting rights and to receive all dividends and other distributions paid with respect to those Shares during the period of restriction, while recipients of RSUs will not be granted such rights, dividends or distributions during the period of restriction, except as specifically determined by the Compensation Committee and as permitted by law.

Performance Units and Performance Shares. The Compensation Committee may grant performance units and/or performance shares to participants under the Seventh Amended and Restated 2004 Plan in such amounts and upon such terms as the Compensation Committee determines. Each performance unit will have an initial value that is established by the Compensation Committee at the time of grant and each performance share will have an initial value equal to the fair market value of a Share on the date of grant. In addition to any non-performance terms set forth by the Compensation Committee, the Compensation Committee will set performance goals which, depending on the extent to which they are met, will determine the value and/or number of performance units or performance shares to be paid out to participants. In accordance with the Award agreements, participants will be entitled to payment, in the form of cash and/or Shares, equal to the value and number of applicable performance units and performance shares earned by participants over the designated performance period following the end of such performance period.

Options. The Compensation Committee may grant to a participant the right to purchase Shares in such amounts and upon such terms as the Compensation Committee determines (including in satisfaction of Capital One’s obligations pursuant to options with reload features granted under the prior stock incentive plans), subject to the following restrictions. An option may be granted as an ISO or as an NQSO, as determined by the Compensation Committee and as set forth in any applicable Award agreement. The exercise price per Share will be determined by the Compensation Committee and may be at, above or indexed to, the fair market value of a Share on the date of grant; provided that, in no event will the exercise price per Share be less than 100% of the fair market value of a Share on the date of grant. Options granted under the Seventh Amended and Restated 2004 Plan will vest and become exercisable at such time and upon such terms and conditions as may be determined by the Compensation Committee; provided that no option will be exercisable later than the tenth anniversary of its date of grant. Notwithstanding the foregoing, options granted to participants outside of the United States may have a term of greater than ten years.

The purchase price for the Shares as to which an option is exercised will be paid to Capital One in full at the time of exercise (i) in cash or its equivalent; (ii) in Shares having a fair market value equal to the aggregate exercise price for the Shares being purchased and satisfying such other requirements as may be imposed by the Compensation Committee; (iii) partly in cash and partly in such Shares; (iv) by a cashless (broker-assisted) exercise; or (v) by any other method approved or accepted by the Compensation Committee.

The Compensation Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an option granted under the Seventh Amended and Restated 2004 Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

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Section VII - Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan (Item 5 on Proxy Card)

The Compensation Committee is not permitted to grant options containing, or amend options previously granted to include, reload features providing for the automatic grant of options with respect to the number of already owned Shares delivered by the participant to exercise options.

SARs. The Compensation Committee may grant to a participant an SAR independent of an option or in tandem with an option or designated portion thereof at the time the related option is granted or at any time prior to the exercise or cancellation of the related option. The grant price of an SAR that is either granted independently of any options or the exercise of which does not require the forfeiture of any rights under a related option (a “Freestanding SAR”) will be determined by the Compensation Committee; provided that, in no event will the grant price per Share be less than 100% of the fair market value of a Share on the date of grant. The grant price of an SAR that is granted in connection with a related option and the exercise of which requires the forfeiture of the right to purchase Shares under the related option (a “Tandem SAR”) will be equal to the exercise price of the related option.

The term of an SAR granted under the Seventh Amended and Restated 2004 Plan will be determined by the Compensation Committee; provided that no SAR will be exercisable later than the tenth anniversary of the date of its grant. Notwithstanding the foregoing, SARs granted to participants outside of the United States may have a term of greater than ten years.

Freestanding SARs may be exercised upon the terms and conditions as imposed by the Compensation Committee and Tandem SARs may only be exercised with respect to all or part of the Shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option.

Upon the exercise of an SAR, the participant will be entitled to receive, with respect to each Share to which such SAR relates, an amount in cash and/or Shares, as the case may be, equal to the excess of (i) the fair market value of a Share on the date of exercise over (ii) the grant price of the SAR. The Compensation Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an SAR granted under the Seventh Amended and Restated 2004 Plan as it may deem advisable, including, without limitation, a requirement that the participant hold the Shares received upon exercise of an SAR for a specified period of time.

Cash-Based Awards and Other Stock-Based Awards. The Compensation Committee may grant cash-based Awards and Other Stock-Based Awards to participants, in such amounts and upon such terms and conditions as the Compensation Committee may determine. Other Stock-Based Awards may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions outside of the United States.

Each cash-based Award will specify a payment amount or payment range and each Other Stock-Based Award will be expressed in terms of Shares or units based on Shares, each as determined by the Compensation Committee. The Compensation Committee may also establish any performance goals with respect to cash-based Awards or Other Stock-Based Awards, in which case the number and/or value of cash-based Awards or Other Stock-Based Awards that will be paid out to the participant will depend on the extent to which the performance goals (and any other non-performance terms and conditions) are met. Payment with respect to a cash-based Award or Other Stock-Based Award will be made in accordance with the terms of the Award, in cash and/or Shares as determined by the Compensation Committee.

Performance-Based Compensation. The Compensation Committee may grant Awards to participants that are subject to performance goals upon which the grant, payment or vesting of an Award may occur. The performance goals will be set at the discretion of the Compensation Committee and can include, but are not limited to, the following performance measures, either individually, alternatively, or in any combination, applied to either Capital One as a whole or to a business unit or subsidiary or affiliate or any combination thereof, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee: net earnings or net income (before or after taxes); earnings per share; net sales growth; net operating profit; return measures (including, but not

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Section VII - Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan (Item 5 on Proxy Card)

limited to return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); cash flow per share; earnings before or after taxes, interest, depreciation and/or amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets or ratios; charge-off levels; revenue growth; deposit growth; margins; operating efficiency; operating expenses; economic value added; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; capital targets; consummation of acquisitions, dispositions, projects or other specific events or transactions; and any other performance goal that the Compensation Committee deems appropriate.

The Compensation Committee may provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the performance measures set forth by the Compensation Committee with respect to such Award.

The Compensation Committee will determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, to so certify and ascertain the amount of the applicable Award. The Compensation Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary, unusual, and/or nonrecurring items of gain or loss as defined under United States generally accepted accounting principles for the applicable year, (vi) mergers, acquisitions or divestitures, and (vii) foreign exchange gains and losses.

Annual Incentive Pool Awards. The Compensation Committee may designate employees who are eligible to receive a monetary payment in any plan year based upon a percentage of an incentive pool equal to the greater of (i) 3% of Capital One’s Consolidated Operating Earnings for the plan year, (ii) 20% of Capital One’s Operating Cash Flow for the plan year, and (iii) 5% of Capital One’s Net Income for the plan year (as each such term is defined in the Seventh Amended and Restated 2004 Plan). The Compensation Committee will allocate an incentive pool percentage to each participating employee for each plan year; provided that the incentive pool percentage for any one participant may not exceed 50% of the total pool, the sum of the incentive pool percentages for all participants cannot exceed 100% of the total pool and the monetary payment for any one participant may not exceed $10 million. As soon as possible following the determination of the incentive pool for a plan year, the Compensation Committee will calculate each participant’s portion of the incentive pool based upon the percentage established at the beginning of the plan year. The Compensation Committee retains the discretion to adjust incentive pool downwards and provide for such other terms as it feels necessary or appropriate.

Dividend Equivalents. The Compensation Committee may grant dividend equivalents to any participant based on the dividends declared on Shares that are subject to any Award. Such dividend equivalents may be awarded or paid in the form of cash, Shares, restricted stock, RSUs or a combination thereof and will be determined by such formula and at such time and be subject to such accrual, forfeiture or payout restrictions or limitations as determined by the Compensation Committee in its discretion.

Deferrals. The Compensation Committee may permit or require a participant to defer his or her receipt of the payment of cash or the delivery of Shares that would otherwise be due to such participant by virtue of the lapse or waiver of restrictions with respect to Shares of restricted stock or RSUs, or the satisfaction of any requirements or performance goals with respect to performance shares, performance units, cash-based Awards, Other Stock-Based Awards and annual incentive pool Awards. If any such deferral is required or permitted, the Compensation Committee will establish rules and procedures for such payment or Share delivery and any notional earnings to be credited on such deferred amounts, provided that in the case of any Award intended to qualify as “performance-based compensation,” as such term was defined in Section 162(m) of the Code on December 21, 2017, such earnings will be in compliance with Code Section 162(m).

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Section VII - Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan (Item 5 on Proxy Card)

Amendment, Modification, Suspension and Termination; No Repricings. The Compensation Committee may, at any time, alter, amend, modify, suspend or terminate the Seventh Amended and Restated 2004 Plan and any Award agreement in whole or in part; provided, however, that no amendment of the Seventh Amended and Restated 2004 Plan or an Award will be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule. Furthermore, other than in connection with a change in Capital One’s capitalization, the Compensation Committee will not, without stockholder approval, reduce the exercise price or grant price of a previously awarded option or SAR and, at any time when the exercise price or grant price of the previously awarded option or SAR is above the fair market value of a Share, the Compensation Committee will not, without stockholder approval, cancel and re-grant or exchange such option or SAR for cash or a new Award with a lower (or no) exercise price or grant price or take any other action that would be considered a repricing for purposes of United States generally accepted accounting principles or any applicable stock exchange rule.

No termination, amendment, suspension or modification of the Seventh Amended and Restated 2004 Plan or an Award agreement will materially adversely affect any Award previously granted under the Seventh Amended and Restated 2004 Plan without the written consent of the participant holding such Award. The Compensation Committee may, however, terminate any Award previously granted and any Award agreement relating thereto in whole or in part upon payment of certain consideration (as set forth in the Seventh Amended and Restated 2004 Plan) or, in the case of options only, 30 days after an acceleration of exercisability.

The Compensation Committee may authorize the repurchase of any Award by Capital One at any time for such price and on such terms and conditions as the Compensation Committee may determine, provided that without the prior approval of Capital One’s stockholders, the Compensation Committee may not permit the repurchase by Capital One of options or SARs with an exercise price or grant price, respectively, above the fair market value of the Shares at the time of such repurchase. The Compensation Committee may make adjustments in the terms and conditions of, and the performance criteria included in, Awards in recognition of unusual or nonrecurring events affecting Capital One or the financial statements of Capital One or of changes in applicable laws, regulations or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits to be made available under the Seventh Amended and Restated 2004 Plan.

Successors. All obligations of Capital One under the Seventh Amended and Restated 2004 Plan with respect to Awards granted thereunder will be binding on any successor to Capital One, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of Capital One.

Tax Withholding. Capital One may deduct or withhold, or require the participant to remit to Capital One, any taxes due as a result of or in connection with the Seventh Amended and Restated 2004 Plan or any Award. Participants may elect, or the Compensation Committee may require, the withholding of Shares to satisfy the participant’s withholding obligations.

Change of Control. The Committee may provide in an Award agreement for provisions relating to a Change of Control, including acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award; provided that, in addition to any other conditions provided for in the Award agreement:

∎

any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of, performance objectives with respect to, an Award in connection with a Change of Control may occur only if

∎	(i) the Change of Control occurs, and

∎

(ii) either (a) the employment of the participant is terminated (as set forth in the Award agreement) (i.e., “double-trigger”) or (b) the acquirer does not agree to the assumption or substitution of outstanding Awards;

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∎

with respect to any Award granted under the Seventh Amended and Restated 2004 Plan that is earned or vested based upon achievement of performance objectives (included but not limited to RSUs, performance units or performance shares), any amount deemed earned or vested in connection with a Change of Control or associated termination of employment shall be based upon the degree of performance attainment and/or the period of time elapsed in the performance period, as applicable, as of the applicable date, as determined in accordance with the Award agreement; and

∎

with respect to any Award that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code and provides for an accelerated payment in connection with a change of control (whether or not in conjunction with a termination of employment), change of control is defined in Section 2.10 within the meaning of Section 409A for purposes of such accelerated payment provision.

Participants Based Outside of the United States. In order to comply with the laws in other jurisdictions in which Capital One, its affiliates or its subsidiaries operate or have employees, directors or Third Party Service Providers, the Compensation Committee will have the power to (i) determine which affiliates and subsidiaries will be covered by the Seventh Amended and Restated 2004 Plan, (ii) determine which employees, directors and Third Party Service Providers outside of the United States are eligible to participate in the Seventh Amended and Restated 2004 Plan, (iii) modify the terms and conditions of any Award granted to participants outside of the United States to comply with foreign laws, (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable and (v) take any action that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approval.

New Plan Benefits. Because benefits under the Seventh Amended and Restated 2004 Plan will depend on the Compensation Committee’s actions and the fair market value of the Shares at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the Seventh Amended and Restated 2004 Plan is approved by stockholders. As of December 30, 2022, the closing price of Capital One common stock was $92.96 per share.

Equity Compensation Plan Information. For the information required by Item 201(d) of Regulation S-K under the Exchange Act, see “Equity Compensation Plans” on page 139.

Aggregate Past Grants under the 2004 Plan. The table below shows, as to each named executive officer and the various indicated groups, the number of Shares subject to stock-settled equity awards made under the 2004 Plan since inception through February 21, 2023.

Name	Number of Options Granted	Number of Shares of Restricted Stock and Stock-Settled RSUs Granted	Number of Performance Shares Granted at Target
Richard D. Fairbank	6,632,942	464,901	1,596,200
Andrew M. Young	4,680	68,765	21,328
Neal A. Blinde	—	153,744	13,320
Frank G. LaPrade, III	363,416	314,445	154,190
Sanjiv Yajnik	397,228	340,810	164,574
All current executive officers as a group (inclusive of NEOs)	8,072,027	2,400,114	2,511,606
All current non-management directors as a group	111,133	194,589	—
All other employees as a group	12,816,286	39,517,115	1,580,106

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Section VII - Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan (Item 5 on Proxy Card)

Material Tax and Other Considerations Relating to the Seventh Amended and Restated 2004 Plan

Federal Income Tax Consequences

The following is a summary description of the federal income tax consequences generally arising with respect to Awards granted pursuant to the Seventh Amended and Restated 2004 Plan. The discussion is intended solely for general information and does not make specific representations to any Award recipient. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the Seventh Amended and Restated 2004 Plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

The grant of an option or SAR will create no tax consequences for the participant or Capital One. A participant will not generally recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the excess of the fair market value of the freely transferable and nonforfeitable Shares acquired on the date of exercise over the exercise price. Upon exercise of an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable Shares received.

Upon a disposition of Shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the Shares at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized upon the disposition of the ISO Shares minus the exercise price. Otherwise, a participant’s disposition of Shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) generally will result in capital gain or loss measured by the excess of the sale price over the participant’s tax basis in such Shares (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

Capital One generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or SAR. Capital One generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, Capital One will not be entitled to any tax deduction with respect to an ISO if the participant holds the Shares in satisfaction of the ISO holding periods prior to disposition of the Shares.

With respect to Awards other than options and SARs involving the issuance of Shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the Shares or other property received at the first time the Shares or other property become transferable or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. Under the Seventh Amended and Restated 2004 Plan, a participant may be permitted or required to elect to be taxed at the time of receipt of Shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such Shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the Shares or property on which he or she previously paid tax. In such case, the participant must file any such election with the Internal Revenue Service within 30 days of the receipt of the Shares or other property. Capital One generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

With respect to Awards other than options and SARs granted under the Seventh Amended and Restated 2004 Plan that result in the payment or issuance of cash or Shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of Shares or other property received. Any deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes

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Section VII - Approval and Adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan (Item 5 on Proxy Card)

with respect to such payment or issuance. Capital One generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. However, pursuant to Code Section 162(m), compensation paid to covered executive officers in excess of $1 million will generally not be deductible.

Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Code Section 280G and, to such extent, will be non-deductible by Capital One and subject to a 20% excise tax by the participant.

***

The Board recommends that you vote “FOR” the proposal to approve and adopt the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan.

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Section VIII - Compensation Discussion and Analysis

Key Topics Covered in our Compensation Discussion and Analysis

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Section VIII—Compensation Discussion and Analysis

Executive Summary

Capital One’s executive compensation program is designed to attract, retain, motivate, and reward leaders who can foster strong business results and promote the long-term success of the Company. The Compensation Committee (“Committee”) is responsible for, among other matters, developing, approving, monitoring, and managing the compensation of all of our executive officers, including the named executive officers defined below. Final decisions regarding the compensation of our executive officers, including our CEO, are made by the Committee and the Independent Directors. This Compensation Discussion and Analysis will review the compensation of the following executive officers named in the Summary Compensation Table for 2022:

Named Executive Officer	Position
Richard D. Fairbank	Chairman and Chief Executive Officer
Andrew M. Young	Chief Financial Officer
Neal A. Blinde(1)	President, Commercial Banking
Frank G. LaPrade, III	Chief Enterprise Services Officer and Chief of Staff to the CEO
Sanjiv Yajnik	President, Financial Services

(1)	Mr. Blinde commenced employment on January 24, 2022.

Except as otherwise indicated, as used throughout this proxy statement, “NEOs” means the CEO and the four executive officers listed above, collectively.

2022 Company Performance and Compensation Highlights

Each year the Committee and the Independent Directors review and evaluate the Company’s qualitative and quantitative performance to make determinations regarding the compensation of our NEOs based on Capital One’s pay-for-performance philosophy. The Committee seeks to directly link the compensation of the NEOs with the Company’s performance and the executives’ contributions to that performance over multiple time horizons.

In 2022, Capital One delivered very strong financial results and made significant progress on our long-term strategic initiatives, including investments in transformation, talent, technology and digital capabilities and risk management. Double-digit revenue growth, sound through-cycle underwriting, and very strong credit performance drove near-record profitability, allowing the Company to invest for the long-term, distribute significant capital to stockholders, and maintain a strong balance sheet. Each of our major lines of business delivered solid growth and returns. Our Domestic Card business delivered very strong revenue growth, enabled by the increase in credit card loan balances and strong new accounts and record purchase volume. We continued to expand our national Consumer Bank franchise with 5.5% deposit growth, and we fully implemented our elimination of overdraft fees for our consumer banking customers, saving these customers hundreds of millions of dollars. Our Auto Finance and Commercial Bank businesses also delivered solid growth and returns while navigating an evolving competitive and economic environment.

Operating expenses increased, driven by economic factors, growth and our continued investments in technology and talent. Our operating efficiency ratio(1)(2) improved 79 basis points to 44.2% and our adjusted operating efficiency ratio(1)(3) improved slightly to 44.5% as revenue growth outpaced operating expense growth. We increased marketing investments by $1.1 billion, or 40%, as we took advantage of opportunities to welcome new customers, deepen existing relationships, and grow our consumer franchises. As a result, our total efficiency ratio(1)(2) increased 151 basis points to 56% and our adjusted total efficiency ratio(1)(3) increased to 56.3%.

EPS was $17.91, primarily driven by revenue growth and strikingly strong credit. EPS was down from 2021 but the second-highest level in Capital One’s history and well above pre-pandemic levels of total and per share profitability. We distributed significant capital to stockholders, as we completed $4.8 billion in common share

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Section VIII—Compensation Discussion and Analysis

repurchases and paid $954 million in common dividends. After significantly outperforming banks and the broader market in 2021, Capital One shares ended 2022 at $92.96, down 35.9% from year end 2021 and below the KBW Bank Index which was down 23.7%. Valuations and stock price performance for the banking sector, and for large consumer lenders specifically, came under pressure in 2022, primarily due to economic uncertainty and stock market volatility.

In 2022, Capital One launched new products, signed new partners, and continued to reimagine the customer experience. We earned a number of external awards and accolades related to our products and customer experiences and continued to be recognized for our high levels of customer satisfaction and advocacy. Net Promoter Scores, which measure how likely our customers are to recommend Capital One products and services, remained extremely high across all of our major businesses. We continued to harness the operating, risk, and customer experience benefits of our migration to the public cloud, and are realizing cost benefits of our full exit from data centers in 2020. We also strengthened our risk and control environment and continued to enhance cybersecurity capabilities. After sustained investment and focus across the Company, we were pleased that the OCC formally closed Capital One’s cyber-related consent order.

In 2022, Capital One invested heavily in recruiting, developing, and retaining talent. We welcomed thousands of new associates and have maintained strong associate morale and engagement. We continued our diversity and inclusion efforts, including record diverse representation of new executive hires and promotees as well as continued progress in diverse representation among campus and professional hire pipelines. In September 2022, we welcomed associates back to our offices in our hybrid working model and have realized recruiting, retention and productivity benefits from offering associates flexibility in how they balance in-office and virtual work. We also invested in the community through our Capital One Impact Initiative, and combined philanthropic support with skills-based associate volunteerism to serve and support nonprofits across our footprint.

We believe Capital One’s portfolio of structurally-attractive businesses, coupled with our long-term investments in talent, technology and digital capabilities, positions us well to weather any potential economic stress while continuing to grow and create long-term stockholder value. In 2022, we realized the benefits of these investments while continuing to position the company for long-term competitiveness and success.

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Section VIII—Compensation Discussion and Analysis

Company Performance Highlights

The tables below show our reported year-over-year performance across key financial metrics (dollar amounts in billions other than per share amounts):

Diluted EPS(1)	Average Loans Held for Investment

Net Revenue(1)	Operating Efficiency Ratio(1)(2)(3)

ROTCE(1)(4)	Tangible Book Value Per Share(1)(5)

In particular, the Committee and the Independent Directors specifically considered the following quantitative and qualitative Company performance when awarding compensation for the 2022 performance year to our NEOs(1):

∎	Net Revenue of $34.3 billion, an increase of 12.5% from 2021, driven by strong loan growth, particularly in Domestic Card. Our 2022 revenue growth rate was our highest organic growth rate since 2002.

∎

EPS of $17.91, driven primarily by revenue growth and strikingly strong credit, was down 34% from 2021 due to credit normalization, but the second-highest level in the company’s history and 62% higher than pre-pandemic 2019 EPS.

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Section VIII—Compensation Discussion and Analysis

∎	ROTCE(4) was 19.9% compared to 28.4% in 2021.

∎

Operating Efficiency Ratio(2) of 44.2% in 2022 compared to 45.0% in 2021. Adjusted operating efficiency ratio(1)(3) was 44.5% in 2022, a slight improvement from 44.7% in 2021, as we delivered very strong revenue growth and continued to invest in growth, technology and talent.

∎

Total Efficiency Ratio(2) of 56.0% in 2022, an increase from 54.4% in 2021, the result of higher marketing expenses as we took advantage of attractive market opportunities to drive new accounts and grow our consumer franchises. Adjusted total efficiency ratio(1)(3) was 56.3% in 2022 compared to 54.1% in 2021.

∎

Credit Risk Management. Our net charge-off rate was 1.36%, up from a record low of 0.88% in 2021, but still strong as compared to historic trends. The net charge-off rate in our Domestic Card business was 2.5%, well below pre-pandemic levels but continuing to normalize. We built our allowance for credit losses to support loan growth and reflect modest economic worsening.

∎

Continued Balance Sheet Strength with strong liquidity and total deposits of $333 billion, up 7.1% from 2021. Our common equity Tier 1 capital ratio(6) ended 2022 at 12.5%, down from 13.1% in 2021 but comfortably above regulatory guidelines and management’s long-term target.

∎

Tangible Book Value Per Share(5) was $86.11, down 13.7% from $99.74 in 2021, primarily due to negative valuation impacts to our investment portfolio primarily based on significant changes to market interest rates. We returned $5.8 billion of capital to stockholders through both common dividends and share repurchases.

∎

TSR. Our TSR of -34.6% underperformed our peer comparator group, which dropped 19%, and the KBW Bank Index, which decreased 21.4%, for the one-year period ended December 31, 2022. Our three-year and five-year TSR for the periods ended December 31, 2022 was -5.0%, and 1.7%, respectively, moderately underperforming our peer comparator group but outperforming the KBW Bank Index, which was -11.0% and 5.5% over the same time periods, respectively.

∎

Execution Against Strategic Imperatives. We continued to make significant but disciplined investments to modernize our infrastructure and data tools, scale our applications and digital capabilities, and attract, develop, and retain top talent in order to support our technology transformation. In 2022, we continued to realize the strategic, financial, operational, and customer benefits of our modern tech stack and the full exit from our data centers. We invested in our brand through bold advertising and mass-customized digital marketing. We enhanced our product offerings–including innovative consumer and small business credit cards–and reimagined our businesses and digital customer tools including a number of premium products and experiences.

∎

Risk Management and Control Environment. We invested in technology, talent, and business process improvement as we strengthened our risk and control environment, particularly in the areas of cybersecurity, capital planning, and enterprise risk management. After sustained investment and focus across the Company, the OCC formally closed Capital One’s cyber-related consent order.

∎

Implementation of Elimination of Overdraft Fees. In 2021, we became the first top-ten retail bank to provide free overdraft protection and eliminate all overdraft and non-sufficient funds fees for all consumer banking customers. In 2022, we fully implemented these policies and features, saving our customers hundreds of millions of dollars.

∎

Progress on ESG Initiatives. We continued to make progress on ESG initiatives in 2022, including the publication of our inaugural ESG Report in September. In 2022, we worked to gain a deeper understanding of the key business drivers and leverage points that impact our operational emissions. This analysis is helping to align our action plans with continued progress towards our GHG emissions reduction goals, while also building the foundation to evaluate potential future reductions in these emissions. In addition, as part of our five-year, $200 million Impact Initiative commitment, we facilitated over $70 million in grants to local, regional, and national non-profits, building our reputation with external stakeholders, and

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Section VIII—Compensation Discussion and Analysis

helping advance socioeconomic mobility in our communities. See “Environmental, Social, and Governance Practices” beginning on page 48 for more information regarding our policies, programs and strategies related to ESG and our 2022 accomplishments.

(1)

The Committee considers these metrics to be key financial performance measures in its assessment of the Company’s performance, including certain non-GAAP measures. While we believe certain of our non-GAAP measures help investors, and users of our financial information understand the effect of adjusting items on our selected reported results, they may not be comparable to similarly-titled measures reported by other companies. See Appendix A for our definition and reconciliation of these non-GAAP measures to the applicable amounts measured in accordance with GAAP.

(2)

Operating efficiency ratio is calculated based on operating expense for the period divided by total net revenue for the period and reflects as-reported results in accordance with GAAP. Total efficiency ratio is calculated based on total non-interest expense for the period divided by total net revenue for the period and reflects as-reported results in accordance with GAAP.

(3)

Adjusted operating efficiency ratio and adjusted total efficiency ratio are non-GAAP measures. See Appendix A for our reconciliation of the non-GAAP measure to the applicable amount measured in accordance with GAAP.

(4)

ROTCE is a non-GAAP measure calculated based on net income (loss) available to common stockholders less income (loss) from discontinued operations, net of tax, for the period, divided by average tangible common equity. See Appendix A for our definition and reconciliation of this non-GAAP measure to the applicable amounts measured in accordance with GAAP.

(5)

Tangible book value per share is a non-GAAP measure calculated based on tangible common equity divided by common shares outstanding. See Appendix A for our definition and reconciliation of this non-GAAP measure to the applicable amounts measured in accordance with GAAP.

(6)

Common equity Tier 1 capital ratio is a regulatory capital measure under the Basel III capital rules calculated based on common equity Tier 1 capital divided by risk-weighted assets under the standardized approach framework.

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Section VIII—Compensation Discussion and Analysis

Compensation Highlights

We believe that our NEO compensation programs balance risk and financial results, reward NEOs for their achievements, promote our overall compensation objectives, and encourage appropriate but not excessive risk-taking. Our compensation programs are structured to encourage our executives to deliver strong results over the short-term while making decisions that create sustained value for our stockholders over the long term.

CEO 2022 Compensation	NEO (other than CEO) 2022 Compensation

∎   No CEO Cash Salary. Our CEO does not receive a cash salary and 100% of his compensation is deferred for at least three years.

∎   The Payout of 70% of CEO Year-End Incentive Compensation Determined by Formula. 70% of our CEO’s year-end incentive compensation for the 2022 performance year was awarded in the form of performance share awards that vest based entirely on the Company’s performance on an absolute basis and/or relative to the Performance Share Peers over a three-year period (2023 to 2026).

∎   25% of CEO 2022 Performance Share Awards Linked to Relative TSR. A portion of our CEO year-end incentive performance share awards will vest based entirely on the Company’s TSR performance relative to the Performance Share Peers over a three-year period.

∎   Awards Based on Company and Individual Performance. All NEOs receive incentive awards based on Company and/or individual performance. For 2022, 100% of CEO compensation and 82% of the compensation for the other NEOs was based on Company and/or individual performance.

∎   NEO Compensation Is Primarily Equity-Based and Determined after Performance Year-End. 84% of our CEO’s and 51% of all other NEOs’ total compensation for the 2022 performance year was equity-based to align with stockholder interests. 90% of CEO compensation and the majority of all other NEO compensation was determined after the performance year-end.

∎   All Equity and Equity-Based Awards Contain Performance and Recovery Provisions. All equity awards contain performance and recovery provisions that are designed to further enhance alignment between pay and performance and to balance risk. See “Additional Performance Conditions and Recovery Provisions” beginning on page 111 for more information.

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Section VIII—Compensation Discussion and Analysis

2022 Compensation Decisions

The information below is presented to show how the Committee and the Independent Directors viewed compensation awarded for 2022 and is not intended as a substitute for the Summary Compensation Table, which is required by the SEC. See “2022 Summary Compensation Table” beginning on page 120 for a description of how the information above differs from the Summary Compensation Table. The Committee and the Independent Directors approved the following awards attributable to the 2022 performance year for our NEOs:

2022 CEO Performance Year Compensation. Mr. Fairbank’s total compensation for performance year 2022 was approximately $26.13 million and consisted of:

∎

RSUs granted in February 2022, which had a total grant date value of approximately $2.50 million, totaling 16,859 RSUs. The RSUs will vest in full on February 15, 2025, settle in cash based on the Company’s average stock price over the 15 trading days preceding the vesting date, and are subject to performance-based vesting provisions. See “Performance-Based Vesting Provisions” beginning on page 112 for a description of the performance-based vesting provisions.

∎	Year-End Incentive Award totaling approximately $23.63 million granted in January 2023 in recognition of the Company’s and the CEO’s performance in 2022 and consisting of:

∎

Performance Shares. Performance share awards with an aggregate value of approximately $16.53 million, for which the CEO may receive from 0% to 150% of a total target number of 142,372 shares of the Company’s common stock based on the Company’s TSR (with respect to 35,539 shares, or approximately $4.13 million of the awards) and financial performance (with respect to 106,833 shares, or $12.40 million of the awards) over a three-year period from January 1, 2023 through December 31, 2025.

∎

RSUs. 24,555 RSUs (“Year-End Incentive RSUs”) valued at $2.85 million, which vest in full on February 15, 2026 and settle in cash based on the Company’s average stock price over the 15 trading days preceding the vesting date, and are subject to performance-based vesting provisions.

∎

Deferred Cash Bonus. A deferred cash bonus of $4.25 million, which is mandatorily deferred for three years into the Company’s Voluntary Non-Qualified Deferred Compensation Plan (“VNQDCP”) and will pay out in the first calendar quarter of 2026.

Name	Cash Salary	Long-Term Incentive	Year-End Incentive			Total
		Cash-Settled RSUs	Deferred Cash Bonus	Cash-Settled RSUs	Performance Shares(1)
Richard D. Fairbank	$—	$2,500,021	$4,250,000	$2,850,099	$16,525,118	$26,125,238

(1)

Approximately $4.13 million of the awarded performance shares are eligible to vest based on the Company’s TSR relative to the Performance Share Peers over a three-year period. $12.40 million of the awarded performance shares are eligible to vest based on the Company’s relative and absolute financial performance relative to a combination of two metrics: Common Dividends plus Growth of Tangible Book Value per share (“D+TBV”) and Adjusted Return on Tangible Common Equity (“Adjusted ROTCE”) over a three-year period. See “Performance Share Award Formula” on page 95 for a description of the vesting criteria applicable to the performance share awards.

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Section VIII—Compensation Discussion and Analysis

2022 NEO Performance Year Compensation. The compensation for NEOs (other than the CEO) for 2022 performance is set forth below. The compensation received by these NEOs consisted of: (i) cash salary and (ii) a year-end incentive granted in January 2023 in recognition of the Company’s and each executive’s performance in 2022. The year-end incentive consisted of a cash incentive and a long-term incentive comprised of stock-settled RSUs and performance shares. The performance shares provide an opportunity for the executive to receive from 0% to 150% of a target number of shares of the Company’s common stock based on the Company’s performance over a three-year period beginning January 1, 2023.

Name	Cash Salary	Cash Incentive	Long-Term Incentive		Total
			Stock- Settled RSUs	Performance Shares
Andrew M. Young	$940,692	$1,656,200	$1,182,289	$1,418,840	$5,198,021
Neal A. Blinde(1)	$1,015,385	$1,803,699	$1,288,377	$1,546,052	$5,653,513
Frank G. LaPrade, III	$1,292,154	$2,286,200	$1,877,200	$2,252,570	$7,708,124
Sanjiv Yajnik	$1,219,077	$2,146,200	$1,532,356	$1,838,781	$6,736,414

(1)	Mr. Blinde’s total compensation was prorated for 2022 as he commenced employment on January 24, 2022.

Consideration of Stockholder Feedback and 2022 Say on Pay Vote

The Committee and the Board value the input of our stockholders and strive to foster a constructive dialogue with stockholders on matters of executive compensation and corporate governance. At our 2022 Annual Stockholder Meeting, 94% of our stockholders supported our executive compensation program by approving our non-binding advisory vote on executive compensation (“2022 Say on Pay Vote”). Though the Committee recognized the 2022 Say on Pay Vote reflected strong support for the Company’s executive compensation programs, the Committee remains committed to stockholder engagement. In 2022, we continued to strengthen our outreach to stockholders to maintain strong lines of communication with our stockholders and shared stockholders’ perspectives with the Committee and the Board.

In 2022, management directly engaged with stockholders representing approximately 72% of our outstanding shares in over 190 interactions with investors. See “Stockholder Engagement Program” beginning on page 37 for more information. From this outreach, the Committee and the Board gained valuable insight into our investors’ views about the Company, including our executive compensation programs. The Committee and the Independent Directors considered these views and feedback in approving year-end incentive awards for 2022 and structuring and approving the 2023 compensation programs for the NEOs.

In recent years, as a result of the feedback received from investors, the Committee made the following enhancements to our executive compensation programs and disclosure:

∎

Linked a Portion of CEO Compensation Directly to Relative TSR. Stockholders have expressed that TSR is an important element of Company performance and asked that the Company consider a more direct link between CEO compensation and the Company’s TSR over time. Beginning with the 2020 performance year, the Committee and the Independent Directors determined to award a portion of the CEO’s year-end incentive in the form of a performance share award that vests entirely based on the Company’s TSR over a three-year performance period relative to the Performance Share Peers.

∎

Disclosure of Performance Share Awards Realized Compensation. Stockholders have expressed a desire for clearer information regarding the realized pay associated with the performance share awards granted to the NEOs. We added disclosure regarding the settlement value resulting from the performance share awards that vested during the performance year based on the Company’s performance for the associated three-year performance period. See “Settlement of Performance Shares Granted in January 2020” on page 104.

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Section VIII—Compensation Discussion and Analysis

∎

Enhanced Disclosure of Committee Decision Processes. We received suggestions from stockholders that we provide additional details regarding the processes utilized by the Committee to make compensation decisions. We enhanced our description of the Committee and the Independent Directors processes for considering Company performance throughout the year and determining the level and pay mix associated with the year-end incentive awards granted to our NEOs. See “Compensation Committee Process to Determine Year-End Incentive” on page 97 and “Our Compensation Governance Cycle” on page 90 for more information.

∎

Increased the Size and Diversity of Our Peer Group. We received feedback from stockholders regarding the composition of our Board-approved peer group used to determine the level and components of NEO compensation. The Committee and the Independent Directors increased the size and diversity of the Company’s peer group to add seven additional peers, including diversified financial institutions and payment companies with whom we compete for executive talent. See “Peer Groups” beginning on page 115 for more information.

The Committee remains committed to active and ongoing stockholder engagement and continues to engage with our stockholders with respect to executive compensation matters and other governance matters.

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Section VIII - Compensation Discussion and Analysis

Our Compensation Principles and Objectives

Highlights of Our 2022 Compensation Programs

What We Do	What We Don’t Do
✓ We provide the majority of NEO compensation as long-term, equity, or equity-based compensation	✗	We do not pay a cash salary to our CEO

✓ We provide our CEO with compensation consisting entirely of equity or equity-based awards and deferred payouts	✗	We do not guarantee incentive awards

✓ We link a portion of our CEO year-end incentive to relative TSR	✗	We do not permit our NEOs to place their Company securities in a margin account or to pledge their Company securities as collateral for a loan

✓ We grant our NEOs performance-based cash incentive and equity-based awards	✗	We do not provide compensation or awards to our NEOs on terms and conditions that are more favorable than compensation and awards granted to other executive officers

✓ We apply risk balancing so as not to jeopardize the safety and soundness of Capital One	✗	We do not permit our NEOs to engage in short sales, hedging transactions, or speculative trading in derivatives of our securities

✓ We apply performance thresholds to NEO grants to determine the amount of equity delivered at vesting	✗	We do not reprice stock options

✓ We reduce performance share award values at vesting if the Company does not achieve positive Adjusted ROTCE	✗	Generally, we do not utilize employment agreements, and none of our current NEOs has an employment agreement

✓ We have clawback provisions in our equity award agreements to promote accountability	✗	We do not provide excise tax gross-up payments

✓ We require both a change of control event and a termination before we accelerate the vesting of equity and equity-based awards (double trigger)

✓ We have an independent compensation consultant advising the Committee

✓ We use a mix of pre-established relative and absolute performance metrics in our incentive awards

All of the terms and features described above, including the performance-based vesting and clawback provisions, apply to awards granted to all executive officers and not just the NEOs.

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Section VIII - Compensation Discussion and Analysis

Compensation Program Objectives

Capital One’s executive compensation program has four primary objectives.

Strongly link pay and performance by providing compensation based on both business and individual performance while appropriately balancing risk

Capital One emphasizes pay-for-performance at all organizational levels. Typically, as an executive’s level of responsibility increases, so does the proportion of the executive’s pay that is subject to performance criteria. Therefore, the NEOs have the highest proportion of their pay directly linked to Company and individual performance, as compared to other associates. Awards made to the NEOs in January 2023 for the 2022 performance year were based on Company and individual performance, and on demonstrating specific leadership competencies assessed through a comprehensive performance management process that included an individual assessment specifically designed to evaluate the degree to which the executive balanced risks inherent to his or her role. The Chief Risk Officer compiled these risk assessments and the Chief Human Resources Officer reviewed the assessments for the NEOs. Separately, the Chief Audit Officer compiled and reviewed the risk assessment for the Chief Risk Officer. The Committee considered the assessments in making its determinations regarding individual performance and compensation levels.

Align our executives’ interests with those of our stockholders

The Committee and the Independent Directors are committed to designing incentive compensation programs that reward individual and Company performance and that are aligned with the creation of stockholder value over the long term. A portion of the CEO’s performance share award is directly linked to the Company’s relative TSR over a three-year period. TSR also continues to be explicitly included in the financial and operating performance factors considered by the Compensation Committee and the Independent Directors to determine NEO year-end incentive awards. In addition, because NEO compensation is primarily delivered through deferred, equity-based vehicles that vest over multiple time horizons, the NEOs have a significant stake in the success of the Company. The Committee and the Independent Directors also have the flexibility to adjust compensation decisions from year to year to take into account the Company’s performance and evolving market practices. In addition, we have established specific stock ownership policies that the NEOs must meet and stock retention provisions applicable to certain equity awards.

Reward performance over multiple time horizons

Our compensation programs are structured to encourage our executives to deliver strong results over the short- term while making decisions that create sustained value for our stockholders over the long-term. For 2022, approximately 84% of the CEO’s total compensation was equity-based and at-risk to the performance of the Company’s stock price, and 100% of his year-end incentive compensation was deferred for a three-year period. In addition, approximately 51% of total compensation for NEOs other than the CEO was provided through equity-based vehicles which were at-risk to the performance of the Company’s stock price and subject to vesting over multiple time horizons. The use of deferred, equity-based compensation vehicles with multi-year vesting terms advances our goal of aligning the ultimate value realized by the NEOs with the performance of the Company’s stock over time because the value of these compensation vehicles increases and decreases based on the performance of the Company’s stock price in both current and future periods.

Attract, retain, and motivate top executive talent

To attract, retain, and motivate exceptional leaders, we believe that compensation opportunities at Capital One must be competitive with the marketplace for talent. The Committee and the Independent Directors strive to preserve a competitive pay mix and total target compensation values in the executive compensation program, as well as provide competitive total rewards based on our selected peer group. See “Peer Groups” beginning on page 115 for information regarding how the Committee and the Independent Directors utilized the Company’s peer group in determining executive compensation.

Use of Judgment

The Committee believes that exercising judgment is an important element in reaching balanced compensation decisions that are consistent with our strategy, risk management, and reward both current-year performance and

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Section VIII - Compensation Discussion and Analysis

sustained long-term value creation, and supplements other aspects of Capital One’s pay-for-performance philosophy. By applying informed judgment, the Committee seeks to mitigate the risks associated with a rigid and strictly formulaic compensation program, which could unintentionally create incentives for our executives to focus only on certain performance metrics, encourage imprudent risk-taking, and not provide the best long-term results for stockholders. In addition, the use of judgment allows the Committee to respond to changes in economic conditions, our operating environment, and other significant factors that may affect the long-term performance of Capital One or our lines of business. The use of judgment also allows the Committee to adjust compensation based on factors that would not be appropriately reflected by a strictly formulaic approach, such as risk management, championing Company values, and the discrepancies between absolute and relative performance levels or recognition of individual performance levels. There are certain performance conditions for which the Committee would not exercise judgment, for example, where the minimum performance metric is not met in the award of performance shares or if the performance-based vesting requirements applicable to certain other stock-settled awards are not met.

Our Compensation Governance Cycle

The Committee is actively engaged throughout the year, and members of the Committee regularly meet with management, regarding the Company’s executive compensation programs and practices. In addition, the Committee and the Board receive regular updates regarding the Company’s financial and strategic performance, including information regarding the Company’s performance against the four categories of quantitative and qualitative performance factors related to: financial and operating performance, governance and risk management, strategic performance, and winning with our customers and associates (the “Performance Factors”) that are used by the Committee to determine the year-end incentive awards to the NEOs.

The Committee met three times in 2022, with each meeting concluding with an executive session without management present. In addition, the Committee held four joint meetings with the Board in 2022, and an additional joint meeting was held at the beginning of 2023 to assess Company and NEO performance and determine the year-end incentive awards for the NEOs. While specific topics may vary from meeting to meeting, the following graph describes the typical annual cycle of the Committee’s compensation-related activities.

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Section VIII - Compensation Discussion and Analysis

Chief Executive Officer Compensation

2022 CEO Compensation Program and Components

The Committee annually reviews and approves the form, timing, and amount of compensation for the CEO and makes recommendations regarding the CEO compensation structure to the Independent Directors for final approval. The Committee believes that the CEO’s compensation should be entirely at-risk based on his and the Company’s performance. The Committee considers the Company’s and the CEO’s historical performance and seeks to effectively align the CEO’s interests with the interests of our stockholders over time, support safety and soundness, and appropriately balance risk.

2022 CEO Compensation Program

When determining the structure of Mr. Fairbank’s compensation program for the 2022 performance year, the Committee and the Independent Directors considered:

∎	the Company’s performance during the prior year and Mr. Fairbank’s contribution to that performance;

∎	the Company’s performance in the prior year relative to the performance of peer comparator companies in that year;

∎	the structure and amount of compensation awarded to the CEOs of the Company’s peers;

∎	the structure and amount of Mr. Fairbank’s compensation awards in prior years;

∎	the Company’s risk profile and the time horizon over which the deferred, equity-based awards will vest;

∎

the ultimate value of Mr. Fairbank’s deferred, equity-based awards (which will depend on the Company’s and Mr. Fairbank’s performance over time as well as the value of Capital One common stock at the time the awards vest); and

∎	the feedback received from stockholders regarding the Company’s executive compensation programs and the compensation awarded to Mr. Fairbank.

After considering these factors, in February 2022, the Committee and the Independent Directors determined that Mr. Fairbank’s 2022 compensation program would continue to consist of two components: (i) an equity or equity-based award granted at the beginning of the performance year; and (ii) an opportunity for a year-end incentive award, with the amount granted based on CEO and Company performance in 2022 (granted in January 2023). Any year-end incentive award granted to the CEO (i) would continue to consist primarily of a performance share award, under which he may receive 0% to 150% of a target number of shares of Capital One common stock based on the Company’s performance over a three-year period; and (ii) may also consist of deferred cash, an equity-based award, or both. In this manner, the CEO’s compensation will continue to be completely at-risk based on the Company’s and Mr. Fairbank’s performance, and all CEO compensation continues to be subject to a three-year deferred vesting or payout. As in prior years, Mr. Fairbank did not receive any cash salary in 2022.

The Committee and the Independent Directors determined not to establish a total target compensation amount for Mr. Fairbank’s 2022 compensation program to further align Mr. Fairbank’s compensation program with that of the Company’s peers and increase the Committee and the Independent Directors’ ability to directly link the CEO’s compensation to the Company’s performance as well as the CEO’s contributions to that performance over the short-, medium-, and long-term.

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Section VIII - Compensation Discussion and Analysis

2022 CEO Compensation Components

The chart below represents the components and pay mix of the CEO’s compensation for the 2022 performance year. For performance year 2022, the year-end incentive was delivered in the form of performance shares, deferred cash, and cash-settled RSUs, representing 63%, 16%, and 11%, respectively, of the CEO’s total performance year compensation.

The table below summarizes the components of the CEO’s compensation program for the 2022 performance year.

Compensation Element		Timing of Award Determination	Basis for Award	Vesting Schedule	Performance and Recovery Provisions
Base Salary		Not applicable	Not applicable	Not applicable	Not applicable
RSUs		February 2022	Incentive for Long-Term Company Performance	Vest at the end of the three-year performance period; settles in cash	∎ Performance-based vesting provisions ∎ Misconduct clawback
Year-End Incentive Opportunity	Financial Performance Shares	January 2023	Reward for 2022 CEO and Company Performance; Incentive for Long-Term Company Performance	Vest at the end of the three-year performance period based on achievement of financial performance factors	∎ Performance share reduction ∎ Misconduct clawback ∎ Financial restatement clawback
	TSR Performance Shares			Vest at the end of the three-year performance period based on relative TSR	∎ Misconduct clawback
	Year-End Incentive RSUs		Reward for 2022 CEO and Company Performance	Vest at the end of the three-year performance period; settles in cash	∎ Performance-based vesting provisions ∎ Misconduct clawback
	Deferred Cash Bonus			Payout deferred for three years	∎ Misconduct clawback

92	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

See “Additional Performance Conditions and Recovery Provisions” beginning on page 111 for more details regarding the performance and recovery provisions applicable to each of the elements of compensation that the Committee approved for the 2022 performance year for the NEOs.

Restricted Stock Units

A portion of Mr. Fairbank’s 2022 compensation consisted of RSUs granted as an incentive for long-term Company performance. The RSU award has a three-year cliff-vesting schedule and vests in full at the end of a three-year performance period beginning on January 1, 2022, settles in cash based on the Company’s average stock price over the 15 trading days preceding the vesting date, and is subject to performance-based vesting provisions and clawback provisions, each as described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 111.

Year-End Incentive Opportunity

A portion of Mr. Fairbank’s 2022 compensation consisted of an opportunity for a year-end incentive based on the Committee’s evaluation of the Company’s performance during 2022 and Mr. Fairbank’s contributions to that performance. For purposes of the year-end incentive, the Committee and the Independent Directors assess the Company’s performance based on the Performance Factors. The Committee believes that these factors appropriately reflect and balance near-term performance and long-term success for the Company’s customers, associates, and stockholders. The Company’s 2022 performance against the Performance Factors is described in more detailed under “2022 Year-End Incentive Determination” beginning on page 97.

The year-end incentive, if awarded, (i) will consist of an award of performance shares, and (ii) may also consist of deferred cash, an equity-based award, or both as determined by the Committee and the Independent Directors at the time the award is granted. The performance share awards, the equity-based award, and the deferred cash bonus each have a three-year cliff-vesting schedule and vest in full at the end of a three-year performance period beginning on January 1, 2023. The equity-based awards are subject to performance-based vesting provisions and all three awards are subject to clawback provisions each as described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 111.

Performance Share Awards

The Committee and the Independent Directors believe the performance shares strengthen the alignment between the compensation of our NEOs and the Company’s performance by linking the ultimate payout to pre-established absolute and/or relative performance goals, with the value of the payout ranging from 0% to 150%. The ultimate value of the performance shares upon vesting is determined by the Company’s performance through its stock price. The CEO year-end incentive award consists primarily of performance shares. For the other NEOs, the performance share awards represent approximately 30% of total target compensation. For 2022, the performance share awards were granted in two forms:

∎

Financial Performance Share Units (“Financial Performance Shares”) that vest based on the Company’s financial performance, on an absolute basis and relative to the Performance Share Peers, related to a combination of two metrics: Common Dividends plus Growth of Tangible Book Value per share (“D+TBV”) and Adjusted Return on Tangible Common Equity (“Adjusted ROTCE”) over a three-year period. The Financial Performance Shares were granted to all NEOs for the 2022 performance year.

∎

Total Shareholder Return Performance Share Units (“TSR Performance Shares”) that vest based on the Company’s TSR relative to the Performance Share Peers over a three-year period. The TSR Performance Shares were granted only to the CEO for the 2022 performance year.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	93

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

The metrics and formulas applicable to each of the performance share awards are described in more detail below under “Performance Share Award.”

2022 Performance Year	Performance Metric	Performance Share Peers	Performance Period	Performance Share Award Formula	Recipient
Financial Performance Shares	D+TBV and Adjusted ROTCE	KBW Index (as defined on page 95)	3 Years	Relative Performance Measure and Absolute Performance Measure	All NEOs
TSR Performance Shares	TSR			Relative Performance Measure	CEO Only

Performance Share Award Metrics. Each year, the Committee and the Independent Directors evaluate the structure and amount of the equity awards provided to our NEOs, including the Company performance metrics applicable to such awards.

∎

Financial Performance Shares. A portion of the performance shares granted to our CEO and all of the performance shares granted to the NEOs other than the CEO for 2022 were granted in the form of Financial Performance Shares. The Committee and the Independent Directors determined that the Financial Performance Share awards granted to the CEO and the other NEOs would be based on the following two metrics:

Common Dividends + Growth of Tangible Book Value per Share (D+TBV)

∎   D+TBV rewards strong operational results, balanced stewardship of capital, and long-term stockholder value creation by measuring the value distributed to stockholders (common dividends per share) and the growth of company value created for common stockholders (tangible book value per share).

∎   D+TBV is calculated as the three-year average of the ratios, expressed as a percentage, of (i) the Company’s tangible book value per share at the end of each year within the performance period, plus total common dividends per share paid during such year, to (ii) the Company’s tangible book value per share at the beginning of each corresponding year within the performance period.

Adjusted Return on Tangible Common Equity (Adjusted ROTCE)

∎   Adjusted ROTCE rewards balanced capital management and stewardship while capturing current and historical business performance and profitability as compared to the size of our stockholders’ investment in the Company. ROTCE is broadly used in banking as a key performance indicator and component in peer executive compensation programs.

∎   Adjusted ROTCE is calculated as the ratio, expressed as a percentage, of (i) the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of impairment, amortization and re-measurement of intangible assets, to (ii) the Company’s average tangible common equity.

To appropriately incentivize long-term value creation in line with the Company’s strategic goals, two-thirds of each Financial Performance Share award will vest based on D+TBV, and one-third of each performance share award will vest based on Adjusted ROTCE. The Committee and the Independent Directors believe that these two performance metrics, in combination, provide a rigorous measurement of Company performance by balancing the creation of long-term stockholder value and the returns generated on stockholders’ investment in the Company.

94	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

∎

TSR Performance Shares. In response to stockholder feedback and to further align the interests of the CEO with the interests of stockholders, the Committee and the Independent Directors determined that a portion of the performance share awards granted to the CEO would be based on the Company’s TSR relative to the Performance Share Peers. For the purposes of the TSR Performance Shares, Total Shareholder Return is calculated as indicated below.

Total Shareholder Return (TSR)

∎   TSR measures the change in the value of an investment by stockholders in the common shares of Capital One and is derived from the change in the Company’s stock price plus the value of any common dividends paid by the Company.

∎   TSR is calculated as the change in the value of the applicable common stock over the Performance Period, taking into account the reinvestment of common dividends on the ex-dividend date. The calculation of the stock price appreciation component of TSR = (Ending Stock Price – Beginning Stock Price) / Beginning Stock Price where (i) “Beginning Stock Price” means the average Stock Price for the 20 trading days immediately preceding the first day of the Performance Period; (ii) “Ending Stock Price” means the average Stock Price for the 20 trading days immediately preceding and including the last day of the Performance Period; and (iii) “Stock Price” means the closing price for the day as reported on the applicable exchange or market.

The Committee and the Independent Directors believe that linking a portion of the CEO’s year-end incentive to the Company’s TSR over a three-year period increases the alignment of the CEO’s compensation with the value delivered to stockholders over time. TSR is viewed by investors as a key indicator of the Company’s performance. The TSR Performance Shares create a direct link between CEO compensation and the Company’s stock price and value creation over time. In addition, a significant portion of CEO pay is delivered through equity-based awards, the ultimate value of which will increase or decrease based on the performance of the Company’s stock price in both current and future periods.

Performance Share Award Peer Group. For both the Financial Performance Shares and the TSR Performance Shares, the Company’s performance on each metric is assessed over the three-year period relative to the Performance Share Peers which consists of the KBW Bank Index, excluding five non-traditional banks that do not focus on lending to consumers and businesses (“KBW Index”). The Committee believes that the KBW Index is an appropriate index against which to assess the Company’s performance because it reflects institutions of a comparable size, risk profile, and business mix to the Company. After the end of the three-year performance period, the Committee will certify the Company’s performance and issue the corresponding number of shares of the Company’s common stock, if any, in accordance with the relative performance hurdles illustrated below.

Performance Share Award Formula. For all performance share awards, the ultimate number of performance shares earned at vesting is determined by a formula based on relative performance and/or absolute performance (in the form of a performance share reduction) measures, with the value of the payout ranging from 0% to 150% of the target performance shares. In addition, the value of the performance shares upon vesting is determined by the Company’s stock price performance. All performance share awards are subject to the Relative Performance Measure (as described below). Only the Financial Performance Shares are subject to the Absolute Performance Measure (as described below). The award agreements applicable to all performance share awards permit the Committee to exclude the initial effects of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting the reported results if the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2004 Stock Incentive Plan or necessary or appropriate to comply with applicable laws, rules, or regulations.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	95

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

Relative Performance Measure - Financial Performance Shares and TSR Performance Shares. Each year, the Committee and the Independent Directors assess the Company’s performance on the basis of the performance share award metrics relative to the Performance Share Peers. The Company’s TSR or positive Adjusted ROTCE and D+TBV, as applicable, must be at least at the 25th percentile of the Performance Share Peers for any performance shares to vest; target payout will be achieved at the 55th percentile of the Performance Share Peers; and the maximum payout can only be achieved if the Company performs at the 80th percentile of the Performance Share Peers or greater. If the Company’s TSR or Adjusted ROTCE and D+TBV, as applicable, is under the 25th percentile, none of the shares will vest and no payout will be made with respect to the award. After the end of the three-year performance period, the Committee will certify the Company’s performance and issue the corresponding number of shares of the Company’s common stock, if any, in accordance with the graph below. Payouts will range between the values shown below for performance that falls between the points labeled in the graph.

Absolute Performance Measure (Performance Share Reduction) — Financial Performance Shares. The Financial Performance Shares are subject to a performance share reduction feature under which the number of shares issued at settlement will be reduced if the Company’s Adjusted ROTCE for one or more fiscal years completed during the performance period is not positive, no matter how well the Company performs compared to the Performance Share Peers. In each year that the Company does not achieve positive Adjusted ROTCE, the executive will forfeit 50% of that year’s worth of performance shares. If the Company’s Adjusted ROTCE is not positive in each of the three fiscal years in the performance period, the executive will forfeit the entire award of performance shares. See “Performance Share Reduction” on page 113 and “Financial Restatement Clawbacks” on page 113 for more information. The table below shows potential performance share reduction amounts based on the Company’s Adjusted ROTCE performance.

Number of Years During Performance Period Adjusted ROTCE is Not Positive	Reduction in Number of Units Vesting and Shares Awarded
Zero	No reduction
One	One-sixth reduction
Two	One-third reduction
Three	Entire award forfeited

96	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

Equity-Based Award

A portion of the CEO year-end incentive may be granted in the form of an equity-based award based on the Company and CEO performance for the preceding performance year. For the 2020, 2021, and 2022 performance years, the Committee and the Independent Directors have awarded RSUs to Mr. Fairbank. The vesting of the RSUs is deferred for three years and settlement is in cash based on the Company’s average stock price over the 15 trading days preceding the vesting date. The RSUs are subject to performance-based vesting and clawback provisions, each as described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 111.

Deferred Cash Bonus

A portion of the CEO year-end incentive may be granted in the form of a deferred cash bonus based on the Company and CEO performance for the preceding performance year. Any deferred cash bonus award is mandatorily deferred for three years into the Company’s VNQDCP.

2022 CEO Compensation Decisions

For the 2022 performance year, the Committee and the Independent Directors determined the amount and form of the CEO’s compensation using a balanced approach in the context of our compensation principles and objectives, which encompass a pay-for-performance philosophy. The Committee and the Independent Directors believe that this pay-for-performance structure, which emphasizes variable pay, incentivizes the CEO to invest for the long-term, grow resiliently, manage risk, and deliver sustained stockholder value. In addition, the Committee and the Independent Directors believe this approach is in the best interests of the stockholders and provides the Committee and the Independent Directors a greater opportunity to determine the amount and form of compensation based on CEO and Company performance and stockholder feedback as well as being able to respond to then-current business conditions, the dynamic nature of executive compensation practices, and developments in our business and industry.

2022 RSU Award

In February 2022, the Committee and the Independent Directors awarded Mr. Fairbank 16,859 RSUs, which had a total grant date value of approximately $2.50 million. The RSU award vests in full on February 15, 2025, settles in cash based on the Company’s average stock price over the 15 trading days preceding the vesting date, and is subject to performance-based vesting provisions and clawback provisions, each as described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 111.

2022 Year-End Incentive Determination

Compensation Committee Process to Determine Year-End Incentive

In January 2023, the Committee and the Independent Directors assessed the Company’s performance with respect to the Performance Factors set forth below under “Company Performance Assessment” and Mr. Fairbank’s contributions to that performance as described under “CEO Contribution to Company Performance.” Following the performance assessment, the Committee and the Independent Directors determined the total 2022 performance year compensation to be awarded to Mr. Fairbank would be approximately $26.13 million, taking into account the $2.50 million in RSUs awarded to him at the beginning of the performance year. The remaining total compensation to be awarded to Mr. Fairbank for the 2022 performance year was awarded in the form of year-end incentive awards totaling approximately $23.63 million.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	97

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

2022 Year-End Incentive Awards

After considering the Company’s compensation philosophy and objectives, including the desire to align Mr. Fairbank’s interests with that of the Company’s stockholders and reward performance over multiple horizons, the Committee and the Independent Directors determined that the pay mix for the year-end incentive award would include the following three vehicles:

Performance Shares. 70% of the year-end incentive (63% of Mr. Fairbank’s total 2022 performance year compensation) was awarded in the form of performance shares, with a total grant date value of approximately approximately $16.53 million, under which Mr. Fairbank may receive from 0% to 150% of a target number of 142,372 shares of the Company’s common stock based on the Company’s performance over a three-year period from January 1, 2023 through December 31, 2025.

∎

Financial Performance Shares. $12.40 million, or 75% of the awarded performance shares will vest based on the Company’s financial performance, on an absolute basis and relative to the Performance Share Peers, related to a combination of two metrics: D+TBV and Adjusted ROTCE over a three-year period in the form of Financial Performance Shares as described in “Performance Share Award Formula” on page 95.

∎

TSR Performance Shares. Approximately $4.13 million, or 25% of the awarded performance shares will vest based on the Company’s TSR relative to the Performance Share Peers over a three-year period in the form of TSR Performance Shares as described in “Performance Share Award Formula” on page 95.

In order for the CEO to realize the target value of this award, the Company must achieve above-median financial performance and TSR on a relative basis versus the Performance Share Peers. In addition, the full value of the Financial Performance Share award remains at risk unless a threshold level of Company performance is achieved. The Committee believes that awarding a substantial portion of the year-end incentive in performance shares directly aligns the CEO’s interests with those of stockholders and encourages the CEO to focus on sustainable, long-term success and avoid excessive risk-taking.

RSUs. 12% of the year-end incentive (11% of Mr. Fairbank’s total 2022 performance year compensation) was awarded in the form of 24,555 RSUs with a total grant date value of approximately $2.85 million.

Deferred Cash Bonus. 18% of the year-end incentive (16% of Mr. Fairbank’s total 2022 performance year compensation) was awarded in the form a $4.25 million deferred cash bonus.

98	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

Company Performance Assessment

In January 2023, the Committee assessed the Company’s 2022 quantitative and qualitative performance based on the Performance Factors. The Company performance assessment is used to determine the 2022 year-end incentive awards for all of the NEOs and compensation targets for the NEOs (other than the CEO) for the 2023 performance year. In particular, the Committee considered:

Financial and Operating Performance

Performance Factor	2022 Performance(1)
∎ Revenue ∎ Earnings and EPS ∎ Expense Management ∎ ROA and ROTCE ∎ Capital Management ∎ TSR
		2022	2021
	Net Revenue	$34.3 billion	$30.4 billion
	Pre-Provision Earnings(2)	$15.1 billion	$13.9 billion
	Diluted EPS	$17.91	$26.94
	Return On Average Assets (“ROA”)	1.67%	2.9%
	ROTCE(3)	19.9%	28.4%
	One-Year TSR	(34.6)%	49.3%
	Operating Efficiency Ratio(4)	44.2%	45.0%

∎   Net Revenue of $34.3 billion, an increase of 13% from 2021

∎   Net Income of $7.4 billion, a 41% decrease from 2021 but significantly above pre-pandemic 2019 level of $5.5 billion

∎   Adjusted Diluted EPS(4) of $17.71, a 35% decrease from 2021, but the second-highest level in the Company’s history and 46% higher than pre-pandemic 2019 EPS

∎   Adjusted operating efficiency ratio(4) of 44.5%, a slight improvement from 44.7% in 2021

∎   ROTCE(3) was 19.9% compared to 28.4% in 2021. ROA was 1.67% compared to 1.92% in 2021.

∎   Tangible Book Value per share (including the effect of common dividends) of $86.11, a decrease of 14% from 2021, primarily due to temporary valuation impacts to our investment portfolio based on significant changes to the level of interest rates

∎   Strong allowance coverage ratio of 4.24% at December 31, 2022, compared to 4.12% at December 31, 2021, primarily due to adding $1.8 billion to our allowance for credit losses

∎   Total capital distribution was $5.8 billion as we completed $4.8 billion in common share repurchases and $954 million in common dividends. Capital One paid a quarterly dividend of $0.60 per common share in each of the four quarters in 2022.

∎   TSR of -34.6%, -5.0%, and 1.7% over one-, three-, and five-year periods, respectively, through the period ended December 31, 2022, as compared to the TSR of the KBW Bank Index, which was -23.7%, -11.0%, and -5.5% over the same time periods.

(1)

The Committee considers these metrics to be key financial performance measures in its assessment of the Company’s performance, including certain non-GAAP measures. While certain of our non-GAAP measures help investors, and users of our financial information understand the effect of adjusting items on our selected reported results, they may not be comparable to similarly-titled measures reported by other companies. See Appendix A for our definition and reconciliation of these non-GAAP measures to the applicable amounts measured in accordance with GAAP.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	99

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

(2)

Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period. Management believes that this financial metric is useful in enabling investors and others to assess the Company’s ability to generate income to cover credit losses through a credit cycle, which can vary significantly between periods.

(3)

ROTCE is a non-GAAP measure calculated based on net income (loss) available to common stockholders less income (loss) from discontinued operations, net of tax, for the period, divided by average tangible common equity. See Appendix A for our definition and reconciliation of this non-GAAP measure to the applicable amounts measured in accordance with GAAP.

(4)

Adjusted diluted EPS and adjusted operating efficiency ratio are non-GAAP measures. See Appendix A for our reconciliation of the non-GAAP measures to the applicable amounts measured in accordance with GAAP. Operating efficiency ratio is calculated based on operating expense for the period divided by total net revenue for the period and reflects as-reported results in accordance with GAAP.

Governance and Risk Management

Performance Factor	2022 Performance
∎ Credit performance and underwriting quality ∎ Risk management and compliance ∎ Cybersecurity ∎ Balance sheet strength ∎ Board and executive governance

∎   Strong credit results, with a net charge-off rate of 1.36%, up from historically-low 0.88% in 2021. Net charge-off rate in our Domestic Card business was 2.5%, well below pre-pandemic levels but normalizing

∎   Provision for credit losses of $5.8 billion for 2022 compared to a benefit of ($1.9 billion) in 2021, primarily due to normalizing credit and an increase to our allowance for credit losses to reflect strong loan growth and modest economic worsening

∎   Common equity Tier 1 capital ratio(1) ended 2022 at 12.5%, reflecting significant loss absorption capacity and well above regulatory minimums and long-term management targets

∎   Significant investment in capabilities, technology, talent, and business processes to bolster and elevate our risk management programs. We continued to build compliance and operational risk capabilities across all three lines of defense and enhanced the soundness and sustainability of the Company’s enterprise risk management program.

∎   Capital One demonstrated strong, sustainable and well-managed cyber risk management practices. The Company completed all process, oversight and governance action items related to the cyber-related consent order, leading the OCC to officially lift the order in 2022.

∎   Active board engagement and oversight of long-term strategy, culture and values, enterprise risk management, diversity and inclusion, and talent management and succession planning

(1)

Common equity Tier 1 capital ratio is a regulatory capital measure under the Basel III capital rules calculated based on common equity Tier 1 capital divided by risk-weighted assets under the standardized approach framework.

100	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

Strategic Performance

Performance Factor	2022 Performance

∎   Progress toward achievement of long-term strategy

∎   Execution against corporate imperatives

∎   Disciplined investments in infrastructure, technology and growth initiatives

∎   CEO leadership and performance of executive team

∎   Delivered strong organic growth, driven by both new customers and a deepening and broadening of existing customer and client relationships

∎   Launched new products and experiences and exceeded new account and volume expectations

∎   Invested in technology talent, software and general capabilities including public cloud, enterprise platforms, automation, and data and machine learning tools

∎   Continued realizing financial savings and operational benefits from 2020 exit from data centers and investments in technology, which are driving long-term efficiency, resiliency, speed, and innovation

∎   Grew our national bank franchise through digital product innovation, a compelling customer experience and brand advertising, resulting in total deposit growth of 5.5% and strong growth in consumer checking account relationships

∎   Expanded and enhanced our best-in-class digital experiences, including our award-winning mobile app, Capital One Navigator Platform, Capital One Shopping and CreditWise

∎   Increased marketing investment by 40% to $4 billion as we debuted new products and took advantage of market opportunities across our franchise to welcome new customers

Winning with Our Customers and Associates

Performance Factor	2022 Performance

∎   Customer advocacy and brand

∎   Recruitment and development of world-class talent

∎   Associate engagement and retention

∎   Diversity, inclusion, and belonging

∎   Corporate reputation and community engagement

∎   Live our values and champion our culture

∎   Invested in and expanded our talent brand, and attracted strong and diverse candidate pipeline while welcoming over 13,000 new associates

∎   Net Promoter Scores reached their highest levels in the Company’s history across a number of products, channels and experiences, reflecting strong customer advocacy. We received numerous awards for excellence and innovation for our products, experiences and customer service

∎   Fully implemented our free overdraft protection and the elimination of all overdraft and non-sufficient funds fees for all consumer banking customers, saving customers hundreds of millions of dollars and driving positive customer feedback and engagement

∎   Published our inaugural ESG Report detailing our climate, social and governance policies and programs

∎   Continued to make progress on diversity, inclusion, and belonging, expanding diversity education and increasing executive representation for women and racially/ethnically diverse associates through external hires and internal promotions

∎   Ranked #10 on Fortune magazine’s 100 Best Companies to Work For list, our second year in the top 10 and one of only two financial services companies at the top of the list

∎   Implemented our initial hybrid working model and maintained high associate engagement, inclusion, and morale as measured in our regular enterprise-wide surveys and other listening channels

∎   Made progress on our $200 million multi-year Impact Initiative to support socioeconomic mobility, making significant philanthropic donations and volunteering hundreds of thousands of hours to mission-aligned nonprofit organizations through associate volunteerism and pro bono services

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	101

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

CEO Contribution to Company Performance

In determining the CEO’s 2022 year-end incentive awards, the Committee and the Independent Directors also assessed Mr. Fairbank’s contributions to the Company’s 2022 performance. Under Mr. Fairbank’s leadership, Capital One delivered very strong financial and operating results, resilient account and loan growth, and strong stewardship of stockholder capital. The Company was prepared for, and proactively adapted to, volatile market and economic conditions while continuing to advance Capital One’s long-term goals and business strategies. In 2022, Capital One achieved double-digit revenue growth, its highest organic revenue growth rate in two decades. Strong revenue growth coupled with strikingly strong credit drove the second-highest level of earnings per share in Capital One’s history. The Company bolstered its already-strong balance sheet and returned significant capital to common stockholders through common dividends and share repurchases while continuing to invest in capabilities like talent, technology and long-term growth.

Capital One maintained strong market positions, drove resilient growth and returns in each key line of business, and maintained high customer advocacy scores. Our Card business delivered strong loan growth and record purchase volume as it capitalized on the benefits of new products, compelling rewards, strong brand advocacy and a technology-driven customer and digital experience. Our Commercial Banking business also delivered strong loan growth and solid returns. In our Consumer Banking business, we achieved solid earnings, strong deposit volumes, and resilient auto loan originations. For our consumer deposit customers, we implemented the complete elimination of consumer overdraft fees and free access to overdraft protection.

Mr. Fairbank’s visionary leadership led the Company through a challenging and uncertain economic and competitive environment in 2022 while delivering very strong financial results and continuing to make strategic investments to attract talent, transform our technology, and grow our franchise. Capital One recruited skilled, experienced and diverse talent; maintained high associate engagement and morale scores as measured in our regular enterprise-wide surveys; and was recognized externally for being an exceptional place to launch or grow your career. The Company continued to be recognized as a technology and digital leader. Mr. Fairbank maintained a keen focus on building and sustaining strong risk management practices and controls and embedding resilience into both our operations and financial choices. He continued to model and reinforce the Company’s culture, values and mission with associates, recruits, partners, suppliers, and investors.

The Committee and the Independent Directors recognize that the Company’s one-year TSR underperformed the broader market and the Company’s peer comparator group in 2022. After significantly outperforming the broader stock market during the earlier stages of the pandemic, in 2022 Capital One shares fell more than market and industry peers. Growing economic uncertainty and its possible effect on future credit performance and profitability had a significant negative impact on bank stock prices and on large consumer lending companies in particular, including Capital One. Despite these near-term valuation pressures, Mr. Fairbank continued to focus on the long-term while balancing the level and pace of investments. Mr. Fairbank has continued to prioritize resilient growth, building long-term capabilities, and maintaining the enterprise’s focus on strong through-cycle risk management and operational efficiency. The Committee and the Independent Directors believe that the Company’s tactical and strategic choices over the past twelve months will result in strong stockholder returns over time through continued top-line growth, improved efficiency, sound credit and operational risk management, strong profitability, and significant capital distribution.

The Committee and the Independent Directors also took into account Mr. Fairbank’s unique role as the founder of Capital One, as well as peer group CEO compensation levels and structure, the tenures of peer companies’ CEOs, and the varying degrees of success those CEOs have had in leading their respective companies in 2022 and over time. The Committee and the Independent Directors recognized that Mr. Fairbank does not receive a cash salary, and 100% of his compensation is deferred for at least three years.

The Committee and the Independent Directors believe that the actions taken by Mr. Fairbank and the other NEOs throughout 2022 drove very strong financial and operating results and continued the momentum of the Company toward the achievement of its long-term strategic objectives. These actions and choices have positioned the Company to deliver strong and sustainable financial performance, maintain resilience, and create enduring value to stockholders over the long-term.

102	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

CEO Compensation by Performance Year

Below is a table showing Mr. Fairbank’s compensation awards as they are attributable to the performance years indicated. Mr. Fairbank’s actual total compensation for performance year 2022 was approximately $26.13 million. See “Year-End Incentive Opportunity” beginning on page 93 for additional information regarding the year-end incentive granted to Mr. Fairbank for performance year 2022.

Performance Year	Cash Salary	Long-Term Incentive	Year-End Incentive			Total
		Cash-Settled RSUs	Deferred Cash Bonus	Cash- Settled RSUs	Performance Shares
2022	$—	$2,500,021	$4,250,000	$2,850,099	$16,525,118	$26,125,238
2021	$—	$1,750,060	$4,550,000	$3,000,055	$18,200,225	$27,500,340
2020	$—	$1,750,070	$3,000,000	$2,000,053	$12,000,093	$18,750,216

Comparison to Summary Compensation Table Information

The table above is presented to show how the Committee views Mr. Fairbank’s compensation and to which year the compensation awards relate. This table differs substantially from the Summary Compensation Table beginning on page 120 and is therefore not a substitute for the information required in that table. There are two principal differences between the Summary Compensation Table and the table above:

∎

The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. The Summary Compensation Table reports equity-based awards in the year in which they were granted. As a result, the performance share awards and cash-settled RSUs granted to Mr. Fairbank in February 2022 for the 2021 performance year, for example, are shown in the table above as 2021 compensation but will be shown in the Summary Compensation Table as 2022 compensation.

∎

The Summary Compensation Table reports the change in pension value and non-qualified deferred compensation earnings and all other compensation. These amounts generally are not a result of current-year compensation determinations and are not shown above.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	103

EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

Settlement of Performance Shares Granted in January 2020

In January 2020, the Committee and the Independent Directors granted the NEOs Financial Performance Shares under which the NEOs could receive in 2023 between 0% to 150% of a target number of shares of the Company’s common stock based on the Company’s financial performance between January 1, 2020 and December 31, 2022 (the “2020 Financial Performance Shares”). Each year, the Committee and the Independent Directors assess the Company’s relative performance based on the applicable performance share award metrics relative to the Performance Share Peers over the three-year performance period, and where appropriate, apply a performance share reduction based on the Company’s absolute performance. See “Performance Share Award Formula” on page 95 for a description of the performance share award formula applicable to the 2020 Financial Performance Shares.

Based on the Committee and the Independent Directors’ assessment of the Company’s relative and absolute performance over the three-year performance period, the 2020 Financial Performance Shares settled at 123.33% of their target value. Two-thirds of each Financial Performance Share award vested based on D+TBV, and one-third of each performance share award vested based on Adjusted ROTCE. The Company performed at the 60th percentile relative to the KBW Index with respect to D+TBV and at the 85th percentile relative to the KBW Index with respect to Adjusted ROTCE. The Company achieved positive Adjusted ROTCE for each of the three years of the performance such that the 2020 Financial Performance Shares settled without a performance share reduction. See “Absolute Performance Measure (Performance Share Reduction) — Financial Performance Shares” on page 96 for more information regarding the performance share reduction feature applicable to the 2020 Financial Performance Shares.

As permitted under the applicable award agreements, the Committee determined it appropriate to evaluate Tangible Book Value (as defined on page 94 under “Performance Share Award Metrics”) performance for the Company and the Performance Share Peers for performance year 2020, for purposes of the settlement of the 2020 Financial Performance Shares, in a manner that excludes, on a one-time basis, the initial impact of the Company’s adoption of the Current Expected Credit Loss standard, a new accounting requirement adopted in 2020 by the Financial Accounting Standards Board. The Committee and the Independent Directors did not make any adjustments to the Company’s performance associated with the performance shares or other compensation to reflect the impacts to the Company’s financial performance as a result of the economic downturn and other effects of the COVID-19 pandemic in any year.

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Section VIII - Compensation Discussion and Analysis

Additional Pay Elements

As part of the CEO compensation program, the Committee and the Independent Directors also approved certain other programs intended to support Mr. Fairbank’s productivity, well-being, and security. These programs provide some level of personal benefit and are not generally available to all associates. For 2022, these programs included the following:

∎	Executive term life insurance with a benefit level of $5 million

∎	The ability to participate in a comprehensive voluntary annual health screening

∎	Maintenance for Mr. Fairbank’s home office

∎	The monitoring and maintenance of an electronic home security system

The Committee has determined that the nature and value of these programs are comparable to those offered to similarly situated executives at our peers. Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 120.

2023 CEO Compensation Program

Each year, the Committee and the Independent Directors perform a comprehensive review of the CEO compensation program in consideration of Company and CEO performance, peer comparator group performance, historical pay information, market practices and trends, the market for talent, stockholder and other stakeholder feedback, and other relevant points of information that the Committee and the Independent Directors consider appropriate to assess the program and CEO compensation level and pay design. The Committee and the Independent Directors continue to believe that the CEO compensation program aligns Mr. Fairbank’s compensation with the Company’s performance over the appropriate time horizons, effectively balances risk, and supports the Company’s executive compensation goals and principles.

In January 2023, the Committee and the Independent Directors reviewed the 2022 compensation structure utilized for Mr. Fairbank and determined that, for 2023, the CEO compensation program would be unchanged and continue to consist of two components:

∎

An Equity or Equity-Based Award. The Committee and the Independent Directors granted to Mr. Fairbank 21,539 RSUs, which had a total grant date value of approximately $2.50 million and will vest in full on February 15, 2026, settle in cash based on the Company’s average stock price over the 15 trading days preceding the vesting date, and are subject to performance-based vesting provisions. Mr. Fairbank does not receive a cash base salary.

∎

A Year-End Incentive Opportunity. Mr. Fairbank will have an opportunity for a year-end incentive award, with the amount granted based on CEO and Company performance in 2023. Any year-end incentive award granted to the CEO (i) will continue to consist primarily of performance share awards, including an award of TSR Performance Shares and Financial Performance Shares, under which he may receive 0% to 150% of a target number of shares of Capital One common stock based on the Company’s financial performance and TSR over a three-year period; and (ii) may also consist of deferred cash, an equity-based award, or both.

In this manner, the CEO’s compensation will continue to be completely at-risk based on the Company’s and Mr. Fairbank’s performance, and all CEO compensation continues to be subject to a three-year deferred vesting or payout. As in prior years, Mr. Fairbank will not receive any cash salary in 2023. Any deferred cash or equity-based award will pay out or vest after a three-year deferral period. The Committee and the Independent Directors will use their judgment to determine whether to make the year-end incentive award, the form of the award and the value of the award. The Committee and the Independent Directors will base these determinations on the Committee’s

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EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

evaluation of the Company’s performance in 2023 relative to the same factors described earlier under “Year-End Incentive Opportunity” beginning on page 93, related to financial and operating performance, governance and risk management, strategic performance and winning with our customers and associates, and Mr. Fairbank’s contribution to that performance.

NEO Compensation

In this section, “NEO Compensation,” the term “NEO” refers to the NEOs other than the CEO.

2022 NEO Compensation Program and Components

The Committee annually reviews and approves the form, timing, and amount of compensation for all of our executive officers, including those who are ultimately reported as NEOs, and makes recommendations to the Independent Directors for final approval. The Committee takes into account each NEO’s historical performance, individual roles and responsibilities, contributions expected from each NEO in the future as well as the recommendations of the CEO, including his assessment of each NEO’s performance. In February 2022, the Committee and the Independent Directors approved the 2022 compensation program, which is designed to be consistent with the Company’s pay-for-performance philosophy.

Based on market practices and trends, a review of peer comparator information and in response to stockholder feedback, NEO total target compensation is composed of 20% base salary, 25% cash incentive opportunity, and 55% long-term incentive opportunity, which will consist of performance shares and stock-settled RSUs as determined by the Committee. The Committee believes that this pay mix balances stockholder interests while effectively rewarding and motivating key talent.

For the 2022 performance year, the NEOs received a mix of approximately 49% cash and 51% equity-based compensation as follows: cash salary, determined at the beginning of the performance year; and a cash incentive and long-term incentive awards, determined following the end of the performance year based on the Committee’s evaluation of Company and individual performance during the past year. The long-term incentive awards granted for the 2022 performance year consisted of performance shares (approximately 28% of total awarded compensation) and stock-settled RSUs (generally 23% of total awarded compensation). All of the equity awards vest over a three-year period. The terms of the performance share awards are substantially similar to the terms of the Financial Performance Share awards granted to our CEO in 2022, as described earlier under “Performance Share Awards” beginning on page 93. The table below summarizes the NEO compensation program that the Committee and the Independent Directors approved for the 2022 performance year.

The total target compensation of the NEOs for the 2022 performance year was composed of base salary awarded at the beginning of the performance year and a year-end incentive opportunity that, if granted, may consist of equity awards in the form of performance shares and/or RSUs, and a cash incentive. The chart below shows the 2022 components of NEO compensation as an approximate percentage of NEO total target compensation:

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EXECUTIVE COMPENSATION

Section VIII - Compensation Discussion and Analysis

The table below summarizes the components of the NEO compensation program for the 2022 performance year:

Compensation Element	Timing of Award Determination	Basis for Award	Vesting Schedule	Performance and Recovery Provisions
Base Salary	February 2022	Overall experience, skills, performance, knowledge, and market data	Paid in cash throughout the performance year	Not applicable
Cash Incentive	January 2023	Reward for 2022 Company Performance	Paid in cash in February 2023	Not applicable
Performance Shares	January 2023	Reward for 2022 Individual Performance and Incentive for Long- Term Company Performance	Vest at the end of the 3-year performance period based on achievement of performance factors	∎ Performance share reduction ∎ Misconduct clawback ∎ Financial restatement clawback
Stock-Settled RSUs			3-year ratable vesting	∎ Performance-based vesting provisions ∎ Misconduct clawback

See “Additional Performance Conditions and Recovery Provisions” beginning on page 111 for more details regarding the performance and recovery provisions applicable to each element of compensation that the Committee approved for the 2022 performance year for the NEOs.

Based on the above framework, the Committee and the Independent Directors determined the 2022 total target compensation for each NEO by considering the following factors:

∎	each NEO’s performance relative to the Company’s strategic objectives

∎	Capital One’s financial performance

∎	the NEO’s appropriate management of risk

∎

the role and qualifications of each NEO (for example, the NEO’s scope of responsibility, experience, and tenure and the demonstration of competencies consistent with the Company’s values and the ability to deliver strong, sustainable business results)

∎	appropriate internal pay differentials and the desire to foster teamwork and collaboration

∎	historical pay levels

∎	available role-specific market compensation data from peer comparator companies

∎	available information on the structure of compensation packages for senior executives at peer comparator companies

∎	market trends in executive compensation (for example, current rates of pay and the prevalence and types of incentive vehicles)

∎	the overall structure of the executive compensation program

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EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

Base Salaries

In 2022, the Committee and the Independent Directors approved 2022 cash base salaries for the NEOs ranging from $940,692 to $1,292,154, which include subsequent adjustments made as a result of an enterprise-wide compensation review. Individual details for each NEO are provided in the table below showing compensation by performance year.

Year-End Incentive Awards

A portion of the NEOs’ 2022 compensation consisted of an opportunity for a year-end incentive award based on Company and the NEO’s individual performance in 2022. This award, if granted, may consist of long-term incentive awards in the form of performance shares and/or RSUs, and a cash incentive award. In January 2023, the Committee and the Independent Directors determined to award each NEO performance shares, a cash incentive award, and RSUs as recognition of Company and NEO individual performance in 2022.

Cash Incentive Awards

The cash incentive awards provided to the NEOs are based on the Committee’s evaluation of the Company’s performance during 2022. In February 2022, the Committee and the Independent Directors established a target value for the cash incentive for each NEO consisting of approximately 25% of the NEOs’ total target compensation. The Committee and the Independent Directors may determine to award 0% to 150% of the cash incentive target value based on Company performance. For purposes of the cash incentive awards, the Committee and the Independent Directors assess the Company’s performance based on the Performance Factors. The Committee believes that these factors appropriately reflect and balance near-term performance and long-term success for the Company’s customers, associates, and stockholders. See “2022 CEO Compensation Program and Components” beginning on page 91 for details regarding the Performance Factors.

In January 2023, the Committee and the Independent Directors approved cash incentive awards for the NEOs ranging from approximately $1.66 million to $2.29 million, representing a payout at 140% of the target award values established by the Committee in February 2022, based on actual Company performance in 2022. Individual details for each NEO are provided in the table below showing compensation by performance year. The assessment of Company performance for the NEOs is consistent with the assessment performed in connection with the CEO year-end incentive award. The Committee and the Independent Directors determined that these awards were appropriate in light of the Company’s performance as described under “Year-End Incentive Opportunity” beginning on page 93 in connection with the determinations by the Committee and the Independent Directors relating to the CEO’s year-end incentive awards.

Long-Term Incentive Awards

Long-term incentive awards are designed to reward individual performance and align a significant portion of compensation with achievement of both annual and long-term performance goals. In determining the actual amounts to be awarded to each NEO, the Committee considered each NEO’s contribution to the Company’s performance for 2022, as well as the individual performance of each NEO. The Committee also received input from the CEO on his assessment of each NEO’s individual performance and his recommendations for compensation of the NEOs. The CEO also assessed the degree to which the NEO balanced risks inherent in the NEO’s role. These assessments included the use of both quantitative and qualitative risk measures and were compiled by the Chief Risk Officer and reviewed by the Chief Human Resources Officer, and separately the Chief Audit Officer compiled and reviewed the assessment for the Chief Risk Officer, before such assessments were presented to the Committee and the Independent Directors for their consideration.

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EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

In January 2023, the Committee and the Independent Directors granted long-term incentive awards, consisting of stock-settled RSUs and performance shares, to the NEOs, as recognition for individual NEO performance in 2022 and to drive further long-term performance. The long-term incentive awards granted to these NEOs for performance year 2022 ranged from approximately $2.60 million to $4.13 million. Long-term incentive awards are linked to performance in two ways:

∎	The size of the award is based on each NEO’s individual performance assessment for the year just completed

∎	The ultimate value of the award is dependent on Capital One’s performance over time

The terms of the performance share awards are substantially similar to the terms of the Financial Performance Shares awarded to our CEO for performance year 2022, as described earlier under “Performance Share Award Metrics” beginning on page 94. The NEOs do not receive TSR Performance Shares. The NEO stock-settled RSUs vest ratably in one-third increments starting on the first anniversary of the grant date and are subject to performance-based vesting and clawback provisions as discussed below under “Additional Performance Conditions and Recovery Provisions” beginning on page 111.

2022 NEO Year-End Incentive Compensation Decisions

Andrew M. Young - Chief Financial Officer

Mr. Young was awarded a cash incentive of $1,656,200 and long-term incentive awards consisting of 10,186 stock-settled RSUs and a target amount of 12,224 performance shares with a total grant date fair value for both awards of $2,601,129. The Committee and the Independent Directors determined to grant these awards based upon Mr. Young’s strong leadership of the Company’s finance organization, driving notable improvements in financial planning and forecasting processes, leading a robust investor outreach agenda, and completing the merger of the Company’s two national banks which resulted in enterprise-wide savings and efficiencies. In addition, the Committee and the Independent Directors also considered Mr. Young’s championing of Company culture and recognized that he is an inspirational and inclusive leader who is thoughtful and focused on diversity, inclusion and belonging.

Neal A. Blinde - President, Commercial Banking

Mr. Blinde was awarded a cash incentive of $1,803,699 and long-term incentive awards consisting of 11,100 stock-settled RSUs and a target amount of 13,320 performance shares with a total grant date fair value for both awards of $2,834,429. The Committee and the Independent Directors determined to grant these awards to Mr. Blinde based upon his leadership that resulted in the strong performance of the Commercial Bank business, including delivering solid results in core net income, pre-provision earnings, non-interest income, and ending loan balances, which outpaced most peer banks. The Committee and the Independent Directors also considered Mr. Blinde’s balanced leadership in compliance and risk management, focus on sustainability initiatives, and his sound judgment and strategic leadership, including his commitment to talent development by introducing robust succession planning and an emerging leadership program and leveraging technology to drive improvements to the customer experience.

Frank G. LaPrade, III - Chief Enterprise Services Officer and Chief of Staff to the CEO

Mr. LaPrade was awarded a cash incentive of $2,286,200 and long-term incentive awards consisting of 16,173 stock-settled RSUs and a target amount of 19,407 performance shares with a total grant date fair value for both awards of $4,129,770. The Committee and the Independent Directors determined to grant these awards based upon Mr. LaPrade’s role in key strategic initiatives, including the Company’s return to office and hybrid workforce strategy, as well as his leadership in cybersecurity risk management which led to the OCC lifting its 2019 cyber-related consent order. The Committee and the Independent Directors also considered Mr. LaPrade’s inspirational leadership, his championing continuous improvement and his significant contributions to recruiting exceptional and diverse talent throughout the organization.

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EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

Sanjiv Yajnik - President, Financial Services

Mr. Yajnik was awarded a cash incentive of $2,146,200 and long-term incentive awards consisting of 13,202 stock-settled RSUs and a target amount of 15,842 performance shares with a total grant date fair value for both awards of $3,371,137. The Committee and the Independent Directors determined to grant these awards based upon Mr. Yajnik’s leadership driving strong performance in the Financial Services business, despite adverse macroeconomic forces, including the expansion of the Auto Navigator platform and award-winning Dealer programs while being consistently well-managed and a beacon for tech transformation. The Committee and the Independent Directors also considered Mr. Yajnik’s motivational leadership, development of strong talent, broad expertise, as well as his focus on continuously improving the customer experience.

NEO Compensation by Performance Year

The table below shows actual NEO compensation as it is attributable to the performance year indicated.

Name	Performance Year	Base Salary	Year-End Incentive			Total
		Cash Salary	Cash Incentive	Long-Term Incentive
				Stock- Settled RSUs	Performance Shares
Andrew M. Young(1)	2022	$940,692	$1,656,200	$1,182,289	$1,418,840	$5,198,021
	2021	$894,815	$1,687,500	$1,125,076	$1,350,032	$5,057,423
Neal A. Blinde(2)(3)	2022	$1,015,385	$1,803,699	$1,288,377	$1,546,052	$5,653,513
Frank G. LaPrade, III	2022	$1,292,154	$2,286,200	$1,877,200	$2,252,570	$7,708,124
	2021	$1,155,538	$2,175,822	$1,595,156	$1,914,127	$6,840,643
	2020	$1,106,000	$1,383,000	$1,382,338	$1,658,806	$5,530,144
Sanjiv Yajnik	2022	$1,219,077	$2,146,200	$1,532,356	$1,838,781	$6,736,414
	2021	$1,136,231	$2,139,822	$1,495,653	$1,794,754	$6,566,460
	2020	$1,088,000	$1,360,000	$1,492,520	$1,791,069	$5,731,589

(1)	No amounts are reported for Mr. Young for 2020 because he was not an NEO in 2020.

(2)

These amounts do not include the sign-on cash award and equity grants awarded in connection with Mr. Blinde’s employment in January 2022. These amounts are included in the Summary Compensation Table. No amounts are reported for Mr. Blinde for 2020 or 2021 because he joined the Company on January 24, 2022. These amounts do not include the one-time sign-on cash award and equity grants which were awarded to him in connection with the forfeiture of compensation from his previous company and the commencement of his employment with Capital One in January 2022. These amounts are included in the Summary Compensation Table. No amounts are reported for Mr. Blinde for 2020 or 2021 because he joined the Company on January 24, 2022.

(3)	Mr. Blinde’s total compensation was prorated for 2022 as he commenced employment on January 24, 2022.

This table is presented to show how the Committee views compensation actions and to which year the compensation awards relate, but it differs substantially from the Summary Compensation Table and Pay Versus Performance Table beginning on pages 120 and 136, respectively, required to be included in this proxy statement and is therefore not a substitute for the information required in those tables. There are two principal differences between the Summary Compensation Table and the above table:

∎

The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. The Summary Compensation Table reports equity-based awards in the year in which they were granted. As a result, the stock-settled RSUs and performance share awards granted in January 2023 for the 2022 performance year, for example, are shown in the above table as 2022 compensation.

∎

The Summary Compensation Table reports the change in pension value and non-qualified deferred compensation earnings and all other compensation. These amounts generally are not a result of current-year compensation determinations and are not shown above.

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EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

Additional Pay Elements

The Committee provides certain other programs intended to support the NEOs’ productivity, well-being, and security. These programs provide some level of personal benefit and are not generally available to all associates. For 2022, these programs included the following:

∎	Executive term life insurance with a benefit level of $5 million

∎	The ability to participate in a comprehensive voluntary annual health screening

∎	An automobile lease or the use of transportation services

∎	The monitoring and maintenance of an electronic home security system

The Committee has determined that the nature and value of these programs are comparable to those offered to similarly situated executives at our peers. Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 120.

2023 NEO Compensation Program

Each year, the Committee reviews the NEO compensation program in light of Company performance data, peer comparator group performance data, historical pay information, data on specific market practices and trends, stockholder feedback, and other relevant points of information. The program consists of multiple compensation vehicles that directly link the NEOs’ compensation with the Company’s performance over multiple time horizons, align the NEOs’ interests with the interests of the Company’s stockholders, support safety and soundness, and encourage appropriate risk-taking. In January 2023, the Committee and the Independent Directors approved the 2023 compensation program for our NEOs, which is substantially similar to the 2022 program.

Additional Performance Conditions and Recovery Provisions

The awards granted to our NEOs include the following provisions that are designed to further enhance alignment between pay and performance and balance the risks that our incentive compensation programs might otherwise encourage:

∎	Performance-based vesting provisions

∎	Performance share reduction

∎	Misconduct clawback provisions

∎	Financial restatement clawbacks

These terms and conditions apply to certain incentive awards granted to every executive officer and not just to the NEOs.

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EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

Performance-Based Vesting Provisions

Performance- Based Vesting Provisions

We include performance-based vesting provisions in each award of stock options, if any, and stock-settled RSUs granted to NEOs and each award of cash-settled RSUs granted to the CEO. These provisions will reduce the total value delivered to the executive at vesting if the Company does not meet certain performance thresholds during the three-year vesting period. The total value can be reduced to zero if the performance threshold is not met in any of the three years in the performance period.

The ultimate value that our NEOs receive from equity-based incentive awards is tied to our stock price performance over the vesting period. In addition, the Committee nevertheless determined that these awards should be subject to additional performance conditions so that the value received by the executives is also conditioned upon the Company continuing to meet certain operating performance thresholds for each and every fiscal year ending in the three-year vesting period. Any forfeitures will be cumulative over the three-year vesting period. In this manner, regardless of our executives’ past performance and our stock price performance, the awards subject to performance-based vesting remain at risk of complete forfeiture over the three-year vesting period.

Performance-based vesting provisions apply to the following awards:

∎	All NEO stock-settled RSUs

∎	All CEO cash-settled RSUs

These performance conditions do not present any upside potential for the NEOs’ compensation but instead create an additional at-risk element to the compensation that has been awarded to them. Imposing these additional performance conditions is designed to further reflect our approach of balancing risk and performance over the long term.

For awards granted since January 2014, vesting is conditioned on the Company achieving positive Core Earnings (as defined below). If Core Earnings are not positive for any fiscal year in the vesting period, the named executive officer will automatically forfeit 50% of one year’s worth of vesting (i.e., one-sixth of the total award). In addition, the Committee will determine the extent to which any named executive officer was accountable for the outcome and, based on such determination, the Committee will decide whether any or all of the remaining 50% of one year’s worth of vesting will also be forfeited. The Committee may also decide to delay the vesting of the applicable portion of the award not so forfeited. For the NEOs, these determinations will be made each year prior to the scheduled vesting date, based on the Core Earnings for the fiscal year ended prior to such vesting date. For the CEO, these determinations will be made prior to the scheduled vesting date at the end of the three-year vesting period, taking into account Core Earnings for each fiscal year within the period.

Core Earnings focuses on whether profits are being generated by our basic business, as opposed to other factors that may not reflect business fundamentals. The applicable award agreements define “Core Earnings” to mean the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of (i) impairment or amortization of goodwill and intangible assets, and (ii) the build or release of the allowance for credit losses, calculated as the difference between the provision for credit losses and charge-offs, net of recoveries. The Committee believes that Core Earnings is an appropriate performance metric to employ for these performance-based vesting provisions because the metric captures major operational costs and risks to the Company’s business, including charge-offs, operating expenses, market and competitive risks, and costs to maintain adequate levels of capital and liquidity. The metric is based on net income available to common stockholders and it also includes the impact of discontinued operations.

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EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

Performance Share Reduction

Performance Share Reduction

Each performance share award granted to the NEOs provides that the total value delivered at vesting will be reduced if for any year in the three-year performance period the Company does not achieve positive Adjusted ROTCE. The total value can be reduced to zero if positive Adjusted ROTCE is not achieved in all of the three years in the performance period. This reduction can occur regardless of where Adjusted ROTCE ranks relative to a comparator group.

Each of the performance share awards granted to the NEOs is subject to reduction in the event that the Company’s Adjusted ROTCE for any fiscal year in the three-year performance period is not positive. These reductions will occur regardless of how well the Company’s Adjusted ROTCE compares to the Performance Share Peers. If the Company does not achieve positive Adjusted ROTCE for one year in the performance period, the total number of shares issued on the vesting date will be reduced by one-sixth. If the Company does not achieve positive Adjusted ROTCE for two years in the performance period, the total number of shares issued on the vesting date will be reduced by one-third. If the Company does not achieve positive Adjusted ROTCE for any of the three years in the performance period, the NEOs will forfeit the entire award. In this manner, even if we outperform compared to the comparator group, the performance share awards are at risk of complete forfeiture if we do not achieve a threshold level of performance on an absolute basis. For additional information, see “Performance Share Award Formula” on page 95.

Misconduct Clawback Provisions

Misconduct Clawback

Each incentive award granted to the NEOs, other than the cash incentive award granted to the NEOs other than the CEO, is subject to clawback provisions that allow the Committee to seek recovery of all unvested portions of the awards in the event there has been misconduct resulting in a violation of law or Company policy and the NEO committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks.

The misconduct clawback provisions have been designed to apply broadly to a range of potential manifestations of misconduct at any level of the executive’s organization. The unvested portions of all applicable incentive awards are subject to recovery and at risk of complete forfeiture. In each case, the Committee will determine the amount of compensation to recover, allowing the Committee to calibrate each recovery to the facts and circumstances giving rise to the need for such recovery. In the event the Committee exercises these clawback provisions, the Company intends to disclose the aggregate amount that the Committee has determined to recover, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC.

Financial Restatement Clawbacks

Financial Restatement Clawback	Certain performance share awards granted to the NEOs include clawback provisions that allow the Company to recover shares under the award following a financial restatement.

The Financial Performance Share Awards granted to our executive officers include a clawback that is triggered in the event that the Company issues certain restatements of its financial statements, or announces within three years after the vesting of an award that it expects to issue a restatement. If an executive would have been entitled to fewer shares on the vesting date under the restated financial statements, the executive may be required to return to the Company the excess shares awarded to him or her or, in the event he or she has sold or otherwise transferred the shares, he or she may be required to return the net proceeds from the sale or transfer. We will revise our policy to comply with the Dodd-Frank requirement when the rule is finalized by the NYSE.

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EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

Process and Criteria for Compensation Decisions

The Committee considers a number of factors in making compensation decisions with respect to the NEOs. The Committee relies on a range of objective data including Company performance data, peer comparator group performance data, historical pay information, data on specific market practices and trends, stockholder feedback, and other relevant points of information to inform its business judgment.

Use of Outside Consultants for NEO Compensation

The Committee engages FW Cook, an independent compensation consultant, to assist in the design of the CEO compensation program. FW Cook assists the Committee in a number of ways, including proposing and evaluating a peer comparator group, gathering relevant compensation data from the peer group, and discussing relevant market trends and context and developing recommendations on possible plan designs.

The Chief Human Resources Officer and other members of the Company’s Human Resources department assist the CEO in developing compensation recommendations for the NEOs other than the CEO for the Committee’s consideration. The Human Resources department typically uses multiple surveys as sources of market compensation data. FW Cook also provides additional market reference points that the Committee and the Independent Directors use when evaluating NEO compensation, and other outside consultants provide information to the Human Resources department regarding market practices, trends, and research reports. The Human Resources department is responsible for analyzing the information obtained from the outside consultants and presenting it to the CEO, who considers the information and makes his compensation recommendations for the other NEOs to the Committee and the Independent Directors.

A consultant from FW Cook is present at Committee meetings during which CEO and NEO compensation is discussed and provides market data as well as an independent perspective regarding CEO and NEO compensation practices. FW Cook has no other engagement with, and performs no other services for, Capital One other than the services described above. See the discussion under “Compensation Committee Consultant” beginning on page 43 for additional information about FW Cook.

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EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

Peer Groups

Peer Group to Determine Level and Components of Compensation

In order to attract, retain, and motivate top executive talent and non-employee directors consistent with our compensation program objectives, the Committee reviews data annually from a group of peer companies that are similar in size, business, and industry to the Company. These organizations are intended to represent the marketplace of companies with which Capital One competes for business and for executive talent. The compensation data from the peer group is used to inform the Committee’s determination of the structure and the total compensation target values of the compensation program for the NEOs other than the CEO and the total level of compensation for the CEO. The peer group is reviewed each year and adjusted, as appropriate, so that the peer group companies reflect Capital One’s competitive environment. The Committee examines pay practices and data for the peer group companies as a source of benchmarking data to assess the competitiveness of our compensation levels and pay components. As part of this analysis, a consultant from FW Cook presents a comprehensive report to the Committee that highlights the size, scope, and performance information from the peer companies across a variety of metrics and presents recommendations for changes to the peer group, as applicable. The Committee specifically considers the Company’s percentile rank versus peer comparator companies across the following financial metrics:

∎ Revenue ∎ Assets ∎ Market value ∎ Net income available to common stockholders ∎ U.S. deposits ∎ Loans held for investment ∎ Diluted EPS growth	∎ Adjusted ROA ∎ Common equity Tier 1 capital ratio ∎ Charge-off rate ∎ Ratio of stock price to tangible book value ∎ Ratio of stock price to earnings ∎ TSR

After reviewing this information, the Committee recommends a final peer comparator group to the Independent Directors for approval. The peer comparator group is reviewed each year and adjusted, as appropriate, so that the size, scope, performance, and business focus of the peer comparator companies (i) reflect Capital One’s competitive environment, (ii) mitigate market data volatility, (iii) recognize the Company’s focus on technological innovations in the banking industry, and (iv) position the Company near the median with regard to the size of the companies in the group. For 2022, the peer comparator group was the same group as 2021 and included the following companies:

∎ Ally Financial	∎ Goldman Sachs Group	∎ Regions Financial

∎ American Express	∎ J.P. Morgan Chase	∎ Synchrony Financial

∎ Bank of America Corporation	∎ Mastercard	∎ Truist Financial

∎ Citigroup	∎ Morgan Stanley	∎ U.S. Bancorp

∎ Discover Financial Services	∎ PayPal	∎ Visa

∎ Fifth Third Bancorp	∎ PNC Financial Services	∎ Wells Fargo & Company

The Committee and the Independent Directors believe that this peer group reflects the competitive environment for the Company, particularly the performance and business focus of the companies in the peer group and the competition for executive talent. As of December 31, 2022, Capital One was positioned at or near the median of the peer comparator group in terms of total assets, loans, deposits, revenues, and net income.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	115

EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

Peer Group to Determine Settlement of Performance Share Awards

For both the Financial Performance Shares and the TSR Performance Shares, the Company’s performance on each metric is assessed over the three-year period relative to the Performance Share Peers. See “Performance Share Award Peer Group” on page 95 for a description and discussion of the Performance Share Peers.

Tally Sheets

In addition to considering market data from our peer comparator group (when available), the Committee also conducts an annual comprehensive review of tally sheets for the CEO and each NEO which reflect all components of compensation and include total compensation and potential payouts. Each tally sheet summarizes multiple components of current and historical compensation. The tally sheets assist with the Committee’s understanding of the historical context that is relevant to current compensation decisions, such as the CEO and each NEO’s unrealized equity value.

Other Compensation Arrangements

Pension and Non-Qualified Deferred Compensation Plans

Capital One does not have any active pension plans for the NEOs. In 2022, each of our NEOs, except Mr. Blinde, participated in Capital One’s VNQDCP, which is a voluntary, non-qualified deferred compensation plan that restores participating NEOs, excluding the CEO, to the level of savings they would have achieved if they had not been impacted by Internal Revenue Service limits governing our qualified 401(k) plan. It also allows the NEOs, excluding the CEO, to defer additional pre-tax compensation in order to save for retirement. The CEO participates in the VNQDCP on a non-voluntary basis, as the deferred cash portion of his year-end incentive is mandatorily deferred in the VNQDCP for three years. Capital One periodically reviews pension and other deferred compensation programs and practices at our peer comparator companies and across the financial services industry. We also review changes in the legal and regulatory environment pertaining to retirement programs.

Details of the VNQDCP can be found under “Capital One’s Voluntary Non-Qualified Deferred Compensation Programs” on page 128.

Employment Agreements

Capital One typically does not enter into defined term employment agreements with the NEOs in order to maintain maximum flexibility in establishing separation terms at the appropriate time and considering their current circumstances. The Committee retains full discretion to approve employment agreements on an exception basis and has done so for exceptional circumstances in the past. None of the current NEOs have an employment agreement.

Change of Control Agreements

Each NEO currently employed by the Company is a party to an agreement providing certain benefits if the executive’s employment terminates in connection with a change of control, as well as compensation and benefits protections during the two-year period following the change of control.

The change of control agreements define compensation and benefits payable to NEOs in certain merger and acquisition scenarios. The Committee believes these agreements provide the NEOs with some certainty and allow the NEOs to remain neutral and consider a full range of strategic decisions that are focused on maximizing stockholder value. The change of control agreements are also intended to allow Capital One’s businesses to operate with minimal disruption in the event of a change of control by providing each NEO with an incentive to remain in his or her leadership role up to and beyond the transaction date. In addition to compensation and benefits protections during a two-year protection period after a change of control, the NEOs are entitled to severance benefits under the agreements if their employment is actually terminated as a result of (or in anticipation of) certain merger and acquisition scenarios.

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EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

Both eligibility for participation and the structure of payments under these agreements are designed to be aligned with market practice in the banking and financial services industry. Our program is designed so that our stockholders are not faced with disproportionate severance costs that may impair potential merger opportunities. In addition, our change of control agreements for executive officers do not provide for excise tax “gross-up” payments.

Projections of potential payouts to the NEOs under these agreements are included in the total compensation tally sheets reviewed by the Committee on an annual basis. Although the potential change of control payouts do not necessarily impact annual decisions on NEO pay, reviewing this information allows the Committee to fully understand the downstream implications of its decisions and the resulting impact to the Company and its stockholders. Additional details regarding these agreements can be found under “Payments Under Certain Termination Scenarios” beginning on page 131.

Post-Employment Compensation Practices

The CEO has no employment or severance arrangement with the Company other than the change of control agreement as described above. If an NEO, excluding the CEO, separates from Capital One, they are entitled to receive the amounts set forth in the Company’s Executive Severance Plan, which provides for a payment of up to 30% of the NEO’s then-current total target compensation plus a pro-rated severance bonus based on the NEO’s target cash incentive in the event of involuntary termination without cause due to restructuring. Additional benefits include partially subsidized health, dental, and vision benefits for a period of up to 18 months through COBRA, and outplacement services for a period of up to one year following separation. The Committee may exercise its discretion in approving additional amounts in light of all relevant circumstances, including the NEO’s term of employment, past accomplishments, reasons for separation from the Company, potential risks and the NEO’s willingness to restrict their future action(s), such as through an agreement not to compete or solicit the Company’s customers or associates. In addition, following a separation from Capital One, certain equity-based awards will continue to vest according to their original terms, as described under “Payments Under Certain Termination Scenarios” beginning on page 131.

Capital One has entered into agreements with certain NEOs that contain restrictive covenants related to confidentiality, non-competition, non-solicitation, and ownership of work product. For additional information, see “Restrictive Covenants” beginning on page 130.

Upon retiring from the Company, associates, including the NEOs, will have access to a variety of medical plans through Mercer Marketplace 365+ Retiree private exchange (“Mercer”). Generally, retirees who meet the criteria for subsidized retiree medical coverage and enroll in a plan through Mercer will receive funding from Capital One in a Health Reimbursement Account (“HRA”). NEOs who meet the retirement criteria may also elect to receive 18 months of COBRA coverage. In addition, certain equity-based awards will continue to vest according to their original terms, as described under “Payments Upon Retirement” beginning on page 132.

Other Aspects of Executive Compensation

Stock Ownership and Retention Requirements

Consistent with their responsibilities to our stockholders, the executive officers are required to maintain a significant financial stake in the Company. To this end, the CEO and the other NEOs must own shares of Capital One common stock with a fair market value of at least the following (“Stock Ownership Requirement”):

Role	Ownership Requirement	Post-Termination Ownership Requirement
CEO	$10.5 million	$5.25 million
Other NEOs and Executive Officers	3x annual cash salary	1.5x annual cash salary

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EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

Given that the CEO’s compensation program does not include a base salary, his Stock Ownership Requirement is based on an amount established annually by the Committee and the Independent Directors. The CEO’s Stock Ownership Requirement was increased to an amount equal to six multiplied by $1.75 million, or $10.5 million. In addition, the CEO and all other NEOs are required to continue to hold 50% of their Stock Ownership Requirement for one year following termination, retirement, or ceasing to serve as an executive officer, except in case of termination by death, disability, or in connection with a change of control. The Committee and the Independent Directors believe that these Stock Ownership Requirements have increased the alignment of CEO and all other NEO compensation with stockholder interests.

Ownership requirements may be fulfilled using the following shares:

∎	Shares owned without restriction

∎	Unvested restricted stock

∎	Unvested stock-settled RSUs

∎	Shares acquired through the 2002 Associate Stock Purchase Plan

∎	Shares owned through the Capital One Stock Fund in Capital One’s 401(k) plan

Unexercised stock options and unvested performance share awards may not be used to fulfill ownership requirements.

The Committee reviews the guidelines and monitors the CEO’s and the other NEOs’ compliance with them. New executive officers are given five years from the date of promotion to or appointment as an executive officer to comply with the Stock Ownership Requirements. In the event that an executive officer is not in compliance with these requirements, the Committee has the right to take action, including reducing the executive officer’s compensation. The CEO and all other NEOs are currently in compliance with this requirement.

The Company has stock retention requirements for certain equity awards made to the CEO and the other NEOs. With respect to awards of performance shares and stock-settled RSUs that vest (i) during an executive’s term of employment with Capital One, or (ii) as applicable, prior to the first anniversary of such executive’s separation from Capital One, each executive must hold 50% of the after-tax net shares acquired (“Retained Shares”) for a period of one year after the acquisition date of the shares. In addition, for performance shares and stock-settled RSUs granted after January 2021, the Company requires that Retained Shares continue to be held beyond the one-year period until the CEO and the other NEOs’ Stock Ownership Requirement, as described above, is met. These stock ownership and retention requirements apply to all of our executive officers.

Prohibition of Hedging, Speculative Trading Activities, and Pledging

As part of the commitment by Capital One’s leadership team to maintain public confidence in the long-term growth of Capital One’s stock, Capital One maintains a policy prohibiting hedging and speculative trading activities. Specifically, the policy prohibits certain individuals from engaging in short sales, hedging transactions, or speculative trading in derivative securities of Capital One stock. The policy applies to all Capital One directors, officers (as defined under Section 16 of the Exchange Act), and together with Capital One directors, “Control Group Members”), and associates who (i) serve at the Senior Vice President level or above, (ii) report directly to a Control Group Member, or (iii) are otherwise determined by Capital One’s General Counsel to be an “insider.” The policy applies to all shares of Capital One stock held by those persons covered by the policy, regardless of whether the stock was granted as compensation by Capital One or is otherwise held directly or indirectly. Capital One also prohibits its Control Group Members from using Capital One securities, including common stock, in a margin account or pledging Capital One securities as collateral for a loan.

118	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section VIII—Compensation Discussion and Analysis

Equity Grant Practices

Capital One strives to maintain equity grant practices that demonstrate high standards of corporate governance. Annual incentive awards generally are approved by the Committee and the Independent Directors (or by authority delegated to the Chief Human Resources Officer for certain associates who are not executive officers) at regularly scheduled meetings in the first quarter of each year. The date of grant is the actual date on which the Committee approves the awards. The Committee may grant awards of restricted stock, RSUs, stock options, or other equity awards outside of the annual incentive cycle. The Committee has delegated authority to the CEO to award restricted stock and to the Chief Human Resources Officer to award stock-settled and cash-settled RSUs (but not options or other equity awards) to associates who are not executive officers, subject to a maximum amount of $2 million for any associate in any one year with an aggregate $50 million annual limit. These awards are designed to be used for new hires and for special programs designed by management to incentivize, retain, and reward current associates of the Company. The Committee reviews all grants made by delegation at least once per year and approves all grants that exceed the annual delegation limit.

With respect to awards of stock options, the exercise price is always the Fair Market Value of Capital One common stock on the date of grant. Under the terms of our 2004 Stock Incentive Plan, “Fair Market Value” is equal to the closing price of Capital One common stock on the date of grant. The Company does not seek to time equity grants to take advantage of material non-public information, and in no event is the grant date set to a date that is prior to the date of approval.

Tax Considerations

The Committee carefully considers the tax impacts of its compensation programs on the Company, as well as on its executives. To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be paid or awarded in a tax-deductible manner.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	119

EXECUTIVE COMPENSATION

Section IX - Named Executive Officer Compensation

2022 Summary Compensation Table

The Summary Compensation Table below provides information about compensation for the fiscal years ended December 31, 2022, 2021, and 2020 for the NEOs. As discussed in the “Compensation Discussion and Analysis” section beginning on page 78, our executive compensation program is heavily weighted towards equity-based and at-risk elements of compensation. Under SEC rules, equity-based compensation is reported in the Summary Compensation Table below in the year in which it is awarded, which may not correlate to the year for which it is paid.

With respect to the compensation reported below for our CEO:

∎

84% of the CEO’s total compensation shown in the table below for 2022 and 84% of the CEO’s 2022 performance year compensation is equity-based and at-risk to the performance of the Company’s stock price, with 100% of his compensation deferred for at least three years.

∎

Amounts shown in the table below for the CEO for 2022 represent cash-settled RSUs granted in February 2022 and a deferred cash bonus awarded in January 2023 for 2022 performance. The CEO also was granted cash-settled RSUs and performance shares in January 2023 for the 2022 performance year, which are not shown in the table below.

∎	Amounts shown in the “Stock Awards” column for 2022 also include cash-settled RSUs granted to the CEO in February 2022 for the 2021 performance year.

With respect to the compensation reported below for the NEOs other than the CEO:

∎	In 2022, 2021, and 2020, base salary comprised approximately 20% of total target compensation and a cash incentive comprised approximately 25% of total target compensation.

∎

Amounts shown in the table below also include performance shares and stock-settled RSUs granted in January or February of that year for the prior performance year. The NEOs also were granted equity awards in January 2023 for the 2022 performance year, which are not shown in the table below.

120	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section IX - Named Executive Officer Compensation

Amounts paid to the CEO and the other NEOs in 2022 for other compensation and benefit programs are listed under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation” columns. The details of these program amounts are provided in the footnotes to the table:

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)	All Other Compensation (*)	Total
Richard D. Fairbank Chairman and CEO(4)	2022	$—	$4,250,000	$23,248,940	$5,462	$100,909	$27,605,311
	2021	$—	$4,550,000	$15,817,843	$3,540	$86,170	$20,457,553
	2020	$—	$3,000,000	$16,750,159	$4,148	$365,664	$20,119,971
Andrew M. Young Chief Financial Officer(5)(6)	2022	$940,692	$1,656,200	$2,475,108	$—	$190,486	$5,262,486
	2021	$894,815	$1,687,500	$604,534	$—	$179,450	$3,366,299
	2020	$—	$—	$—	$—	$—	$—
Neal A. Blinde President, Commercial Banking(5)(7)	2022	$1,015,385	$3,803,699	$20,930,154(8)	$—	$183,994	$25,933,232
	2021	$—	$—	$—	$—	$—	$—
	2020	$—	$—	$—	$—	$—	$—
Frank G. LaPrade, III Chief Enterprise Services Officer and Chief of Staff to the CEO(5)	2022	$1,292,154	$2,286,200	$3,509,283	$—	$247,826	$7,335,463
	2021	$1,155,538	$2,175,822	$3,041,144	$—	$228,788	$6,601,292
	2020	$1,144,846	$1,383,000	$2,509,295	$—	$214,576	$5,251,717
Sanjiv Yajnik President, Financial Services(5)	2022	$1,219,077	$2,146,200	$3,290,407	$—	$310,343	$6,966,027
	2021	$1,136,231	$2,139,822	$3,283,589	$—	$469,069	$7,028,711
	2020	$1,126,154	$1,360,000	$2,899,074	$—	$222,089	$5,607,317

(1)

The amount shown in this column for Mr. Fairbank in 2022 reflects his deferred cash bonus awarded in January 2023 for 2022 performance as described under “Year-End Incentive Opportunity” beginning on page 93. For NEOs other than Mr. Fairbank, the amount shown in this column for 2022 reflects the cash incentive awarded in January 2023 for 2022 performance, as described under “2022 NEO Compensation Program and Components” beginning on page 106. The amount for Mr. Blinde includes his annual bonus of $1,803,699 in addition to the cash portion of the Sign-On Award of $2,000,000. The amount for Mr. Blinde includes his annual bonus of $1,803,699 in addition to the cash portion of the one-time sign-on award of $2,000,000 which was awarded in connection with the commencement of his employment in January 2022 and forfeiture of compensation from his previous company.

(2)

The amounts shown in this column represent the grant date fair value of performance shares, stock-settled RSUs, and cash-settled RSUs granted to the NEOs, calculated in accordance with FASB ASC Topic 718. The grant date fair value of performance shares included in this column assumes a payout at the target performance level. The grant date fair value for the 2022 TSR Performance Shares granted to Mr. Fairbank is determined by multiplying the target number of shares by a valuation using a Monte Carlo simulation, which determined a grant date fair value of $133.58 per share (90.08% of the Company’s closing stock price on the grant date). The valuation was based on a Monte Carlo simulation using the following assumptions: (i) expected volatility based on the historical stock price volatility of the Company and the implied volatility of the Company’s exchange-traded options (40.96%); (ii) expected risk-free interest rate based on the U.S. Treasury rates as of the grant date (1.39%); and (iii) the length of the remaining performance period as of the grant date (2.91 years). See footnote 2 to the 2022 Grants of Plan-Based Awards Table below for additional information, including performance share awards at maximum performance on a per executive basis. The amount for Mr. Blinde includes the equity portion of the Sign-On Award.

(3)

The amounts shown in this column represent the change in the actuarial present value of the accumulated pension benefits for Mr. Fairbank under the Cash Balance Pension Plan and the Excess Cash Balance Plan.

(4)

Mr. Fairbank’s compensation for 2022 consisted of cash-settled RSUs and a year-end incentive opportunity (which was paid in the form of a deferred cash bonus, cash-settled RSUs, and performance shares), in addition to certain perquisites. Mr. Fairbank received a portion of his total compensation for 2022 in February 2022 (cash-settled RSUs), which is reflected in the table above for 2022. Mr. Fairbank received the remainder of his compensation for 2022 in January 2023 (the year-end incentive opportunity delivered in the form of a deferred cash bonus, cash-settled RSUs, and performance shares). The portion of the year-end incentive opportunity delivered as a deferred cash bonus to Mr. Fairbank in January 2023 is included in the table above, while the portion delivered as cash-settled RSUs and performance shares will be included in next year’s table pursuant to SEC rules. See “CEO Compensation by Performance Year” beginning on page 103 for more information on how the Compensation Committee makes compensation decisions and to which year the compensation awards relate.

(5)

For NEOs other than the CEO, compensation for 2022 consisted of a cash base salary, a cash incentive, performance shares, and stock-settled RSUs, in addition to certain perquisites. The performance shares and stock-settled RSUs awarded for 2022 performance were granted in January 2023 and are not included in the table above. The performance shares and stock-settled RSUs granted in February

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	121

EXECUTIVE COMPENSATION

Section IX - Named Executive Officer Compensation

2022 for 2021 performance are included in the table above for 2022. See “NEO Compensation by Performance Year” beginning on page 110 for more information on how the Compensation Committee makes compensation decisions and to which year the compensation awards relate.

(6)	In accordance with SEC rules, no amounts are reported for Mr. Young for 2020 because he was not an NEO in 2020.

(7)	In accordance with SEC rules, no amounts are reported for Mr. Blinde for 2020 and 2021 because he was neither employed by the Company, nor an NEO in 2020 and 2021.

(8)

The amount includes equity grants in the amounts of $11,930,029, $6,000,083, and $3,000,042. The amount includes one-time equity grants awarded to Mr. Blinde in connection with the commencement of his employment in January 2022. Such equity grants were made to compensate Mr. Blinde for the forfeiture of unvested stock from his previous employer and other compensation. The amounts of those sign-on awards $11,930,029, $6,000,083, and $3,000,042.

(*)	All other compensation for the NEOs consists of the following:

Named Executive Officer	Auto(a)	Travel and Aircraft	Health Screening(b)	Security(c)	Company Contributions to Defined Contribution Plans(d)	Insurance(e)	Other(f)

Richard D. Fairbank	$—	$—	$4,487	$17,122	$—	$39,300	$40,000

Andrew M. Young	$27,151	$—	$3,450	$—	$155,625	$4,260	$—

Neal A. Blinde	$20,000	$—	$—	$124,234	$22,875	$5,885	$11,000

Frank G. LaPrade, III	$22,835	$—	$—	$4,266	$209,625	$9,600	$1,500

Sanjiv Yajnik	$24,408	$—	$3,503	$60,804	$197,625	$18,960	$5,043

(a)

The cost of these benefits is determined on an annual basis and includes, as applicable, annual car lease or car service, automobile service fees, and other related miscellaneous expenses (such as fuel and maintenance). Mr. Fairbank does not participate in the Company-provided automotive benefit.

(b)	Represents cost attributable to the annual physical program where executives have the opportunity to receive a comprehensive health screening once a year.

(c)	Represents aggregate cost to the Company for home security services provided to executives.

(d)

Represents Company contributions under qualified (401(k)) and non-qualified deferred compensation programs and other supplemental executive retirement benefits. The maximum 401(k) match for calendar year 2022 was $22,875 which all NEOs except the CEO received. See the 2022 Non-Qualified Deferred Compensation table below for additional information on the contribution.

(e)	Represents life insurance premiums paid on behalf of the executives.

(f)

Represents contributions made by Capital One to charitable organizations chosen by the CEO (for 2022, the amount of these contributions was $40,000) and the other NEOs. Mr. Blinde’s total includes $10,000 related to reimbursement for legal fees related to the negotiation of his new hire offer letter as well as $1,000 in consideration for signing applicable new hire agreements.

2022 Grants of Plan-Based Awards

The Grants of Plan-Based Awards table provides details on equity incentive plan awards granted in 2022, including cash-settled RSUs, performance shares, and stock-settled RSUs. The columns reporting “Estimated Future Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards,” and “All Other Option Awards” relate to Capital One’s equity-based incentives awarded to the NEOs.

2022 Grants to CEO

For 2022, awards granted to the CEO consist of Financial Performance Shares and TSR Performance Shares (each as defined on pages 94 and 95, respectively, under “Performance Share Awards”) granted in February 2022 as part of the CEO’s 2022 compensation program and (i) cash-settled RSUs granted in February 2022 for 2021 performance and (ii) cash-settled RSUs granted in February 2022 for the 2022 performance year, representing 10% of the CEO’s total compensation for the 2022 performance year.

122	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section IX - Named Executive Officer Compensation

Performance Shares

The actual number of shares earned and issued with respect to Financial Performance Shares will be based on the Company’s D+TBV and Adjusted ROTCE (each as defined on page 94 under “Performance Share Award Metrics”) over the three-year period from January 1, 2022 through December 31, 2024, relative to the Performance Share Peers (as defined on page 7). In addition, the total value delivered at vesting will be reduced if the Company’s Adjusted ROTCE for one or more fiscal years completed during the performance period is not positive, no matter how well the Company performs relative to the Performance Share Peers.

The actual number of shares earned and issued with respect to TSR Performance Shares will be based on the Company’s TSR (as defined on page 95 under “Performance Share Award Metrics”) over the three-year period from January 1, 2022 through December 31, 2024, relative to the Performance Share Peers.

See “2022 CEO Compensation Components” beginning on page 92 for more details on the 2022 performance share awards. Dividend equivalents are accrued on the performance shares at the same time as dividends are paid out to holders of shares of Capital One common stock and are paid out as additional shares only on the performance shares that actually vest based on the results certified by the Committee.

RSUs

Cash-settled RSUs were granted in February 2022 for 2021 performance, and cash-settled RSUs were granted in February 2022 for the 2022 performance year. The cash-settled RSUs vest in full on February 15, 2025 and settle in cash based on the average closing price of Capital One common stock for the 15 trading days preceding the vesting date. Dividend equivalents are accrued on the cash-settled RSUs at the same time as dividends are paid to holders of shares of Capital One common stock and are paid in cash at the time of vesting, adjusted for performance-based vesting results. See “2022 CEO Compensation Program and Components” beginning on page 91 for more details on the 2022 cash-settled RSU awards.

2022 Grants to NEOs (other than the CEO)

For 2022, the awards granted to NEOs other than the CEO and Mr. Blinde consist of Financial Performance Shares and stock-settled RSUs granted in February 2022 for the 2021 performance year. The awards granted to Mr. Blinde for 2022 consist of stock-settled RSUs granted in January 2022 as part of his new hire compensation. The awards granted to Mr. Blinde for 2022 consist of stock-settled RSUs granted in connection with the commencement of his employment in January 2022.

Performance Shares

The actual number of shares earned and issued with respect to Financial Performance Shares will be based on the Company’s D+TBV and Adjusted ROTCE over the three-year period from January 1, 2022 through December 31, 2024, relative to the Performance Share Peers. In addition, the total value delivered at vesting will be reduced if the Company’s Adjusted ROTCE for one or more fiscal years completed during the performance period is not positive, no matter how well the Company performs relative to the Performance Share Peers. See “2022 CEO Compensation Components” beginning on page 92 for more details on the 2022 performance share awards. Dividend equivalents are accrued on the performance shares at the same time as dividends are paid out to holders of shares of Capital One common stock and are paid out as additional shares only on the performance shares that actually vest based on the results certified by the Committee.

Stock-Settled RSUs

The stock-settled RSUs granted on February 3, 2022 vest in three equal annual installments beginning on February 15 of the year after the date of grant. Dividend equivalents are accrued on the stock-settled RSUs at the same time as dividends are paid to holders of shares of Capital One common stock and are paid in cash at the time of vesting, adjusted for performance-based vesting results. These awards (as well as cash-settled RSUs for the CEO) reported below are also subject to performance-based vesting provisions that are associated with Core Earnings. As a result, the total number of shares delivered at vesting will be reduced if the Company does not achieve certain performance thresholds during the three-year vesting period. See “Additional Performance Conditions and Recovery Provisions” beginning on page 111 for more details on the performance-based vesting provisions.

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Section IX - Named Executive Officer Compensation

The stock-settled RSUs granted to Mr. Blinde on January 31, 2022 vest in annual installments beginning on the first anniversary of the date of grant for each such grant. Dividend equivalents are accrued on the stock-settled RSUs at the same time as dividends are paid to holders of shares of Capital One common stock and are paid in cash at the time of vesting.

2022 Grants of Plan-Based Awards Table

Name	Award Type	Date of Grant(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
			Threshold	Target	Maximum
Richard D. Fairbank	Financial Performance Shares(2)	2/3/2022	0	92,050	138,075	—	$13,650,095
	TSR Performance Shares(3)	2/3/2022	0	30,684	46,026	—	$4,098,769
	Cash-Settled RSUs(4)	2/3/2022	—	—	—	20,231	$3,000,055
	Cash-Settled RSUs(5)	2/3/2022	—	—	—	16,859	$2,500,021

Andrew M. Young	Financial Performance Shares(2)	2/3/2022	0	9,104	13,656	—	$1,350,032
	Stock-Settled RSUs	2/3/2022	—	—	—	7,587	$1,125,076

Neal A. Blinde	Financial Performance Shares(6)	—	—	—	—	—	$—
	Stock-Settled RSUs(7)	1/31/2022	—	—	—	81,306	$11,930,029
	Stock-Settled RSUs(8)	1/31/2022	—	—	—	40,892	$6,000,083
	Stock-Settled RSUs(9)	1/31/2022	—	—	—	20,446	$3,000,042

Frank G. LaPrade, III	Financial Performance Shares(2)	2/3/2022	0	12,908	19,362	—	$1,914,127
	Stock-Settled RSUs	2/3/2022	—	—	—	10,757	$1,595,156

Sanjiv Yajnik	Financial Performance Shares(2)	2/3/2022	0	12,103	18,155	—	$1,794,754
	Stock-Settled RSUs	2/3/2022	—	—	—	10,086	$1,495,653

(1)	Date on which awards were approved by the Committee and the Independent Directors and granted to the NEOs.

(2)	The Financial Performance Shares are reported based on the probable outcome of the performance conditions as of the grant date and excludes potential accrued dividend equivalents.

(3)

The TSR Performance Shares granted to Mr. Fairbank are reported based on the probable outcome of the performance conditions as of the grant date. See footnote 2 to the 2022 Summary Compensation Table above for additional information regarding the grant date fair value for the TSR Performance Shares.

(4)	Grant of cash-settled RSUs after the end of the performance year, representing a portion of Mr. Fairbank’s 2021 year-end incentive opportunity.

(5)	Grant of cash-settled RSUs at the beginning of the performance year, representing a portion of Mr. Fairbank’s 2022 total compensation.

(6)	Mr. Blinde did not receive Financial Performance Shares in 2022, as he was not an executive officer during the 2021 performance year.

(7)	Award vests annually over three years: 50% on January 31, 2023, 30% on January 31, 2024, and 20% on January 31, 2025.

(8)	Award vests one-fourth annually beginning on the first anniversary of the date of grant.

(9)	Award vests one-third annually beginning on the first anniversary of the date of grant.

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Section IX - Named Executive Officer Compensation

2022 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Richard D. Fairbank	326,085	$16,850,789	55,809	$8,415,688
Andrew M. Young	—	$—	4,566	$725,492
Neal A. Blinde	—	$—	—	$—
Frank G. LaPrade, III	—	$—	43,593	$6,051,173
Sanjiv Yajnik	—	$—	47,374	$6,581,549

(1)	The value realized is the pre-tax value of the shares (market price less the exercise price) received.

(2)

The value realized for awards, other than certain cash-settled RSUs and performance shares, is the pre-tax value of the number of shares multiplied by the closing price of Capital One common stock on the vesting date, as reported by the NYSE Composite Transaction Tape. For performance shares, the value realized also reflects the accrued dividends paid out as additional shares as of the date the performance share award results were certified by the Committee. Except for cash-settled RSUs that were vested and released in connection with tax withholding on February 3, 2022, the pre-tax value realized for all other cash-settled RSUs and value realized is the number of shares multiplied by the closing price of Capital One common stock for the 15 trading days preceding the vesting date, in accordance with the terms of the applicable awards. The value included in the table above that was realized from cash-settled RSUs for Mr. Fairbank was $8,415,688.

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2022 Outstanding Equity Awards at Fiscal Year-End Table

Name	Option Awards(1)					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested(3)
Richard D. Fairbank	1/30/2014	108,944	—	$70.96	1/29/2024	—	$—	—	$—
	1/29/2015	115,812	—	$74.96	1/28/2025	—	$—	—	$—
	2/4/2016	106,973	—	$63.73	2/3/2026	—	$—	—	$—
	2/2/2017	81,486	—	$86.34	2/2/2027	—	$—	—	$—
	1/30/2020	—	—	$—	—	19,087(4)	$1,774,328	—	$—
	1/30/2020	—	—	$—	—	16,757(4)	$1,557,731	—	$—
	1/30/2020	—	—	$—	—	—	$—	139,963(5)	$13,010,960
	2/4/2021	—	—	$—	—	17,560(4)	$1,632,378	—	$—
	2/4/2021	—	—	$—	—	15,365(4)	$1,428,330	—	$—
	2/4/2021	—	—	$—	—	—	$—	119,831(6)	$11,139,490
	2/4/2021	—	—	$—	—	—	$—	39,944(6)	$3,713,194
	2/3/2022	—	—	$—	—	20,231(4)	$1,880,674	—	$—
	2/3/2022	—	—	$—	—	16,859(4)	$1,567,213	—	$—
	2/3/2022	—	—	$—	—	—	$—	138,075(6)	$12,835,452
	2/3/2022	—	—	$—	—	—	$—	46,026(6)	$4,278,577
Andrew M. Young	1/30/2020	—	—	$—	—	1,449(7)	$134,699	—	$—
	2/4/2021	—	—	$—	—	3,578(7)	$332,611	—	$—
	2/3/2022	—	—	$—	—	7,587(7)	$705,288	—	$—
	2/3/2022	—	—	$—	—	—	$—	13,656(6)	$1,269,462
Neal A. Blinde	1/31/2022	—	—	$—	—	81,306(8)	$7,558,206	—	$—
	1/31/2022	—	—	$—	—	40,892(9)	$3,801,320	—	$—
	1/31/2022	—	—	$—	—	20,446(10)	$1,900,660	—	$—
Frank G. LaPrade, III	2/2/2017	27,955	—	$86.34	2/2/2027	—	$—	—	$—
	1/30/2020	—	—	$—	—	3,722(7)	$345,997	—	$—
	1/30/2020	—	—	$—	—	—	$—	14,736(5)	$1,369,859
	2/4/2021	—	—	$—	—	8,180(7)	$760,413	—	$—
	2/4/2021	—	—	$—	—	—	$—	22,086(6)	$2,053,115
	2/3/2022	—	—	$—	—	10,757(7)	$999,971	—	$—
	2/3/2022	—	—	$—	—	—	$—	19,362(6)	$1,799,892
Sanjiv Yajnik	1/30/2020	—	—	$—	—	4,300(7)	$399,728	—	$—
	1/30/2020	—	—	$—	—	—	$—	17,025(5)	$1,582,644
	2/4/2021	—	—	$—	—	8,832(7)	$821,023	—	$—
	2/4/2021	—	—	$—	—	—	$—	23,847(6)	$2,216,817
	2/3/2022	—	—	$—	—	10,086(7)	$937,595	—	$—
	2/3/2022	—	—	$—	—	—	$—	18,155(6)	$1,687,689

(1)

Stock options granted generally have time-based vesting schedules, are exercisable upon vesting and vest earlier upon the optionee’s termination of employment for death, disability, or, beginning with awards granted in 2015, termination by Capital One

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Section IX - Named Executive Officer Compensation

without cause or by the individual for “good reason” within two years following (or in anticipation of) a change of control of Capital One. For the treatment of stock options after the optionee’s retirement, see “Payments Upon Retirement” on page 132 for details.

(2)	For stock options, the exercise price is equal to the closing price of common stock on the date of grant as reported by the NYSE Composite Transaction Tape.

(3)	Market value is based on the closing price of a share of Capital One common stock on the last trading day of 2022 as reported by the NYSE Composite Transaction Tape.

(4)

A portion of the award is subject to vest following the first and second anniversary of the grant date in connection with required tax-related withholdings made by the Company on behalf of the executive; the remaining shares vest in full on February 15 after the third anniversary of the date of grant. The awards are subject to performance-based vesting provisions (see “Performance-Based Vesting Provisions” on page 112 for details).

(5)

Represents the number of shares expected to be issued, excluding accrued dividend equivalents, for the performance share awards granted on January 30, 2020 as of December 31, 2022. Shares were issued on March 1, 2023 with the following issuance date values (including accrued dividends paid out as additional shares): $18,069,775 for Mr. Fairbank; $1,902,539 for Mr. LaPrade; and $2,197,985 for Mr. Yajnik. The number of shares an executive receives under a performance share award is dependent on the Company’s performance over the applicable three-year performance period.

(6)

Represents the maximum number of shares the executive may receive under the performance share awards granted. The actual number of shares an executive receives under a performance share award is dependent on the Company’s performance over the applicable three-year performance period and may range from 0% to 150% of target. The value reported excludes dividend equivalents accrued with respect to performance shares which are paid in shares at the time the underlying performance shares are issued, and only with respect to the number of shares that actually vest. The Committee will certify the performance of the Company over the applicable performance period by March 15 after the third anniversary of the grant.

(7)

Awards vest one-third annually beginning on February 15 after the first anniversary of the date of grant. Awards are subject to performance-based vesting provisions (see “Performance-Based Vesting Provisions” on page 112 for details).

(8)	Award vests annually over three years: 50% on January 31, 2023, 30% on January 31, 2024, and 20% on January 31, 2025.

(9)	Award vests one-fourth annually beginning on the first anniversary of the date of grant.

(10)	Award vests one-third annually beginning on the first anniversary of the date of grant.

Pension Benefits

Capital One Pension Benefit Programs

Capital One does not currently maintain a pension benefit program. Prior to November 1995, Capital One offered a Cash Balance Pension Plan (“CBPP”) and an Excess Cash Balance Plan (“Excess CBPP”) to all full-time salaried associates and certain executive officers. Both of these programs were frozen in December 1995; however, interest continues to accrue on plan balances on a quarterly basis for the CBPP and on a monthly basis for the Excess CBPP. The CBPP interest rate changes annually, based on the average yield of five-year U.S. Treasury Securities for the month of October of the prior plan year (1.12% for 2022). The Excess CBPP interest rate changes monthly based on the Wall Street Journal Prime Rate (4.77% annual average for 2022).

Mr. Fairbank participated in these programs. The estimated annual payouts upon retirement in the CBPP and the Excess CBPP as of December 31, 2021, are $2,740 and $10,202, respectively, for Mr. Fairbank. As of December 31, 2022, the “Present Value of Accumulated Benefit” for Mr. Fairbank for both plans is equal to his account balance because Mr. Fairbank has attained the normal retirement age of 65 and so is assumed to retire immediately under the actuarial valuation assumptions. Since Mr. Fairbank is assumed to retire as of the measurement date, the future interest rate does not apply. The account in each plan is distributed after any separation from service. Distribution options from the CBPP plan are lump sum (eligible for rollover to another qualified plan or personal IRA) or an annuity option. The Excess CBPP will be distributed in the same form as the CBPP, as a lump sum (not eligible for rollover) or as an annuity. Since the CBPP and Excess CBPP are account-based defined benefit plans, years of service are not tracked.

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Section IX - Named Executive Officer Compensation

2022 Pension Benefits Table

Name	Plan Name(1)	Present Value of Accumulated Benefit(2)(3)	Payments During Last Fiscal Year
Richard D. Fairbank	CBPP	$30,259	$—
	Excess CBPP	$112,641	$—

Andrew M. Young	—	$—	$—

Neal A. Blinde	—	$—	$—

Frank G. LaPrade, III	—	$—	$—

Sanjiv Yajnik	—	$—	$—

(1)

In November 1995, Capital One amended the CBPP and the Excess CBPP to eliminate further pay-based credits to participants as of December 31, 1995 and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest continues to be credited on plan balances on a quarterly (CBPP) or monthly (Excess CBPP) basis.

(2)

The amounts shown are the present value of the accrued benefit determined by our external benefits provider, using similar actuarial assumptions and the measurement date used for financial accounting purposes.

(3)	Consistent with the measurement date used for financial disclosure for the pension plans, the amounts for each year are determined as of a December 31, 2022 measurement date.

Capital One’s Voluntary Non-Qualified Deferred Compensation Programs

Capital One offers a VNQDCP to eligible associates. In 2022, our NEOs, excluding our CEO, could elect to contribute up to 50% of the cash portion of their respective base salaries and up to 90% of their cash incentive on a tax-deferred basis to the VNQDCP. Messrs. LaPrade, Yajnik, and Young participated in the program in 2022. In 2022, 100% of the CEO’s deferred cash bonus was mandatorily deferred for three years under the VNQDCP and will be paid in a lump sum in the first quarter of 2025. In addition to participant deferrals, Capital One makes contributions under the VNQDCP. Company contributions vest immediately when posted to the VNQDCP.

Participants in the VNQDCP have the option to direct their individual investments daily among the following ten different investment offerings made available by the plans, which posted the corresponding returns for 2022: Mercer Core Fixed Income Fund Class Y3 (-13.69%), Mercer US Large Cap Equity Fund Class Y3 (-21.59%), Mercer US Small/Mid Cap Equity Fund Class Y3 (-16.75%), Mercer Non-US Core Equity Fund Class Y3 (-16.83%), Fidelity Investments Money Market Government Portfolio - Institutional Class (1.51%), Dodge and Cox Balanced Fund (-7.28%), Fidelity 500 Index Fund - Institutional Premium Class (-18.13%), Fidelity Extended Market Index Fund (-26.43%), Fidelity Global ex U.S. Index Fund (-15.74%), and Fidelity U.S. Bond Index Fund (-13.04%). In 2022, the VNQDCP had total investment earnings of $-75,015,749.56.

Distributions under the VNQDCP may be made to participants according to the schedule for distribution that they elect in accordance with plan terms. Distributions can occur based upon the following events: termination of employment (including for retirement), death, disability, in-service distribution election, or change of control. The distribution schedules available under the plan include lump sum and, in the case of retirement, five-, ten-, or fifteen-year annual installments.

Prior to December 31, 2005, Capital One offered its executives an Excess Savings Plan (“ESP”). The plan was frozen as of December 31, 2005: no additional participants have been permitted to enter the plan, and no compensation has since been taken into account after this date. Messrs. Fairbank, LaPrade, Yajnik, and Young participated in the ESP, and returns on these investments are reported for 2022. Effective January 1, 2008, the ESP was merged into the VNQDCP, and participants in the ESP have the option to direct their individual investments among the same offerings as the VNQDCP.

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Section IX - Named Executive Officer Compensation

2022 Non-Qualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)

Richard D. Fairbank	VNQDCP	$4,550,000	$—	$159,154	$4,296,469	$10,723,623
	ESP	$—	$—	$(207,175)	$—	$938,942
	2003 Performance Share Award(5)	$—	$—	$(12,598,778)	$—	$22,466,573

Andrew M. Young	VNQDCP	$120,064	$132,750	$(214,381)	$—	$1,133,713
	ESP	$—	$—	$(265)	$—	$1,679

Neal A. Blinde	VNQDCP	$—	$—	$—	$—	$—
	ESP	$—	$—	$—	$—	$—

Frank G. LaPrade, III	VNQDCP	$12,922	$186,750	$(1,232,123)	$—	$5,059,984
	ESP	$—	$—	$(158,020)	$—	$716,169

Sanjiv Yajnik	VNQDCP	$12,191	$174,750	$(749,616)	$—	$3,302,047
	ESP	$—	$—	$(94,156)	$—	$437,280

(1)

Reflects executive contributions made for 2022. Mr. Fairbank’s executive contribution under the VNQDCP was a mandatory deferral of the deferred cash bonus awarded in February 2022 for 2021 performance, which was reported in the 2021 Summary Compensation Table. For Messrs. LaPrade and Yajnik, all executive contributions under the VNQDCP were made in the form of base salary deferrals and are reported in the “2022 Summary Compensation Table” beginning on page 120. For Mr. Young, executive contributions under the VNQDCP were made in the form of (i) base salary deferrals, which are reported in the “2022 Summary Compensation Table” beginning on page 120, and (ii) deferrals of cash bonuses awarded in February 2022 for 2021 performance, which are reported in the 2021 Summary Compensation Table.

(2)

Company contributions are also included in the “2022 Summary Compensation Table” beginning on page 120 (see “Company Contributions to Defined Contribution Plans” in the footnote to that table identified with an asterisk).

(3)	Includes earnings on total assets in the VNQDCP and the ESP. Earnings under the VNQDCP and ESP were not above market and therefore are not reported in the Summary Compensation Table.

(4)

All the amounts shown in this column, other than earnings on deferred compensation, were included in compensation amounts reported in the current or prior years for those executives that were NEOs in the applicable year and in the amounts required to be reported pursuant to the then applicable rules. Of these balances, the following amounts were reported in the Summary Compensation Tables in prior-year proxy statements (to the extent that the NEO was an NEO in the applicable year): Mr. Fairbank $28,713,750; Mr. Young $193,828; Mr. Blinde $0; Mr. LaPrade $971,024; and Mr. Yajnik $1,337,175.

(5)

Includes the value of 241,680 shares of Capital One common stock earned on March 31, 2007 in connection with performance shares that were granted to Mr. Fairbank in December 2003. Delivery of these shares is deferred until the end of Mr. Fairbank’s employment with the Company. Mr. Fairbank neither acquired these shares nor realized any value from these shares in 2022.

Potential Payments Upon Termination or Change of Control

Overview

The disclosure in the table below illustrates payouts that the NEOs could receive under certain hypothetical termination scenarios. Actual circumstances resulting in the departure of our NEOs cannot be predicted and may differ from the assumptions used in the information outlined below. The Company has adopted plans providing certain standards governing NEO separation payments (reflected in the table below) in order to protect the Company’s interests in the event of an acquisition, as well as to provide competitive benefits to senior executives.

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Section IX - Named Executive Officer Compensation

The Committee reviews each executive officer’s separation on a case-by-case basis and exercises its business judgment, with the approval of the Independent Directors, to customize the terms of such separations in consideration of the relevant circumstances, including:

∎	The reasons for the separation

∎	Market competitive practices for comparable separation scenarios

∎

Potential benefits to the Company, such as retaining its competitive advantage, maintaining a positive reputation internally and externally, and preserving its ability to recruit highly talented executives

∎	The executive’s tenure and contributions to the Company’s success

∎	The executive’s willingness to provide legal waivers and/or enter into agreements not to compete with the Company or to solicit the Company’s associates or customers

∎	The resulting impact of the separation terms on the Company and its stockholders

Restrictive Covenants

Capital One maintains a competitive advantage in part through the intellectual property developed and utilized by our senior executives. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation, and ownership of work product, as described below.

Non-Competition Agreements

Messrs. Yajnik and Young have entered into non-competition agreements with the Company pursuant to which they may be restricted as to what competitive services they may provide to an entity following separation from Capital One.

These non-competition agreements provide for the following in exchange for the NEO complying with non-competition restrictions for up to two years following an involuntary termination, other than for cause, death, or disability: payment equal to 15% of the NEO’s total target compensation for each year of enforcement and subsidized health insurance premiums for a period of up to 18 months of through COBRA if the NEO is eligible and elects such coverage, subject to certain terms and conditions. The payments are made in two lump sums: the first following termination and the second upon successful completion of the enforcement period. In the event of a voluntary termination, the previously described payments are typically made for the second year of enforcement for agreements with a two-year enforcement period.

Notice & Garden Leave Agreement

Mr. Blinde has entered into a Notice & Garden Leave Agreement with the Company pursuant to which he agreed to provide Capital One with 180 days prior written notice before he terminates his employment. The agreement establishes Mr. Blinde’s duties and obligations to Capital One during a garden leave period prior to the termination of his employment. Mr. Blinde will remain an employee and continue to receive his base salary, as well as other pay and benefits per the terms of the agreement and applicable plans or programs. He will be expected to continue to undertake the duties and responsibilities as are assigned to him by Capital One during the garden leave period, including to assist Capital One with his transition from the Company and maintaining Capital One’s business, relationships and goodwill. Capital One may, in its discretion, limit or modify his regular duties, or put Mr. Blinde on paid leave for all or part of his garden leave period. Further, Mr. Blinde must not, directly or indirectly, provide any services to any other employer or entity during the garden leave period, nor be employed by any other entity, without Capital One’s prior written consent.

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Confidentiality, Work Product, and Non-Solicitation of Employee Agreement

Messrs. Blinde, Yajnik and Young are parties to confidentiality, work product, and non-solicitation of employee agreements. The confidentiality provisions of these agreements generally provide that at all times during and following employment with the Company, these NEOs may not use for personal benefit or the benefit of others, or divulge to others, any of Capital One’s confidential information, except as expressly authorized by Capital One or required by legal process.

Mr. Yajnik’s agreement also provides that, for a period of two years following separation from Capital One, he shall not directly or indirectly solicit or induce any associate of Capital One to become employed by any person or entity engaged in competition with Capital One, and shall not directly or indirectly solicit or induce any associate of Capital One to end their employment based on confidential information learned about the associate while they were employed by Capital One.

For Messrs. Blinde and Young, their agreements also provide that, for a period of two years following separation from Capital One, these NEOs shall not, directly or indirectly, (i) solicit or induce any covered Capital One associate to become employed by any other person or entity, (ii) hire or otherwise engage any covered Capital One associate (or a person who was a covered associate and resigned in the prior three months) to work for or provide services to any other person or entity, or (iii) solicit or induce any Capital One employee to leave or cease their employment with Capital One, or to hire or otherwise engage any Capital One employee to work for or provide services to any other person or entity, if based on confidential information these NEOs learned about such employee while employed by Capital One.

Payments Under Certain Termination Scenarios

Upon separation from the Company, the NEOs, regardless of the reason for termination, receive certain earned, but previously unpaid, payments, such as accrued but unused vacation pay and amounts earned and vested under the Company’s qualified and non-qualified retirement programs. In addition, cash-settled RSUs granted to NEOs, other than the CEO, after the end of a performance year continue to vest according to the original provisions of such grants upon separation for any reason other than cause or as soon as practicable following a “double trigger” change of control (as discussed below).

Voluntary Termination

An NEO, other than the CEO, who voluntarily terminates employment with Capital One may receive payments related to non-competition covenants (described above, if applicable) and any contractual payments to which the NEO may otherwise be entitled. In addition, the NEO has the ability following separation to exercise vested but unexercised options for three months following voluntary termination.

Involuntary Termination Without Cause

An NEO, other than the CEO, whose employment with Capital One is terminated involuntarily, for performance or job elimination, is entitled to receive the amounts set forth in the Company’s Executive Severance Plan in exchange for executing a release of claims against the Company. For 2022, potential payments under the Executive Severance Plan were 30% of total target compensation, plus a severance bonus based on such NEO’s target cash incentive in the event of termination due to restructuring. Additional benefits include healthcare continuation subsidy through COBRA, outplacement services, and any contractual payments to which the NEO may otherwise have been entitled. Until April 24, 2022, if an NEO’s Non-Competition Agreement is enforced, cash payments under the Executive Severance Plan, other than the severance bonus, will be offset by any cash amounts paid under their respective Non-Competition Agreement, and the NEO will be eligible for an additional payment of up to 90% of the severance payments in exchange for executing a release of claims against the Company.

Generally, performance shares granted to NEOs will vest in full, based on actual Company performance and stock-settled RSUs granted to NEOs will continue to vest, subject to the NEO’s execution of a release of claims against

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EXECUTIVE COMPENSATION

Section IX - Named Executive Officer Compensation

the Company. In addition, NEOs have the ability to exercise vested but unexercised options for two years following separation. If an NEO’s employment with Capital One is terminated as a result of death or disability, the NEO’s unvested RSUs and performance shares will vest in full based on target Company performance.

Payments Upon Retirement

As with all executives who are eligible for retirement, NEOs who retire from Capital One may receive the following amounts: payments related to non-competition covenants as if they had terminated voluntarily (as described above); up to 18 months of subsidized COBRA coverage; any contractual payments to which they may otherwise be entitled; and, for Messrs. Fairbank and Yajnik, who became eligible to retire on or before December 31, 2012, a retiree medical subsidy and access to a variety of medical plans through a private exchange. Retirees eligible for subsidized retiree medical coverage receive funding through a Health Reimbursement Account which can be used to pay for health care insurance premiums or eligible claims expenses.

Upon retirement, all RSUs continue to vest according to their original terms based on actual performance, which, for stock-settled RSUs granted during or after 2012, also includes performance-based vesting provisions. In addition, performance shares granted to NEOs will continue to vest after retirement. For stock options, the executive has until the expiration of the option term to exercise vested but unexercised options.

Termination for Cause

Generally, an NEO whose employment with Capital One is terminated for cause receives no additional benefits but is required to comply with any applicable restrictive covenants related to confidentiality, non-competition, non-solicitation of associates or customers, and ownership of work product, as described above. In addition, if terminated for cause, the NEOs have the ability following separation to exercise vested but unexercised options for three months.

Change of Control

Each NEO is a party to an agreement (a “Change of Control Agreement”) that provides for certain payments in the event their employment is terminated within two years following (or within one year prior to but in anticipation of) a change of control of Capital One, either involuntarily without cause or voluntarily for good reason. Amounts payable in each of these scenarios are outlined below.

Pursuant to the agreements, a “change of control” occurs if one or more of the following events take place: (i) an acquisition of 20% or more of Capital One common stock or the combined voting power of the voting securities of Capital One by a person or group, (ii) certain changes in the majority of the Board, (iii) consummation of a reorganization, merger, share exchange or consolidation or similar transaction, sale of all assets or the acquisition of another company, except where all or substantially all of Capital One’s stockholders receive 50% or more of the stock of the resulting company, at least a majority of the board of directors of the resulting company were incumbent Board members, and no person owns 20% or more of the resulting company who did not own such stock immediately before the business combination, or (iv) approval by stockholders of a complete liquidation or dissolution of Capital One. In the event of a change of control, we do not provide for excise tax gross-up payments. In addition, all equity awards granted to the NEOs require a so-called “double trigger” for accelerated vesting in connection with a change of control. Upon a change of control, all equity awards continue to vest according to their original schedule. The vesting of such awards only accelerates if an NEO is involuntarily terminated without cause or voluntarily terminates for “good reason” (as defined in the agreements) within the two years following a change of control.

Termination for Cause in Connection with a Change of Control

NEOs terminated involuntarily for cause following a change of control receive no additional benefits except with regard to options, which allow NEOs to exercise vested but unexercised options for three months following a termination for cause.

132	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section IX - Named Executive Officer Compensation

Voluntary Termination with Good Reason or Involuntary Termination Without Cause in Connection with a Change of Control

In the event of a voluntary termination with good reason or an involuntary termination without cause, the potential payments that the NEOs could receive under certain termination scenarios are based on a percentage of total target compensation. For the CEO, the potential payments are based on a multiple of his notional salary and year-end incentive opportunity. If a change of control of Capital One had occurred as of December 31, 2022, then following a voluntary termination with good reason or involuntary termination without cause, an NEO would have received certain benefits as outlined below:

The CEO would be entitled to receive:

∎

A lump-sum payment of two and one half times the sum of his current notional salary and the “Highest Annual Bonus,” which is the highest of (i) the target annual bonus for the year in which the change of control occurs (or the mid-point if no target is established), (ii) the target annual bonus for the year immediately before the year the change of control occurs (or midpoint if no target is established), or (iii) the annual bonus paid or payable for the most recently completed fiscal year; and

∎	The cash value, prorated through the date of termination, of the Highest Annual Bonus.

An NEO other than the CEO would be entitled to receive:

∎

A lump-sum payment of 112.5% of the highest of (i) the NEO’s current total target compensation, (ii) the NEO’s total target compensation for the prior year, or (iii) the NEO’s actual total compensation for the prior year; and

∎	The cash value, prorated through the date of termination, of the current year’s target cash incentive.

The CEO and each NEO would also be entitled to receive:

∎

An amount equal to the employer contributions under the Company’s qualified and non-qualified retirement, healthcare, and life insurance programs for two and a half years, as well as access to such healthcare and life insurance plans for the NEO (and dependents as applicable);

∎	Service credit of two and a half years for purposes of determining vesting under any supplemental or excess defined contribution plan and eligibility under any applicable retiree medical plan;

∎	Outplacement services of up to $30,000; and

∎	Any contractual payments to which the NEO may otherwise have been entitled.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	133

EXECUTIVE COMPENSATION

Section IX - Named Executive Officer Compensation

2022 Potential Payments and Benefits Upon Termination or Change of Control Table

Name	Type of Termination	Cash(1)	Retirement Plan Contributions(2)	Acceleration and Continuation of Equity Awards(3)	Continuation of Medical/ Welfare Benefits(4)	Excise Tax Gross Up(5)	Total
Richard D. Fairbank(6)	Voluntary Termination(7)	$—	$—	$42,979,870	$19,776	$—	$42,979,870
	Involuntary Termination	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$42,979,870	$19,776	$—	$42,979,870
	For Cause Termination	$—	$—	$—	$—	$—	$—
	Change of Control(8)	$18,840,711	$—	$42,979,870(9)	$311,637	$—	$62,132,218
Andrew M. Young	Voluntary Termination	$709,500	$—	$—	$—	$—	$709,500
	Involuntary Termination	$4,021,000	$—	$2,018,905	$10,000	$—	$6,049,905
	Retirement	$—	$—	$—	$—	$—	$—
	For Cause Termination	$—	$—	$—	$—	$—	$—
	Change of Control(8)	$7,027,663	$397,841	$2,018,905(9)	$152,424	$—	$9,596,833
Neal A. Blinde	Voluntary Termination	$—	$—	$—	$—	$—	$—
	Involuntary Termination	$3,025,000	$—	$9,458,866	$10,000	$—	$12,493,866
	Retirement	$—	$—	$—	$—	$—	$—
	For Cause Termination	$—	$—	$—	$—	$—	$—
	Change of Control(8)	$7,733,127	$58,478	$13,260,186(9)	$150,434	$—	$21,202,225
Frank G. LaPrade, III	Voluntary Termination(7)	$—	$—	$5,920,344	$30,155	$—	$5,920,344
	Involuntary Termination	$3,592,000	$—	$5,920,344	$10,000	$—	$9,522,344
	Retirement	$—	$—	$5,920,344	$30,155	$—	$5,920,344
	For Cause Termination	$—	$—	$—	$—	$—	$—
	Change of Control(8)	$9,539,201	$535,887	$5,920,344(9)	$194,034	$—	$16,189,466
Sanjiv Yajnik	Voluntary Termination(7)	$919,500	$—	$6,200,060	$19,776	$—	$7,119,560
	Involuntary Termination	$5,211,000	$—	$6,200,060	$10,000	$—	$11,421,060
	Retirement	$919,500	$—	$6,200,060	$19,776	$—	$7,119,560
	For Cause Termination	$—	$—	$—	$—	$—	$—
	Change of Control(8)	$9,121,529	$525,210	$6,200,060(9)	$207,349	$—	$16,054,148

(1)

Represents cash amounts paid for severance or in relation to enforcement of non-competition covenants as described under “Restrictive Covenants” beginning on page 130. Cash-settled RSUs granted after the end of a performance year are included in the “Acceleration and Continuation of Equity Awards” column.

(2)	Represents the value of projected contributions to retirement plans during the severance period.

(3)

Represents the value of equity where vesting is accelerated or continued by the triggering event. For stock options, this represents the in-the-money value on December 31, 2022. For stock awards, this represents the fair market value of the shares on December 31, 2022. Most currently unvested equity awards held by our retirement-eligible executives will continue to vest according to their original terms following retirement, which includes a voluntary or involuntary termination not for cause after an NEO becomes eligible for retirement. Messrs. Fairbank, LaPrade, and Yajnik were the only NEOs eligible for retirement as of December 31, 2022.

(4)

Represents the value of potential payments made on the executive’s behalf for continuation of medical and welfare benefits during the non-competition or severance period, as applicable. Includes programs such as medical, dental, insurance, outplacement services, and related benefits. Only includes programs that are specific to the NEOs; does not include the value of programs generally available to all associates upon separation from the Company.

(5)	Executive officers, including our NEOs, are not eligible for excise tax gross-ups.

(6)

Mr. Fairbank receives no regular base salary. For 2022, Mr. Fairbank’s payment in the event of a termination following a change of control was based on a notional salary of $1 million and his Highest Annual Bonus (as defined above). The Committee reviews and establishes the notional salary amount on an annual basis, based on market trends related to CEO compensation and recommendations provided by FW Cook. Mr. Fairbank is a party to a Change of Control Agreement.

(7)	A voluntary termination not for cause would constitute a retirement for each of Messrs. Fairbank, LaPrade, and Yajnik, as each of these NEOs was eligible for retirement as of December 31, 2022.

134	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section IX - Named Executive Officer Compensation

(8)

Represents potential payments and benefits upon change of control for involuntary termination without cause or voluntary termination for good reason. “Acceleration and Continuation of Equity Awards” represents the value of equity where vesting is accelerated upon change of control, assuming, where applicable, that all performance metrics have been achieved at their target level.

(9)	Unvested equity awards will be treated in a similar manner to a termination of an NEO’s employment following a termination of employment due to death or disability.

The table above is intended to reflect potential payments to NEOs across a range of potential separation scenarios, assuming the change of control or separation occurred on December 31, 2022. The amounts shown in the table do not include accrued salary and vacation pay as of the date of termination, and payments and benefits that are provided on a non-discriminatory basis to salaried associates generally upon termination of employment or retirement. The NEOs are also eligible to receive certain pension benefits and certain qualified and non-qualified deferred compensation amounts upon termination. These amounts are outlined in the 2022 Pension Benefits Table on page 128 and the 2022 Non-Qualified Deferred Compensation Table on page 129, respectively, and are not included in the table above.

Estimated Ratio of CEO Compensation to Median Employee Compensation

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (“Annual Total Compensation”) of our median employee and the Annual Total Compensation of our CEO, Richard D. Fairbank.

For 2022, our last completed fiscal year:

∎	The Annual Total Compensation of our median employee was $93,310

∎	The Annual Total Compensation of Mr. Fairbank was $27,605,311

Accordingly, the ratio of Mr. Fairbank’s Annual Total Compensation to the median employee’s Annual Total Compensation was 296 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median employee, we used the following methodology and consistently applied material assumptions, adjustments and estimates:

∎

We identified the median compensated employee of our global employee population of 54,555 as of October 1, 2022 (the “Determination Date”) by comparing a consistently applied compensation measure consisting of salary, wages (including overtime), bonuses and commissions paid to our employees over the twelve-month period preceding the Determination Date (the “Estimated Compensation”).

∎

Based on the Estimated Compensation of each employee, we identified a cohort of 61 employees, consisting of the employee with the median Estimated Compensation value and the 30 employees above and 30 employees below that employee (the “Median Cohort”). We then removed ten employees from the Median Cohort who appeared to bear anomalous characteristics (such as participation in non-U.S. compensation programs, a hire date during the fiscal year, or separation prior to the end of the fiscal year) that could significantly distort the pay ratio calculation, and then identified the median employee from the remaining employees in the Median Cohort.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	135

EXECUTIVE COMPENSATION

Section IX - Named Executive Officer Compensation

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform a
nd C
onsumer Protection Act, we are providing the information below to illustrate the relationship between the
SEC-defined
compensation actually paid (“CAP”) and various measures used to gauge the Company’s financial performance in conformance with Item 402(v) of Regulation
S-K.
CAP is calculated in accordance with Item 402(v) of Regulation
S-K
and differs from compensation shown in the Summary Compensation Table on page 120 and CEO and other NEO performance year compensation tables shown on pages 103 and 110, respectively. See below for a reconciliation of the total compensation shown in the Summary Compensation Table to CAP. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, see the Compensation Discussio
n and A
nalysis section beginning on page 78.
Pay versus Performance Table

Performance Year	Summary Compensation Table Total for Principal Executive Officer (PEO) (1)	Compensation Actually Paid to PEO (1)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (1)(2)	Value of Initial Fixed $100 Invested Based on:		Net Income ($M)	Common Dividends + Growth of Tangible Book Value Per Share
					Total Shareholder Return	Peer Group Total Shareholder Return (3)
2022	$27,605,311	$(758,823)	$11,374,302	$7,425,259	$94.95	$118.77	$7,360	(11.3)%
2021	$20,457,553	$44,692,866	$5,404,513	$7,652,216	$145.28	$132.75	$12,390	15.8%
2020	$20,119,971	$13,578,561	$5,578,452	$4,068,566	$97.32	$98.31	$2,714	6.7%

(1)
Mr. Fairbank is represented as the principal
executiv
e officer (“PEO”) for each of the years shown. For performance year 2022, Messrs. Young, Blinde, LaPrade, and Yajnik are represented as the non-PEO
named executive officers
(“non-PEO
NEOs”). For performance year 2021, Messrs. Young, R. Scott Blackley, Yajnik, Michael J. Wassmer and LaPrade are represented as the non-PEO
NEOs. For performance year 2020, Messrs. Blackley, LaPrade, Wassmer and Yajnik are represented as the non-PEO
NEOs.

(2)
The calculation of CAP requires that we make adjustments to amounts previously reported in the Summary Compensation Table for the three years presented. The SEC’s valuation and calculation methods for CAP differ from those required in the Summary Compensation Table. The table below summarizes compensation values presented in the Summary Compensation Table and the adjusted values required to reconcile these values to the CAP presented above. The amounts shown below for
Non-PEO
NEOs for each year represents an average of all
Non-PEO
NEOs. CAP to the PEO and
Non-PEO
NEOs represents Summary Compensation Table total compensation adjusted by the following amounts:

Summary Compensation Table Total to CAP Reconciliation (a)

	Summary Compensation Table Total (b)	Change in Pension Value Deduction (c)	Less Fair Value of Equity Awards Reported in the Summary Compensation Table in the Covered Year	Plus Fair Value of Covered Year Equity Awards Unvested at Fiscal Year-End	Change in Fair Value of Prior Years’ Equity Awards Unvested at Fiscal Year-End	Change in Fair Value of Prior Years’ Equity Awards Vested in the Covered Year	Less Fair Value of Prior Year Awards Forfeited in the Covered Year (d)	Plus Fair Value of Incremental Dividends or Earnings on Stock Awards	CAP (e)
PEO 2022	$27,605,311	$(5,462)	$(23,248,940)	$13,641,539	$(20,045,697)	$318,361	$—	$976,065	$(758,823)
PEO 2021	$20,457,553	$(3,540)	$(15,817,843)	$20,560,959	$14,350,886	$4,120,910	$—	$1,023,941	$44,692,866
PEO 2020	$20,119,971	$(4,148)	$(16,750,159)	$16,205,864	$(3,479,216)	$(2,821,721)	$—	$307,970	$13,578,561

Non-PEO NEOs 2022	$11,374,302	$—	$(7,551,238)	$4,768,592	$(1,340,943)	$(17,984)	$—	$192,530	$7,425,259
Non-PEO NEOs 2021	$5,404,513	$(59)	$(2,585,299)	$2,563,682	$2,464,812	$601,077	$(944,235)	$147,725	$7,652,216
Non-PEO NEOs 2020	$5,578,452	$(101)	$(2,829,879)	$2,737,923	$(1,274,085)	$(210,109)	$—	$66,365	$4,068,566

136	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section IX - Named Executive Officer Compensation

(a)
Fair values are calculated in accordance with FASB ASC Topic 718 as of the end of the respective fiscal year, other than awards that vest in the covered year, which are valued as of the applicable vesting dates. There were no awards granted in each of the covered years that vested in the same year.

(b)	Reflects the total compensation amount reported in the Summary Compensation Table for each year shown.

(c)
Reflects the aggregate change in pension value for all defined benefit plans each year. There are no service costs or prior service costs associated with pension benefits since the Cash Balance Pension Plan and the Excess Cash Balance Pension Plan are frozen.

(d)	Reflects awards that failed to meet vesting conditions during the covered year.

(e)	Reflects the actual CAP for the PEO and average CAP for the Non-PEO NEOs.

(3)
Total Shareholder Return is cumulative for the measurement periods beginning on December 31, 2019 and ending on the last fiscal day in 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation
S-K.
“Peer Group” represents the S&P Financial Index for each year disclosed in the table.

CAP versus Company TSR
As shown in the chart above, the PEO and other NEO’s CAP amounts are aligned with the Company’s TSR. This alignment is due to the Company’s executive compensation program being comprised of primarily equity, with 84% of PEO and approximately 51% of all
Non-PEO
NEO’s total compensation for the 2022 performance year being comprised of equit
y-b
ased compensation, similar to prior years. In addition, a portion of PEO compensation is directly linked to the Company’s TSR and vests entirely on the Company’s TSR performance relative to the Performance Share Peers over a three-year period.
CAP versus Net Income
As shown in the chart above, the Company’s net income has varied over the three-year measurement period. While net income has increased and decreased directionally with PEO and other NEO CAP, the changes are not proportionally correlated with CAP. This is due in large part to the large portion of PEO and other NEO compensation that is equity-based compensation as well as the significant, volatility of GAAP net income that resulted from the pandemic covered by the measurement period. In addition, while net income is one of several factors used to assess Company performance, the Company does not use net income as a primary metric to determine compensation levels or incentive plan payout.
CAP versus D+TBV
As shown in the chart above, the PEO and other NEO’s CAP amounts are aligned with the company selected measure of D+TBV. This alignment is primarily due to a large portion of PEO and other NEO compensation being comprised of Financial Performance Shares (as described on page 94). For the 2022 performance year, 63% of PEO total compensation and an average of 28% of other NEO total compensation was granted in the form of Financial Performance Shares, similar to prior years.
Two-thirds
of the payout of each Financial Performance Share upon vesting is based on D+TBV.
Company TSR versus Peer Group TSR
As shown in the chart above, the TSR peer group is based on the S&P Financial Index, which reflect’s the Company’s industry sector. The Company’s three-year cumulative TSR was below that of the S&P Financial Index. This was primarily due to elevated uncertainty about future economic conditions having a more negative impact on Capital One’s share price than on the Index members who, on average, have less exposure to lending and short-term cyclical factors. In addition, growing economic uncertainty and its possible effect on future credit performance and profitability had a significant negative impact on bank stock prices and on large consumer lending companies in particular, including Capital One.
Company Selected Measures
When determining the compensation paid to our NEOs, the Committee and the Independent Directors consider the Company’s performance against four categories of quantitative and qualitative performance factors related to: financial and operating performance, governance and risk management, strategic performance, and winning with our customers and associates. See “Company Performance Assessment” beginning on page 99 for a description of the Company’s 2022 performance, based on the Company Performance Factors. In accordance with the Ite
m

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	137

EXECUTIVE COMPENSATION

Section IX - Named Executive Officer Compensation

402(v) of Regulation

S-K,

the following are the financial performance measures that the Company has determined to represent the most important financial performance measures used to link CAP (for both the PEO and the non-PEO

NEOs) for the most recent fiscal year to Company performance:

D+TBV

∎
D+TBV rewards strong operational results, balanced stewardship of capital, and long-term stockholder value creation by measuring the value distributed to stockholders (common dividends per share) and the growth of company value created for common stockholders (tangible book value per share).

∎
D+TBV is calculated as the average of the ratios, expressed as a percentage, of (i) the Company’s tangible book value per share at the end of each year within the performance period, plus total common dividends per share paid during such year, to (ii) the Company’s tangible book value per share at the beginning of each corresponding year within the performance period.

Adjusted ROTCE

∎
Adjusted ROTCE rewards balanced capital management and stewardship while capturing current and historical business performance and profitability as compared to the size of our stockholders’ investment in the Company. ROTCE is broadly used in banking as a key performance indicator and component in peer executive compensation programs.

∎
Adjusted ROTCE is calculated as the ratio, expressed as a percentage, of (i) the Company’s net income available to common stockholders, excluding, on a tax-adjusted
basis, the impact of impairment, amortization and
re-measurement
of intangible assets, to (ii) the Company’s average tangible common equity.

Net Revenue

∎
Net revenue, and the growth of net revenue, is a reflection of the Company’s ability to grow new customer relationships, deepen existing relationships and expand into new businesses and areas of focus and market opportunity. Net revenue serves as the key driver for long-term earnings power and requires delivery of compelling products and experiences as well as a sustainable, through-cycle pricing strategy and business model.

The Committee and the Independent Directors believe these three financial metrics provide a measure of Company performance that balances creation of stockholder value, returns generated on stockholders’ investment in the Company, and long-term financial sustainability. Each of the metrics are considered in the award and/or payout of compensation awarded to our NEOs under the executive compensation program for each of the performance years shown in the tables above.
D+TBV and Adjusted ROTCE are both earnings and profit-driven measures that have shown to be strong indicators of long-term shareholder value. These two metrics, in combination, are used to determine the amount paid to our NEOs upon the vesting of the Financial Performance Shares, which represented nearly 47% of 2022 performance year compensation awarded to our CEO and approximately 28% of the performance year compensation awarded to our non-CEO
NEOs for the 2022 performance year. For additional information on the composition of the Financial Performance Shares see “Performance Share Awards” beginning on page 93.
Earnings and profit-driven measures, such as D+TBV and Adjusted ROTCE can be affected by the pace and level of long-term investment in areas like talent, technology and marketing as well as short-term or cyclical factors such as credit costs. As such, the Committee and the Independent Directors believe that net revenue, and the growth of net revenue to be important complements to earnings-driven measures and important indicators of Capital One’s financial strength, growth trajectory, and long-term sustainability.

138	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section X - Equity Compensation Plans

Equity Compensation Plan Information

The following table provides information as of December 31, 2022, with respect to our equity compensation plans under which shares of Capital One common stock are authorized to be issued.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	7,707,932(2)	$75.12	19,592,432(3)
Equity compensation plans not approved by security holders	24,340(4)	$—	0(5)
Total	7,732,272	$75.12	19,592,432

(1)	The following plans have been approved by our stockholders and are currently in effect: the 2004 Stock Incentive Plan and the 2002 Associate Stock Purchase Plan.

(2)

Excludes purchase rights accruing under the 2002 Associate Stock Purchase Plan. Includes 1,301,907 shares that represent the maximum number of shares issuable pursuant to outstanding performance share awards under the 2004 Stock Incentive Plan and 5,865,303 shares subject to outstanding RSUs, including outstanding RSUs that are subject to performance-based vesting provisions, under the 2004 Stock Incentive Plan. Excludes RSUs that will be settled in cash under the 2004 Stock Incentive Plan. Also excludes dividend equivalents accrued with respect to performance shares which are paid in shares at the time the underlying performance shares are issued, and only with respect to the number of performance shares that actually vest.

(3)

Represents 13,160,708, shares available for future issuance under the 2004 Stock Incentive Plan; and 6,431,724 shares available for future issuance under the 2002 Associate Stock Purchase Plan as shares purchased voluntarily by Capital One associates through regular payroll deductions and a Company match.

(4)	Represents outstanding RSUs under the 1999 Directors Plan, which was terminated in April 2009.

(5)	There are no shares available for future issuance under the equity compensation plans not approved by security holders.

1999 Directors Plan

The 1999 Directors Plan was adopted by the Board on April 29, 1999, and terminated on April 28, 2009, although certain grants remain outstanding that were awarded under the plan. The plan authorized a maximum of 825,000 shares of Capital One common stock for the grant of non-qualified stock options, restricted stock, and RSUs to members of the Board who were not otherwise employed by Capital One or any subsidiary of Capital One at the time an award was granted. The plan is administered by the Board, which retains the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value as of the cancellation date. No shares are available for issuance under this plan other than shares subject to outstanding equity awards under the plan, which are solely in the form of RSUs.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	139

EXECUTIVE COMPENSATION

Section XI - Security Ownership

Security Ownership of Certain Beneficial Owners

Based on Schedule 13D and 13G filings submitted to the SEC, Capital One is aware of the following beneficial owners of more than 5% of Capital One’s outstanding common stock. All percentage calculations are based on the number of shares of common stock issued and outstanding on December 31, 2022, which was 381,318,702.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percent of Class

Dodge & Cox(1) 555 California Street, 40th Floor San Francisco, CA 94104	35,372,196	9.28%

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	31,257,286	8.20%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	28,102,666	7.37%

(1)

Based on a Schedule 13G/A (Amendment No. 22) filed on February 14, 2023. As of December 31, 2022, Dodge & Cox reported sole voting power with respect to 33,487,055 shares and sole dispositive power over all shares beneficially

(2)

Based on a Schedule 13G/A (Amendment No. 8) filed on February 9, 2023. As of December 31, 2022, The Vanguard Group reported sole voting power with respect to no shares, shared voting power with respect to 565,595 shares, sole dispositive power over 29,659,109 shares and shared dispositive power over 1,598,177 shares.

(3)

Based on a Schedule 13G/A (Amendment No. 10) filed on February 7, 2023. As of December 31, 2022, BlackRock, Inc. reported sole voting power with respect to 24,844,249 shares and sole dispositive power over all shares beneficially owned.

140	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section XI - Security Ownership

Security Ownership of Directors and Named Executive Officers

The following table lists the beneficial ownership of Capital One common stock as of February 3, 2023, by our directors, the NEOs in this proxy statement, and all directors and executive officers as a group. All percentage calculations are based on the number of shares of common stock issued and outstanding on February 3, 2023, which was 381,246,286.

Except as otherwise indicated below, each director or executive officer had sole voting and dispositive power for the shares of common stock in the table.

Name	Amount and Nature of Beneficial Ownership				Stock- Settled RSUs(2)	Total(3)
	Common Stock	Stock that May Be Acquired within 60 Days(1)	Total Beneficial Ownership	Percent of Class
Richard D. Fairbank	3,577,108	654,895	4,232,003	1.11%	—	4,232,003
Andrew M. Young	6,661	—	6,661	*	22,800	29,461
Neal A. Blinde	33,419	—	33,419	*	96,053	129,472
Frank G. LaPrade, III	43,805	27,955	71,760	*	38,832	110,592
Sanjiv Yajnik	56,028	—	56,028	*	36,420	92,448
Ime Archibong	—	3,266	3,266	*	—	3,266
Christine Detrick	—	2,258	2,258	*	—	2,258
Ann Fritz Hackett	20,655	51,877	72,532	*	—	72,532
Peter Thomas Killalea	—	14,667	14,667	*	—	14,667
Eli Leenaars	—	8,546	8,546	*	—	8,546
François Locoh-Donou	—	8,114	8,114	*	—	8,114
Peter E. Raskind	2,000	25,708	27,708	*	—	27,708
Eileen Serra	—	6,156	6,156	*	—	6,156
Mayo A. Shattuck III	8,965	51,877	60,842	*	—	60,842
Bradford H. Warner	140	45,101	45,241	*	—	45,241
Craig Anthony Williams	243	3,266	3,509	*	—	3,509
All directors and executive officers as a group (27 persons)	3,983,544	948,615	4,932,159	1.29%	447,819	5,379,978

*	Less than 1% of the outstanding shares of common stock.

(1)

This amount includes shares underlying stock options that are exercisable within 60 days after February 3, 2023, and RSUs for which delivery of the shares of common stock underlying the stock units is deferred until the director’s service with the Board, or, for Mr. Fairbank, his employment with the Company, ends.

(2)	RSUs held by our officers and which are settled in an equivalent number of shares of our common stock upon vesting. Represents unvested stock-settled RSUs as of February 3, 2023.

(3)	The amount includes the aggregate total of the “Total Beneficial Ownership” column and the “Stock-Settled RSUs” column.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	141

EXECUTIVE COMPENSATION

Section XI - Security Ownership

Some of the shares shown in the preceding table are subject to deferred delivery or not held directly by the director or executive officer. Below is a table showing the number of shares subject to such restriction or not held directly by the director or executive officer.

Name	RSUs for Which Delivery of Stock Is Deferred	Stock Held by, or Tenant in Common with, Family Member, Trust or Partnership
Richard D. Fairbank	241,680	61,760
Andrew M. Young	—	59
Neal A. Blinde	—	—
Frank G. LaPrade, III	3,266	—
Sanjiv Yajnik	—	—
Ime Archibong	—	—
Christine Detrick	2,258	—
Ann Fritz Hackett	51,877	5,005
Peter Thomas Killalea	14,667	—
Eli Leenaars	8,546	—
François Locoh-Donou	8,114	—
Peter E. Raskind	25,708	—
Eileen Serra	6,156	—
Mayo A. Shattuck III	51,877	—
Bradford H. Warner	45,101	140
Craig Anthony Williams	3,266	—
All directors and executive officers as a group (27 persons)	462,516	67,160

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that Capital One’s executive officers and directors, and persons that beneficially own more than 10% of Capital One common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. As a matter of practice, members of our staff assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf. Based solely on our review of the copies of such forms in our possession and written representations furnished to us, we believe that in 2022 each reporting person complied with these filing requirements, except as described below. Mr. Blinde did not file accurate or timely Section 16 reports with respect to certain holdings and transactions of Capital One common stock held in a managed investment account maintained by Mr. Blinde with an investment advisor who had discretion to make individual investment decisions in the account. On January 30, 2023, he filed a late Form 4 for these transactions which involved a total of 31 shares of Capital One common stock (four transactions total).

142	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Section XII - Compensation Committee Report

All members of the Compensation Committee participated in the review and discussion of the Compensation Discussion and Analysis (“CD&A”) with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

The Compensation Committee:	François Locoh-Donou (Chair) Ime Archibong Ann Fritz Hackett Peter Thomas Killalea Eli Leenaars Mayo A. Shattuck III Craig Williams

The foregoing Report of the Compensation Committee shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	143

AUDIT MATTERS

Section XIII - Ratification of Selection of Our Independent Registered Public Accounting Firm (Item 6 on Proxy Card)

The Audit Committee, pursuant to authority granted to it by the Board, is directly responsible for the appointment, compensation, retention, and oversight of Capital One’s independent registered public accounting firm. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence at least annually and periodically considers whether to continue to retain our current independent registered public accounting firm or whether to engage another firm. In connection with applicable partner rotation requirements, the Audit Committee and its Chair are involved in considering the selection of the independent registered public accounting firm’s new lead partner. Additionally, Capital One adheres to the requirements of the Sarbanes-Oxley Act relating to the rotation of partners engaged in Capital One’s audit by the independent registered public accounting firm.

For 2023, the Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as Capital One’s independent registered public accounting firm. Ernst & Young has served in this role since 1994. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young as Capital One’s independent registered public accounting firm is in the best interests of Capital One and its stockholders.

The Board is submitting this proposal to the vote of the stockholders as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the appointment of Ernst & Young as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

The fees billed for professional services provided by Ernst & Young for fiscal years 2022 and 2021 are shown in the following table:

Fees (dollars in millions)	2022	2021
Audit Fees	$12.58	$12.04
Audit-Related Fees	$2.86	$1.69
Tax Fees	$0.00	$0.00
All Other Fees	$0.00	$0.00

Description of Fees

“Audit Fees” include fees for the audit of our annual financial statements, the review of unaudited interim financial information included in our quarterly reports on Form 10-Q, and services that normally would be provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements and that generally only the independent registered public accounting firm can provide. In addition to fees for an audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory and subsidiary audits, consents, and assistance with and review of documents filed with the SEC. “Audit-Related Fees” include fees related to assurance and associated services that are reasonably related to the performance of the audit or review of our financial statements and traditionally are performed by the independent registered public accounting firm, such as: compliance testing and reporting; internal control reviews; attestation services that are not required by statute or regulation; and agreed upon procedure reports. “Tax Fees” include fees for corporate and subsidiary tax compliance services. “All Other Fees” include fees for services that are not defined as Audit, Audit-Related, or Tax and are not specifically prohibited by the SEC.

144	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

AUDIT MATTERS

Section XIII - Ratification of Selection of Our Independent Registered Public Accounting Firm (Item 6 on Proxy Card)

Audit Committee Fee Approval Procedures

The Audit Committee is responsible for approving all fees and terms of engagement for audit, audit-related, and permissible non-audit services provided by Ernst & Young. The Audit Committee has reviewed the fees paid to Ernst & Young and has considered whether the fees paid for non-Audit services are compatible with maintaining Ernst & Young’s independence. The Audit Committee also adopted policies and procedures to approve services provided by Ernst & Young in accordance with the Sarbanes-Oxley Act and rules of the SEC promulgated thereunder. These policies and procedures involve annual pre-approval by the Audit Committee of the types of services to be provided by Ernst & Young. Any service engagements that exceed these pre-approved limits must be submitted to the Audit Committee for specific pre-approval. If the actual expenditure for pre-approved services is anticipated to exceed, or exceeds, the pre-approved cost levels by more than $50,000, the incremental amount requires separate approval by the Audit Committee. In 2022, all of the Audit and Audit-Related Fees and related services were pre-approved by the Audit Committee pursuant to the policies and procedures described above. Under the policy adopted by the Audit Committee, Tax Fees are limited to 25% of combined Audit and Audit-Related Fees, and services that would fall under the category “All Other Fees” are prohibited.

One or more representatives of Ernst & Young are expected to be present at the 2023 Annual Stockholder Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

***

The Board unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP as Capital One’s independent registered public accounting firm for 2023.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	145

AUDIT MATTERS

Section XIV - Audit Committee Report

Roles and Responsibilities of the Audit Committee

In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its obligations with respect to the items listed in “Committee Responsibilities” on page 42. Our Audit Committee is composed of five Board members. Each member of the Audit Committee is “financially literate” in the judgment of the Board. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, including that of Capital One.

Audit Committee Policies and Procedures

The Audit Committee has implemented procedures to enable it to devote the attention it deems appropriate to each of the matters assigned to it under its charter, including candid communications with management and Ernst & Young, Capital One’s independent registered public accounting firm, to discuss new auditing standards and emerging audit-related issues. In carrying out its responsibilities, the Audit Committee met a total of 10 times during 2022. Pursuant to Capital One’s Corporate Governance Guidelines and applicable law, the Audit Committee is comprised solely of independent directors.

Required Communications with Ernst & Young

In discharging its oversight responsibility throughout the year, the Audit Committee proactively engaged with management and Ernst & Young on matters relating to Capital One’s financial reporting. The Audit Committee has reviewed and discussed Capital One’s audited financial statements for the fiscal year ended December 31, 2022, and the assessment of the effectiveness of Capital One’s internal control over financial reporting, with management and Ernst & Young. The Audit Committee has also discussed with Ernst & Young the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young their independence from Capital One.

Audit Committee Recommendations

Based on its review and discussions with management and Ernst & Young, the Audit Committee has recommended to the Board of Directors the inclusion of the audited financial statements in Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

The Audit Committee:	Bradford H. Warner (Chair and Audit Committee Financial Expert) Eli Leenaars (Audit Committee Financial Expert) Christine Detrick Eileen Serra (Audit Committee Financial Expert) Craig Anthony Williams

The foregoing Report of the Audit Committee shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

146	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

STOCKHOLDER PROPOSALS

Section XV - Stockholder Proposals (Items 7-9 on Proxy Card)

Stockholder Proposal Requesting a Simple Majority Vote (Item 7 on Proxy Card)

Capital One has been notified that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, intends to present a proposal for consideration at the 2023 Annual Stockholder Meeting (“Stockholder Proposal”). Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of no fewer than 100 shares of Capital One common stock.

Stockholder Proposal

The resolution being submitted by Mr. Chevedden to the stockholders for approval, if properly presented, is as follows:

Proposal 7 — Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against such proposals, or a simple majority in compliance with applicable laws.

This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes any existing supermajority vote requirement that results from default to state law and can be subject to replacement. This proposal topic is important because it was approved by 99% of Capital One shares that voted at an earlier Capital One Financial annual meeting.

This 2023 proposal includes that the Board take all the steps necessary at its discretion to help ensure that the topic of this proposal is approved by the requirement of 80% of all outstanding shares including a commitment to hire a proxy solicitor to conduct an intensive campaign if necessary, a commitment to adjourn the annual meeting to obtain the votes required if necessary and to take a 2-year process to adopt this proposal topic if applicable. This proposal does not restrict the Board from using a means to obtain the necessary vote that is not mentioned in this proposal.

For instance PPG Industries, Inc. (PPG) adjourned its annual meeting for weeks to obtain the necessary votes on this proposal topic in 2022 and Raytheon Technologies Corporation (RTX) announced a 2-year process to obtain shareholder approval of this proposal topic in its 2022 proxy.

This proposal includes that the Board make an EDGAR filing approximately 10-days before the annual meeting urging shareholders to vote in favor and explaining all the efforts the board has taken or will take to obtain the necessary vote and all the available efforts that the Board has not taken with an explanation for each available effort not taken.

It is important to make an all-out effort now to obtain shareholder approval of this proposal topic in preference to the expense of conducting failed votes on this proposal topic every year into the foreseeable future.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	147

STOCKHOLDER PROPOSALS

Section XV - Stockholder Proposals (Items 7-9 on Proxy Card)

Extraordinary measures need to be taken to adopt this proposal topic due to the dead hand of our undemocratic governance provisions that require an 80% approval from all Capital One shares outstanding to improve the corporate governance of Capital One – given the reality that approximately 80% of Capital One shares typically vote at the annual meeting.

Please vote yes:

Simple Majority Vote — Proposal 7

Statement in Opposition to the Stockholder Proposal

We agree in principle that it is generally better for voting provisions in our certificate of incorporation to not require supermajority approval to pass an item. Indeed, as noted in Capital One’s proposal (Item 2 on Proxy Card), we are proposing to amend Article IX of our Restated Certificate of Incorporation (the “Certificate”) to replace the supermajority voting provisions in it with simple majority voting provisions. Accordingly, the Board recommends that stockholders vote “AGAINST” the Stockholder Proposal.

We previously sought stockholder approval at our 2013 and 2014 Annual Stockholder Meetings to remove the remaining supermajority provisions in our Amended and Restated Bylaws (the “Bylaws”) and the Certificate. In connection with those meetings, we actively solicited stockholders to vote for the amendments, including engaging directly with some of our largest stockholders. Stockholders approved the removal of the supermajority voting provisions in our Bylaws, but we did not attain the required vote to approve the removal of supermajority voting provisions in Article IX of the Certificate. Article IX of the Certificate has supermajority voting provisions applicable to certain business combinations between Capital One and Interested Stockholders (as the term is defined in the Certificate) and requires that: (i) any such business combinations be approved by 75% of the outstanding Voting Stock1 (including 75% of non-Interested Stockholders) and (ii) an amendment of any provision of Article IX, including the supermajority voting provision, be approved by 80% of the outstanding Voting Stock (including 80% of non-Interested Stockholders).

The key difference between management’s proposal and the Stockholder Proposal is that management’s proposal sets forth a majority voting standard of outstanding voting stock, while the Stockholder Proposal would only require a majority of the votes cast at a stockholder meeting. The votes cast standard in the Stockholder Proposal would look at the number of votes cast at a stockholder meeting to determine whether a majority of investors had approved a business combination between Capital One and an Interested Stockholder. The outstanding voting stock standard in management’s proposal would look to all outstanding Voting Stock of the Company and require a majority of all outstanding Voting Stock to vote in favor of a business combination for it to be approved.

Our Board believes that management’s outstanding voting stock standard would provide a better, more equitable, and consistent result for stockholders than the “votes cast” standard proposed in the Stockholder Proposal.

Article IX of the Certificate pertains to business combinations between Capital One and an interested party. These matters are of great significance to the Company and to stockholders such that the will of all stockholders should be considered in approving these matters; not only the stockholders that cast votes. The outstanding voting stock standard takes into account the input of the broadest stockholder base in considering significant matters for a company. Also, all voting provisions in the Certificate currently use an outstanding voting stock standard, so adopting the same standard for Article IX of the Certificate would maintain consistency with the existing voting provisions.

[1]

References in this discussion to votes of the outstanding shares and to the “Voting Stock” mean the Company’s outstanding shares of capital stock entitled to vote generally in the election of directors. Currently, Capital One common stock is the only class or series of Voting Stock outstanding.

148	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

STOCKHOLDER PROPOSALS

Section XV - Stockholder Proposals (Items 7-9 on Proxy Card)

Accordingly, the Board views the outstanding voting stock standard in management’s proposal as a meaningfully better option than the “votes cast” voting standard in the Stockholder Proposal.

***

The Board unanimously recommends that you vote “AGAINST” the Stockholder Proposal Requesting a Simple Majority Vote (Item 7 on Proxy Card) and “FOR” management’s proposal (Item 2 on Proxy Card) on the same topic.

Stockholder Proposal Requesting a Report on Board Oversight of Risks Related to Discrimination (Item 8 on Proxy Card)

Capital One has been notified that the National Center for Public Policy Research, 2005 Massachusetts Avenue, NW, Washington, DC 20036, intends to present a proposal for consideration at the 2023 Annual Stockholder Meeting (“Stockholder Proposal”). The National Center for Public Policy Research has submitted documentation indicating that they are the beneficial owners of no fewer than $2,000 worth of shares of Capital One common stock.

Stockholder Proposal

The resolution being submitted by the National Center for Public Policy Research to the stockholders for approval, if properly presented, is as follows:

Report on Ensuring Respect for Civil Liberties

Supporting Statement: Companies that provide banking or financial services are essential pillars of the marketplace. On account of their unique and pivotal role in America’s economy, many federal and state laws already prohibit them from discriminating when providing financial services to the public. And the UN Declaration of Human Rights, consistent with many other laws and the U.S. Constitution, recognizes that “everyone has the right to freedom of thought, conscience, and religion.”2 Financial institutions should respect these freedoms.

As shareholders of Capital One, we believe it is of great import that the company respect civil rights by identifying potential factors that may contribute to discrimination in the provision of services based on race, color, religion, sex, national origin, or social, political, or religious views.

We are particularly concerned with recent evidence of religious and political discrimination by companies in the financial services industry, as detailed in the Statement on Debanking and Free Speech.3

When companies engage in this kind of discrimination, they hinder the ability of individuals, groups, and businesses to access and equally participate in the marketplace and instead skew it to their own ends.

The Statement on Debanking and Free Speech identified many companies in the financial services industry that frequently include vague and subjective standards in their policies like “hate speech” or promoting “intolerance” that allow employees to deny or restrict service for arbitrary or discriminatory reasons. The 2022 edition of the Viewpoint Diversity Business Index4 also identified numerous examples of this in many companies’ terms of service. The inclusion of vague and arbitrary terms risks impacting clients’ exercise of their constitutionally protected civil rights, by creating the potential that such persons or groups will be denied access to essential services as a consequence of their speech or political activity. Moreover, they risk giving fringe activists and governments a foothold to demand that private financial institutions deny service under the sweeping, unfettered discretion that such policies provide.

[2]	https://www.un.org/en/about-us/universal-declaration-of-human-rights.
[3]	https://storage.googleapis.com/vds_storage/document/Statement%20on%20Debanking%20and%20Free%20Speech.pdf.
[4]	https://viewpointdiversityscore.org/business-index.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	149

STOCKHOLDER PROPOSALS

Section XV - Stockholder Proposals (Items 7-9 on Proxy Card)

These actions and policies are an affront to public trust, destabilize the market, and threaten the ability of American citizens to live freely and do business according to their deeply held convictions.

Capital One also maintains that it promotes good social policy and diversity, equity, and inclusion practices.5 It is important for the shareholders to know that Capital One is adhering to its own standards by serving diverse consumers without regard to their beliefs or other factors above.

Resolved: Shareholders request the Board of Directors conduct an evaluation and issue a report within the next year, at reasonable cost and excluding proprietary information and disclosure of anything that would constitute an admission of pending litigation, evaluating how it oversees risks related to discrimination against individuals based on their race, color, religion (including religious views), sex, national origin, or political views, and whether such discrimination may impact individuals’ exercise of their constitutionally protected civil rights.

Statement in Opposition to the Stockholder Proposal

We believe Capital One’s policies and practices already provide effective oversight of risks related to discrimination against individuals. Accordingly, the Board recommends that stockholders vote “AGAINST” the Stockholder Proposal.

The report and evaluation requested by the Stockholder Proposal are not necessary, given our existing policies and practices, and oversight at senior levels of the organization.

As outlined in the Capital One Code of Conduct, which is available on our website, unlawful discrimination is prohibited based on multiple criteria, including: race, color, national origin or citizenship; age; religion; physical or mental disability, or genetic information; sex, gender identity/reassignment or sexual orientation; veteran status; marital, pregnancy or maternity status; and any other status protected by applicable law. It is our policy to prohibit discrimination based on these factors toward any applicant, associate, third party, customer, or client. We value and promote non-discrimination in every aspect of our business and at every level of our organization.

Capital One is also committed to maintaining a work environment that is free from all forms of unlawful discrimination. We have programs designed to recruit, develop, and retain a diverse workforce. We also have learning programs designed to promote diversity, inclusion, and belonging (“DIB”) awareness and strengthen our culture of inclusion and belonging. We strive for pay equity among our associates and periodically review groups of associates in similar roles, accounting for factors that appropriately explain differences in pay such as job location and experience, and taking action to close gaps where needed. The Board receives detailed reports relating to the progress and effectiveness of the Company’s DIB efforts at least annually. Our Board’s skill sets, experiences and diversity, enables the Board to provide comprehensive and effective oversight of DIB efforts and practices.

Capital One currently reports on the status and outcomes of our robust diversity and inclusion initiatives publicly, which are part of our anti-discrimination efforts.

The Stockholder Proposal requests an evaluation and a report on the oversight of risks related to discrimination against individuals based on a narrow set of criteria. Capital One’s workforce and our customers represent a wide range of backgrounds, viewpoints and experiences. We are committed to empower our associates to do great work by creating a culture that values diverse perspectives, fosters collaboration and encourages innovative ideas.

Our anti-discrimination efforts are core values that are reflected in existing publicly disclosed reports and disclosures, such as our Code of Conduct, DIB Report, and Environmental, Social, and Governance (“ESG”) Report, as well as other employment policies and training, which are periodically reviewed and updated, as appropriate. Our DIB Report and ESG Report set forth the Company’s diversity and inclusion priorities and provide an overview of the Company’s programs and policies aimed at reinforcing an inclusive culture, building a diverse workforce and

[5]	https://www.capitalone.com/diversity/

150	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

STOCKHOLDER PROPOSALS

Section XV - Stockholder Proposals (Items 7-9 on Proxy Card)

supporting employee resource groups. Through the DIB Report and ESG Report, Capital One actively assesses and makes information available on its evaluation of the ways that the Company promotes diversity and inclusion both within and outside the Company.

Given our existing policies and practices and public reporting, the Board views the Stockholder Proposal as unnecessary and not in the best interests of stockholders.

***

The Board unanimously recommends that you vote “AGAINST” the Stockholder Proposal Requesting a Report of Board Oversight of Risks Relating to Discrimination (Item 8 on Proxy Card).

Stockholder Proposal Requesting a Board Skills and Diversity Matrix (Item 9 on Proxy Card)

Capital One has been notified that the Comptroller of the City of New York, One Centre Street, 8th Floor North, New York, NY 10007, intends to present a proposal for consideration at the 2023 Annual Stockholder Meeting (“Stockholder Proposal”) on behalf of and as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement Systems, and the New York Board of Education Retirement System. The New York City Employees’ Retirement System has submitted documentation indicating that they are the beneficial owners of no fewer than 195,720 shares of Capital One common stock. The New York City Teachers’ Retirement Systems has submitted documentation indicating that they are the beneficial owners of no fewer than 214,211 shares of Capital One common stock. The New York City Board of Education Retirement System has submitted documentation indicating that they are the beneficial owners of no fewer than 17,135 shares of Capital One common stock.

Stockholder Proposal

The resolution being submitted by the Comptroller of the City of New York to the stockholders for approval, if properly presented, is as follows:

Board Matrix Proposal

RESOLVED: Shareholders of Capital One Financial Corporation (“Company”) request that its Board of Directors (the “Board”) disclose in its annual proxy statement each director/nominee’s self-identified gender and race/ethnicity, as well as the skills and attributes that are most relevant in light of the Company’s overall business, long-term strategy, and risks. The requested information shall be presented in matrix format and shall not include any attributes the Board identifies as minimum qualifications for all director candidates (the “Board Matrix”).

SUPPORTING STATEMENT

Investors believe that a diverse board — in terms of relevant skills, gender, and race/ethnicity — is an indicator of a well-functioning board. Among other benefits, diverse boards can better manage risk by avoiding groupthink. Capital One Financial Corporation’s Board sets the tone from the top, and the disclosure of a Board Matrix would signal to your employees, customers, suppliers, and investors that the directors themselves value diversity and inclusion in the boardroom.

Many institutional investors prioritize board diversity in their proxy voting guidelines and engagement initiatives. Significant time and resources must be spent by investors to ascertain director information from ambiguous, and aggregate company disclosures or they must rely on data providers, which also draw from the same, imprecise sources. As a result, it can be unnecessarily challenging for investors to fulfill their fiduciary duties and vote according to their own proxy voting guidelines.

CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT	151

STOCKHOLDER PROPOSALS

Section XV - Stockholder Proposals (Items 7-9 on Proxy Card)

Moreover, in its 2022 proxy statement, Capital One Financial Corporation provides no particularized data with respect to how its directors’ individual qualifications fit together to effectively fulfill the Board’s oversight responsibilities. Nor is each director’s self-identified race/ethnicity explicitly disclosed.

A Board Matrix would enable investors to make better informed proxy voting decisions by providing them with consistent, comparable and accurate data concerning the Company’s directors in a structured and decision-useful format. Such information would enable investors to: (1) assess how well-suited individual director nominees are for the Company in light of its long-term business strategy and risks, including the overall mix of director attributes and skills; (2) identify any gaps in skills or attributes; and (3) make meaningful, year-over-year comparisons of the Board’s composition; and (4) ascertain the self-identified gender, race/ethnicity, skills and attributes of any particular director who has assumed leadership roles on the board/committees, as well as his/her/their tenure.

The proposal neither prevents nor discourages the Company from disclosing any other data or information that the Board believes is relevant.

Other leading companies, such as Goldman Sachs, Morgan Stanley, and JPMorgan Chase, have published a Board Matrix with individualized director data in a decision-useful format. These matrices use EEO-1 categories for disclosing the diversity of individual directors, which allows for consistent and comparable data.

We urge shareholders to vote FOR this proposal.

Statement in Opposition to the Stockholder Proposal

The Board opposes this proposal because we believe it is unnecessary in light of the disclosures regarding our Board included in the Corporate Governance Section of this 2023 Proxy Statement. Accordingly, the Board recommends that stockholders vote “AGAINST” the Stockholder Proposal.

We have enhanced the disclosures in this proxy statement to include a detailed directors’ skills matrix.

We added a board skills matrix on page 22 of this proxy statement to allow stockholders to quickly assess each individual director’s qualifications, skills and experience, age, tenure, independence and service on other public company boards (the “Skills Matrix”). The Board believes that the Skills Matrix substantially provides the skills-related information requested by the proponent, as the qualifications and skills outlined in the Skills Matrix represent the skills that are most relevant to fulfill the Board’s oversight responsibilities in light of the Company’s business, strategy and risk management. The data and the structured format of the Skills Matrix adds to the information we have historically provided regarding our Board composition, which includes disclosure of the qualifications and competencies sought by the Board for service as directors, and a description of how diversity attributes such as gender, race and ethnicity, along with diversity of skills and experience, fit into the candidate search process.

We disclose the diversity of our Board with respect to gender and race/ethnicity on an aggregate basis, which are key aspects of the collective diversity of our Board and responsive to stockholder expectations.

We believe this disclosure approach appropriately helps investors assess the diversity of our Board based on each directors’ self-identified gender and race/ethnicity. We believe in having a Board with diversity across a number of dimensions, including gender and race/ethnicity. We have been successful in attracting exceptional, diverse individuals to serve on our Board. Currently, the Board is 50% diverse (total diversity), with three women and three racially/ethnically diverse directors. In addition, six new directors were added to the Board within the past five years, five of whom were women or racial/ethnic minorities.

We also believe a diversity matrix has potential downsides that currently outweigh any benefits. The Board acts as a collective body, representing the interests of all stockholders. And while individual directors leverage their own experience and knowledge in making judgments, Board decisions and perspectives reflect the collective wisdom of the group. Implementing a prescriptive matrix of individual directors’ gender, racial and ethnic diversity could

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Section XV - Stockholder Proposals (Items 7-9 on Proxy Card)

potentially mislead stockholders and stakeholders into wrongly believing that only a subset of directors represent the Board on particular matters. A diversity matrix can also place undue pressure on individual directors to make public their gender, racial and ethnic identities, which can be a deeply personal choice. Finally, a diversity matrix can promote a check-the-box approach to Board refreshment, thus increasing the risk of bypassing well-qualified candidates.

Our disclosures, including the enhancements mentioned above, demonstrate the collective strength of our Board and meaningfully addresses the Stockholder Proposal. Accordingly, the Board views the Stockholder Proposal as unnecessary and unanimously recommends that stockholders vote against this proposal.

***

The Board unanimously recommends that you vote “AGAINST” the Stockholder Proposal Requesting a Board Skills and Diversity Matrix (Item 9 on Proxy Card).

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Section XVI - Other Business

Other Business

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2023 Annual Stockholder Meeting other than the items referred to above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

Annual Report to Stockholders

Our Annual Report, including consolidated financial statements, is being furnished along with this proxy statement to our stockholders of record. A copy of the Form 10-K may be obtained without charge at the 2023 Annual Stockholder Meeting, at our website at www.capitalone.com under “Investors” then “Financials” then “SEC Filings,” or by contacting our Investor Relations department at Capital One’s address set forth above in the section “How to Contact Us” on page 56. The Form 10-K, which is filed with the SEC, may also be obtained at the SEC’s website at www.sec.gov.

Stockholder Proposals for 2024 Annual Stockholder Meeting

To be considered for inclusion in the proxy materials for our 2024 Annual Stockholder Meeting, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and stockholder director nominations submitted pursuant to the proxy access provisions of our Bylaws must be received by our Corporate Secretary at the address set forth above in the section “How to Contact Us” on page 56, no later than November 23, 2023 (and in the case of proxy access director candidates no earlier than October 24, 2023).

In the case of director nominations submitted pursuant to the proxy access provisions of our Bylaws, these deadlines are based on the 150th day and 120th day, respectively, before the one-year anniversary of the date that the Proxy Statement for the 2023 Annual Stockholder Meeting was first sent to stockholders (which date, for purposes of our Bylaws, is March 22, 2024). Stockholders submitting proposals pursuant to Rule 14a-8 or submitting proxy access director candidates must also satisfy other procedural and qualification requirements set forth in Rule 14a-8 and our Bylaws, respectively. The submission of a stockholder proposal or proxy access nomination does not guarantee that it will be included in our proxy statement.

Under our Bylaws, if you wish to present a stockholder proposal other than pursuant to Rule 14a-8 or nominate a director candidate other than pursuant to our proxy access Bylaw provisions, then to be timely for consideration at our 2024 Annual Stockholder Meeting, you must give proper written notice of such proposal and of such nomination to the Corporate Secretary no earlier than January 5, 2024, and no later than February 4, 2024. If our 2024 Annual Stockholder Meeting is held on a date that is not within 30 days before or 60 days after May 4, 2024, the anniversary date of this year’s Annual Stockholder Meeting, notice must be delivered no earlier than the 120th day prior to such annual stockholder meeting and no later than the later of the 90th day prior to such meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Your notice must include the information specified in our Bylaws concerning the proposal or nominee. Our Bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of our Bylaws may be obtained from the Corporate Secretary at Capital One’s address set forth above in the section “How to Contact Us” on page 56. In addition to complying with the advance notice provisions of our bylaws, to nominate directors stockholders must give timely notice that complies with the additional requirements of Rule 14a-19, and which must be received no later than March 5, 2024.

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OTHER MATTERS

Section XVII - Frequently Asked Questions

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials?

Pursuant to rules of the SEC, we are furnishing the proxy materials to certain of our stockholders via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials, and reduce the environmental impact of our 2023 Annual Stockholder Meeting. Accordingly, on March 22, 2023, we began sending our stockholders a Notice Regarding the Internet Availability of Proxy Materials. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the 2023 Annual Stockholder Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

What is the purpose of the proxy materials?

The Board is providing you these materials in connection with the solicitation by the Board of proxies to be voted at the 2023 Annual Stockholder Meeting. All stockholders who held shares of Capital One common stock as of the close of business on the Record Date, March 8, 2023, are entitled to attend the 2023 Annual Stockholder Meeting and to vote on the items of business outlined in this proxy statement. Whether or not you choose to attend the 2023 Annual Stockholder Meeting in person, you may vote your shares via the Internet, by telephone, or by mail.

How do I access the proxy materials?

The Notice provides instructions regarding how to view the proxy materials for the 2023 Annual Stockholder Meeting online. As explained in greater detail in the Notice, to view the proxy materials and to vote, you will need to visit www.proxyvote.com and have available the control number(s) contained in your Notice.

How do I request paper copies of the proxy materials?

You may request paper copies of the 2023 proxy materials by following the instructions at www.proxyvote.com, by calling 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

What is the difference between a record holder and a holder of shares in street name?

You are a record holder if you hold shares of Capital One common stock directly in your name through our transfer agent, Computershare Trust Company, N.A.

If you hold shares of Capital One common stock through a broker, bank, trust, or other nominee, then you are a holder of shares in street name. As a result, you must instruct the broker, bank, trust, or other nominee about how to vote your shares. Under the rules of the NYSE, if you do not provide such instructions, the firm that holds your shares will have discretionary authority to vote your shares only with respect to “routine” matters, as described below.

Can I attend the 2023 Annual Stockholder Meeting?

If you held shares of Capital One common stock as of the Record Date, you may attend the 2023 Annual Stockholder Meeting. Because seating is limited, only you may attend the meeting. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. You must present a valid government-issued picture identification and proof of Capital One stock ownership as of the Record Date. If you hold Capital One stock in street name, you must also bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Stockholders of record also may be represented by another person at the 2023 Annual Stockholder Meeting by executing a legal proxy designating that person as the proxy holder. Each stockholder may appoint only one proxy holder or representative to attend the 2023 Annual Stockholder Meeting on their behalf. Cameras, recording devices and other electronic devices are not permitted. If you require special assistance at the meeting because of a disability, please contact the Corporate Secretary at Capital One’s address in the Notice.

Am I entitled to vote?

You are entitled to vote if you were the record holder of shares of Capital One common stock as of the Record Date. All stockholders of record are entitled to one vote per share of common stock held for each nominee for director and for each matter submitted for a vote at the meeting.

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Section XVII - Frequently Asked Questions

If you hold your shares of Capital One common stock in street name, you may instruct your broker regarding voting your shares using the same methods described below under “How do I vote?”

How many votes can be cast by all stockholders?

A total of 382,444,881 votes, consisting of one vote for each share of Capital One common stock issued and outstanding on the Record Date.

How do I vote?

In Person

In addition to complying with the requirements described under “Can I attend the 2023 Annual Stockholder Meeting?” above, if you are a record holder, you must fill out a ballot at the meeting, and if you are a street name holder, you must obtain a legal proxy from your broker, bank, trust or other nominee and present it to the inspector of elections with your ballot to be able to vote at the 2023 Annual Stockholder Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com.

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for record holders), or voting instruction form (for holders of shares in street name) available when you access the web page.

By Telephone

If you received a paper copy of the proxy materials, you may vote by telephone by calling the toll-free telephone number on the proxy card (1-800-690-6903), which is available 24 hours a day, and following the prerecorded instructions. Have your proxy card available when you call. If you hold your shares in street name, follow the voting instructions you receive from your broker, bank, trustee, or other nominee.

By Mail

If you received your proxy materials by mail, you may vote by mail by completing the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided or returning it to Broadridge

Financial Solutions, Inc., Vote Processing, 51 Mercedes Way, Edgewood, NY 11717. If you hold your shares in street name, follow the voting instructions you receive from your broker, bank, trustee, or other nominee.

Time for Voting Your Shares by Internet, by Telephone, or by Mail Before the 2023 Annual Stockholder Meeting

You may vote via the Internet or by telephone until 11:59 p.m. Eastern Time on May 3, 2023. If you vote by mail, your proxy card or voting instruction form, as applicable, must be received by May 3, 2023. If you own shares of Capital One through the Capital One Associate Savings Plan (Capital One Stock Fund) or Hibernia Corporation Supplemental Stock Plan, see “How do I vote my 401(k) shares?” below for more information.

What if I hold my shares in street name and I do not provide my broker, bank, trustee, or other nominee with instructions about how to vote my shares?

You may instruct your broker, bank, trustee, or other nominee on how to vote your shares using the methods described above. If you do not vote via the Internet or by telephone and do not return your voting instructions to the firm that holds your shares prior to the 2023 Annual Stockholder Meeting, the firm has discretion to vote your shares only with respect to Item 6 (ratification of selection of independent registered public accounting firm), which is considered a “routine” matter under NYSE rules. All other items to be voted on at the 2023 Annual Stockholder Meeting are not considered “routine” matters, and the firm that holds your shares will not have discretionary authority to vote your shares for these Items if you do not provide instructions using one of the methods described above. Therefore, you are encouraged to return your voting instructions so that your shares are voted for non-routine matters at the 2023 Annual Stockholder Meeting. If you hold shares in several accounts, you must provide voting instructions for each account to authorize all of your shares to be voted.

How do I vote my 401(k) shares?

If you own shares of Capital One through the Capital One Associate Savings Plan (Capital One Stock Fund) or Hibernia Corporation Supplemental Stock Plan, you may vote the number of shares equivalent to your interest in the Capital One Stock Fund as credited to your account on the Record Date. You will receive

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Section XVII - Frequently Asked Questions

instructions on how to vote your shares via e-mail from Broadridge Financial Solutions, Inc. (“Broadridge”). The trustee of the Capital One Associate Savings Plan and the Hibernia Corporation Supplemental Stock Plan will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time on May 1, 2023. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Can I revoke my proxy or change my vote?

Yes, you may revoke any proxy that you previously granted or change your vote by:

∎	submitting another timely vote via the Internet, by telephone, or by mailing a new proxy card or voting instruction form;

∎	attending the 2023 Annual Stockholder Meeting and voting in person, as indicated above under “How do I vote?”; or

∎	if you are a record holder, giving written notice of revocation to the Corporate Secretary, Capital One Financial Corporation, 1600 Capital One Drive, McLean, VA 22102.

Your new vote or revocation in advance of the meeting must be submitted in accordance with the time frames above under “Time for Voting Your Shares By Internet, By Telephone, or By Mail Before the 2023 Annual Stockholder Meeting.”

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the 2023 Annual Stockholder Meeting. A quorum exists if the holders of a majority of the voting power of Capital One’s outstanding shares entitled to vote generally in the election of directors are present in person or represented by proxy. Solely for purposes of determining whether we have a quorum, we will count:

∎	Shares represented in person or by proxy and being voted at the meeting;

∎	Shares represented in person at the meeting but not being voted; and
∎	Shares for which we have received proxies but for which stockholders have abstained from voting or that represent broker non-votes, which are described below.

What is a broker non-vote?

Under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the firm that holds your shares, the firm has discretionary authority to vote your shares only with respect to “routine” matters. For non-routine matters, which include every item to be voted on other than Item 6 (ratification of selection of independent registered public accounting firm) the firm that holds your shares will not have discretion to vote your shares. When a matter is non-routine and a firm has not received voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that matter and the shares will be counted as broker non-votes.

Who will count the vote?

Votes will be tabulated by Broadridge. The Board has appointed a representative of American Election Services, LLC to serve as the Inspector of Elections.

Will a list of stockholders be made available?

We will make a list of stockholders available at the 2023 Annual Stockholder Meeting, and for ten days prior to the meeting, which can be obtained by sending a request via email to investorrelations@capitalone.com.

How much did the solicitation cost?

We will pay the costs of the solicitation. We have retained Morrow Sodali to assist us in the solicitation of proxies for an aggregate fee of approximately $96,500, plus reasonable out-of-pocket expenses. In addition to Capital One soliciting proxies via the Internet, by telephone, and by mail, our directors, officers, and associates may solicit proxies on our behalf, without additional compensation.

What is “householding?”

Under SEC rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family unless contrary instructions have been received. Each stockholder continues to receive a

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Section XVII - Frequently Asked Questions

separate Notice within the package. This procedure, referred to as “householding,” reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge toll free at 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will deliver promptly, upon written or oral request, a separate copy of the proxy materials to any stockholder at a shared address to which a single copy was delivered. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same phone number or mailing address.

What vote is necessary to approve each item and what are the Board’s recommendations?

The following table sets forth the voting requirements for each proposal being voted at the meeting and the Board’s recommendations.

Item	Matter to Be Voted On	Board Recommendation	Voting Requirement	Effect of Abstentions	Effect of “Broker Non-Votes”

1.	Election of twelve candidates for director	FOR

Each candidate will be elected as a director of Capital One if a majority of the votes cast in his or her election is voted in favor of such election. We also maintain a “resignation” policy, which requires that any director who fails to receive a majority of votes cast in favor of their election must tender a resignation for the Board’s consideration. Cumulative voting for the election of directors is not permitted.

				No effect	No effect

2.	Approval of amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation to remove remaining supermajority voting requirements and references to Signet Banking Corporation	FOR

This item will be approved by the affirmative vote of the holders of at least 80% of the voting power of the shares of the then outstanding Voting Stock voting together as a single class (including the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder, as determined by the Board pursuant to the Certificate)

				Against	Against

3.	Advisory vote on frequency of holding an advisory vote to approve our Named Executive Officer compensation (“Say When On Pay”)	EVERY YEAR	This item will be determined based on which option (every year, every two years, or every three years) receives a majority of the votes cast.	No effect	No effect

4.	Advisory vote on our Named Executive Officer compensation (“Say On Pay”)	FOR	This item will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.	No effect	No effect

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Section XVII - Frequently Asked Questions

Item	Matter to Be Voted On	Board Recommendation	Voting Requirement	Effect of Abstentions	Effect of “Broker Non-Votes”

5.	Approval and adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan	FOR	This item will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.	No effect	No effect

6.	Ratification of selection of our independent registered public accounting firm	FOR	This item will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.	No effect	Not Applicable

7-9.	Stockholder proposals	AGAINST	These items will be approved if a majority of the votes cast on the proposals are voted in favor of the proposals.	No effect	No effect

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Appendix A – Information Regarding Non-GAAP Financial Measures

Our Compensation Committee believes that certain measures not defined by U.S. generally accepted accounting principles (“GAAP”), including adjusted diluted earnings per share, adjusted operating efficiency ratio, adjusted total efficiency ratio, return on average tangible common equity, and tangible book value per share, help investors and users of our financial information to understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. In addition, these non-GAAP measures are reviewed by the Compensation Committee and the other independent members of our Board of Directors as part of their assessment of the Company’s performance. While certain of our non-GAAP measures are widely used by investors, analysts, and bank regulatory agencies to assess the capital position of financial services companies, they may not be comparable to similarly-titled measures reported by other companies. The following tables present reconciliations of these non-GAAP measures to the applicable amounts measured in accordance with GAAP.

Table 1: Reconciliation of Diluted Earnings Per Share (“EPS”), Total Efficiency Ratio Metrics, and Operating Efficiency Ratio

	Year Ended December 31,

(Dollars in millions, except per share data and as noted)	2022	2021	2020
Adjusted diluted earnings per share (“EPS”):
Net income available to common stockholders (GAAP)	$7,044	$11,965	$2,375
Insurance recoveries and legal reserve activity	(177)	100	313
Restructuring Charges	72	—	—
Cybersecurity Incident expenses, net of insurance	—	—	27
U.K. Payment Protection Insurance customer refund reserve (“U.K. PPI Reserve”)	—	—	(36)

Adjusted net income available to common stockholders before income tax impacts (non-GAAP)	6,939	12,065	2,679
Income tax impacts	25	(24)	(22)
Dividends and undistributed earnings allocated to participating securities	—	—	(2)

Adjusted net income available to common stockholders (non-GAAP)	$6,964	$12,041	$2,655

Diluted weighted-average common shares outstanding (in millions) (GAAP)	393.2	444.2	458.9

Diluted EPS (GAAP)	$17.91	$26.94	$5.18
Impact of adjustments noted above	(0.20)	0.17	0.61

Adjusted diluted EPS (non-GAAP)	$17.71	$27.11	$5.79

Adjusted total efficiency ratio:
Non-interest expense (GAAP)	$19,163	$16,570	$15,056
Insurance recoveries and legal reserve activity	177	(100)	(313)
Restructuring Charges	(72)	—	—
Cybersecurity Incident expenses, net of insurance	—	—	(27)

Adjusted non-interest expense (non-GAAP)	$19,268	$16,470	$14,716

Total net revenue (GAAP)	$34,250	$30,435	$28,523
U.K. PPI Reserve	—	—	(36)
Adjusted net revenue (non-GAAP)	$34,250	$30,435	$28,487

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OTHER MATTERS

Appendix A – Information Regarding Non-GAAP Financial Measures

	Year Ended December 31,

(Dollars in millions, except per share data and as noted)	2022	2021	2020
Total efficiency ratio(1) (GAAP)	55.95%	54.44%	52.79%
Impact of adjustments noted above	31 bps	(32) bps	(113) bps

Adjusted total efficiency ratio (non-GAAP)	56.26%	54.12%	51.66%

Adjusted operating efficiency ratio:
Operating expense (GAAP)	$15,146	$13,699	$13,446
Insurance recoveries and legal reserve activity	177	(100)	(313)
Restructuring Charges	(72)	—	—
Cybersecurity Incident expenses, net of insurance	—	—	(27)

Adjusted operating expense (non-GAAP)	$15,251	$13,599	$13,106

Total net revenue (GAAP)	$34,250	$30,435	$28,523
U.K. PPI Reserve	—	—	(36)

Adjusted net revenue (non-GAAP)	$34,250	$30,435	$28,487

Operating efficiency ratio(2) (GAAP)	44.22%	45.01%	47.14%
Impact of adjustments noted above	31 bps	(33) bps	(113) bps

Adjusted operating efficiency ratio (non-GAAP)	44.53%	44.68%	46.01%

(1)	Total efficiency ratio is calculated based on total non-interest expense for the period divided by total net revenue for the period and reflects as-reported results in accordance with GAAP.

(2)	Operating efficiency ratio is calculated based on operating expense for the period divided by total net revenue for the period and reflects as-reported results in accordance with GAAP.

Table 2: Reconciliation of Return On Average Tangible Common Equity and Tangible Book Value Per Share

(Dollars in millions, except per share data and as noted)	Year Ended December 31, 2022 Reported Results	Year Ended December 31, 2021 Reported Results	Year Ended December 31, 2020 Reported Results
Tangible Common Equity (Period-End)
Stockholders’ equity	$52,582	$61,029	$60,204
Goodwill and other intangible assets(1)	(14,902)	(14,907)	(14,809)
Noncumulative perpetual preferred stock	(4,845)	(4,845)	(4,847)
Tangible common equity	$32,835	$41,277	$40,548

Tangible Common Equity (Average)
Stockholders’ equity	$55,125	$62,556	$58,201
Goodwill and other intangible assets(1)	(14,905)	(14,805)	(14,875)
Noncumulative perpetual preferred stock	(4,845)	(5,590)	(5,247)
Tangible common equity	$35,375	$42,161	$38,079

Selected performance metrics:
Return on average tangible common equity(2)	19.91%	28.39%	6.24%
Tangible book value per share (period-end)(3)	$86.11	$99.74	$88.34

(1)	Includes impact of related deferred taxes.

(2)

Return on average tangible common equity (“ROTCE”) is a non-GAAP measure calculated based on net income (loss) available to common stockholders less income (loss) from discontinued operations, net of tax, for the period, divided by average tangible common equity (“TCE”).

(3)	Tangible book value per share is a non-GAAP measure calculated based on TCE divided by common shares outstanding.

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Appendix B – Proposed Amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation

Set forth below is the text of the Company’s Restated Certificate of Incorporation proposed to be amended by Item 2. Proposed additions are indicated by underlining and proposed deletions are indicated by strike-through.

Item 2: Amend Capital One Financial Corporation’s Restated Certificate of Incorporation related to Certain Business Combinations

Proposed Amendment to Article IX, Section 1, Paragraph (A):

(A) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation and except as otherwise expressly provided in Section 2 of this Article IX:

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, including all Affiliates of the Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder, including all Affiliates of the Interested Stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliates of an Interested Stockholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not an Interested Stockholder is a party thereto) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which are directly or indirectly owned by any Interested Stockholder or one or more Affiliates of the Interested Stockholder;

Shall require the affirmative vote of the holders of at least ~~75%~~a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, including the affirmative vote of the holders of at least ~~75%~~a majority of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be permitted by law or in any agreement with any national securities exchange or otherwise.

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Appendix B - Proposed Amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation

Proposed Amendment to Article IX, Section 3:

Section 3. Certain Definitions. For purposes of this Article IX:

(A) “Person” shall mean any individual, firm, corporation or other entity.

(B)“Interested Stockholder” shall mean any Person (other than the Corporation or any Subsidiary) who or which:

(i) itself, or along with its Affiliates, is the Beneficial Owner directly or indirectly, of more than 5% of the then outstanding Voting Stock; or

(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was itself, or along with its Affiliates, the Beneficial Owner, directly or indirectly, of 5% or more of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any Voting Stock which was at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

~~Provided, however, that Signet Banking Corporation and its Affiliates shall not be deemed an Interested Stockholder as long as they continue to control more than a majority of the outstanding Voting Stock.~~

Proposed Amendment to Article IX, New Section 6:

Section 6. Section 203 of the GCL. The Corporation hereby expressly elects not to be subject to the provisions of Section 203 of the GCL.

Proposed Amendment to Article IX, New Section 7:

Section 7. Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be permitted by law, this Certificate of Incorporation or the Bylaws of the Corporation), but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of ~~80%~~a majority of the voting power of the shares of the then outstanding Voting Stock voting together as a single class, including the affirmative vote of the holders of ~~80%~~a majority of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article IX of this Certificate of Incorporation.

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CAPITAL ONE FINANCIAL CORPORATION

SEVENTH AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

Article 1. Establishment, Purpose and Duration

1.1 Establishment. The Company established, effective as of April 29, 2004, an incentive compensation plan to be known as the 2004 Stock Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document, as it may be amended from time to time. The Plan is hereby amended and restated effective as of May 4, 2023 (the “Restatement Effective Date”).

The Plan permits the grant of Cash-Based Awards, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Annual Incentive Pool Awards, and Other Stock-Based Awards.

This amendment and restatement of the Plan shall become effective upon shareholder approval and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate, and retain Associates, Directors and Third Party Service Providers of the Company, its Affiliates and Subsidiaries upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders.

1.3 Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate May 6, 2031. After the Plan is terminated, no new Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1	“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2	“Annual Award Limit” or “Annual Award Limits” shall have the meaning set forth in Section 4.3.

2.3	“Annual Incentive Pool Award” means an Award granted to a Participant as described in Article 12.

2.4	“Associate” means any employee of the Company, its Affiliates and/or Subsidiaries.

2.5

“Award” means, individually or collectively, a grant under the Plan of Cash-Based Awards, Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Annual Incentive Pool Awards, or Other Stock-Based Awards, in each case subject to the terms of the Plan.

2.6	“Award Agreement” means either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan,

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or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award. The Committee may provide for use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.7	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.8	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.9	“Cash-Based Award” means an Award granted to a Participant as described in Article 10.

2.10	“Change of Control” means:

(i)

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.10, the following acquisitions of Outstanding Company Common Stock or Outstanding Company Voting Securities shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 2.10(iii)(A), 2.10(iii)(B) and 2.10(iii)(C); or

(ii)

Individuals who constituted the Board as of January 1, 2009 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to January 1, 2009 whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related

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trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.11	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.12	“Committee” means the compensation committee of the Board or such other committee as the Board shall appoint from time to time to administer the Plan.

2.13	“Company” means Capital One Financial Corporation, a Delaware corporation, and any successor thereto as provided in Article 20 herein.

2.14

“Consolidated Operating Earnings” means the consolidated earnings before income taxes of the Company, computed in accordance with US generally accepted accounting principles, but shall exclude the effects of Extraordinary Items and (i) gains or losses on the disposition of a business; (ii) changes in tax or accounting regulations or laws; and (iii) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report.

2.15	“Date of Grant” means the date on which an Award is granted by the Committee or such later date specified by the Committee as the date as of which the Award is to be effective.

2.16	“Director” means a member of the Board of Directors.

2.17

“Disability” or “Disabled” means, unless the Committee or its authorized delegate determines otherwise, disability that renders an Associate unable to return to work, as defined in and evidenced by eligibility for and actual receipt of benefits payable under a group long-term disability plan or policy maintained by the Company or a Subsidiary to which the Associate provides services. Notwithstanding the foregoing, for purposes of an Award that is subject to Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code, “Disability” shall have the meaning set forth in Section 409A of the Code.

2.18	“Effective Date” has the meaning set forth in Section 1.1.

2.19	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.20	“Extraordinary Items” means extraordinary, unusual, and/or nonrecurring items of gain or loss as defined under US generally accepted accounting principles.

2.21

“Fair Market Value” or “FMV” means, on any given date, the closing price for a Share on such date as reported on the New York Stock Exchange (“NYSE”) (or, if NYSE is not open for trading on such date, for the last preceding day on which a Share was traded). In the absence of any such sale, FMV means the last bid price of a Share on such date as reported on the National Association of Securities Dealers Automated Quotation System, or, if not so reported, as furnished by any member of the National

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Association of Securities Dealers, Inc. selected by the Committee. In the absence of such price or if Shares are no longer traded on the NYSE, FMV shall be determined by the Committee using any reasonable method in good faith. Notwithstanding the foregoing, if the Committee determines in its discretion that another definition of FMV should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Award Agreement. Such alternative definitions may include a price that is based on the opening, actual, high, low, or average selling prices of a Share on NYSE or other established stock exchange (or exchanges) on the applicable date, the preceding trading days, the next succeeding trading day, or an average of trading days. Notwithstanding the foregoing, the definition of FMV used in connection with any Award that is intended to qualify as an ISO under Section 422 of the Code shall be a definition of FMV that satisfies the requirements of such provision of the Code.

2.22

“Freestanding SAR” means a SAR that is either granted independently of any Options or is granted in connection with a related Option, as described in Article 7, but, in the latter case, the exercise of which does not require forfeiture of any rights under a related Option (or vice versa).

2.23	“Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due to a Participant upon exercise of the SAR.

2.24

“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Associate that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.25

“Insider” shall mean an individual who is, on the relevant date, an officer, Director, or more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.26

“Net Income” means the consolidated net income before taxes and before discontinued operations, Extraordinary Items and cumulative effect of change in accounting principle, if applicable, for the Plan Year, as reported in the Company’s annual report to shareholders or as otherwise reported to shareholders.

2.27	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.28	“Operating Cash Flow” means cash flow from operating activities as defined in SFAS Number 95, Statement of Cash Flows.

2.29	“Option” means an Award granted to a Participant, as described in Article 6.

2.30	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.31	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted pursuant to Article 10.

2.32	“Participant” means any eligible person as set forth in Article 5 to whom an Award is granted.

2.33	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.34	“Performance Share” means an Award granted to a Participant, as described in Article 9.

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2.35	“Performance Unit” means an Award granted to a Participant, as described in Article 9.

2.36

“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.37	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.38	“Plan” means the Capital One Financial Corporation 2004 Stock Incentive Plan, as amended and restated effective May 1, 2014, and as it subsequently may be amended from time to time.

2.39	“Plan Year” means the calendar year.

2.40

“Prior Plans” means the Capital One Financial Corporation 1994 Stock Incentive Plan, as amended, Capital One Financial Corporation 1999 Stock Incentive Plan and Capital One Financial Corporation 2002 Non-Executive Officer Stock Incentive Plan.

2.41	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.42	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Date of Grant.

2.43

“Retirement” means the termination of employment of any Participant who either (a) has attained his or her 60th birthday and has served as an employee of the Company, its Affiliates and/or Subsidiaries with at least five (5) years of service credit prior to such termination of employment or (b) has attained his or her 55th birthday and has served as an employee of the Company, its Affiliates and/or Subsidiaries with at least ten (10) years of service credit prior to such termination of employment; unless, in either case, the Committee determines such termination is not a Retirement for purposes of the Plan and/or any Award.

2.44	“Share” means a share of common stock of the Company, $.01 par value per share.

2.45	“Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.46	“Subsidiary” means any corporation or other entity, whether domestic or foreign, which is consolidated with the Company in accordance with US generally accepted accounting principles.

2.47

“Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

2.48

“Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who is a natural person and who renders bona fide services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

3.1 General. The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan. The Committee may employ attorneys, consultants, accountants, agents, and other persons,

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any of whom may be an Associate or Third Party Service Provider, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Participants, the Company, and all other interested persons.

3.2 Authority of the Committee. Subject to the express provisions of the Plan, the Committee shall have full and exclusive discretionary power to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation: (a) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (b) to determine which persons are eligible for Awards granted hereunder and the timing of any such Awards; (c) to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof; (d) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability, settlement or recoupment of any Award; (e) to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (f) to determine the extent to which adjustments are required pursuant to Section 4.4; (g) to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so; (h) to approve corrections in the documentation or administration of any Award; and (i) to make all other determinations deemed necessary or advisable for the administration of the Plan.

3.3 Delegation. Subject to this Article 3, the Committee may delegate to one or more of its members or other members of the Board or to one or more officers or management committees of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such duties or powers as it may deem advisable, and the Committee or any person to whom it has delegated duties or powers as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. In addition, the Committee may, by resolution, authorize one or more officers or management committees of the Company to do one or more of the following on the same basis as can the Committee: (a) designate Associates to be recipients of Awards; and (b) determine the type, number of Shares subject thereto and all other terms and conditions of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer or management committee for Awards granted to a Director or an Associate that is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Shares that may be subject to Awards such officer(s) or management committee(s) may grant and any other limitations on the delegated authority that the Committee may deem appropriate or advisable; and (iii) the officer(s) or management committee(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated in the manner and at such times as requested by the Committee.

3.4 No Liability; Indemnity. To the fullest extent permitted from time to time by applicable law, subject to the Company’s Restated Certificate of Incorporation and Restated Bylaws (as each may be amended from time to time), neither the Company nor any member of the Committee shall be liable for any action, omission, or determination of the Committee relating to the Plan or any Award, and the Company shall indemnify and hold harmless each member of the Committee and each other person to whom any duty or power relating to the administration or interpretation of the Plan or any Award has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any such action, omission or determination relating to the Plan or any Award.

3.5 Third Party Agreements. Notwithstanding any other provision of the Plan (including without limitation Section 21.11 hereof), the Committee may enter into agreements with third parties pursuant to which such third parties may issue Awards to the Participants in lieu of the Company’s issuance thereof or assume the obligations of the Company under any Awards previously issued by the Company, in any case on such terms and conditions as may be determined by the Committee in its sole discretion.

3.6 Determination of Termination of Employment or Service. The Committee shall have the authority to determine in its discretion whether a Participant’s placement by the Company, an Affiliate or a Subsidiary on

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military or sick leave or other authorized leave of absence will be considered a termination of employment or services as a Director or Third Party Service Provider or a continuation of the employment or service relationship.

In addition, the Committee shall have the authority to determine whether to treat the service of a Participant who ceases to be an Associate but continues to be a Director or Third Party Service Provider as a continuation of Participant’s employment relationship or as a termination of employment for purposes of the Plan or any outstanding Award.

Unless the Committee determines otherwise, if a Participant is employed by, or provides services as a Third Party Service Provider to, an entity that ceases to be an Affiliate or a Subsidiary as the result of a corporate event or transaction, for purposes of any Award under the Plan, such Participant shall be deemed to have had his or her employment or services as a Third Party Service Provider terminated by the Company, its Affiliates and Subsidiaries at the time of such cessation.

Article 4. Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.4 herein:

(a)	The maximum number of Shares available for issuance to Participants under the Plan shall be eighty one million (81,000,000).

(b)

Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under the Plan, there are no maximum Shares per type of Award, as described in Articles 6 through 10 below, that may be issued under the Plan, so long as no Shares are issued in excess of eighty one million (81,000,000).

4.2 Share Usage.

(a)

Shares covered by an Award shall only be counted as used for purposes of Section 4.1 above to the extent they are actually issued and delivered to a Participant, or, if permitted by the Committee, a Participant’s designated transferee and are not forfeited by the Participant back to the Company. For purposes of Section 4.1 above, any Shares related to Awards which (i) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (ii) are forfeited by the Participant back to the Company, (iii) are settled in cash in lieu of Shares, or (iv) are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving the issuance or delivery of Shares, shall be available again for grant under the Plan.

(b)

All Shares covered by an Award that are (i) withheld or tendered in payment of an Option exercise price or repurchased by the Company with Option exercise proceeds; (ii) withheld or tendered to satisfy any tax withholding obligation (in connection with any Option, SAR, or Other Stock-Based Award, or otherwise); (iii) covered by a SAR (to the extent that it is settled in Shares, without regard to the number of Shares that are actually issued to the Participant upon exercise); and (iv) withheld by the Company to satisfy any debt or other obligation owed to the Company or any Subsidiary, shall be considered issued pursuant to the Plan and shall not be added to the maximum number of Shares that may be issued under the Plan as set forth in Section 4.1(a).

(c)

Except to the extent otherwise required by Code Section 422, other applicable law or stock exchange rule, the maximum number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or Other Stock-Based Awards. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.

(d)	The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

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4.3 Annual Award Limits. Subject to adjustment as provided in Section 4.4 herein, the following limits (each an “Annual Award Limit,” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under the Plan:

(a)

Options: The maximum aggregate number of Shares with respect to which Options may be granted in the form of Options in any one Plan Year to any one Participant shall be two million five hundred thousand (2,500,000), plus the number of Shares under the Participant’s Annual Award Limit relating to Options with respect to which Options were not granted determined as of the close of the previous Plan Year.

(b)

SARs: The maximum aggregate number of Shares with respect to which Stock Appreciation Rights may be granted in any one Plan Year to any one Participant shall be two million five hundred thousand (2,500,000), plus the number of Shares under the Participant’s Annual Award Limit relating to Stock Appreciation Rights with respect to which SARs were not granted determined as of the close of the previous Plan Year.

(c)

Restricted Stock or Restricted Stock Units: The maximum aggregate number of Shares that may be granted as Restricted Stock or with respect to which Restricted Stock Units may be granted in any one Plan Year to any one Participant shall be two million (2,000,000), plus the number of Shares under the Participant’s Annual Award Limit relating to Restricted Stock and Restricted Stock Units with respect to which Restricted Stock and Restricted Stock Units were not granted determined as of the close of the previous Plan Year.

(d)

Performance Units or Performance Shares: The maximum aggregate amount that any one Participant may be granted in any one Plan Year with respect to Performance Units or Performance Shares shall be two million five hundred thousand (2,500,000) Shares, or an amount equal to the value of two million five hundred thousand (2,500,000) Shares, as applicable, plus the number of Shares under the Participant’s Annual Award Limit relating to Performance Units and Performance Shares with respect to which Performance Units and Performance Shares were not granted determined as of the close of the previous Plan Year.

(e)

Cash-Based Awards: The maximum aggregate amount that any one Participant may be granted in any one Plan Year with respect to Cash-Based Awards not denominated in Shares may not exceed thirty million dollars ($30,000,000) or, with respect to Cash-Based Awards denominated in Shares, an amount equal to the value of two million (2,000,000) Shares, plus the amount of the Participant’s Annual Award Limit related to Cash-Based Awards denominated in Shares and Cash-Based Awards not denominated in Shares, respectively, with respect to which Cash-Based Awards were not granted determined as of the close of the previous Plan Year.

(f)	Annual Incentive Pool Award: The maximum aggregate amount awarded or credited in any one Plan Year with respect to an Annual Incentive Pool Award shall be determined in accordance with Article 12.

(g)

Other Stock-Based Awards: The maximum aggregate number of Shares with respect to which Other Stock-Based Awards may be granted pursuant to Section 10.2 in any one Plan Year to any one Participant shall be two million (2,000,000), plus the number of Shares under the Participant’s Annual Award Limit relating to Other Stock-Based Awards with respect to which Other Stock- Based Awards were not granted determined as of the close of the previous Plan Year.

4.4 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the

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Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall appropriately substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee shall also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such corporate events or transactions, changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding upon Participants, the Company, and all other interested persons.

Subject to the provisions of Article 17, without affecting the number of Shares reserved or available hereunder, the Committee may authorize under the Plan the issuance of Awards or the assumption of awards granted under plans of other entities in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the ISO rules under Section 422 of the Code, where applicable, and any other applicable laws or stock exchange rules.

Article 5. Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in the Plan include all Associates and Directors. Third Party Service Providers are also eligible to participate in the Plan.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible individuals those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

5.3 Trusts and Other Funding Vehicles. Notwithstanding any other provision herein (including without limitation Section 21.11), in lieu of making Awards directly to Associates, Directors or Third Party Service Providers under the Plan, the Committee may make Awards under the Plan through or to a trust or other funding vehicle which in turn makes Awards to Participants or which issues interests in Awards held by it to Participants, in any case on such terms and conditions as may be determined by the Committee in its sole discretion.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Associates of the Company or of any parent or subsidiary corporation (as permitted by Code Section 422 and the regulations thereunder). Notwithstanding any other provision of the Plan, the Committee shall not grant Options containing, or amend Options previously granted to include, reload features providing for the automatic grant of Options with respect to the number of already owned Shares delivered by the Participant to exercise Options. Subject to the terms and provisions of the Plan, the Committee may grant Options in satisfaction of the Company’s obligation to issue stock options pursuant to stock options with reload features granted under the Prior Plans.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable (including the effect, if any, of a Change of Control, death, Disability or Retirement), the Date of Grant and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price. The Option Price for each grant of an Option shall be as determined by the Committee and shall be specified in the Award Agreement. The Option Price may include (but not be limited to) an Option Price based on one hundred percent (100%) of the FMV of the Shares on the Date of Grant, an Option Price that is set at a

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premium to the FMV of the Shares on the Date of Grant, or is indexed to the FMV of the Shares on the Date of Grant, with the index determined by the Committee, in its discretion; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares on the Date of Grant.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that the Committee may extend the term of any Option that would otherwise expire at a time when the Participant is not permitted by applicable law or Company policy to exercise such Option; and provided, further, no Option shall be exercisable later than the tenth (10th) anniversary of its Date of Grant. Notwithstanding the foregoing, for Options granted to Participants outside the United States, the Committee has the authority to grant Options that have a term greater than ten (10) years.

6.5 Limitations on Grant of Incentive Stock Options.

(a)

The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any Plan Year under the Plan and any other stock incentive plan of the Company shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of Shares with respect to such incentive stock options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be NQSOs, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

(b)

No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any “parent” or “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the Option Price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

6.6 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.7 Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) by a combination of (a) and (b); (d) a cashless (broker-assisted) exercise in accordance with procedures approved by the Committee; or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

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6.8 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.9 Termination of Employment or Service. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services as a Director or Third Party Service Provider to the Company, its Affiliates and/or Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.10 Transferability of Options.

(a)

Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

(b)

Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant. With respect to those NQSOs, if any, that are permitted to be transferred to another person, references in the Plan to exercise or payment of the Option Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

6.11 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

6.12 Substituting SARs. Regardless of the terms of any Award Agreement, the Committee shall have the right to substitute SARs for outstanding Options granted to any Participant, provided the substituted SARs call for settlement by the issuance of Shares, and the terms of the substituted SARs and economic benefit of such substituted SARs are at least equivalent to the terms and economic benefit of the Options being replaced.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. Any SAR granted in connection with an Option may be granted at the same time as its related Option is granted or at any time prior to the exercise, expiration or cancellation of its related Option.

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The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement. The Grant Price may include (but not be limited to) a Grant Price based on one hundred percent (100%) of the FMV of the Shares on the Date of Grant, a Grant Price that is set at a premium to the FMV of the Shares on the Date of Grant, or is indexed to the FMV of the Shares on the Date of Grant, with the index determined by the Committee, in its discretion; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares on the Date of Grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2 SAR Agreement. Each SAR shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine (including the effect, if any, of a Change of Control, death, Disability or Retirement).

7.3 Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that the Committee may extend the term of any SAR that would otherwise expire at a time when the Participant is not permitted by applicable law or Company policy to exercise such SAR; provided, further, except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary of its Date of Grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes, including a requirement that a Freestanding SAR be exercised only at the same time as a related Option.

7.5 Exercise of Tandem SARs. Tandem SARs may be exercised with respect to all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.6 Payment of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR; provided, however, that the Committee may reserve the right to determine the form of such payout at any time subsequent to the grant, at which time it will give notice to the Participant.

7.7 Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services as a Director or Third Party Service Provider to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

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7.8 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. With respect to those SARs, if any, that are permitted to be transferred to another person, references in the Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

7.9 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to the Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Date of Grant.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each grant of Restricted Stock and/or Restricted Stock Unit shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, the Date of Grant, and such other provisions as the Committee shall determine (including the effect, if any, of a Change of Control, death, Disability or Retirement).

8.3 Transferability. Except as provided in the Plan or an Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery of Shares or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise determined at any time by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in an Award Agreement or at any time by the Committee.

8.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, service-based restrictions on vesting following the attainment of the performance goals, service-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, if such certificates are issued at the time of grant, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be settled in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

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8.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4, if certificates are issued at the time of grant, each such certificate representing Shares of Restricted Stock granted pursuant to the Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion.

The sale or transfer of shares of common stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions as set forth in the Capital One Financial Corporation 2004 Stock Incentive Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Capital One Financial Corporation.

8.6 Voting and Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights, and to receive all dividends and other distributions paid, with respect to those Shares during the Period of Restriction. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, any such dividend shall be paid in cash within a reasonable time after dividends are paid to the Company’s other stockholders. With respect to any Restricted Stock Units granted hereunder, a Participant shall have no such voting or dividend rights during the Period of Restriction, unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement.

8.7 Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services as a Director or Third Party Service Provider to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

8.8 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making (or otherwise give the Participant the choice of making) an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Units and Performance Shares

9.1 Grant of Performance Units and Performance Shares. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2 Value of Performance Units and Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. In addition to any other non-performance terms included in the Award Agreement (including the effect, if any, of a Change of Control, death, Disability or Retirement), the Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units or Performance Shares, as the case may be, that will be paid out to the Participant.

9.3 Earning of Performance Units and Performance Shares. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares, as the case may be, shall be entitled to receive payout on the value and number of the applicable Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved and any other non-performance terms met.

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9.4 Form and Timing of Payment of Performance Units and Performance Shares. Payment of earned Performance Units and Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, in Shares or other Awards (or in a combination thereof) equal to the value of the earned Performance Units or Performance Shares, as the case may be, at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5 Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services as a Director or Third Party Service Provider to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

9.6 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, Performance Units and Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, a Participant’s rights under the Plan shall be exercisable during his or her lifetime only by such Participant.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2 Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. In addition to any other non-performance terms included in the Award Agreement (including the effect, if any, of a Change of Control, death, Disability or Retirement), the Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals (and any other non-performance terms) are met.

10.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, Shares or a combination of both, as the Committee determines.

10.5 Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards and Other Stock-Based Awards or to have such Awards vest or pay out, as applicable, following termination of the Participant’s employment with or provision of services as a

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Director or Third Party Service Provider to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

10.6 Nontransferability. Except as otherwise determined by the Committee, neither Cash-Based Awards nor Other Stock-Based Awards may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided by the Committee, a Participant’s rights under the Plan, if exercisable, shall be exercisable during his or her lifetime only by such Participant. With respect to those Cash-Based Awards or Other Stock-Based Awards, if any, that are permitted to be transferred to another person, references in the Plan to exercise or payment of such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

Article 11. Performance Measures

11.1 Performance Measures. Generally, the performance goals upon which the grant, payment or vesting of an Award may occur (other than an Annual Incentive Pool Award awarded or credited pursuant to Article 12) shall be set at the discretion of the Committee, including, but not limited to, by reference to the following performance measures, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary or Affiliate or any combination thereof, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(g)	Cash flow per share;

(h)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(i)	Gross or operating margins;

(j)	Productivity ratios;

(k)	Share price (including, but not limited to, growth measures and total shareholder return);

(l)	Expense targets or ratios;

(m)	Charge-off levels;

(n)	Revenue growth;

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(o)	Deposit growth;

(p)	Margins;

(q)	Operating efficiency;

(r)	Operating expenses;

(s)	Economic value added;

(t)	Improvement in or attainment of expense levels;

(u)	Improvement in or attainment of working capital levels;

(v)	Debt reduction;

(w)	Capital targets;

(x)	Consummation of acquisitions, dispositions, projects or other specific events or transactions; and

(y)	Any other performance goal that the Committee deems appropriate.

The Committee may also provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the performance measures specified in this Article 11.

11.2 Evaluation of Performance. The Committee will determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, to so certify and ascertain the amount of the applicable Award. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) Extraordinary Items for the applicable year, (f) mergers, acquisitions or divestitures, and (g) foreign exchange gains and losses.

Article 12. Annual Incentive Pool Awards

12.1 Establishment of Incentive Pool. The Committee may designate Associates who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to the greater of: (i) three percent (3%) of the Company’s Consolidated Operating Earnings for the Plan Year, (ii) twenty percent (20%) of the Company’s Operating Cash Flow for the Plan Year, or (iii) five percent (5%) of the Company’s Net Income for the Plan Year. At the beginning of the Plan Year, the Committee shall allocate an incentive pool percentage to each participating Associate for each Plan Year. In no event may (1) the incentive pool percentage for any one participating Associate exceed fifty percent (50%) of the total pool, (2) the sum of the incentive pool percentages for all participating Associates exceed one hundred percent (100%) of the total pool or (3) the monetary payment for any one participating Associate exceed $10 million.

12.2 Determination of Participating Associates’ Portions. As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate each participating Associate’s allocated portion of the incentive pool based upon the percentage established at the beginning of the Plan Year. Each participating Associate’s Annual Incentive Pool Award then shall be determined by the Committee based on the participating Associate’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. The Committee shall retain the discretion to adjust all such Annual Incentive Pool Awards downward and provide for such other terms as it feels necessary or appropriate (including the effect, if any, of a Change of Control, death, Disability or Retirement).

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Article 13. Dividend Equivalents

In the discretion of the Committee, any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award during the period between the date the Award is granted and the date the Award is exercised, vests, pays out or expires. Such dividend equivalents may be awarded or paid in the form of cash, Shares, Restricted Stock, or Restricted Stock Units, or a combination, and shall be determined by such formula and at such time and subject to such accrual, forfeiture, or payout restrictions or limitations as determined by the Committee in its sole discretion. In no event shall dividend equivalents be granted with respect to Options or SARs. In addition, dividend equivalents granted with respect to Performance Shares or Performance Units shall not be distributed during the Performance Period or to the extent any such Award is otherwise unearned.

Article 14. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 15. Deferrals

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or the satisfaction of any requirements or performance goals with respect to Performance Shares, Performance Units, Cash-Based Awards, Other Stock-Based Awards and Annual Incentive Pool Awards. If any such deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment or Share delivery deferrals and any notional earnings to be credited on such deferred amounts.

Article 16. Rights of Participants

16.1 Employment; Services. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service as a Director or Third Party Service Provider at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service as a Director or Third Party Service Provider for any specified period of time.

Neither an Award nor any rights arising under the Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 17, the Plan and any Award hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2 Participation. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

16.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

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Article 17. Amendment, Modification, Suspension, and Termination

17.1 Amendment, Modification, Suspension, and Termination; No Repricings. Subject to Section 17.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part; provided, however, that no amendment of the Plan or an Award shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule. Furthermore, other than in connection with a change in the Company’s capitalization (as described in Section 4.4), the Committee shall not, without stockholder approval, reduce the Option Price or Grant Price of a previously awarded Option or Stock Appreciation Right and, at any time when the Option Price or Grant Price of the previously awarded Option or Stock Appreciation Right is above the Fair Market Value of a Share, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Option or Stock Appreciation Right for cash or a new Award with a lower (or no) Option Price or Grant Price or take any other action that would be considered a repricing for purposes of US generally accepted accounting practices or any applicable stock exchange rule.

17.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the performance criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding upon Participants, the Company, and all other interested persons.

17.3 Awards Previously Granted.

(a)

Notwithstanding any other provision of the Plan to the contrary (other than the provisos of Section 17.1 regarding shareholder approval), no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided, however, that the Committee may terminate any Award previously granted and any Award Agreement relating thereto in whole or in part provided that upon any such termination the Company in full consideration of the termination of (i) any Option outstanding under the Plan (whether or not vested or exercisable) or portion thereof pays to such Participant an amount in cash for each Share subject to such Option or portion thereof being terminated equal to the excess, if any, of (a) the value at which a Share received pursuant to the exercise of such Option would have been valued by the Company at that time for purposes of determining applicable withholding taxes or other similar statutory amounts, over (b) the Option Price, or, if the Committee permits and the Participant elects, accelerates the exercisability of such Participant’s Option or portion thereof (if necessary) and allows such Participant thirty (30) days to exercise such Option or portion thereof before the termination of such Option or portion thereof, or (ii) any Award other than an Option outstanding under the Plan or portion thereof pays to such Participant an amount in Shares or cash or a combination thereof (as determined by the Committee in its sole discretion) equal to the value of such Award or portion thereof being terminated as of the date of termination (assuming the acceleration of the exercisability of such Award or portion thereof, the lapsing of any restrictions on such Award or portion thereof or the expiration of any deferral or vesting period of such Award or portion thereof) as determined by the Committee in its sole discretion.

(b)

Notwithstanding any other provision of the Plan to the contrary (other than the provisos of Section 17.1 regarding shareholder approval), the Committee may authorize the repurchase of any Award by the Company at any time for such price and on such terms and conditions as the Committee may determine in its sole discretion, provided, however, that, without the prior approval of the Company’s shareholders, the Committee may not permit repurchase by the Company of Options or SARs with an Option Price or Grant Price, respectively, above the Fair Market Value of the Shares at the time of such repurchase.

182	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

OTHER MATTERS

Appendix C - Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan

Article 18. Withholding

18.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes or similar charges, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with the Plan or any Award.

18.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of or in connection with an Award granted hereunder, Participants may elect, subject to the approval of the Committee, or the Committee may require the Participant, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax withholding obligation is to be determined equal to the amount required to be withheld, using the applicable statutory withholding rate or, to the extent determined by the Committee or its delegate, in its sole discretion, another tax withholding rate not exceeding the maximum applicable rate. Any and all such Participant elections to withhold shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Any and all such Committee requirements to withhold shall either be set forth in the Award Agreement or otherwise communicated to the Participant by notice subsequent to the time of grant and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 19. Change of Control

The Committee may provide in an Award Agreement for provisions relating to a Change of Control, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award; provided that, in addition to any other conditions provided for in the Award Agreement: (a) any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of, performance objectives with respect to, an Award in connection with a Change of Control may occur only if (i) the Change of Control occurs and (ii) either (A) the employment of the Participant is terminated (as set forth in the Award Agreement) (i.e., “double-trigger”) or (B) the acquirer does not agree to the assumption or substitution of outstanding Awards; (b) with respect to any Award granted under the Plan that is earned or vested based upon achievement of performance objectives (included but not limited to Restricted Stock Units, Performance Units or Performance Shares), any amount deemed earned or vested in connection with a Change of Control or associated termination of employment shall be based upon the degree of performance attainment and/or the period of time elapsed in the performance period, as applicable, as of the applicable date, as determined in accordance with the Award Agreement; and (c) with respect to any Award that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code and provides for an accelerated payment in connection with a Change of Control (whether or not in conjunction with a termination of employment), Change of Control is defined in Section 2.10 within the meaning of Section 409A for purposes of such accelerated payment provision.

Article 20. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21. General Provisions

21.1 Forfeiture Events.

(a)

The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or

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OTHER MATTERS

Appendix C - Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan

performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause (as determined by the Committee in its discretion), termination of the Participant’s provision of services as a Director or Third Party Service Provider to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)

Failure by a Participant to comply with any of the terms and conditions of the Plan or any Award Agreement shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee, in its discretion, may determine.

(c)

Each Participant agrees to reimburse the Company with respect to any Award granted under the Plan (or any award granted under any Prior Plan) to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, as determined by the Board in its discretion, or as otherwise required by applicable law.

21.2 Legend. The certificates or book entry for Shares may include any legend or coding, as applicable, which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)

Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7 Inability to Obtain Authority. The inability of the Company (after reasonable efforts) to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and/or sale of any Awards or Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue and/or sell such Awards or Shares as to which such requisite authority shall not have been obtained.

21.8 Investment Representations. The Committee may require any person receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

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OTHER MATTERS

Appendix C - Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan

21.9 Participants Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Associates, Directors or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b)	Determine which Associates, Directors and/or Third Party Service Providers outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Associates, Directors and/or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)

Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to the Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11 Unfunded Plan. Except as provided in Section 5.3 herein: (a) Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, and/or Affiliates may make to aid it in meeting its obligations under the Plan; (b) nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person; (c) to the extent that any person acquires a right to receive payments from the Company, its Subsidiaries, and/or Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be; and (d) all payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

21.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13 Retirement and Welfare Plans. Neither Awards made under the Plan nor Shares or cash paid pursuant to such Awards will be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit or except as the Committee may otherwise determine in its discretion.

21.14 Nonexclusivity of the Plan. Neither the adoption of the Plan nor the grant of any Award shall be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

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OTHER MATTERS

Appendix C - Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan

21.15 No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company, a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.16 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

186	CAPITAL ONE FINANCIAL CORPORATION	2023 PROXY STATEMENT

Capital One

1680 Capital One Drive
McLean, VA 22102
(703) 720-1000

www.capitalone.com

CAPITAL ONE FINANCIAL CORPORATION
1680 CAPITAL ONE DR.
MCLEAN, VA 22102-3491

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. ET on May 3, 2023 for shares held directly and by 11:59 p.m. ET on May 1, 2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. ET on May 3, 2023 for shares held directly and by 11:59 p.m. ET on May 1, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D98696-P80670-Z83549 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  CAPITAL ONE FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Richard D. Fairbank	☐	☐	☐

	1b. Ime Archibong	☐	☐	☐

	1c. Christine Detrick	☐	☐	☐

	1d. Ann Fritz Hackett	☐	☐	☐

	1e. Peter Thomas Killalea	☐	☐	☐

	1f. Cornelis “Eli” Leenaars	☐	☐	☐

	1g. François Locoh-Donou	☐	☐	☐

	1h. Peter E. Raskind	☐	☐	☐

	1i. Eileen Serra	☐	☐	☐

	1j. Mayo A. Shattuck III	☐	☐	☐

	1k. Bradford H. Warner	☐	☐	☐

	1l. Craig Anthony Williams	☐	☐	☐

The Board of Directors recommends you vote FOR management item 2.		For	Against	Abstain

2.	Approval of amendments to Capital One Financial Corporation’s Restated Certificate of Incorporation to remove remaining supermajority voting requirements and references to Signet Banking Corporation.	☐	☐	☐

The Board of Directors recommends you vote 1 Year on item 3.	1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on frequency of holding an advisory vote to approve our Named Executive Officer compensation (“Say When On Pay”). ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following items 4, 5 and 6.		For	Against	Abstain

4.	Advisory vote on our Named Executive Officer compensation (“Say on Pay”).	☐	☐	☐

5.	Approval and adoption of the Capital One Financial Corporation Seventh Amended and Restated 2004 Stock Incentive Plan.	☐	☐	☐

6.	Ratification of the selection of Ernst & Young LLP as independent registered public accounting firm of Capital One for 2023.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following items 7, 8 and 9.

7.	Stockholder proposal requesting a simple majority vote.	☐	☐	☐

8.	Stockholder proposal requesting a report on Board oversight of risks related to discrimination.	☐	☐	☐

9.	Stockholder proposal requesting a Board skills and diversity matrix.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting:

The Proxy Statement and Annual Report to Stockholders/10-K are available at www.proxyvote.com.

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D98697-P80670-Z83549

CAPITAL ONE FINANCIAL CORPORATION

Annual Stockholder Meeting

Thursday, May 4, 2023 10:00 a.m. Eastern Time

Capital One’s Campus

1680 Capital One Drive

McLean, Virginia 22102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Fairbank and Matthew W. Cooper, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation, held of record by the undersigned on March 8, 2023, at the Annual Stockholder Meeting to be held on May 4, 2023, and at any postponement or adjournment thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Stockholder Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Item 1 becomes unavailable to serve).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1), (2), (4), (5), AND (6), “1 YEAR” FOR ITEM (3) AND “AGAINST” FOR ITEMS (7), (8) AND (9) AND, IN THE PROXIES’ DISCRETION, ON ANY OTHER MATTERS COMING BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side